Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156180

Joint Proxy Statement/Prospectus Merger Proposed - Your Vote is Very Important
          The Boards of Directors of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. have approved an agreement to merge Guaranty Financial Services, Inc. into First Sentry Bancshares, Inc. Following the proposed merger, Guaranty Bank & Trust Company, a wholly owned subsidiary of Guaranty Financial Services, Inc., will merge into First Sentry Bank, a wholly owned subsidiary of First Sentry Bancshares, Inc.

          If the merger agreement is approved and the merger is completed, each outstanding share of Guaranty Financial Services, Inc. common stock (other than any dissenting shares) will be converted into the right to receive one share of First Sentry Bancshares, Inc. common stock, subject to adjustment under certain circumstances. Trades in First Sentry Bancshares, Inc. shares of common stock are quoted on the Pink Sheets under the symbol FTSB.PK.

          We cannot complete the merger unless we obtain the approval of the stockholders of both First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. First Sentry Bancshares, Inc. will hold a special meeting of its stockholders on September 14, 2009 at 4:30 p.m., local time, at First Sentry Bank located at 823 Eighth Street Huntington, West Virginia, and Guaranty Financial Services, Inc. will hold a special meeting of its stockholders on September 17, 2009 at 3:00 p.m., local time, at Guyan Golf & Country Club located at 5450 U.S. Rt. 60 East, Huntington, West Virginia to consider and vote on this merger proposal. The merger proposal must be approved by a majority of outstanding shares held by stockholders of each of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. The directors of Guaranty Financial Services, Inc. have agreed to vote their shares in favor of the merger. As of the voting record date, the total number of shares of First Sentry Bancshares, Inc. common stock held by its directors and executive officers is 283,937 shares or 26.9% of its issued and outstanding common stock. As of the voting record date, the total number of shares of Guaranty Financial Services, Inc. common stock held by its directors and executive officers is 125,620 shares or 31.4% of its issued and outstanding common stock.

          The Board of Directors of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. have unanimously determined that the merger and the merger agreement are fair and in the best interests of Guaranty Financial Services, Inc. and its stockholders and First Sentry Bancshares, Inc. and its stockholders and recommends that you vote “FOR” adoption of the merger agreement. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. vote to adopt the merger agreement. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by submitting a valid proxy, completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement. Moreover, stockholders of Guaranty Financial Services, Inc. are being asked to vote on a proposal to permit the payment of change in control payments to certain of its executive officers. The proposal must be approved by more than 75% of the issued and outstanding shares of Guaranty Financial Services, Inc. common stock, not including those shares held by the executive officers. The approval of the merger agreement and completion of the merger are not contingent upon the approval of the proposal to permit the change in control payments.

          You should read this document and all attachments carefully. Before you make a decision on how to vote, you should consider the “Risks Related to the Merger” beginning on page 16 of this document.

Geoffrey S. Sheils	Marc A. Sprouse
President and Chief Executive Officer	President and Chief Executive Officer
First Sentry Bancshares, Inc.	Guaranty Financial Services, Inc.

          Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

          The date of this joint proxy statement/prospectus is August 6, 2009 and it is first being mailed to First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. stockholders on or about August 17, 2009.

REFERENCES TO ADDITIONAL INFORMATION

          First Sentry Bancshares, Inc. has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 381,651 shares of First Sentry Bancshares, Inc. common stock. This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy these documents at the Securities and Exchange Commission’s public reference facilities. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This information is also available at the Internet site the Securities and Exchange Commission maintains at http://www.sec.gov. See “Where You Can Find More Information.”

          First Sentry Bancshares, Inc. will provide you with copies of these documents, without charge, upon written or oral request to:

First Sentry Bancshares, Inc.
823 Eighth Street
Huntington, West Virginia 25701
Attention: Geoffrey S. Sheils
Telephone: (304) 522-6400

          In order to receive timely delivery of the documents in advance of the special meetings of stockholders, you should make your request no later than September 7, 2009.

FIRST SENTRY BANCSHARES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on September 14, 2009 at 4:30p.m.
at First Sentry Bank
823 Eighth Street
Huntington, West Virginia 25701

To the Stockholders of First Sentry Bancshares, Inc.:

          NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Sentry Bancshares, Inc. (“First Sentry Bancshares”), will be held at 4:30 p.m., local time, on September 14, 2009, at First Sentry Bank located at 823 Eighth Street, Huntington, West Virginia 25701 for the following purposes:

●
to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 22, 2008 and as amended on June 4, 2009, by and between First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. pursuant to which Guaranty Financial Services, Inc. will merge with and into First Sentry Bancshares, Inc. and shares of Guaranty Financial Services, Inc. common stock (other than shares, the holders of which have perfected their rights of appraisal) will be converted into the right to receive one share of First Sentry Bancshares, Inc. common stock, as more fully described in the attached joint proxy statement/prospectus;

●	the approval of a proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies to approve the Agreement and Plan of Merger; and

●
to transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting. Management of First Sentry Bancshares is not aware of any such other business.

          As more fully explained in the joint proxy statement/prospectus that accompanies this notice, only First Sentry Bancshares stockholders of record as of the close of business on August 15, 2009, are entitled to notice of and to vote at the First Sentry Bancshares special meeting or any adjournment or postponement of the special meeting.

          Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement and the transactions contemplated by the merger agreement. If you do not return your proxy card, abstain, or fail to instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as a vote against the merger.

          The accompanying document serves two purposes. It is the proxy statement being used by both Guaranty Financial Services, Inc. and First Sentry Bancshares Board of Directors to solicit proxies for use at their special meetings. It is also the prospectus of First Sentry Bancshares regarding the First Sentry Bancshares common stock to be issued to Guaranty Financial Services, Inc. stockholders if the merger is completed. This document also gives you detailed information about the merger, the merger agreement and includes a copy of the merger agreement as Appendix A. First Sentry Bancshares, Inc. has concluded that its stockholders are not entitled to assert appraisal rights under West Virginia corporate law. You should read this document and all attachments carefully. Before you make a decision on how to vote, you should consider the “Risks Related to the Merger” beginning on page 16 of this document.

By Order of the Board of Directors

Mary McComas
Corporate Secretary
Huntington, West Virginia
August 17, 2009

GUARANTY FINANCIAL SERVICES, INC.

NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS
To be held on September 17, 2009 at 3:00 p.m.
at the Guyan Golf & Country Club
5450 U.S. Rt. 60 East
Huntington, West Virginia 25705

To the Stockholders of Guaranty Financial Services, Inc.:

          NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Guaranty Financial Services, Inc. (“Guaranty Financial Services”) will be held at 3:00 p.m., local time, on September 17, 2009, at the Guyan Golf & Country Club located at 5450 U.S. Rt. 60 East, Huntington, West Virginia 25705 for the following purposes:

●
to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 22, 2008, and as amended on June 4, 2009, by and between First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. pursuant to which Guaranty Financial Services, Inc. will merge with and into First Sentry Bancshares, Inc. and shares of Guaranty Financial Services, Inc. common stock (other than shares, the holders of which have perfected their rights of appraisal) will be converted into the right to receive one share of First Sentry Bancshares, Inc. common stock, as more fully described in the attached joint proxy statement/prospectus;

●	the approval of a proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies to approve the Agreement and Plan of Merger;

●	the approval of certain change in control payments to Guaranty Financial Services’ executive officers; and

●
to transact such other business as may properly come before the special meeting or any postponement or adjournment of the special meeting. Management of Guaranty Financial Services is not aware of any such other business.

          As more fully explained in the joint proxy statement/prospectus that accompanies this notice, only holders of record of Guaranty Financial Services common stock as of the close of business on August 10, 2009 are entitled to notice of and to vote at the Guaranty Financial Services special meeting or any adjournment or postponements thereof of the special meeting.

          Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger agreement and the transactions contemplated by the merger agreement. If you do not return your proxy card, abstain, or fail to instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as a vote against the merger.

          The accompanying document serves two purposes. It is the proxy statement being used by both Guaranty Financial Services and First Sentry Bancshares, Inc. Board of Directors to solicit proxies for use at their special meetings. It is also the prospectus of First Sentry Bancshares, Inc. regarding the First Sentry Bancshares, Inc. common stock to be issued to Guaranty Financial Services’ stockholders if the merger is completed. This document also gives you detailed information about the merger, the merger agreement and includes a copy of the merger agreement as Appendix A. Guaranty Financial Services, Inc. has concluded that its stockholders are entitled to assert appraisal rights under West Virginia corporate law. A copy of the statute is enclosed as Appendix C. You should read this document and all attachments carefully. Before you make a decision on how to vote, you should consider the “Risks Related to the Merger” beginning on page 16 of this document.

By Order of the Board of Directors

Marshall Cartwright, Corporate Secretary
Huntington, West Virginia
August 17, 2009

i

Reasons for the Merger	46
Opinion of Guaranty Financial Services, Inc.’s Independent Financial Advisor	48
Rights of Appraisal	55
Interests of Certain Guaranty Financial Services, Inc. Directors and Officers in the Merger	58
Pink Sheets Listing	60
Material Federal Income Tax Consequences of the Merger	61
Tax Consequences to First Sentry Bancshares, Inc. and its Stockholders	62
Accounting Treatment of the Merger	62
Resales of First Sentry Bancshares, Inc. Common Stock	63
Regulatory Approvals and Notices Required for the Merger	63
Requirement for Stockholder Approval	64
THE MERGER AGREEMENT	65
Terms of the Merger	65
When Will the Merger be Completed	65
Conditions to Completing the Merger	65
Conduct of Business Before the Merger	67
Covenants of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. in the Merger Agreement	71
Representations and Warranties made by First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. in the Merger Agreement	76
Terminating the Merger Agreement	78
Termination Fee	79
Expenses	79
Changing the Terms of the Merger Agreement	79
Completion of the Merger	79
Bank Merger	80
New Members of the Board of Directors	80
JOINT PROPOSAL II- APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING	80
General Description of the Adjournment Proposal	80
Consequences if Adjournment Proposal is Not Approved	80
Vote Required and Recommendation	80
General Description of the Change in Control Payment Proposal	81
Reasons for the Change in Control Payment Proposal	81
Consequences if the Change of Control Payment Proposal is not Approved	82
Recommendation and Vote Required	82
FIRST SENTRY BANCSHARES, INC. DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	82
Overview	82
Critical Accounting Policies	83
Business Strategy	84
Comparison of Financial Condition at March 31, 2009 and December 31, 2008	85
Comparison of Operating Results for the Three Months Ended March 31, 2009 and 2008	86
Comparison of Financial Condition at December 31, 2008 and 2007	88
Comparison of Operating Results for the Years Ended December 31, 2008 and 2007	89
Management of Market Risk	94
Liquidity and Capital Resources	96
Off-Balance Sheet Arrangements and Contractual Obligations	98
Recent Accounting Pronouncements	98
Impact of Inflation and Changing Prices	100
BUSINESS OF FIRST SENTRY BANCSHARES, INC.	101
BUSINESS OF FIRST SENTRY BANK	101
General	101
Market Area	101
Competition	102

Lending Activities	102
Non-performing and Problem Assets	108
Allowance for Loan Losses	111
Investments	114
Sources of Funds	119
Properties	121
Subsidiary Activities	121
Legal Proceedings	122
Personnel	122
FEDERAL AND STATE TAXATION	122
Federal Taxation	122
State Taxation	123
MANAGEMENT OF FIRST SENTRY BANCSHARES, INC.	124
Directors	124
Executive Officers who are not Directors	125
Board Independence	126
Meetings and Committees of the Board of Directors	126
Compensation of Directors	127
Executive Compensation	127
Transactions With Certain Related Persons	129
DESCRIPTION OF FIRST SENTRY BANCSHARES, INC. COMMON STOCK	130
General	130
Common Stock	130
MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GUARANTY FINANCIAL SERVICES, INC.	130
General	131
Critical Accounting Policies	131
Results of Operations	133
Analysis of Financial Condition	134
Liquidity and Capital Resources	137
Off-Balance Sheet Arrangements and Contractual Obligations	139
Recent Accounting Pronouncements	139
Impact of Inflation and Changing Prices	139
BUSINESS OF GUARANTY FINANCIAL SERVICES, INC.	143
BUSINESS OF GUARANTY BANK & TRUST COMPANY	143
Market Area	144
Lending Activities	144
Delinquent Loans, Other Real Estate Owned and Classified Assets	150
Securities Activities	156
Sources of Funds	161
Competition	162
Employees	163
Properties	163
Legal Proceedings	163
MANAGEMENT OF GUARANTY FINANCIAL SERVICES, INC.	163
Board Independence	165
Meetings and Committees of the Board of Directors	165
Compensation of Directors	166
Executive Compensation	166
Transactions with Certain Related Persons	170
DESCRIPTION OF GUARANTY FINANCIAL SERVICES, INC. COMMON STOCK	171
General	171
Common Stock	171

REGULATION AND SUPERVISION	172
Federal Securities Laws	178
PRO FORMA FINANCIAL INFORMATION	178
COMPARISON OF RIGHTS OF STOCKHOLDERS	189
RESTRICTIONS ON ACQUISITION OF FIRST SENTRY BANCSHARES, INC.	194
LEGAL MATTERS	194
EXPERTS	194
WHERE YOU CAN FIND MORE INFORMATION	195
STOCKHOLDER PROPOSALS	195
INDEX TO FIRST SENTRY BANCSHARES, INC. FINANCIAL STATEMENTS	F-1
INDEX TO GUARANTY FINANCIAL SERVICES, INC. FINANCIAL STATEMENTS	G-1

APPENDICES

APPENDIX A	Agreement and Plan of Merger by and between First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc., dated August 22, 2008 and as amended on June 4, 2009

APPENDIX B	Fairness Opinion of Howe Barnes Hofer & Arnett, Inc. and Supplemental Information

APPENDIX C	Article 13 of the West Virginia Business Corporation Act

Unless the context indicates otherwise, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to First Sentry Bancshares, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES
FOR THE SPECIAL MEETINGS

Q:          WHAT ARE THE REASONS FOR THE BOARD OF DIRECTORS OF GUARANTY FINANCIAL SERVICES, INC. RECOMMENDING THE MERGER TO ITS STOCKHOLDERS?

A.          The Guaranty Financial Services, Inc. Board of Directors has unanimously determined that the merger is fair to, and in the best interests of, Guaranty Financial Services, Inc. and its stockholders. In arriving at this determination and approving and recommending the merger agreement, the Guaranty Financial Services, Inc. Board of Directors considered, among other things, the Board’s determination of the results that could be expected to be obtained by Guaranty Financial Services, Inc. if it continued to operate independently and the likely benefits and risks to stockholders of such course, as compared with the value of the merger consideration being offered by First Sentry Bancshares, Inc. The Board also believed that stockholders would benefit by having the opportunity to become part of a larger entity. Additionally, the Board considered the opinion of Guaranty Financial Services, Inc.’s financial advisor that the merger consideration is fair, from a financial point of view, to the holders of Guaranty Financial Services, Inc. common stock. See “Joint Proposal I– The Merger—Reasons for the Merger—Guaranty Financial Services, Inc.”

Q:          WHAT ARE THE REASONS FOR THE BOARD OF DIRECTORS OF FIRST SENTRY BANCSHARES, INC. RECOMMENDING THE MERGER TO ITS STOCKHOLDERS?

A:          The First Sentry Bancshares, Inc. Board of Directors has unanimously determined that the merger is fair to, and in the best interests of, First Sentry Bancshares, Inc. and its stockholders. In arriving at this determination and approving and recommending the merger agreement, the First Sentry Bancshares, Inc. Board of Directors considered, among other things, the value being provided to First Sentry Bancshares, Inc. stockholders on a per share basis over the long-term by creating a larger financial institution with enhanced banking products and services, more branch locations and greater lending capabilities. Following the merger, First Sentry Bancshares, Inc. estimates that the combined company would have approximately $486.0 million in assets and have the most deposits of any bank in Cabell County, West Virginia. See “Joint Proposal I– The Merger—Reasons for the Merger—First Sentry Bancshares, Inc.”

Q:           WHAT DO I NEED TO DO NOW?

A:          After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at either the First Sentry Bancshares, Inc. or Guaranty Financial Services, Inc. special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, each respective Board of Directors will vote your shares in favor of the merger agreement, the adjournment proposal, and each Board of Directors will also retain the right to vote signed proxies for any other proposals to be voted on at the special meetings. With respect to the change of control payment proposal which required Guaranty Financial Services, Inc. stockholder approval to pay certain executive officers payments that exceed certain tax limits established by the Internal Revenue Code, the Board of Directors of Guaranty Financial Services, Inc. will not vote proxy cards in favor of the proposal that are signed but where no vote is indicated.

Q:          WHY IS MY VOTE IMPORTANT?

A:          The merger must be approved by the holders of a majority of the outstanding shares of each of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. common stock entitled to vote at each special meeting. Therefore, the failure of a First Sentry Bancshares, Inc. or a Guaranty Financial Services, Inc. stockholder to vote, by proxy or in person, or abstaining to vote will have the same effect as a vote against the merger agreement. Similarly, with respect to the change of control payment proposal that requires the affirmative vote of more than 75% of Guaranty Financial Services, Inc. common stock (excluding the shares held by the executive officers), the failure of a Guaranty Financial Services, Inc. stockholder to vote, by proxy or in person, or abstaining to vote will have the same effect as a vote against the change of control payment proposal. Please note stockholders of First Sentry Bancshares, Inc. are not being asked to vote on the change of control payment proposal. In addition, if you do not return your proxy card at or prior to the special meetings, it will be more difficult for First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. to obtain the necessary quorum to hold their special meetings.

Q:         HOW DO I VOTE?

A:         You can vote by mail. For this method you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at either special meeting. Even if you plan to attend either special meeting in person, please take the time to properly return the proxy card to ensure that your vote is counted.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:         No. Your broker cannot vote on the merger proposal or the change of control payment proposal (for Guaranty Financial Services, Inc. stockholders only) on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal or the change of control payment proposal (for Guaranty Financial Services, Inc. stockholders) only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your broker can vote your shares on the proposal to adjourn the meeting without your instructions.

Q:         WHAT IF I FAIL TO INSTRUCT MY BROKER?

A:         If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at either special meeting, but it will have the same effect as a vote against the merger agreement or, (for Guaranty Financial Services, Inc. stockholders) against the change of control payment proposal.

Q:         CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:         Yes. All stockholders of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. are invited to attend their respective special meetings. Stockholders of record can vote in person at each special meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the special meetings.

Q:          CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:         Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of either First Sentry Bancshares, Inc. or Guaranty Financial Services, Inc., stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meetings. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	SHOULD I SEND IN MY GUARANTY FINANCIAL SERVICES, INC. STOCK CERTIFICATES NOW?

A:         No. You should not send in your stock certificates at this time. Guaranty Financial Services, Inc. will separately send you a letter of transmittal form with instructions for exchanging your Guaranty Financial Services, Inc. stock certificates for the merger consideration.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:        We are working toward completing the merger as quickly as possible. We expect to complete the merger in the third quarter of 2009. However, we cannot assure you when or if the merger will occur. The approval of stockholders of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. and all necessary regulatory approvals must be obtained prior to completing the merger.

Q:	HOW MUCH OF THE COMBINED COMPANY WILL GUARANTY FINANCIAL SERVICES, INC. STOCKHOLDERS OWN FOLLOWING THE MERGER?

A:         Following the completion of the merger, former Guaranty Financial Services, Inc. stockholders will own 26.55% of the combined company, with current stockholders of First Sentry Bancshares, Inc. owning the remaining 73.45% of the combined company.

Q:         DO I HAVE APPRAISAL RIGHTS WITH RESPECT TO THE MERGER?

A:         Yes, with respect to Guaranty Financial Services, Inc. stockholders. No, with respect to First Sentry Bancshares, Inc. stockholders.

          Under Article 13 of the West Virginia Business Corporation Act, holders of Guaranty Financial Services, Inc. common stock have the right to obtain an appraisal of the value of their shares of Guaranty Financial Services, Inc. common stock in connection with the merger. It is a condition to First Sentry Bancshares, Inc.’s obligation that the holders of no more than 5% of Guaranty Financial Services, Inc. common stock seek to exercise their appraisal rights. In the event that holders of more than 5% of the shares of Guaranty Financial Services, Inc. elect to prefect their appraisal rights, First Sentry Bancshares, Inc. may elect to terminate the merger. First Sentry Bancshares, Inc. may choose to waive this condition to closing although it has not made a determination to do so as of this date. To perfect appraisal rights, a Guaranty Financial Services, Inc. stockholder: (1) must deliver a written notice of the stockholder’s intent to demand payment if the proposed merger is effectuated before the vote on the merger agreement is taken at the Guaranty Financial Services, Inc. special meeting; (2)must not vote in favor of the adoption of the merger agreement; and (3) must strictly comply with all of the procedures required under Article 13 of the West Virginia Business Corporation Act. If you are a Guaranty Financial Services, Inc. stockholder who elects to exercise appraisal rights, you should mail or deliver the above described written demand to: Guaranty Financial Services, Inc., 517 Ninth Street, Huntington, West Virginia 25701, Attention: Marc A. Sprouse, President and Chief Executive Officer. Casting a vote against the merger agreement will not cause a Guaranty Financial Services, Inc. stockholder to lose his or her appraisal rights. For more information on these procedures, see the section of this joint proxy statement/prospectus entitled “Joint Proposal I- The Merger – Rights of Appraisal” and Appendix C to this joint proxy statement/prospectus.

Q:	WHAT IS PROPOSAL III-APPROVAL OF CERTAIN CHANGE OF CONTROL PAYMENTS TO GUARANTY FINANCIAL SERVICES, INC. EXECUTIVE OFFICERS?

A:         Marc A. Sprouse, Larry E. Plantz, Marshall E. Cartwright and Victoria Ballengee each have employment agreements with Guaranty Bank & Trust Company that First Sentry Bancshares, Inc. has agreed would provide them with payments in connection with a change of control. The Board of Directors of Guaranty Financial Services, Inc. has recommended to its stockholders to vote in favor of Proposal III because it believes the company should honor its contractual commitments in their entirety. As part of the merger agreement, each executive has agreed to reduce their payment upon completion of the merger to an amount equal to the Internal Revenue Code Section 280G safe harbor limit, unless Guaranty Financial Services, Inc. stockholders approve the contractual payment in accordance with the Internal Revenue Code and related IRS regulations. IRS regulations provide that in order for such payments to be exempt from the restriction on deductibility and excise tax requirements of Section 280G, the payments must be approved by a vote of more than 75% of the voting power of all outstanding shares of the corporation before the change in control, excluding shares held by the persons receiving the change of control payment. If this vote is achieved, Messrs. Sprouse, Plantz, Cartwright and Ms. Ballengee will each be entitled to a payment calculated as of August 5, 2009 of $569,662, $334,048, $304,012 and $280,298, respectively. If this vote is not achieved, Messrs. Sprouse, Plantz, Cartwright and Ms. Ballengee will each be entitled to a payment calculated as of August 5, 2009 of $442,718, $240,379, $246,489 and $226,904, respectively. The approval of the merger agreement and completion of the merger are not contingent upon the approval of the proposal to permit the change in control payments. See “Proposal III-Approval of Certain Change of Control Payments to Guaranty Financial Services, Inc. Executive Officers” for more information.

Q:	WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT/PROSPECTUS?

A:	If you are a First Sentry Bancshares, Inc. stockholder:

Geoffrey S. Sheils President and Chief Executive officer First Sentry Bancshares, Inc. 823 Eighth Street Huntington, West Virginia 25701 Telephone: 304-522-6400

If you are a Guaranty Financial Services, Inc. stockholder:

Marc A. Sprouse President and Chief Executive Officer Guaranty Financial Services, Inc. 517 Ninth Street Huntington, West Virginia 25701 Telephone: 304-529-7900

SUMMARY

          This summary highlights certain information regarding the proposed merger and stockholder meetings. This summary may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire joint proxy statement/prospectus carefully, as well as the additional documents we refer you to, including the merger agreement, which we have attached as Appendix A. See also “Where Can I Find More Information.” Each item in this summary refers to the page of this document on which that subject is discussed in greater detail.

General

          This joint proxy statement/prospectus relates to the proposed acquisition of Guaranty Financial Services, Inc. by First Sentry Bancshares, Inc. through the merger of Guaranty Financial Services, Inc. with and into First Sentry Bancshares, Inc. Following Guaranty Financial Services, Inc.’s merger with First Sentry Bancshares, Inc., Guaranty Bank & Trust Company, a wholly owned subsidiary of Guaranty Financial Services, Inc., will merge with and into First Sentry Bank, a wholly owned subsidiary of First Sentry Bancshares, Inc. We expect to complete the merger during the third quarter of 2009.

The Parties to the Merger (Page 41)

First Sentry Bancshares, Inc.

823 Eighth Street
Huntington, West Virginia 25701
Telephone: (304) 522-6400

          First Sentry Bancshares, Inc. is a West Virginia corporation and registered bank holding company. First Sentry Bancshares, Inc.’s principal operating subsidiary is First Sentry Bank, a West Virginia chartered non-member bank. At March 31, 2009, First Sentry Bancshares, Inc. had, on a consolidated basis, approximately $343.5 million in assets, $272.9 million in deposits and $18.6 million in stockholders’ equity.

          Through First Sentry Bank, First Sentry Bancshares, Inc. serves customers through its two full service offices located in Cabell County, West Virginia.

Guaranty Financial Services, Inc.

517 Ninth Street Huntington, West Virginia 25701 Telephone: (304) 529-7900

          Guaranty Financial Services, Inc. is a West Virginia corporation and registered bank holding company. Guaranty Financial Services, Inc.’s principal operating subsidiary is Guaranty Bank & Trust Company, a West Virginia chartered non-member bank. At March 31, 2009, Guaranty Financial Services, Inc. had, on a consolidated basis, approximately $137.5 million in assets, $106.8 million in deposits and $8.3 million in stockholders’ equity.

          Through Guaranty Bank & Trust Company, Guaranty Financial Services, Inc. serves customers through its three full service offices located in Cabell and Lincoln Counties, West Virginia.

The Merger

Each Share of Guaranty Financial Services, Inc. Common Stock Will Be Exchanged for Shares of First Sentry Bancshares, Inc. Common Stock (page 42)

          If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Guaranty Financial Services, Inc. common stock (other than dissenting shares) will be converted into the right to receive one share of First Sentry Bancshares, Inc. common stock, subject to adjustment under certain circumstances.

Howe Barnes Hofer & Arnett, Inc., Financial Advisor to Guaranty Financial Services, Inc., has opined that the merger consideration is fair to stockholders of Guaranty Financial Services, Inc. from a financial point of view (page 48)

          Howe Barnes Hofer & Arnett, Inc. (“Howe Barnes”), the independent financial advisor to Guaranty Financial Services, Inc., rendered a written fairness opinion to the Guaranty Financial Services, Inc.’s Board of Directors, dated as of June 3, 2009, stating that as of such date the merger consideration to be paid was fair, from a financial point of view, to the Guaranty Financial Services, Inc. stockholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Howe Barnes is attached to this document as Appendix B. Guaranty Financial Services, Inc. stockholders should read the fairness opinion in its entirety. First Sentry Bancshares, Inc. did not obtain an opinion of a financial advisor regarding the fairness of the merger consideration.

Stockholders of Guaranty Financial Services, Inc. may seek an appraisal of the value of their shares (page 55)

          Guaranty Financial Services, Inc.’s stockholders have appraisal rights in connection with the merger. Under West Virginia law, Guaranty Financial Services, Inc. stockholders who do not wish to accept the merger consideration can dissent from the transaction and have the fair value of their shares judicially determined and paid in cash. However, in order to perfect such rights, stockholders of Guaranty Financial Services, Inc. must not vote for the adoption of the merger agreement and must follow specific procedures. Please carefully read “Joint Proposal I– The Merger-Rights of Appraisal” and Article 13 of the West Virginia Business Corporation Act which is attached as Appendix C to this proxy statement. First Sentry Bancshares, Inc. stockholders are not eligible to exercise any rights of appraisal.

Differences in the Rights of Stockholders (page 189)

          Both First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. are West Virginia corporations. Guaranty Financial Services, Inc. stockholders will receive First Sentry Bancshares, Inc. common stock in the merger and become First Sentry Bancshares, Inc. stockholders, and their rights will continue to be governed by West Virginia law as well as by First Sentry Bancshares, Inc.’s articles of incorporation and bylaws. However, there are several differences between the rights of Guaranty Financial Services, Inc.’s stockholders and those of First Sentry Bancshares, Inc. stockholders.

Certain Guaranty Financial Services, Inc. Directors and Officers Have Interests in The Merger That are Different From Guaranty Financial Services, Inc. Stockholders as a Whole (page 58 )

          Some of Guaranty Financial Services, Inc.’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Guaranty Financial Services, Inc. The members of Guaranty Financial Services, Inc.’s Board of Directors knew about these additional interests, and considered them, when they approved the merger agreement. The interests of Guaranty Financial Services, Inc.’s directors and officers include:

●
payments to Marc A. Sprouse, the President and Chief Executive Officer of Guaranty Bank & Trust Company, and Larry E. Plantz, Marshall E. Cartwright and Victoria Ballengee, each of whom is a Senior Vice President, in consideration of the termination of their existing employment agreements for approximately $569,662, $334,048, $304,012 and $280,298, respectively, in accordance with an Acknowledgement Agreement that each officer entered into with First Sentry Bancshares, Inc. and First Sentry Bank at the time of the execution of the merger agreement, and in the case of Mr. Sprouse, as amended at the time of the execution of the amendment to the merger agreement. Each of these payments will be reduced in the event that stockholders fail to approve Proposal III, the Change in Control Payment Proposal;

●
the entry into consulting agreements by Marc A. Sprouse and Marshall E. Cartwright with First Sentry Bank, effective following the completion of the merger, for terms of 24 months, whereby Mr. Sprouse and Mr. Cartwright will receive payments in the aggregate of $300,000 and $108,000, respectively;

●
the entry into a retention bonus agreement by Larry E. Plantz with First Sentry Bank, effective following the completion of the merger, whereby Mr. Plantz will receive a bonus payment of $110,000 for joining First Sentry Bank;

●
the establishment of a retention bonus pool of $220,500 to be awarded to certain Guaranty Bank & Trust Company employees, as determined by First Sentry Bank, who remain employed with Guaranty Bank & Trust Company through the closing date of merger. Marc A. Sprouse will be eligible to receive up to $54,000 of the established retention bonus pool;

●
the provisions in the merger agreement relating to the indemnification of directors and officers for a period of six years following the merger and insurance for directors and officers of Guaranty Financial Services, Inc. for events occurring before the merger for a period of six years following the merger; and

●	the appointment of all the Guaranty Financial Services, Inc. directors to the Board of Directors of First Sentry Bancshares, Inc. following completion of the merger.

Federal Income Tax Consequences to Guaranty Financial Services, Inc. Stockholders (page 61)

          It is a condition to the obligations of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. to complete the merger that First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. receive at closing an opinion of Luse Gorman Pomerenk & Schick, P.C. to the effect that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (2) First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (3) except to the extent of any cash received in lieu of a fractional share interest in First Sentry Bancshares, Inc. common stock, no gain or loss will be recognized by stockholders of Guaranty Financial Services, Inc. by exchanging their Guaranty Financial Services, Inc. common stock for First Sentry Bancshares, Inc. common stock in the merger. This tax opinion is not binding on the Internal Revenue Service or the courts, and we do not intend to request any ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

          By receiving shares of First Sentry Bancshares, Inc. common stock and cash in lieu of a fractional share in exchange for the Guaranty Financial Services, Inc. common stock, Guaranty Financial Services, Inc. stockholders generally will not recognize any gain or loss, except with respect to the cash received in lieu of a fractional share.

          The merger will not be taxable at the corporate level and there will be no tax consequences to First Sentry Bancshares, Inc. stockholders.

          Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

First Sentry Bancshares, Inc. Special Meeting (page 33)

          First Sentry Bancshares, Inc. will hold its special meeting of stockholders at First Sentry Bank, located at 823 Eighth Street, Huntington, West Virginia 25701, at 4:30 p.m. on September 14, 2009. At the special meeting, First Sentry Bancshares, Inc. stockholders will vote upon the proposal to approve and adopt the merger agreement and the merger, an adjournment proposal, if necessary, for additional time to solicit additional votes for the merger agreement, and any other matters that properly come before the special meeting. A majority of the outstanding shares of common stock represented at the meeting in person or by proxy is necessary to constitute a quorum.

          Record Date

          You are entitled to notice of and to vote at the First Sentry Bancshares, Inc. special meeting if you were the record owner of shares of First Sentry Bancshares, Inc. common stock on August 15, 2009, the First Sentry Bancshares, Inc. record date. As of that First Sentry Bancshares, Inc. record date, there were 1,056,000 shares of First Sentry Bancshares, Inc. common stock issued and outstanding, held by approximately 355 holders of record. Each holder of First Sentry Bancshares, Inc. common stock is entitled to one vote for each share on any matter that properly comes before the special meeting.

          Votes Required

          Approval by the First Sentry Bancshares, Inc. stockholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Sentry Bancshares, Inc.’s common stock. See “Joint Proposal I– The Merger – Requirement for Stockholder Approval.”

          The adjournment proposal requires the affirmative vote of a majority of the shares of First Sentry Bancshares, Inc. common stock present in person or by proxy and voting.

Guaranty Financial Services, Inc. Special Meeting (page 36)

          Guaranty Financial Services, Inc. will hold its special meeting of stockholders at the Guyan Country Club, located at 5450 U.S. Rt.60 East, Huntington, West Virginia 25705, at 3:00 p.m. on September 17, 2009. At the special meeting, holders of Guaranty Financial Services, Inc. stockholders will vote upon the proposal to approve and adopt the merger agreement and the merger, an adjournment proposal, if necessary, for additional time to solicit additional votes for the merger agreement, the approval of certain change in control payments to Guaranty Financial Services, Inc.’s executive officers and any other matters that properly come before the special meeting. A majority of the outstanding shares of common stock represented at the meeting in person or by proxy is necessary to constitute a quorum.

          Record Date

          You are entitled to notice of and to vote at the Guaranty Financial Services, Inc. special meeting if you were the record owner of shares of Guaranty Financial Services, Inc. common stock on August 10, 2009, the Guaranty Financial Services, Inc. record date. As of the Guaranty Financial Services, Inc. record date, there were 381,651 shares of Guaranty Financial Services, Inc. common stock issued and outstanding, held by approximately 458 holders of record. Each holder of Guaranty Financial Services, Inc. common stock is entitled to one vote for each share on any matter that properly comes before the special meeting.

          Votes Required

          Approval by the Guaranty Financial Services, Inc. stockholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Guaranty Financial Services, Inc.’s common stock. See “Joint Proposal I– The Merger – Requirement for Stockholder Approval.”

          The adjournment proposal requires the affirmative vote of a majority of the shares of Guaranty Financial Services, Inc. common stock voting.

          The change of control payment proposal requires the affirmative vote of the holders of more than 75% of the shares of Guaranty Financial Services, Inc.’s outstanding common stock entitled to vote at the special meeting, excluding shares held by Messrs. Sprouse, Plantz and Cartwright and Ms. Ballengee. The approval of the merger agreement and completion of the merger are not contingent upon the approval of the change of control payment proposal.

Share Ownership by Directors and Officers (pages 38 and 40)

          As of the First Sentry Bancshares, Inc. record date, the directors and executive officers of First Sentry Bancshares, Inc. and their affiliates beneficially owned an aggregate of 283,937 shares of First Sentry Bancshares, Inc. common stock, or approximately 26.9% of the shares of First Sentry Bancshares, Inc. common stock then outstanding.

          As of the Guaranty Financial Services, Inc. record date, the directors and executive officers of Guaranty Financial Services, Inc. and their affiliates beneficially owned an aggregate of 125,620 shares of Guaranty Financial Services, Inc. common stock, or approximately 31.4% of the shares of Guaranty Financial Services, Inc. common stock then outstanding. Each director of Guaranty Financial Services, Inc. executed a voting agreement with First Sentry Bancshares, Inc. that commits such director to vote the shares of Guaranty Financial Services, Inc. common stock he or she owns in favor of the proposal to approve and adopt the merger agreement.

Recommendations of the Boards of Directors and their Reasons for the Merger (pages 45 and 47)

     To First Sentry Bancshares, Inc. Stockholders:

          The First Sentry Bancshares, Inc. Board of Directors has approved and adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement and the related transactions. The Board believes that the merger is fair to, and in the best interests of, stockholders. In making this determination, the Board considered all of the factors it deemed material in “Joint Proposal I– The Merger – Reasons for the Merger – First Sentry Bancshares, Inc.” The Board’s primary reasons for determining that the merger was fair to, and in the best interest of, stockholders was the value being provided to First Sentry Bancshares, Inc. stockholders on a per share basis over the long-term by creating a larger financial institution with enhanced banking products and services, more branch locations and greater lending capabilities.

          The First Sentry Bancshares, Inc. Board of Directors also recommends that you vote “FOR” the adjournment proposal in the event that additional time is needed to solicit proxies in order to approve the merger agreement.

     To Guaranty Financial Services, Inc. Stockholders:

          The Guaranty Financial Services, Inc. Board of Directors has approved and adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement and the related transactions. The Board believes that the merger is fair to, and in the best interests of stockholders. In making this determination, the Board considered all factors it deemed material as discussed in “Joint Proposal I– The Merger—Reasons for the Merger—Guaranty Financial Services, Inc.” The Board’s primary reasons for determining that the merger was fair to, and in the best interest of, stockholders was the value being offered, as compared to what it estimated stockholders would receive in the long term should Guaranty Financial Services, Inc. remain an independent entity, given the lack of growth opportunities in the market in which it operated and the highly competitive nature of the industry generally. The Board also believed that stockholders would benefit by having the opportunity to become part of a larger entity. Lastly, the Board considered the opinion of Guaranty Financial Services, Inc.’s financial advisor that the merger consideration is fair, from a financial point of view, to the holders of Guaranty Financial Services, Inc. common stock.

          The Guaranty Financial Services, Inc. Board of Directors recommends that you vote “FOR” the adjournment proposal in the event that additional time is needed to solicit proxies in order to approve the merger agreement.

          The Guaranty Financial Services, Inc. Board of Directors recommends that you vote “FOR” the approval of the change of control payment proposal.

Directors and Officers of First Sentry Bancshares, Inc. and First Sentry Bank Following the Mergers (page 80)

          Upon completion of the merger, the current directors and officers of First Sentry Bancshares, Inc. will remain directors and officers of First Sentry Bancshares, Inc. Upon completion of the subsequent bank merger, the current directors and officers of First Sentry Bank will remain directors and officers of First Sentry Bank. In addition, all current members of the Board of Directors of Guaranty Financial Services, Inc. will be appointed to the Board of Directors of First Sentry Bancshares, Inc. following completion of the merger.

Market Price Information for First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. (page 32)

          Transactions in First Sentry Bancshares, Inc. common stock are reported on the Pink Sheets under the symbol FTSB.PK. In order to be quoted and traded on the Pink Sheets, First Sentry Bancshares, Inc. must have at least one market maker indicating an intent to make a market in its common stock. First Sentry Bancshares, Inc. trades infrequently and therefore it is unlikely that a liquid trading market in shares of its common stock will develop or how liquid that market might become. The most recent First Sentry Bancshares, Inc. common stock trade we are aware of prior to the announcement of the merger on August 22, 2008, was at a price of $30.00 per share on July 14, 2008. The most recent First Sentry Bancshares, Inc. common stock trade we are aware of, prior to the date of this joint proxy statement/prospectus, took place on July 28, 2009 at a price of $25.00 per share.

          Guaranty Financial Services, Inc. has never traded on an established exchange or automated quotation system. Guaranty Financial Services, Inc.’s common stock has no market makers and trades infrequently. The most recent Guaranty Financial Services, Inc. common stock trade we are aware of, prior to the announcement of the merger on August 22, 2008, was at a price of $27.00 per share on August 1, 2007. The most recent Guaranty Financial Services, Inc. common stock trade we are aware of, prior to the date of this joint proxy statement/prospectus, took place on June 24, 2009 at a price of $30.00 per share.

The Merger will be Accounted For as a Purchase (page 62)

          The merger will be accounted for under the purchase method of accounting. Under this method of accounting, First Sentry Bancshares, Inc. will record the fair market value of Guaranty Financial Services, Inc.’s assets and liabilities on its financial statements. The difference between the purchase price paid by First Sentry Bancshares, Inc. and the fair market value of Guaranty Financial Services, Inc.’s tangible and identifiable intangible assets, net of its liabilities, will be recorded on First Sentry Bancshares, Inc.’s financial statements as “goodwill.”

The Merger Agreement

There are Conditions that Must be Satisfied or Waived for the Merger to Occur (page 65)

          First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s obligations to consummate the merger are conditioned on the following, none of which may be waived:

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. stockholders each must approve the merger agreement and the transactions contemplated thereby by the affirmative vote of a majority of the issued and outstanding shares of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.;

●
there must not be any outstanding orders, decrees, injunctions, or statute, rule or regulation that has been enacted, promulgated or enforced by a court or governmental authority that would enjoin or prohibit the merger;

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. and their respective subsidiaries must have received all necessary approvals, authorizations and consents of governmental authorities for the merger, without the imposition of any condition or requirement that in the good faith reasonable judgment of the Board of Directors of First Sentry Bancshares, Inc. would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties or materially impair the value of Guaranty Financial Services, Inc., and any required waiting periods must have expired;

●
the Securities and Exchange Commission must declare effective the registration statement relating to the shares of First Sentry Bancshares, Inc. common stock to be issued to Guaranty Financial Services, Inc. stockholders in the merger, of which this joint proxy statement/prospectus is a part, and no stop order suspending the effectiveness of the registration statement will have been issued by the Securities and Exchange Commission or any applicable state securities commissioner; and

●	the parties must have received opinions of counsel to the effect that the merger qualifies as a tax-free reorganization under United States federal income tax laws.

          First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s obligations to consummate the merger are conditioned on the following, any of which may be waived:

●
all representations and warranties made by both First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. in the merger agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. must have performed their respective obligations and complied with all agreements or covenants under the merger agreement in all material respects;

●	the parties must have received all required permits, authorizations, consents, waivers, clearances or approvals for consummation of the mergers;

●	not be more than 5% of the issued and outstanding shares of Guaranty Financial Services, Inc. common stock that shall have properly dissented to the merger under West Virginia law;

●	since March 31, 2008, there has been no event that has caused a material adverse effect on either party;

●	each of Guaranty Financial Services, Inc.’s and Guaranty Bank & Trust Company’s directors shall have tendered their written resignations effective upon completion of the merger;

●	Guaranty Financial Services, Inc. shall not have taken any action to repay or redeem their outstanding trust preferred and ancillary securities;

●
First Sentry Bancshares, Inc. shall have deposited with the exchange agent sufficient cash to pay the aggregate cash consideration for the cash to be paid in lieu of fractional shares and irrevocably instructed the exchange agent to issue a sufficient number of its shares; and

●	The fairness opinion of Howe Barnes delivered to the Board of Directors of Guaranty Financial Services, Inc. will not have been withdrawn prior to completion of the merger.

Termination of the Merger Agreement (page 78)

          Either Guaranty Financial Services, Inc. or First Sentry Bancshares, Inc. may terminate the merger under certain circumstances prior to closing or before or after the requisite stockholder approvals, including the following:

●	by mutual written agreement at any time by First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.;

●
by the non-breaching party if the other party breaches a warranty, representation or fails to perform or comply with a covenant or agreement that would have a material adverse effect on the party seeking to terminate the merger agreement which cannot be cured by December 31, 2009 or within 30 days after written notice of such breach by the terminating party to the other party;

●
by either party if the merger is not completed by December 31, 2009, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

●	by either party if either party cannot obtain the requisite stockholder approval, subject to certain limitations;

●	by either party if a required regulatory approval is denied and has become unappealable or a court or governmental authority prohibits the merger and such action is final and unappealable;

●
by either party, provided that the party is not in material breach of any representation, warranty, covenant or other agreement, if any of the conditions precedent to the obligations of such party to complete the merger cannot be fulfilled by December 31, 2009;

●
First Sentry Bancshares, Inc. may terminate the merger agreement if Guaranty Financial Services, Inc. has received a superior proposal and has terminated the merger agreement in order to enter into another acquisition agreement under certain circumstances or withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to First Sentry Bancshares, Inc.; or

●
Guaranty Financial Services, Inc. may terminate the merger agreement prior to its stockholder meeting under certain circumstances in order to accept a superior proposal if, following notice to First Sentry Bancshares, Inc., First Sentry Bancshares, Inc. does not make an offer that is as favorable as the superior proposal.

Termination Fees (page 79)

          Guaranty Financial Services, Inc. must pay First Sentry Bancshares, Inc. a termination fee of $750,000 if First Sentry Bancshares, Inc. terminates the merger agreement due to: (i) the Guaranty Financial Services, Inc. Board of Directors’ decision to enter into an acquisition agreement and terminate the merger agreement or fail to recommend approval of the merger agreement, or withdraw, modify or qualify its recommendation in an adverse way, or (ii) if First Sentry Bancshares, Inc. terminates the merger agreement due to Guaranty Financial Services, Inc. having entered into an agreement with a third party.

          Guaranty Financial Services, Inc. also must pay First Sentry Bancshares, Inc. a termination fee of $750,000 if, within 12 months after the merger agreement is terminated, Guaranty Financial Services, Inc. consummates or enters into any agreement with respect to an acquisition proposal whereby the merger agreement was terminated under either of the following circumstances:

●	First Sentry Bancshares, Inc. terminates the merger agreement as a result of a willful breach of the merger agreement by Guaranty Financial Services, Inc.; or

●
the merger agreement is terminated due to the failure of Guaranty Financial Services, Inc.’s stockholders to approve the merger, and an acquisition proposal from a third party occurred prior to the date of the Guaranty Financial Services, Inc. stockholders’ meeting.

Payment of Expenses (page 79)

          First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will pay their own fees, costs and expenses incurred in connection with the merger.

Completion of the Merger (page 79)

          The merger will become effective when First Sentry Bancshares, Inc. files articles of merger with the West Virginia Secretary of State. The bank merger will become effective at the time and date specified in the articles of merger endorsed by the West Virginia Division of Banking and filed with the West Virginia Secretary of State. It is anticipated that the merger will be completed in the third quarter of 2009.

Agreement Not to Solicit Other Proposals (page 71)

          Guaranty Financial Services, Inc. has agreed not to directly or indirectly initiate, solicit, induce or knowingly encourage, facilitate, or take any action to discuss any acquisition proposal with a third party. Despite the agreement of Guaranty Financial Services, Inc. not to solicit other acquisition proposals, the Board of Directors of Guaranty Financial Services, Inc. may generally negotiate, have discussions with, or provide certain information to a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Guaranty Financial Services, Inc. Board of Directors, in good faith and after consultation with outside legal counsel and its independent financial advisor, deems such action to be necessary for the proper discharge of its fiduciary duties to Guaranty Financial Services, Inc. stockholders and such acquisition proposal is reasonably likely to lead to a superior proposal.

Amendment; Waiver (page 79)

          The merger agreement may be amended by the parties at any time before the closing of the merger. However, once Guaranty Financial Services, Inc. stockholders approve the merger agreement, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. may not reduce or change the consideration to be received by Guaranty Financial Services, Inc. stockholders in the merger. In addition, each party can waive in writing their rights to require the other party to adhere to the terms and conditions of the merger agreement, where applicable law allows.

          If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

For First Sentry Bancshares, Inc. stockholders:

Geoffrey S. Sheils
President and Chief Executive Officer
First Sentry Bancshares, Inc.
823 Eighth Street
Huntington, West Virginia 25701
Telephone: 304-522-6400

For Guaranty Financial Services, Inc. stockholders:

Marc A. Sprouse
President and Chief Executive Officer
Guaranty Financial Services, Inc.
517 Ninth Street
Huntington, West Virginia 25701
Telephone: 304-529-7900

          Please also see “Where Can I Find More Information” to find out where you can find additional important information about First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.

RISK FACTORS

          In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed under the caption “A Warning About Forward-Looking Information,” you should carefully consider the following risk factors in determining whether to vote for the merger agreement.

Risks Related to the Merger

The price per share of First Sentry Bancshares, Inc. common stock might decrease after the merger.

          Following the merger, holders of Guaranty Financial Services, Inc. common stock will become stockholders of First Sentry Bancshares, Inc. The number of shares of First Sentry Bancshares, Inc. common stock to be exchanged for each share of Guaranty Financial Services, Inc. common stock will be one share. Such persons should be aware First Sentry Bancshares, Inc. common stock could decline in value after the merger or have a value of less than 142% of First Sentry Bancshares, Inc.’s book value at March 31, 2009. The market value of First Sentry Bancshares, Inc. common stock is expected to fluctuate, based upon a variety of factors, including general market and economic conditions, changes in First Sentry Bancshares, Inc.’s businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond First Sentry Bancshares, Inc.’s control.

Directors and officers of Guaranty Financial Services, Inc. have interests in the merger that may differ from those of other Guaranty Financial Services, Inc. stockholders.

          Guaranty Financial Services, Inc.’s executive officers negotiated the merger agreement with First Sentry Bancshares, Inc., and the Board of Directors approved the merger agreement and is recommending that Guaranty Financial Services, Inc. stockholders vote for the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Guaranty Financial Services, Inc.’s executive officers and directors have various interests in the merger that are different or in addition to those of other Guaranty Financial Services, Inc. stockholders, including:

●
payments to Marc A. Sprouse, the President and Chief Executive Officer of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company, and to Senior Vice Presidents of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company, Larry E. Plantz, Marshall E. Cartwright and Victoria Ballengee, in consideration of the termination of their existing employment agreements, for approximately $569,662, $334,048, $304,012 and $280,298, respectively, in accordance with an Acknowledgement Agreement that each officer entered into with First Sentry Bancshares, Inc. and First Sentry Bank at the time of the execution of the merger agreement (and, in the case of Mr. Sprouse, as amended at the time of the execution of the amendment to the merger agreement) subject to a downward adjustment in the event Guaranty Financial Services, Inc. stockholders fail to approve Proposal III, the Change in Control Payment Proposal. Under such circumstances, each executive officer will be paid his/her 280G safe harbor limit. Based upon each executive’s 280G safe harbor limit as of August 5, 2009, Messrs. Sprouse, Plantz and Cartwright and Ms. Ballengee would receive reduced payments totaling $442,718, $240,379, $246,489 and $226,904, respectively, if Proposal III, the Change in Control Payment Proposal, is not approved by Guaranty Financial Services, Inc. stockholders;

●
the entry into consulting agreements by Marc A. Sprouse and Marshall E. Cartwright with First Sentry Bank, effective following the completion of the merger, for terms of 24 months, whereby Mr. Sprouse and Mr. Cartwright will receive payments, in the aggregate, of $300,000 and $108,000, respectively;

●
the entry into a retention bonus agreement by Larry E. Plantz with First Sentry Bank effective following the completion of the merger, whereby Mr. Plantz will receive a bonus payment of $110,000 for joining First Sentry Bank;

●
the establishment of a retention bonus pool of $220,500 to be awarded to certain Guaranty Bank & Trust Company employees, as determined by First Sentry Bank, who remain employed with Guaranty Bank & Trust Company through the closing date of merger. Marc A. Sprouse will be eligible to receive up to $54,000 of the established retention bonus pool;

●
the provisions in the merger agreement relating to the indemnification of directors and officers for a period of six years following the merger and insurance for directors and officers of Guaranty Financial Services, Inc. for events occurring before the merger for a period of six years following the merger; and

●	the appointment of all the Guaranty Financial Services, Inc. directors to the Board of Directors of First Sentry Bancshares, Inc. following completion of the merger.

          These payments and interests may cause some of Guaranty Financial Services, Inc.’s directors and executive officers to view the proposed transaction differently than you would view it.

First Sentry Bancshares, Inc. may be unable to successfully integrate the business operations of Guaranty Financial Services, Inc. with First Sentry Bancshares, Inc. in order to obtain enhanced earnings for the combined company.

          The merger and the bank merger involve the integration of companies that have previously operated independently. Successful integration of Guaranty Financial Services, Inc.’s operations will depend primarily on First Sentry Bancshares, Inc.’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

          We may not achieve our expectations for the combined company if:

●	the combination of the businesses of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. takes longer, or is more difficult, time-consuming or costly to accomplish than expected;

●	the expected growth opportunities and cost savings from the merger are not fully realized or take longer to realize than expected;

●	economic conditions deteriorate in Cabell and Lincoln Counties, West Virginia, the primary market areas of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.; or

●	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

          If any of these risks were to occur, the business, operations and/or earnings of the combined company could be negatively affected.

Following the merger, the current stockholders of First Sentry Bancshares, Inc. will have their ownership interests diluted.

          The issuance of the shares of First Sentry Bancshares, Inc. common stock in the merger will dilute the ownership of the current First Sentry Bancshares, Inc. stockholders. In the merger, First Sentry Bancshares, Inc. proposes to issue up to 381,651 shares of First Sentry Bancshares, Inc. common stock, which after issuance will represent approximately 26.55% of the issued and outstanding shares of First Sentry Bancshares, Inc. common stock.

First Sentry Bancshares, Inc.’s current Board of Directors and management will continue to own over 19.7% of the stock after the merger.

          First Sentry Bancshares, Inc.’s current directors, executive officers, and their associates will continue to own over 19.7% of the issued and outstanding common stock of First Sentry Bancshares, Inc. following the merger. This aggregate amount of ownership by the Board, management and the affiliates will give them significant influence on any vote submitted to the stockholders of First Sentry Bancshares, Inc. in the future.

Holders of First Sentry Bancshares, Inc. common stock may not be able to sell their shares when desired if a liquid trading market does not develop.

          Trades in First Sentry Bancshares, Inc. common stock are reported on the Pink Sheets under the symbol FTSB.PK. In order to be quoted and traded on the Pink Sheets, First Sentry Bancshares, Inc. must have at least one market maker indicating an intent to make a market in its common stock. Shares of First Sentry Bancshares, Inc. trade infrequently and therefore it is unlikely that a liquid trading market in shares of its common stock will develop or how liquid that market might become. Persons owning shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the per share merger consideration paid even if a liquid trading market develops.

No fairness opinion was requested or obtained by First Sentry Bancshares, Inc. regarding the merger.

          First Sentry Bancshares, Inc. was not required to obtain, and did not seek, a fairness opinion with respect to the consideration being paid in connection with the merger with Guaranty Financial Services, Inc. The exchange ratio and other terms of the merger were determined by an arms’ length negotiation between First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s respective management and Board of Directors. Although the Board of Directors of First Sentry Bancshares, Inc. believes that the transaction is fair from a financial point of view, First Sentry Bancshares, Inc. stockholders will not have the benefit of an opinion on the fairness of the merger consideration to be paid to the stockholders of Guaranty Financial Services, Inc. by an independent investment banking firm or other third-party expert.

Risks related to the Business of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.

The loan portfolios of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. possess increased risk due to their substantial amount of commercial real estate, commercial and consumer loans.

          At March 31, 2009, $108.4 million, or 47.4%, of First Sentry Bancshares, Inc.’s loan portfolio consisted of commercial real estate loans. Commercial real estate loans constitute a greater percentage of First Sentry Bancshares, Inc.’s loan portfolio than any other loan category, including residential mortgage loans, which totaled $35.4 million, or 15.5% of its total loan portfolio, at March 31, 2009. In addition, at March 31, 2009, $84.7 million, or 37.1% of the loan portfolio, consisted of commercial and consumer loans. In addition, at March 31, 2009, Guaranty Financial Services, Inc. had commercial and commercial real estate loans of $77.0 million, or 71.1% of its total loan portfolio, which loans will become part of First Sentry Bancshares, Inc.’s loan portfolio after the merger is completed.

          Commercial real estate loans, commercial business loans and consumer loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial real estate and commercial business loans generally depends, in large part, on sufficient income from the property or the borrower’s business, respectively, to cover operating expenses and debt service. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could affect the value of the security for the loan, the future cash flow of the affected property, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. In addition, consumer loans (such as automobile loans) are collateralized, if at all, with assets that may not provide an adequate source of repayment of the loan due to depreciation, damage or loss.

First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. have recorded other than temporary impairment charges during the fourth quarter of 2008 and during the first quarter of 2009 in their investment portfolios. Following completion of the merger, First Sentry Bancshares, Inc. could record future losses in the combined institution’s investment portfolio. In addition, First Sentry Bancshares, Inc. may not receive full future interest payments on certain securities.

          At December 31, 2008, Guaranty Financial Services, Inc. held $2,856,687 (par value) in seven corporate debt securities. Included within the corporate debt securities portfolio were five separate investment securities that were trust preferred securities issued by banks or bank holding companies geographically dispersed across the eastern and southern regions of the United States. The remaining portfolio consists of a Ford Motor Credit security rated BBB and a structured note issued by a community bank. At December 31, 2008, the fair value of these securities was $1,833,179. Guaranty Financial Services, Inc. recorded a noncash other than temporary impairment charge of $867,082 on the five trust preferred securities and the structured note during the quarter ended December 31, 2008, reducing the carrying amount of these securities from $2,355,000 to $1,487,918. Guaranty Financial Services, Inc. has reflected the temporary change in the value of the corporate security as an unrealized loss of $156,035 (pre-tax) or $93,002 net of income tax benefit, as a component of stockholders’ equity within the other comprehensive income category.

          At March 31, 2009, Guaranty Financial Services, Inc. also recognized an other than temporary impairment charge of $201,174 on the remaining trust preferred securities and structured note included within the corporate debt securities portfolio. The impairment charge was recognized as a result of the continued deterioration in the credit quality of the underlying issuers of the securities. Therefore, the total pre-tax other than temporary impairment charge related to corporate debt securities recognized by Guaranty Financial Services, Inc. during the three months ended March 31, 2009 was $644,497, which was included in the impairment charge of $805,994 for the period ended March 31, 2009. In May 2009, Guaranty Financial Services, Inc. was notified that Silverton Bank, an issuer of two of Guaranty Bank & Trust Company’s trust preferred securities, had been closed by the Office of the Comptroller of the Currency and that the Federal Deposit Insurance Corporation had been appointed as receiver. Management of Guaranty Financial Services, Inc. considered this in their overall impairment analysis at March 31, 2009, which resulted in an other than temporary impairment charge of $443,323 and reduced the carrying value of these securities to $0.

          In the fourth quarter of 2008, First Sentry Bancshares, Inc. recognized an other than temporary impairment charge of $462,629 on 170 shares of Silverton Bank equity stock. First Sentry Bancshares, Inc. received information from bank regulators that dividends on the equity securities would cease, and therefore no further earnings would be generated from the securities. The other than temporary impairment charge was recorded based on this information, along with management’s belief that the market prices of these securities would not recover in the foreseeable future due to current market conditions, industry information, regulatory matters and other factors.

          During the first quarter of 2009, First Sentry Bancshares, Inc. recognized an other than temporary impairment charge of $500,000 on Silverton Bank corporate bonds due to the closure of Silverton Bank as described above. The other than temporary impairment charge was recorded based on management’s belief that the market prices of these bonds were unrecoverable.

          A number of factors or combinations of factors could cause First Sentry Bancshares, Inc. to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an additional impairment that is other than temporary, which could result in material losses to First Sentry Bancshares, Inc. These factors include, but are not limited to, continued failure to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render First Sentry Bancshares, Inc. unable to forecast a full recovery in value. In addition, the fair values of certain trust preferred securities could decline further if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

If First Sentry Bancshares, Inc.’s or Guaranty Financial Services, Inc.’s allowance for loan losses is not sufficient to cover actual loan losses, both companies’ earnings will decrease.

          First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. make various assumptions and judgments about the collectability of their loan portfolio, including the creditworthiness of their borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of their loans. In determining the amount of the allowance for loan losses, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. review their loans and their loss and delinquency experience, and evaluate economic conditions. If First Sentry Bancshares, Inc.’s or Guaranty Financial Services, Inc.’s assumptions are incorrect, their allowance for loan losses may not be sufficient to cover probable incurred losses in their loan portfolio, resulting in additions to the allowance. First Sentry Bancshares, Inc.’s allowance for loan losses was 1.53% of total loans at March 31, 2009 and Guaranty Financial Services, Inc.’s allowance for loan losses was 1.22% of total loans at March 31, 2009, and material additions to either allowance could materially decrease net income for either company.

          In addition, bank regulators periodically review First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s allowance for loan losses and may require them to increase their provision for loan losses or recognize further loan charge-offs. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on First Sentry Bancshares, Inc.’s or Guaranty Financial Services, Inc.’s financial condition and results of operations.

Changes in interest rates before and after the completion of the merger may hurt First Sentry Bancshares, Inc.’s profits.

          To be profitable, First Sentry Bancshares, Inc. has to earn more money in interest that it receives on loans and investments than it pays in interest to its depositors and lenders. Interest rates are at historically low levels. If interest rates continue to remain low or decrease, First Sentry Bancshares, Inc. may be susceptible to the payoff or refinance of high rate mortgage loans that could reduce First Sentry Bancshares, Inc.’s net interest income. However, rising interest rates may negatively affect income because it may reduce the demand for loans and the value of our mortgage-related and investment securities. In the alternative, if interest rates rise, First Sentry Bancshares, Inc.’s net interest income could increase because interest paid on interest-earning assets, including loans and mortgage-backed and related securities may increase more quickly due to the large number of loans in our portfolio that are tied to the Prime Rate than interest received on interest-bearing liabilities, including deposits and borrowings. For a further discussion of how changes in interest rates could impact First Sentry Bancshares, Inc., see “First Sentry Bancshares, Inc. Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

Strong competition in First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s primary market area may reduce their ability to attract and retain deposits and obtain loans.

          First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. operate in a competitive market for the attraction of deposits, which is both companies’ primary source of funds, and the ability to obtain loans through origination or purchase. Historically, First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions in their primary market areas. Particularly in times of extremely low or extremely high interest rates, both companies have faced additional significant competition for investors’ funds from short-term money market securities and other corporate and government securities. First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, insurance companies and credit unions. Such competition for deposits and the origination and purchase of loans may limit First Sentry Bancshares, Inc.’s future growth and earnings prospects.

Recent negative developments in the financial industry and the domestic and international credit markets may adversely affect First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s operations and financial results.

          Negative developments in the latter half of 2007 and throughout 2008 in the global credit and securitization markets have resulted in uncertainty in the financial markets in general. In addition there has been a significant economic downturn during 2008, that is expected to continue into 2009. Asset quality has deteriorated at many financial institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. New federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be implemented in response to the concerns and trends identified in the economy as well as in regulatory examinations. Negative developments in the financial industry and the domestic and international credit markets, and the impact of new legislation in response to those developments, may negatively impact First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s operations by restricting their business operations, including their ability to originate loans, and adversely impact their financial performance. In addition, these risks could affect the value of both companies’ loan portfolio as well as the value of their investment portfolio, which would also negatively affect their financial performance.

If economic conditions deteriorate in their market area, First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s results of operations and financial condition could be adversely impacted as borrowers’ ability to repay loans declines and the value of the collateral securing loans decreases.

          First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s financial results may be adversely affected by changes in prevailing economic conditions, including continued decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal and West Virginia state governments and other significant external events. Because both companies have significant amounts of real estate loans in Cabell and Lincoln Counties and surrounding areas of West Virginia, decreases in real estate values in Cabell and Lincoln Counties and surrounding areas of West Virginia could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of borrowers to make timely repayments of their loans, which would have an adverse impact on First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s earnings.

First Sentry Bancshares, Inc.’s expenses will increase as a result of increases in Federal Deposit Insurance Corporation insurance premiums.

          The Federal Deposit Insurance Corporation imposes an assessment against institutions for deposit insurance. Federal law requires that the designated reserve ratio for the deposit insurance fund be established by the Federal Deposit Insurance Corporation at 1.15% to 1.50% of estimated insured deposits. If this reserve ratio drops below 1.15% or the Federal Deposit Insurance Corporation expects it to do so within six months, the Federal Deposit Insurance Corporation must, within 90 days, establish and implement a plan to restore the designated reserve ratio to 1.15% of estimated insured deposits within five years (absent extraordinary circumstances).

          Recent bank failures coupled with deteriorating economic conditions have significantly reduced the deposit insurance fund’s reserve ratio. As of June 30, 2008, the designated reserve ratio was 1.01% of estimated insured deposits at March 31, 2008. As a result of this reduced reserve ratio, on December 22, 2008, the Federal Deposit Insurance Corporation published a final rule that would restore the reserve ratio to its required level. The rule would raise the current deposit insurance assessment rates uniformly for all institutions by 7 basis points (to a range from 12 to 50 basis points) for the first quarter of 2009. On February 27, 2009, the Federal Deposit Insurance Corporation issued a final rule that further alters the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates beginning in the second quarter of 2009 and thereafter.

          Under the rule, the Federal Deposit Insurance Corporation would first establish an institution’s initial base assessment rate. This initial base assessment rate would range, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation would then adjust the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate would be based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate would range from 7 to 77.5 basis points of the institution’s deposits. Additionally, the Federal Deposit Insurance Corporation on May 22, 2009, issued a final rule that would impose a special 5 basis points assessment on each FDIC-insured depository institution’s assets, minus its Tier 1 capital on June 30, 2009, which would be collected on September 30, 2009. The special assessment will be capped at 10 basis points of an institution’s domestic deposits. Future special assessments could also be assessed.

          In addition, the Emergency Economic Stabilization Act of 2008 temporarily increased the limit on Federal Deposit Insurance Corporation insurance coverage for deposits to $250,000 through December 31, 2009, and the Federal Deposit Insurance Corporation took action to provide coverage for newly issued senior unsecured debt and non-interest bearing transaction and certain NOW accounts in excess of the $250,000 limit, for which institutions will be assessed additional premiums. These actions will significantly increase First Sentry Bancshares, Inc.’s non-interest expense in 2009 and in future years as long as the increased premiums are in place.

First Sentry Bancshares, Inc.’s reliance on brokered deposits could adversely affect its liquidity and operating results.

          Among other sources of funds, First Sentry Bancshares, Inc. relies on brokered deposits to provide funds with which to make loans and provide for its other liquidity needs. Like many community banks, First Sentry Bancshares, Inc.’s loan demand has exceeded the rate at which it has been able to increase its deposits, and as a result First Sentry Bancshares, Inc. has relied on brokered deposits as a source of funds. On March 31, 2009, brokered deposits amounted to $61.7 million, or approximately 22.6% of total deposits. Of those deposits, $33.9 million are from CDARS, a brokered deposit network that allows members to mitigate some of the risk related to brokered deposits. Generally brokered deposits may not be as stable as other types of deposits, and, in the future, those depositors may not renew their deposits when they mature, or First Sentry Bancshares, Inc. may have to pay a higher rate of interest to keep those deposits or to replace them with other deposits or with funds from other sources. Not being able to maintain or replace those deposits as they mature would adversely affect First Sentry Bancshares, Inc.’s liquidity. Paying higher deposit rates to maintain or replace those deposits would adversely affect First Sentry Bancshares, Inc.’s net interest margin and its operating results.

First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

          First Sentry Bank and Guaranty Bank & Trust Company are subject to extensive regulation, supervision and examination by the West Virginia Division of Banking, and by the Federal Deposit Insurance Corporation, who are First Sentry Bank’s and Guaranty Bank & Trust Company’s federal regulator and insurer of their deposits. As a bank holding company, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. are subject to regulation and supervision by the Board of Governors of the Federal Reserve System. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions’ allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on First Sentry Bancshares, Inc., First Sentry Bank, Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company.

          First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on their operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s business, financial condition or prospects.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

          First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. each have made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company’s management, and on information currently available to them. Forward-looking statements include the information concerning possible or assumed future results of operations of First Sentry Bancshares, Inc. and/or Guaranty Financial Services, Inc. are often preceded by, followed by, or include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

          Among other things, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. each have made statements in this document regarding statements of the benefit of the merger, including future financial and operating results, cost savings, enhancements, revenues, accretions and reported earnings that may be realized from the merger, statements about First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s plans, objections, expectations, and intentions and other statements that are not historical facts. With respect to estimated cost savings, First Sentry Bancshares, Inc. has made certain assumptions regarding, among other things, the extent of operational overlap between First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc., the amount of general and administrative expense consolidation, costs relating to converting Guaranty Financial Services, Inc.’s bank operations and data processing to First Sentry Bancshares, Inc.’s systems and the costs related to the merger. The realization of cost savings is subject to the risk that the foregoing assumptions are not accurate.

          Moreover, any statements in this document regarding the anticipated effect of the merger and our anticipated performance in future periods are subject to risks relating to, among other things, the following:

●
the businesses of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. may not be combined successfully, or the combination may take longer or be more difficult, time consuming or costly to accomplish than expected;

●	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

●	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

●
the merger may not be consummated because of, among other things, a failure to obtain required stockholder or governmental approvals, or adverse regulatory conditions imposed in connection with governmental approvals of the merger;

●	adverse governmental or regulatory policies may be enacted;

●	the interest rate environment may change, so as to compress margins and adversely affect net interest income;

●	First Sentry Bancshares, Inc. or Guaranty Financial Services, Inc. may experience adverse changes to credit quality; and

●	First Sentry Bancshares, Inc. or Guaranty Financial Services, Inc. may experience increased competition from other financial services companies in their market areas.

          Management of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

          Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of First Sentry Bancshares, Inc. following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s ability to control or predict.

COMPARATIVE PER SHARE DATA

          The following table sets forth information about certain historical, pro forma and pro forma equivalent per share financial information. In presenting the comparative pro forma information for certain time periods, we assumed that the merger had been effective throughout those periods and made certain other assumptions. See “Pro Forma Financial Information.”

          We present this information to reflect that Guaranty Financial Services, Inc. stockholders will receive shares of First Sentry Bancshares, Inc. common stock for each share of Guaranty Financial Services, Inc. common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

          The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See “Pro Forma Financial Information.”

	First Sentry Bancshares, Inc. Historical	Guaranty Financial Services, Inc. Historical	Pro Forma Combined		Per Equivalent Guaranty Financial Services, Inc. Share(3)
	(unaudited)
Book value per common share:
As of March 31, 2009	$17.59	$21.63	$19.56	(1)	$19.56

Cash dividends declared per common share:
For the three months ended March 31, 2009	$0.20	$—	$0.20	(2)	$0.20

Diluted net income (loss) per common share:
Three months ended March 31, 2009	$0.23	$(1.16)	$(0.02)		$(0.02)

Book value per common share:
As of December 31, 2008	$17.69	$22.79	$19.63	(1)	$19.63

Cash dividends declared per common share:
For the Year ended December 31, 2008	$0.80	$—	$0.80	(2)	$0.80

Diluted net income (loss) per common share:
Year ended December 31, 2008	$1.76	$(0.80)	$1.61		$1.61

(1)
The pro forma combined book value per share of First Sentry Bancshares, Inc. common stock is based upon the pro forma combined common stockholders’ equity for First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. divided by total pro forma common shares of the combined entity.

(2)	Pro forma dividends per share represent First Sentry Bancshares, Inc.’s historical dividends per share.
(3)	The per equivalent Guaranty Financial Services, Inc. share amounts are computed by multiplying the pro forma combined amounts by a factor of one to reflect the exchange ratio in the merger.

SELECTED HISTORICAL FINANCIAL INFORMATION

          The summary information presented below at the dates or for each of the periods presented is derived in part from First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. consolidated financial statements. The following information is only a summary, and should be read in conjunction with First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. consolidated financial statements and notes beginning on page F-1 and G-1, respectively, of this joint proxy statement/prospectus.

          First Sentry Bancshares, Inc.’s information at December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 was derived in part from the audited consolidated financial statements that appear in this joint proxy statement/prospectus. First Sentry Bancshares, Inc.’s information at December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006, 2005 and 2004 was derived in part from audited consolidated financial statements that do not appear in this joint proxy statement/prospectus. The financial condition data at March 31, 2009 and the operating data for the three months ended March 31, 2009 and 2008 were unaudited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

Selected Historical Financial Information For First Sentry Bancshares, Inc.

	At March 31, 2009	At December 31,
		2008	2007	2006	2005	2004
	(unaudited)	(In thousands)
Selected Financial Condition Data:

Total assets	$343,509	$338,496	$269,025	$249,762	$221,531	$202,874
Cash and cash equivalents	19,255	26,211	9,129	13,937	15,991	14,610
Trading assets	—	—	3,996	—	—	—
Investment securities available for sale	77,241	70,659	41,346	20,948	11,294	9,945
Investment securities held to maturity	10,199	9,286	—	9,085	9,307	9,617
Federal Home Loan Bank stock, at cost	2,177	2,177	1,176	723	834	1,068
Loans, net of allowance	225,033	220,945	204,438	197,444	176,478	159,916
Deposits	272,931	265,200	214,895	209,712	181,425	161,927
Securities sold under agreements to repurchase	12,455	12,498	10,922	10,285	4,915	5,626
Federal Home Loan Bank advances	33,221	35,560	19,221	8,721	15,721	17,500
Trust Preferred Securities	5,000	5,000	5,000	4,000	4,000	4,000
Stockholders’ equity	18,578	18,684	17,837	16,252	14,786	13,400

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)		(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$4,426	$4,395	$17,845	$17,947	$16,380	$13,191	$10,481
Interest expense	1,988	2,308	8,999	9,049	7,743	5,301	4,112
Net interest income	2,437	2,087	8,846	8,898	8,637	7,890	6,369
Provision for loan losses	267	152	1,189	1,543	1,694	1,222	703
Net interest income after provision for loan losses	2,170	1,935	7,657	7,355	6,943	6,668	5,666
Other income	(218)	254	735	1,121	1,084	894	675
Other expenses	1,634	1,348	5,661	5,137	4,815	4,491	3,919
Income before income tax	318	841	2,731	3,339	3,212	3,071	2,422
Income tax expense	78	298	876	1,185	1,196	1,170	919
Net income	$240	$543	1,855	2,154	$2,016	$1,901	$1,503
Income per common share	$0.23	$0.51	$1.76	$2.04	$1.91	$1.80	$1.42

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets) (1)	0.56%	0.78%	0.61%	0.83%	0.86%	0.90%	0.78%
Return on average equity (ratio of net income to average equity) (1)	10.11%	12.01%	10.08%	12.64%	12.99%	13.49%	11.74%
Dividend payout ratio(2)	86.39%	38.87%	45.55%	29.42%	31.43%	25.00%	17.56%
Interest rate spread (1) (3)	2.56%	2.53%	2.52%	2.87%	3.12%	3.40%	2.90%
Net interest margin (1)(4)	2.97%	3.15%	3.05%	3.64%	3.81%	3.90%	3.26%
Efficiency ratio (5)	60.09%	57.58%	59.09%	51.27%	49.53%	51.13%	55.64%
Non-interest expense to average total assets (1)	1.92%	1.96%	1.86%	1.98%	2.04%	2.12%	2.04%
Average interest-earning assets to average interest-bearing liabilities	116.42%	117.78%	117.11%	120.65%	120.17%	119.30%	116.47%
Average equity to average total assets	5.75%	6.67%	6.19%	6.67%	6.69%	6.70%	6.66%

Asset Quality Ratios:
Non-performing assets to total assets	0.81%	1.13%	0.77%	1.11%	1.13%	0.66%	0.59%
Non-performing loans to total loans	0.56%	0.75%	0.50%	0.63%	1.41%	0.68%	0.35%
Allowance for loan losses to non-performing loans	275.18%	186.66%	290.46%	219.72%	93.96%	220.77%	375.13%
Allowance for loan losses to total loans	1.53%	1.40%	1.44%	1.38%	1.33%	1.51%	1.30%

Capital Ratios:
Total capital (to risk-weighted assets)	11.72%	12.69%	11.90%	12.70%	12.02%	12.46%	12.35%
Tier I capital (to risk-weighted assets)	10.47%	11.44%	10.65%	11.45%	10.77%	11.21%	11.01%
Tier I capital (to average assets)	6.97%	8.34%	7.24%	8.63%	8.22%	8.72%	8.53%

Other Data:
Number of full service offices	2	2	2	2	2	2	2
Full time equivalent employees	54	52	54	51	47	47	44

(1)
Ratios for the three months ended March 31, 2009 and 2008 are annualized where appropriate, with adjustments in 2009 for one time other than temporary impairment charges of $500,000 with a tax benefit of $188,000 for a net amount of $312,000.

(2)	The dividend payout ratio is calculated using dividends declared divided by net income.
(3)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

          Guaranty Financial Services, Inc.’s information at December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 was derived in part from the audited consolidated financial statements that appear in this joint proxy statement/prospectus. The operating data for the three months ended March 31, 2009 and 2008 and the financial condition data at March 31, 2009 were not audited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

Selected Historical Financial Information For Guaranty Financial Services, Inc.

	At March 31, 2009	At December 31,
		2008	2007
	(unaudited)	(In thousands)
Selected Financial Condition Data:

Total assets	$137,533	$142,827	$139,091
Cash and due from banks	2,172	2,762	3,359
Federal funds sold	—	—	347
Securities available for sale	17,273	22,801	21,502
Securities held to maturity	6,682	5,799	5,403
Loans, net of allowance	107,176	107,469	104,485
Deposits	106,798	106,572	109,347
Federal Funds purchased	969	3,156	—
Securities sold with agreement to repurchase	6,199	8,023	8,420
Short-term borrowings	7,000	8,000	2,500
Long-term borrowings	8,124	8,124	9,624
Shareholders’ equity	8,255	8,696	8,992

	Three Months Ended March 31,		Years Ended December 31,
	2009	2008	2008	2007
	(unaudited)		(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$1,829	$2,256	$8,438	$9,593
Interest expense	876	1,134	4,080	4,888
Net interest income	953	1,122	4,358	4,705
Provision for loan losses	20	30	220	210
Net interest income after provision for loan losses	933	1,092	4,138	4,495
Other income (loss)	(722)	91	(473)	295
Other expenses	1,019	1,042	4,323	4,229
Income (loss) before income tax expense	(808)	141	(658)	561
Income tax expense (benefit)	(359)	57	(349)	154
Net income (loss)	$(449)	$84	$(309)	$407
Income (loss) per common share	$(1.16)	$0.22	$(0.80)	$1.06

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets) (1)	(0.32)%	0.03%	(0.22)%	0.30%
Return on average equity (ratio of net income to average equity) (1)	(5.17)%	0.39%	(3.49)%	4.67%
Interest rate spread (1) (2)	2.37%	2.72%	2.62%	2.85%
Net interest margin (1)(3)	2.83%	3.37%	3.21%	3.54%
Efficiency ratio (4)	441.13%	85.90%	111.27%	84.58%
Non-interest expense to average total assets (1)	0.73%	0.75%	3.07%	3.06%
Average interest-earning assets to average interest-bearing liabilities	117.55%	119.02%	119.67%	118.73%
Average equity to average total assets	6.27%	6.55%	6.27%	6.51%

Asset Quality Ratios:
Non-performing assets to total assets	0.13%	0.25%	0.14%	0.23%
Non-performing loans to total loans	0.12%	0.25%	0.14%	0.25%
Allowance for loan losses to non-performing loans	736.11%	381.25%	679.49%	389.34%
Allowance for loan losses to total loans	1.22%	1.18%	1.22%	1.17%

Capital Ratios:
Total capital (to risk-weighted assets)	11.7%	12.7%	11.9%	12.4%
Tier I capital (to risk-weighted assets)	9.3%	10.7%	9.7%	10.4%
Tier I capital (to average assets)	7.8%	8.9%	8.1%	8.5%

Other Data:
Number of full service offices	3	3	3	3
Full time equivalent employees	30	34	30	34

(1)	Ratios for the three months ended March 31, 2009 and 2008 are annualized, where appropriate.
(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

SUMMARY SELECTED PRO FORMA COMBINED DATA

          The following table shows information regarding First Sentry Bancshares, Inc.’s financial condition and operations, including per share data, after giving effect to the merger. This information is called pro forma information in this joint proxy statement/prospectus. The table sets forth selected financial information on a pro forma combined basis, for the periods presented as if the merger had become effective on the statement date with respect to balance sheet information, and as of January 1, 2009 and 2008, respectively, for each period presented with respect to income statement information. The pro forma information reflects the purchase method of accounting.

          We anticipate that the merger will provide the combined company with financial benefits from reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

          This summary pro forma information should be read in conjunction with the information under “Pro Forma Financial Information” and with the historical information included in or incorporated by reference in this document on which it is based.

At March 31, 2009
(In thousands)
Pro forma combined balance sheet data
Total assets	$486,006
Loans receivable, net	330,258
Deposits	381,397
Total stockholders’ equity	28,119

	Three Months Ended March 31, 2009	Twelve Months Ended December 31, 2008
	(In thousands, except per share data)
Pro forma combined income statement data:
Interest income	$6,318	$26,573
Interest expense	2,586	11,936
Net interest income	3,732	14,637
Provision for loan losses	287	1,409
Net interest income after provision for loan losses	3,445	13,228
Non-interest income	(941)	263
Non-interest expense	2,689	10,136
Net income (loss)	(26)	2,318
Pro forma per share data:
Basic net income (loss)	$(0.02)	$1.61
Diluted net income (loss)	$(0.02)	$1.61

MARKET PRICE AND DIVIDEND INFORMATION

          Trades in First Sentry Bancshares, Inc. common stock are reported on the Pink Sheets under the symbol FTSB.PK. In order to be quoted and traded on the Pink Sheets, First Sentry Bancshares, Inc. must have at least one market maker indicating an intent to make a market in its common stock. First Sentry Bancshares, Inc. cannot predict whether a liquid trading market in shares of its common stock will develop or how liquid that market might become.

          Guaranty Financial Services, Inc. common stock is not listed or quoted on any exchange or automated quotation system.

          The following table lists the high and low closing prices per share for First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. common stock to the knowledge of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. based on actual trades of stock. First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. wish to advise investors that they do not have pricing information on all trades in their stock and there can be no assurances that there were not other trades above or below the prices indicated. The table also lists the cash dividends paid by First Sentry Bancshares, Inc. for the periods indicated.

	First Sentry Bancshares, Inc. Common Stock			Guaranty Financial Services, Inc. Common Stock
	High	Low	Dividends	High	Low	Dividends
2009

Quarter ended September 30, 2009 (through August 4, 2009)	$25.00	$25.00	$—	$30.00	$30.00	$—

Quarter ended June 30, 2009	25.00	25.00	0.20	30.00	30.00	—

Quarter ended March 31, 2009	25.00	25.00	0.20	30.00	30.00	—

2008

Quarter ended December 31, 2008	30.00	25.00	0.20	32.00	30.00	—

Quarter ended September 30, 2008	30.00	30.00	0.20	32.00	32.00	—

Quarter ended June 30, 2008	30.00	28.00	0.20	30.00	30.00	—

Quarter ended March 31, 2008	28.00	28.00	0.20	30.00	30.00	—

2007

Quarter ended December 31, 2007	28.00	28.00	0.15	30.00	30.00	—

Quarter ended September 30, 2007	28.00	28.00	0.15	30.00	30.00	—

Quarter ended June 30, 2007	28.00	28.00	0.15	30.00	30.00	—

Quarter ended March 31, 2007	28.00	28.00	0.15	30.00	30.00	—

          As of August 15, 2009, there were approximately 355 holders of record of First Sentry Bancshares, Inc. common stock. As of August 10, 2009, there were approximately 458 holders of record of Guaranty Financial Services, Inc. common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

          Applicable law limits the ability of Guaranty Bank & Trust Company and First Sentry Bank to pay dividends to their holding companies. The merger agreement restricts cash dividends payable on Guaranty Financial Services, Inc. common stock pending consummation of the merger. Following the merger, the declaration of dividends will be at the discretion of First Sentry Bancshares, Inc.’s Board of Directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of First Sentry Bancshares, Inc., applicable state law and government regulations and other factors deemed relevant by First Sentry Bancshares, Inc.’s Board of Directors.

THE FIRST SENTRY BANCSHARES, INC. SPECIAL MEETING

General

          This joint proxy statement/prospectus is being furnished to First Sentry Bancshares, Inc. stockholders in connection with the solicitation of proxies by the First Sentry Bancshares, Inc. Board of Directors to approve and adopt the merger agreement and the related transactions and a proposal to adjourn the meeting, if necessary, for additional time to solicit additional votes for approval of the merger agreement.

Date, Place and Time of the Special Meeting

          The special meeting of stockholders of First Sentry Bancshares, Inc. will be held at First Sentry Bank located at 823 Eighth Street, Huntington, West Virginia 25701 on September 14, 2009 at 4:30 p.m., local time.

Purpose of the Special Meeting

          The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the merger agreement, a proposal to adjourn the special meeting and to act on any other matters brought before the special meeting. First Sentry Bancshares, Inc. could use any such adjournment of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement. First Sentry Bancshares, Inc. may adjourn the meeting for up to 120 days without any new notice being mailed to stockholders.

Who Can Vote at the Special Meeting; Record Date

          You are entitled to vote your First Sentry Bancshares, Inc. common stock at the special meeting if the records of First Sentry Bancshares, Inc. showed that you held your shares of First Sentry Bancshares, Inc. common stock as of the close of business on August 15, 2009. As of the close of business on that date, a total of 1,056,000 shares of First Sentry Bancshares, Inc. common stock were outstanding. Each share of First Sentry Bancshares, Inc. common stock has one vote.

Attending the Special Meeting

          If you are a beneficial owner of First Sentry Bancshares, Inc. common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of First Sentry Bancshares, Inc. common stock held in street name in person at the special meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares of First Sentry Bancshares, Inc. common stock.

Quorum and Vote Required

          Quorum. The special meeting will be held if a majority of the outstanding shares of common stock of First Sentry Bancshares, Inc. entitled to vote is represented in person or by proxy at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

          Vote Required. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Sentry Bancshares, Inc. common stock entitled to vote at the special meeting. Failure to return a properly executed proxy card or to vote in person at the special meeting will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

          Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Sentry Bancshares, Inc. common stock present in person or by proxy and entitled to vote at the special meeting.

Shares Held by First Sentry Bancshares, Inc. Executive Officers and Directors and by Guaranty Financial Services, Inc.

          As of August 15, 2009, directors and executive officers of First Sentry Bancshares, Inc. beneficially owned 283,937 shares of First Sentry Bancshares, Inc. common stock. This equals 26.9% of the outstanding shares of the First Sentry Bancshares, Inc. common stock outstanding as of such date. As of the same date, neither Guaranty Financial Services, Inc. nor, any of its directors and executive officers beneficially owned any shares of First Sentry Bancshares, Inc. common stock.

Voting by Proxy

          The Board of Directors of First Sentry Bancshares, Inc. is sending you this document for the purpose of requesting that you allow your shares of First Sentry Bancshares, Inc. common stock to be represented at the special meeting by the persons named in the enclosed proxy card. You should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the special meeting, or any adjournment or postponement of the special meeting, regardless of whether you attend the special meeting. If you sign and return a proxy card without giving voting instructions, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of the adjournment proposal.

          If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares of First Sentry Bancshares, Inc. common stock. First Sentry Bancshares, Inc. does not know of any other matters to be presented at the special meeting.

          First Sentry Bancshares, Inc. stockholders should NOT send their stock certificates with their proxy cards. If the merger is completed, First Sentry Bancshares, Inc. stockholders will not need to exchange their current stock certificates.

          If your First Sentry Bancshares, Inc. common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

Revocability of Proxies

          You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy you must either advise the Corporate Secretary of First Sentry Bancshares, Inc. in writing before your common stock has been voted at the special meeting, deliver a properly executed proxy bearing a later date, or attend the meeting and vote your shares of First Sentry Bancshares, Inc. common stock in person. Attendance at the special meeting without voting will not in itself constitute revocation of your proxy.

          Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

First Sentry Bancshares, Inc.
823 Eighth Street
Huntington, West Virginia 25701
Attention: Geoffrey S. Sheils
President and Chief Executive Officer

Solicitation of Proxies
          First Sentry Bancshares, Inc. will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of First Sentry Bancshares, Inc. may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. First Sentry Bancshares, Inc. will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE GUARANTY FINANCIAL SERVICES, INC. SPECIAL MEETING

General

          This joint proxy statement/prospectus is being furnished to Guaranty Financial Services, Inc. stockholders in connection with the solicitation of proxies by the Guaranty Financial Services, Inc. Board of Directors to approve and adopt the merger agreement, the approval of certain change in control payments to Guaranty Financial Services, Inc.’s executive officers and a proposal to adjourn the meeting, if necessary, for additional time to solicit additional votes for approval of the merger agreement.

Date, Place and Time of the Special Meeting

          The special meeting of stockholders of Guaranty Financial Services, Inc. will be held at the Guyan Golf & Country Club located at 5450 U.S. Rt.60 East, Huntington, West Virginia 25705 on September 17, 2009, at 3:00 p.m., local time.

Purpose of the Special Meeting

          The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the merger agreement, the approval of certain change in control payments to Guaranty Financial Services, Inc.’s executive officers, and a proposal to adjourn the special meeting and to act on any other matters brought before the special meeting. Guaranty Financial Services, Inc. could use any such adjournment of the special meeting for allowing more time to solicit votes to approve the merger agreement. Any such adjournment could be a period up to 120 days without any new notice being mailed to stockholders.

Who Can Vote at the Special Meeting; Record Date

          You are entitled to vote your Guaranty Financial Services, Inc. common stock if you were a stockholder of record as of the close of business on August 10, 2009. As of the close of business on that date, a total of 381,651 shares of Guaranty Financial Services, Inc. common stock were outstanding. Each share of Guaranty Financial Services, Inc. common stock has one vote.

Attending the Special Meeting

          If you are a beneficial owner of Guaranty Financial Services, Inc. common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Guaranty Financial Services, Inc. common stock held in street name in person at the special meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares of Guaranty Financial Services, Inc. common stock.

Quorum and Vote Required

          Quorum. The special meeting will be held if a majority of the outstanding shares of common stock of Guaranty Financial Services, Inc. entitled to vote is represented in person or by proxy at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

          Vote Required. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Guaranty Financial Services, Inc. common stock entitled to vote at the special meeting. Failure to return a properly executed proxy card or to vote in person at the special meeting will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

          Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Guaranty Financial Services, Inc. common stock present in person or by proxy and entitled to vote at the special meeting.

          The change of control payment proposal requires the affirmative vote of the holders of more than 75% of the shares of Guaranty Financial Services, Inc.’s outstanding common stock entitled to vote at the special meeting, excluding shares held by Messrs. Sprouse, Plantz and Cartwright and Ms. Ballengee. The approval of the merger agreement and completion of the merger are not contingent upon the approval of the change of control payment proposal.

Shares Held by Guaranty Financial Services, Inc. Executive Officers and Directors and by First Sentry Bancshares, Inc.

          As of August 10, 2009, directors and executive officers of Guaranty Financial Services, Inc. beneficially owned 125,620 shares of Guaranty Financial Services, Inc. common stock. This equals 31.4% of the outstanding shares of Guaranty Financial Services, Inc. common stock as of such date. As of the same date, neither First Sentry Bancshares, Inc. nor any of its directors and executive officers beneficially owned any shares of Guaranty Financial Services, Inc. common stock except for Directors Jeffrey E. Hood and Nester S. Logan who own 275 shares and 220 shares of Guaranty Financial Services, Inc. common stock, respectively. All the Guaranty Financial Services, Inc. directors entered into voting agreements with First Sentry Bancshares, Inc. to vote all shares of Guaranty Financial Services, Inc. common stock owned by them in favor of the proposal to approve the merger agreement.

Voting by Proxy

          The Board of Directors of Guaranty Financial Services, Inc. is sending this document to its stockholders for the purpose of requesting that you allow your shares of Guaranty Financial Services, Inc. common stock to be represented at the special meeting by the persons named in the enclosed proxy card. You should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the special meeting, or any adjournment or postponement of the special meeting, regardless of whether you attend the special meeting. If you sign and return a proxy card without giving voting instructions, your shares will be voted “FOR” approval of the merger agreement, “FOR” approval of the adjournment proposal and “FOR” the change of control payment proposal.

          If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares of Guaranty Financial Services, Inc. common stock. Guaranty Financial Services, Inc. does not know of any other matters to be presented at the special meeting.

          If your Guaranty Financial Services, Inc. common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Guaranty Financial Services, Inc. common stock voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

          Guaranty Financial Services, Inc. stockholders should NOT send stock certificates with their proxy cards. If the merger is completed, Guaranty Financial Services, Inc. stockholders will be mailed a letter of transmittal promptly following the completion of the merger with instructions on how to exchange their Guaranty Financial Services, Inc. stock certificates for First Sentry Bancshares, Inc. stock certificates.

Revocability of Proxies

          You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy you must either advise the Secretary of Guaranty Financial Services, Inc. in writing before your common stock has been voted at the special meeting, deliver a properly executed proxy bearing a later date, or attend the special meeting and vote your shares of Guaranty Financial Services, Inc. common stock in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

          Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Guaranty Financial Services, Inc.
517 Ninth Street
Huntington, West Virginia 25701
Attention:	Marc A. Sprouse
President and Chief Executive Officer

Solicitation of Proxies

          Guaranty Financial Services, Inc. will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Guaranty Financial Services, Inc. may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Guaranty Financial Services, Inc. will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

OWNERSHIP OF FIRST SENTRY BANCSHARES, INC. COMMON STOCK

          The following table provides certain information as of August 15, 2009 with respect to persons known to First Sentry Bancshares, Inc. to be the beneficial owners of more than 5% of First Sentry Bancshares, Inc.’s outstanding common stock. For purposes of the table below, a person is deemed to be the beneficial owner of any shares of common stock over which the person has or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after August 15, 2009.

Name And Address	Number of Shares Owned	Percent of Common Stock Outstanding

Robert L. Shell, Jr. 823 Eighth Street Huntington, West Virginia 25701	69,315	6.6%

Robert H. Beymer 823 Eighth Street Huntington, West Virginia 25701	53,706	5.1%

          The following table provides information about the shares of First Sentry Bancshares, Inc. common stock beneficially owned by each director and executive officer, and by all directors and executive officers of First Sentry Bancshares, Inc. as a group as of August 15, 2009.

Name	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Executive Officers
Geoffrey S. Sheils	3,200	*
Robert L. Hardwick	3,750	*
Toby Taylor	640	*
Richard D. Hardy	150	*

Directors
Robert H. Beymer	53,706	5.1%
Kerry P. Dillard	6,080	*
Jeffrey E. Hood	32,668	3.1
Johnnie Jones	41,956	4.0
Nester S. Logan	9,032	*
Charles H. McKown, Jr., MD	12,800	1.2
Robert L. Shell, Jr.	69,315	6.6
Paul L. Turman, II	9,400	*
Arthur Weisberg	5,640	*
Joseph Williams	3,160	*
S. Kenneth Wolfe, MD	32,440	3.1
All directors and executive officers as a group (15 persons)	283,937	26.9%

*	Less than 1%.

(1)
Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power. Mr. Beymer has pledged 16,858 shares of common stock as security for a loan. Mr. Shell has pledged 65,515 shares of common stock as security for a loan. Mr. Williams has pledged 1,640 shares of common stock as security for a loan.

OWNERSHIP OF GUARANTY FINANCIAL SERVICES, INC. COMMON STOCK

          The following table provides certain information as of August 10, 2009 with respect to persons known to Guaranty Financial Services, Inc. to be the beneficial owner of more than 5% of Guaranty Financial Services, Inc.’s outstanding common stock. For purposes of the table below, a person is deemed to be the beneficial owner of any shares of Guaranty Financial Services, Inc. common stock over which the person has, or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after August 10, 2009.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
J. Roger Smith 517 Ninth Street Huntington, West Virginia 25701	19,102	5.01%

          The following table provides information about the shares of Guaranty Financial Services, Inc. common stock beneficially owned by each director and executive officer, and by all directors and executive officers of Guaranty Financial Services, Inc. as a group as of August 10, 2009.

Name	Number of Shares Owned(1)	Percent of Guaranty Financial Services, Inc. Common Stock Outstanding
Executive Officers
Marc A. Sprouse	14,536	3.81%
Larry E. Plantz	3,135	*
Marshall E. Cartwright	2,750	*

Directors
Patrick L. Brown	5,500	1.44
David Fox, III	7,442	1.95
J. Grant McGuire	14,932	3.92
Richard E. McWhorter	9,020	2.36
Edward W. Morrison, Jr.	6,342	1.66
Sally C.B. Oxley	6,820	1.79
George A. Patterson, III	17,050	4.47
Paul B. Riedel	5,775	1.51
J. Roger Smith	19,102	5.01
John Jay White	13,216	3.47

All directors and executive officers as a group (13 persons)	125,620	31.39%

*	Less than 1%.

(1)     Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power. No shares of Guaranty Financial Services, Inc. common stock have been pledged by any of the directors or executive officers as collateral for a loan.

JOINT PROPOSAL I-THE MERGER

          The detailed terms of the merger are contained in the merger agreement, as amended attached as Appendix A to this joint proxy statement/prospectus. The following discussion and the discussion under “The Merger Agreement” describe all material aspects of the merger and terms of the merger agreement. We encourage you to read the merger agreement carefully.

Parties to the Merger

          First Sentry Bancshares, Inc. First Sentry Bancshares, Inc. was organized as a West Virginia business corporation in 2002 to be the bank holding company for First Sentry Bank. As a bank holding company, First Sentry Bancshares, Inc. is subject to regulation by the Board of Governors of the Federal Reserve System. Since its formation, First Sentry Bancshares, Inc.’s principal activity has been to own all of the issued and outstanding shares of First Sentry Bank.

          First Sentry Bank is a West Virginia chartered non-member bank headquartered in Huntington, West Virginia. First Sentry Bank is regulated by the West Virginia Division of Banking and by the Federal Deposit Insurance Corporation, who is First Sentry Bank’s primary federal regulator and insurer of its deposits. First Sentry Bank’s business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily commercial real estate, commercial business and one- to four-family residential mortgage loans and to a lesser extent consumer loans primarily in its market area. First Sentry Bank also invests in mortgage-backed, U.S. agency and related securities, taxable and tax-exempt investment securities and other permissible investments.

          The financial statements of First Sentry Bancshares, Inc. and a discussion of First Sentry Bancshares, Inc.’s recent results of operations and description of its business are included elsewhere in this joint proxy statement/prospectus.

          Guaranty Financial Services, Inc. Guaranty Financial Services, Inc. was organized as a West Virginia business corporation in 2002 to be the bank holding company for Guaranty Bank & Trust Company. As a bank holding company, Guaranty Financial Services, Inc. is subject to regulation by the Board of Governors of the Federal Reserve System. Since its formation, Guaranty Financial Services, Inc.’s primary activity has been to direct and coordinate the business of Guaranty Bank & Trust Company.

          Guaranty Bank & Trust Company is a West Virginia chartered non-member bank headquartered in Huntington, West Virginia. Guaranty Bank & Trust Company is regulated by the West Virginia Division of Banking and by the Federal Deposit Insurance Corporation, who is Guaranty Bank & Trust Company’s primary federal regulator and insurer of its deposits. Guaranty Bank & Trust Company conducts business in Cabell County and Lincoln County, West Virginia. Guaranty Bank & Trust Company is primarily engaged in attracting deposits from the general public and using these funds to originate commercial real estate, commercial business and consumer loans, and to a lesser extent, loans secured by one- to four-family residential real estate.

          The financial statements of Guaranty Financial Services, Inc. and a discussion of Guaranty Financial Services, Inc.’s recent results of operations and description of its business are included elsewhere in this joint proxy statement/prospectus.

Form of the Merger

          The Guaranty Financial Services, Inc. and the First Sentry Bancshares, Inc. Boards of Directors each have unanimously approved a merger agreement that provides for the merger of Guaranty Financial Services, Inc. with and into First Sentry Bancshares, Inc. as the surviving corporation.

Merger Consideration

          If the merger becomes effective, each share of Guaranty Financial Services, Inc. common stock issued and outstanding immediately prior to the completion of the merger (other than shares, the holders of which have perfected their rights of appraisal) will automatically be converted into the right to receive one share of First Sentry Bancshares, Inc. common stock and cash in lieu of fractional shares. No fractional shares of First Sentry Bancshares, Inc. common stock will be issued in connection with the merger. Instead Guaranty Financial Services, Inc. stockholders will receive, without interest, a cash payment from First Sentry Bancshares, Inc. equal to the fractional share interest they otherwise would have received, multiplied by the value of First Sentry Bancshares, Inc. common stock. Based upon the last trade of First Sentry Bancshares, Inc. common stock prior to the signing of the merger agreement, First Sentry Bancshares, Inc. common stock was valued at $30.00 per share. This price represents 171% of First Sentry Bancshares, Inc. book value per share calculated in accordance with U.S. generally accepted accounting principles as of March 31, 2009.

Surrender of Stock Certificates

          First Sentry Bancshares, Inc. will deposit with an exchange agent the shares of First Sentry Bancshares, Inc. common stock and cash to be issued to Guaranty Financial Services, Inc. stockholders in exchange for their shares of Guaranty Financial Services, Inc. common stock. Within five business days after completion of the merger, the exchange agent will mail to Guaranty Financial Services, Inc. stockholders a letter of transmittal, together with instructions for the exchange of their Guaranty Financial Services, Inc. stock certificates for the merger consideration. Until you surrender your Guaranty Financial Services, Inc. stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any shares of First Sentry Bancshares, Inc. common stock into which your Guaranty Financial Services, Inc. shares have been converted. No interest will be paid or accrued to Guaranty Financial Services, Inc. stockholders on the cash in lieu of fractional shares or unpaid dividends, if any, when you surrender your Guaranty Financial Services, Inc. stock certificates. First Sentry Bancshares, Inc. will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Guaranty Financial Services, Inc. common stock. Guaranty Financial Services, Inc. stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

          If your Guaranty Financial Services, Inc. stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Guaranty Financial Services, Inc.’s transfer agent will send you instructions on how to provide evidence of ownership.

          Any portion of the cash and shares of First Sentry Bancshares, Inc. common stock made available to the exchange agent that remains unclaimed by Guaranty Financial Services, Inc. stockholders for six months after the completion of the merger will be returned to First Sentry Bancshares, Inc. upon written request. Any Guaranty Financial Services, Inc. stockholders who have not exchanged shares of Guaranty Financial Services, Inc. common stock in accordance with the merger agreement before that time may look to First Sentry Bancshares, Inc. for the merger consideration for their shares and any unpaid dividends or other distributions after that time. None of First Sentry Bancshares, Inc., Guaranty Financial Services, Inc., the exchange agent or any other person will be liable to any Guaranty Financial Services, Inc. stockholder for any amount delivered to a public official pursuant to any abandoned property, escheat or other similar laws.

Background of the Merger

          First Sentry Bancshares, Inc.’s Board of Directors meets regularly to review its strategic alternatives to enhance the value of its franchise, including considering possible acquisitions of other financial institutions. In March 2007, Guaranty Financial Services, Inc.’s President and Chief Executive Officer, Marc A. Sprouse and Director Emeritus Sterling Hall met with First Sentry Bancshares, Inc.’s chairman, Robert Beymer, about the possibility of merging the two institutions.

          Following this initial meeting, Guaranty Financial Services, Inc. asked its counsel, Gerrish McCreary Smith, PC to discuss how the potential combination would be structured and to review existing employment and other contracts to determine how they would impact a potential combination of the two institutions. In April 2007, with all directors present, along with Senior Vice President Plantz and Senior Vice President Ballengee, the Guaranty Financial Services, Inc. Board met and considered the possibility of a merger in light of numerous factors, including the fact that a merger with a local institution could alleviate Guaranty Financial Services, Inc.’s need to build a new main office facility.

          In July 2007, First Sentry Bancshares, Inc. delivered an initial interest letter and Guaranty Financial Services, Inc. responded in August 2007 with a confidential non-binding term sheet. This confidential non-binding term sheet proposed a transaction consisting of merger consideration of 50% cash and 50% stock, cashing out the stock options of Guaranty Financial Services, Inc. and adding all of the directors of Guaranty Financial Services, Inc.’s Board of Directors to First Sentry Bancshares, Inc.’s Board of Directors. In October, with all members present except Director Riedel along with Senior Vice President Plantz, Senior Vice President Ballengee and Senior Vice President Cartwright, the Board of Directors of Guaranty Financial Services, Inc. met and agreed to pursue a merger with First Sentry Bancshares, Inc., subject to development of a definitive agreement.

          On November 30, 2007, Mr. Sprouse met with Mr. Beymer and First Sentry Bancshares, Inc.’s President and Chief Executive Officer, Geoffrey S. Sheils, to discuss the proposed terms of a transaction. Following that meeting, the parties agreed to authorize a due diligence review of each other and that First Sentry Bancshares, Inc. should prepare an initial draft of a definitive merger agreement, which was delivered to Guaranty Financial Services, Inc. in December, 2007.

          During December 2007, the Guaranty Financial Services, Inc. Executive Committee met, with all members present, and asked its counsel to assist in identifying other potential acquirers. The Executive Committee consists of Marc A. Sprouse, Edward Morrison, J. Grant McGuire, John Jay White, J. Roger Smith, and R. Sterling Hall. One additional potential acquirer was identified and contact was made with that institution and preliminary discussions began.

          In February 2008, the Board of Directors of First Sentry Bancshares, Inc. met to review an analysis of the proposed transaction prepared by management, with Hess, Stewart & Campbell, PLLC, First Sentry Bancshares, Inc.’s auditing firm available to respond to accounting questions related to preliminary due diligence. In attendance at this meeting were all the Board members of First Sentry Bancshares, Inc. except for Director Wolfe, Chief Financial Officer Richard Hardy, Hess, Stewart & Campbell, PLLC and Mr. Marshall T. Reynolds, a consultant to First Sentry Bancshares, Inc. Based in part on the presentation, the Board determined that an all-stock acquisition of Guaranty Financial Services, Inc. would be offered to Guaranty Financial Services, Inc.

          During March 2008, discussions were held between Guaranty Financial Services, Inc. and representatives of the other potential acquirer. Guaranty Financial Services, Inc. representatives continued to search for other potential merger partners.

          The Board of Directors of Guaranty Financial Services, Inc., with all members present along with Senior Vice President Plantz, Senior Vice President Ballengee and Senior Vice President Cartwright, met to respond in April 2008 to First Sentry Bancshares, Inc.’s offer and negotiations continued between the parties over the course of the next few months. Guaranty Financial Services, Inc. also continued discussions with the other potential acquirer and the other potential acquirer conducted some limited due diligence on Guaranty Financial Services, Inc. but decided not to pursue the acquisition of Guaranty Financial Services, Inc. as it decided to focus on another potential acquisition target.

          Mr. Sheils and Mr. Beymer met on May 22, 2008 with Mr. Marshall T. Reynolds and it was agreed that Mr. Reynolds would present on behalf of First Sentry Bancshares, Inc. at the Guaranty Financial Services, Inc. Board meeting that same day a 100% stock deal, proposing an exchange ratio of 1.176 shares of First Sentry Bancshares, Inc. common stock for each share of Guaranty Financial Services, Inc. common stock, subject to the completion of due diligence.

          At the end of May 2008, Guaranty Financial Services, Inc.’s Board of Directors, with all members present, except for Directors Fox, Heiner and Morrison, met and concluded that the First Sentry Bancshares, Inc. proposal was the best option and therefore authorized First Sentry Bancshares, Inc. to complete due diligence. First Sentry Bancshares, Inc. conducted on-site due diligence of Guaranty Financial Services, Inc. during the last week of May.

          Guaranty Financial Services, Inc. conducted due diligence on First Sentry Bancshares, Inc. during the third week of June. Following the completion of due diligence by the companies, the parties continued to discuss the form of the merger consideration and authorized each of their counsels to continue due diligence review, which occurred in early August.

          On July 2, 2008, the Guaranty Financial Services, Inc. Board of Directors met, with all members present, except for Directors Fox, Heiner, Morrison and Riedel, and agreed to accept the economic terms of First Sentry Bancshares, Inc.’s offer. Vice Presidents Plantz and Cartwright were also present at the Board meeting. On July 9, 2008, the Board of Directors of First Sentry Bancshares, Inc., met to discuss the merger proposal with an analysis presented by management, with Hess, Stewart & Campbell, PLLC available to respond to accounting questions related to due diligence and pro forma calculations. In attendance at this meeting were all the Board members of First Sentry Bancshares, Inc., except for Director McKown, Chief Financial Officer Richard Hardy, Hess, Stewart & Campbell, PLLC and Mr. Marshall T. Reynolds. At this meeting, the Board authorized its special counsel, Luse Gorman Pomerenk & Schick, PC, to begin to negotiate a revised definitive merger agreement incorporating the final terms.

          During July 2008, counsel for First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. negotiated the terms of the merger agreement. Finalization of the merger agreement occurred following completion of due diligence by counsel for each company.

          On August 19, 2008, the Board of Directors of First Sentry Bancshares, Inc. reviewed the negotiated definitive merger agreement with counsel. In attendance at this meeting were all the Board members of First Sentry Bancshares, Inc., except for Director Weisberg, Chief Financial Officer Richard Hardy, Senior Vice President Toby Taylor, First Sentry Bancshares, Inc.’s special counsel and Mr. Marshall T. Reynolds. The special counsel reviewed the history of the Board’s actions taken up to the date of the Board meeting. Following a question and answer session, the Board of Directors authorized Mr. Sheils to enter into the merger agreement on behalf of First Sentry Bancshares, Inc.

          On August 21, 2008, the Board of Directors of Guaranty Financial Services, Inc. met, with all members present, except Directors Fox and Heiner, and reviewed the negotiated definitive merger agreement with counsel. Howe Barnes Hoefer & Arnett then delivered their fairness opinion. The Board of Directors authorized Mr. Sprouse to enter into the merger agreement on behalf of Guaranty Financial Services, Inc. Vice Presidents Plantz and Cartwright were also present at the Board meeting.

          On August 22, 2008, the merger agreement was signed. On August 25, 2008, a joint press release by First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. was issued, publicly announcing the merger transaction.

          During the Securities and Exchange Commission review period, both First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. decided to review the financial condition of each other, following each company’s annual audit. Guaranty Financial Services, Inc. took other than temporary impairment charges of $867,082 and $805,994 during the fourth quarter of 2008 and the first quarter of 2009, respectively, relating to certain trust preferred securities and a structured note. First Sentry Bancshares, Inc. took other than temporary impairment charges of $462,629 and $500,000 during the fourth quarter of 2008 and the first quarter of 2009, respectively, relating to Silverton Bank stock and bonds. The other than temporary impairment charges were the primary reason that Guaranty Financial Services, Inc. had net losses for the year ended December 31, 2008 and the quarter ended March 31, 2009.

          As a result of the changed financial condition of the companies, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. reopened discussions on the terms of the merger in May, 2009. The exchange ratio was changed to reflect the parties’ understanding from the original merger agreement that the transaction was to approximate a book value to book value exchange, adjusted for payments to certain executive officers upon a change in control. The parties reached an agreement on a revised exchange ratio of one share of First Sentry Bancshares, Inc. common stock for each share of Guaranty Financial Services, Inc. common stock in late May, 2009. On June 3, 2009, the Board of Directors of Guaranty Financial Services, Inc. met with all members present, except for Director Fox. Howe Barnes Hoefer & Arnett delivered their revised fairness opinion. The Board of Directors of Guaranty Financial Services, Inc. then approved the amendment to the merger agreement. On June 4, 2009, the Board of Directors of First Sentry Bancshares, Inc., by unanimous written consent in lieu of a special meeting, approved the amendment to the merger agreement.

Reasons for the Merger

          First Sentry Bancshares, Inc.

          The First Sentry Bancshares, Inc. Board of Directors believes that the merger agreement and the merger are in the best interests of First Sentry Bancshares, Inc. and its stockholders. The Board also believes that stockholders would benefit by having an ownership interest in a larger financial institution with enhanced lending capabilities. Accordingly, the members of the First Sentry Bancshares, Inc. Board of Directors unanimously approved and adopted the merger agreement and recommend that First Sentry Bancshares, Inc. stockholders vote “FOR” the approval of the merger agreement. In reaching its decision, the Board of Directors consulted with First Sentry Bancshares, Inc.’s management and its legal counsel as to the legal duties and the other terms of the merger agreement. The First Sentry Bancshares, Inc. Board of Directors considered the following positive and negative factors in reviewing and approving the merger agreement:

Positive Factors

●	The increased per share income to First Sentry Bancshares, Inc. stockholders beginning in the fiscal year following the completion of the merger of the combined company on a pro forma basis;

●	A larger combined company of approximately $486.0 million in total assets on a pro forma basis, and four branches located throughout the state of West Virginia;

●	The attractiveness of adding branch offices in eastern Cabell County and establishing a presence in Lincoln County, West Virginia;

●	The cost savings and efficiencies that could be obtained in future years by combining the respective companies’ personnel and technologies;

●	The increased business opportunities provided by the Guaranty Financial Services, Inc. board members who join First Sentry Bancshares, Inc.’s Board of Directors;

●	The advantage of having the most deposits of any bank in Cabell County, West Virginia; and

●	As a larger company that is publicly traded, its stock could command a higher overall multiple of book value.

Negative Factors

●	The fact that existing First Sentry Bancshares, Inc. stockholders’ ownership interest will be diluted by the proposed transaction;

●	The increase in the size of the Board of Directors of First Sentry Bancshares, Inc. from 12 members to 23 members;

●	The costs and compliance burden of being a publicly traded, public reporting company;

●	The integration and management of additional employees;

●	The ability to properly supervise additional branch offices; and

●	The ability to integrate Guaranty Bank & Trust Company’s loan system into First Sentry Bank’s loan system.

          The discussion of the factors considered by the First Sentry Bancshares, Inc. Board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Sentry Bancshares, Inc. Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The First Sentry Bancshares, Inc. Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, First Sentry Bancshares, Inc. management and considered the factors overall to be favorable to, and to support, its determination.

          First Sentry Bancshares, Inc.’s Board of Directors has unanimously approved the merger agreement and recommends that First Sentry Bancshares, Inc. stockholders vote “FOR” the approval of the merger agreement.

          Guaranty Financial Services, Inc.

          The Guaranty Financial Services, Inc. Board has unanimously determined that the merger is fair to, and in the best interests of, Guaranty Financial Services, Inc. and its stockholders. In arriving at this determination and approving and recommending the merger agreement, the Guaranty Financial Services, Inc. Board, among other things, consulted with Howe Barnes with respect to the financial aspects and fairness of the merger consideration to the Guaranty Financial Services, Inc. stockholders from a financial point of view and with its legal counsel as to the legal duties and the other terms of the merger agreement. The primary reason for the Board’s determination was its understanding of the results that could be expected to be obtained by Guaranty Financial Services, Inc. if it continued to operate independently and the likely benefits and risks to stockholders of such course as compared with the value of the merger consideration being offered by First Sentry Bancshares, Inc. The Board also believed that stockholders would benefit by having the opportunity to become part of a larger entity. Additionally, the Board considered the opinion of Guaranty Financial Services, Inc.’s financial advisor that the merger consideration is fair, from a financial point of view, to the holders of Guaranty Financial Services, Inc. common stock.

          In connection with its review and approval of the merger agreement, the Board also considered numerous factors, including the following positive and negative factors:

          Positive Factors

●
Guaranty Financial Services, Inc.’s positive perception about First Sentry Bancshares, Inc. and its prospects due to its understanding of and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of First Sentry Bancshares, Inc., including the results of its due diligence review of First Sentry Bancshares, Inc.;

●
The Guaranty Financial Services, Inc. Board’s belief that pursuing the merger with First Sentry Bancshares, Inc. would be more beneficial to stockholders than remaining independent due to the current and prospective environment in which Guaranty Financial Services, Inc. operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry and the likely effects of these factors of Guaranty Financial Services, Inc. in light of, and in the absence of, the proposed merger with First Sentry Bancshares, Inc.;

●	The perceived ability of First Sentry Bancshares, Inc. to receive the requisite regulatory approvals in a timely manner; and

●
The terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the restrictive covenants and other agreements, the conditions to closing and termination provisions, which the Board believed provided adequate assurances about the current operations of First Sentry Bancshares, Inc. and sufficiently limited the types of activities First Sentry Bancshares, Inc. could undertake during the pendency of the merger agreement.

          Negative Factors

●
The fact that trades in First Sentry Bancshares, Inc. common stock are reported on the Pink Sheets and such trades are infrequent and, therefore, there was no assurance that an active and liquid market would develop for the First Sentry Bancshares, Inc. common stock after the merger or the price at which the First Sentry Bancshares, Inc. common stock would trade;

●
The fact that the merger agreement provides for Guaranty Financial Services, Inc.’s payment of a termination fee of $750,000 to First Sentry Bancshares, Inc. if the merger agreement is terminated under certain limited circumstances, although this factor was mitigated somewhat by the fact that such circumstances would generally involve the receipt and consummation of an acquisition proposal with a third party; and

●
The fact that the merger agreement limits Guaranty Financial Services, Inc.’s ability to solicit or discuss alternative transactions during the pendency of the merger, although this was mitigated by the fact that Guaranty Financial Services, Inc.’s Board was permitted, in the exercise of its fiduciary duties, to engage in discussions with parties who submit an unsolicited proposal.

          The Guaranty Financial Services, Inc. Board has unanimously approved the merger agreement and unanimously recommends that Guaranty Financial Services, Inc. stockholders vote “FOR” approval and adoption of the merger agreement.

          The discussion of the factors considered by the Guaranty Financial Services, Inc. Board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Guaranty Financial Services, Inc. Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The Guaranty Financial Services, Inc. Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Guaranty Financial Services, Inc. management and its financial advisor, and considered the factors overall to be favorable to, and to support, its determination.

          Guaranty Financial Services Inc.’s Board of Directors has unanimously approved the merger agreement and recommends that Guaranty Financial Services, Inc. stockholders vote “FOR” the approval of the merger agreement.

Opinion of Guaranty Financial Services, Inc.’s Independent Financial Advisor

          Guaranty Financial Services, Inc.’s Board of Directors retained Howe Barnes Hoefer & Arnett, Inc. to render financial advisory and investment banking services. Howe Barnes is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Guaranty Financial Services, Inc. and its business. As part of its investment banking activities, Howe Barnes is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

          On August 20, 2008, the Guaranty Financial Services, Inc. Board of Directors held a meeting to evaluate the proposed merger with First Sentry Bancshares, Inc. At this meeting, Howe Barnes reviewed the financial aspects of the proposed merger and rendered a written opinion that the terms of the proposed merger of Guaranty Financial Services, Inc. with and into First Sentry Bancshares, Inc. were fair, from a financial point of view, to Guaranty Financial Services, Inc. stockholders. On May 27, 2009, Howe Barnes was engaged to update its analysis based upon the terms of the proposed amendment to the Merger Agreement. On June 3, 2009, Howe Barnes rendered an updated opinion that the terms of the proposed merger of Guaranty Financial Services, Inc. with and into First Sentry Bancshares, Inc. were fair, from a financial point of view, to Guaranty Financial Services, Inc. stockholders. Set forth below is the material information in Howe Barnes’ written opinion. The full text of Howe Barnes’ opinion and supporting information is attached as Appendix B to this joint proxy statement/prospectus and should be read in its entirety.

          For purposes of Howe Barnes’ opinion and in connection with its review of the proposed transaction, Howe Barnes has, among other things:

1.	Reviewed the terms of the Merger Agreement, as amended;

2.
Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc., including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

3.
Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc.;

4.
Held discussions with members of executive and senior management of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc., including without limitation, Guaranty Financial Services, Inc.’s legal advisor and others concerning the past and current results of operations of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc., their respective current financial condition and managements’ opinion of their respective future prospects;

5.	Reviewed reported market prices and historical trading activity of First Sentry Bancshares, Inc. common stock;

6.	Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Howe Barnes deemed to be relevant;

7.	Reviewed the potential pro forma impact of the merger; and

8.	Performed such other financial studies, analyses and investigations, as Howe Barnes considered appropriate under the circumstances.

          Howe Barnes has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Guaranty Financial Services, Inc., First Sentry Bancshares, Inc., and their respective representatives, and of the publicly available information that was reviewed by it. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and it did not conduct a physical inspection of any of the properties or facilities of Guaranty Financial Services, Inc. or First Sentry Bancshares, Inc., did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Guaranty Financial Services, Inc. or First Sentry Bancshares, Inc., was not furnished with any such evaluation or appraisal, and did not review any individual credit files.

          Howe Barnes’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Guaranty Financial Services, Inc. or First Sentry Bancshares, Inc. could materially affect the assumptions used in preparing the opinion. Howe Barnes assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

          No limitations were imposed by Guaranty Financial Services, Inc.’s Board of Directors upon Howe Barnes with respect to the investigations made or procedures followed in rendering its opinion. Howe Barnes’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by First Sentry Bancshares, Inc. to holders of Guaranty Financial Services, Inc. common stock in the merger and does not address Guaranty Financial Services, Inc.’s underlying business decision to proceed with the merger. Howe Barnes has been retained on behalf of the Board of Directors of Guaranty Financial Services, Inc., and its opinion does not constitute a recommendation to any director of Guaranty Financial Services, Inc. as to how such director should vote with respect to the merger.

          Howe Barnes relied upon the managements of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefore) provided to or reviewed by Howe Barnes, and Howe Barnes assumed that such forecasts and projections reflect the best currently available estimates and judgments of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. management. Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. do not publicly disclose internal management forecasts, projections or estimates of the type furnished to or reviewed by Howe Barnes in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the managements of Guaranty Financial Services, Inc. or First Sentry Bancshares, Inc., including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

          In delivering its opinion to the Board of Directors of Guaranty Financial Services, Inc., Howe Barnes prepared and delivered to Guaranty Financial Services, Inc.’s Board of Directors written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Howe Barnes in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Howe Barnes. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Howe Barnes believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Guaranty Financial Services, Inc., First Sentry Bancshares, Inc. and Howe Barnes. Any estimates contained in Howe Barnes’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

          Summary of Proposal. Howe Barnes reviewed the financial terms of the proposed transaction which was determined by Guaranty Financial Services, Inc. as a result of arms’ length negotiations with First Sentry Bancshares, Inc. Subject to the provisions of the agreement, each share of Guaranty Financial Services, Inc. common stock issued and outstanding immediately prior to the effective time shall become and be converted into the right to receive one share (“the Exchange Ratio”) of First Sentry Bancshares, Inc. common stock. Based on 381,651 shares of common stock outstanding of Guaranty Financial Services, Inc. and a market value of $25.00 per share for First Sentry Bancshares, Inc. (the closing price on May 28, 2009), Guaranty Financial Services, Inc. will receive aggregate consideration of $9,541,275.

Aggregate Transaction Ratios:
Transaction Value to March 31, 2009 Book Value	1.16	x
Transaction Value to March 31, 2009 Tangible Book Value	1.16	x
Transaction Value to 2008 Earnings	NM
Transaction Value to March 31, 2009 Assets	6.94%
Tangible Premium on Core Deposits	1.72%

          Analysis of Selected Public Companies. Howe Barnes used publicly available information to compare selected financial information for Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. with those of a group of West Virginia banking organizations (see table below) with total assets between $100 million and $500 million that did not have a Subchapter S tax election in effect at March 31, 2009.

Company Name	Total Assets ($000)

Bank of Charles Town	309,527
Bank of Gassaway	166,298
Bank of Mingo	111,455
Bank of Mount Hope, Inc.	120,234
Bank of Romney	232,959
BCBank, Inc.	128,377
Boone County Bank, Inc.	172,164
Capon Valley Bank	150,177
Citizens Bank of Weston	166,550
Citizens National Bank of Elkins	261,813
Clear Mountain Bank	352,556
CNB Bank, Inc.	277,481
Davis Trust Company	132,340
First Bank of Charleston, Inc.	147,111
First Central Bank, Inc.	114,899

Company Name	Total Assets ($000)

First Century Bank, National Association	427,254
First National Bank	240,039
First Neighborhood Bank	122,305
First Peoples Bank	117,088
FNB Bank, Inc.	134,018
Freedom Bank	147,444
Grant County Bank	242,952
Jefferson Security Bank	235,631
Logan Bank & Trust Company	235,021
Main Street Bank Corp.	196,388
MCNB Bank and Trust Co.	272,433
Mountain Valley Bank, N.A.	110,954
MVB Bank, Inc.	286,346
Pendleton Community Bank	206,048
Pioneer Community Bank, Inc.	112,072
Poca Valley Bank, Inc.	297,291
Progressive Bank, National Association	267,368
Traders Bank, Inc.	170,829
West Union Bank	103,471
Williamstown Bank, Inc.	104,802

          To perform this analysis, Howe Barnes used financial data as of March 31, 2009 obtained from SNL Financial LC. The following table sets forth the comparative financial data:

	Guaranty Financial	First Sentry Bancshares	Peer Group Median
Total Assets (in millions)	$137.5	$343.8	$170.8
Equity/Assets	6.00%	5.49%	10.07%
Loans/Deposits	101.59%	83.73%	82.52%
Loan Loss Reserve/Loans	1.22%	1.53%	1.20%
Return on Average Assets	(1.31)%	0.28%	0.80%
Return on Average Equity	(21.76)%	5.18%	7.51%
Nonperforming Assets/Assets	0.37%	0.75%	1.22%

          Stock Trading History. Howe Barnes reviewed the closing per share market prices and volumes for First Sentry Bancshares, Inc. common stock, which is thinly traded on the Pink Sheets, on a monthly basis from May 28, 2008 to May 28, 2009. For the period between May 28, 2008 and May 28, 2009, the price of First Sentry Bancshares, Inc. common stock has ranged from a low of $25.00 to a high of $30.00. The average closing price for the period was $27.59, the closing price on May 28, 2009 was $25.00 per share and the average daily trading volume for First Sentry Bancshares, Inc. was 16 shares.

          Howe Barnes compared the stock price performance for First Sentry Bancshares, Inc. to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index and the SNL Bank Index. During the period between May 28, 2008 and May 28, 2009 First Sentry Bancshares, Inc. common stock outperformed each of the Indices reviewed (Source: SNL Financial LC).

	Beginning Index Value May 28, 2008	Ending Index Value May 28, 2009
First Sentry Bancshares, Inc.	100.00%	83.33%
SNL Bank Index	100.00%	54.04%
Nasdaq Bank Index	100.00%	63.71%
S&P 500 Index	100.00%	65.20%

          Analysis of Selected Bank Merger Transactions. Howe Barnes reviewed certain publicly available information regarding 17 selected merger and acquisition transactions (the “Comparable Transactions”) announced from September 1, 2008 to May 28, 2009 involving U.S. banking organizations with total assets between $100 and $200 million. The transactions included in the group are shown below (survivor/acquired entity). This data was obtained from SNL Financial LC.

●	First National Banker’s Bankshares / Arkansas Bankers’ Bancorporation
●	Midland States Bancorp, Inc. / Waterloo Bancshares, Inc.
●	Intercontinental Bankshares, LLC / Intercontinental Bank
●	MidCap Financial Holdings, LLC / ISN Bank
●	1st Financial Services Corporation / AB&T Financial Corp.
●	River Group Investors / OakStar Bancshares, Inc.
●	Community Exchange Bancshares / Hindman Bancshares, Inc.
●	CommerceWest Bank, N.A. / Discovery Bancorp
●	Piedmont Bancorp, Inc. / Republic Bank of Georgia
●	Merchants Bancorp, Inc. / CB Bancorp, Inc.
●	Southern Bancorp, Inc. / Timberland Bank
●	Connecticut Mutual Holding Co. / Collinsville Savings Mutual Holding
●	First Community Bancshares, Inc. / TriStone Community Bank
●	Capital Funding Bancorp, Inc. / AmericasBank Corp.
●	Community Trust Financial Corp. / First Louisiana Bancshares, Inc.
●	JJR Bank Holding Company, Inc. / First Americano Financial Corp.
●	Xenith Corporation / First Bankshares, Inc.

          Howe Barnes reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Comparable Transactions. Howe Barnes compared these results with the transaction multiples derived from an aggregate purchase price of $9,541,275. The results of the analysis are set forth in the following table.

	First Sentry Bancshares, Inc./ Guaranty Financial Services, Inc.		Median		Average		High		Low
Price/ Book Value	1.16	x	0.58	x	0.65	x	1.32	x	0.04	x
Price/Tang. Book Value	1.16	x	0.58	x	0.65	x	1.32	x	0.04	x
Price/Earnings	NM		20.40	x	20.40	x	22.64	x	18.15	x
Price/Assets	6.94%		6.08%		7.14%		20.41%		0.19%
Tangible Premium/Core Deposits	1.72%		(7.05)%		(5.19)%		8.37%		(15.51)%

          The transaction multiples fall within the range of multiples for the Comparable Transactions, which supports the fairness of the transaction. No company or transaction used as a comparison in the above analysis is identical to First Sentry Bancshares, Inc., Guaranty Financial Services, Inc. or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Guaranty Financial Services, Inc. and the companies included in the Comparable Transactions.

          Net Present Value Analysis. Howe Barnes calculated the present value of theoretical future earnings of Guaranty Financial Services, Inc. and compared the transaction value to the calculated present value of Guaranty Financial Services, Inc.’s common stock on a stand-alone basis. Based on projected earnings for Guaranty Financial Services, Inc. for 2009 through 2013, discount rates ranging from 10% to 18%, and including a residual value, the stand-alone present value of Guaranty Financial Services, Inc. ranged from $5.8 million to $13.9 million. The transaction value of $9.5 million falls within this range of values, which supports the fairness of the transaction.

          Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Howe Barnes estimated the net present value of the future streams of dividendable net income, and added a terminal value. Based on projected earnings for Guaranty Financial Services, Inc. for 2009 through 2013, Howe Barnes assumed after-tax distributions to a potential acquirer such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for Guaranty Financial Services, Inc. were calculated based on Guaranty Financial Services, Inc.’s projected 2013 equity and earnings, the median price to book and price to earnings multiples paid in the Comparable Transactions and utilized discount rates ranging from 10% to 18%. Utilizing a discount rate of 14%, the midpoint of our range, indicated implied values of $7.9 million and $17.1 million. The transaction value of $9.5 million falls within this range of values, which supports the fairness of the transaction.

          Pro Forma Merger Analysis. Howe Barnes performed pro forma merger analyses to calculate the financial implications of the merger to the Guaranty Financial Services, Inc. stockholders. This analysis assumes, among other things, the terms of the transaction as indicated above, that the merger closed at June 30, 2009 and cost savings and revenue enhancement opportunities increasing from 15% to 35% of Guaranty Financial Services, Inc.’s overhead expenses. This analysis utilized after-tax earnings estimates of $0.00 per share in 2009 and $1.83 per share in 2010 for Guaranty Financial Services, Inc. and $1.89 per share and $2.33 per share, respectively, for First Sentry Bancshares, Inc. This analysis indicated that the merger would be approximately 49% accretive to Guaranty Financial Services, Inc.’s projected earnings per share in 2010.

          Howe Barnes has not previously provided investment banking or financial advisory services to Guaranty Financial Services, Inc. or First Sentry Bancshares, Inc. Howe Barnes provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of First Sentry Bancshares, Inc. for its own account and for the accounts of customers.

          Pursuant to the terms of an engagement letter with Guaranty Financial Services, Inc., Howe Barnes has received a fee from Guaranty Financial Services, Inc. of $17,500 for its services as financial advisor. Howe Barnes received an additional fee of $8,500 to update its opinion following the execution of the amendment. In addition, Guaranty Financial Services, Inc. has agreed to indemnify Howe Barnes against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Rights of Appraisal

          Under West Virginia law, in connection with the completion of the merger, stockholders of Guaranty Financial Services, Inc. are entitled to appraisal rights and to receive payment in cash for the fair value of their shares of Guaranty Financial Services, Inc. common stock. Guaranty Financial Services, Inc. stockholders electing to do so must comply with the provisions of Article 13 of the West Virginia Business Corporation Act in order to perfect their rights of appraisal. A copy of Article 13 of the West Virginia Business Corporation Act is attached as Appendix C of this joint proxy statement/prospectus.

          Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A Guaranty Financial Services, Inc. stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

          The following is intended as a brief summary of the material provisions of the West Virginia statutory procedures that a Guaranty Financial Services, Inc. stockholder must follow in order to assert appraisal rights and obtain payment of the fair value of his or her shares of Guaranty Financial Services, Inc. common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Article 13 of the West Virginia Business Corporation Act, the full text of which appears in Appendix C of this document. Under Article 13, prior to the Guaranty Financial Services, Inc. special meeting of stockholders, Guaranty Financial Services, Inc. must send a notice of special meeting to each of the holders of record of its capital stock as of August 10, 2009 so that appraisal rights are available and include in the notice a copy of Article 13 of the West Virginia Business Corporation Act. Guaranty Financial Services, Inc. intends that this document constitutes such notice.

          If you are a Guaranty Financial Services, Inc. stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Guaranty Financial Services, Inc., 517 Ninth Street, Huntington, West Virginia 25701, Attention: Marc A. Sprouse, President and Chief Executive Officer.

          A stockholder of record may assert appraisal rights as to fewer than all the shares registered in his or her name only if he or she objects with respect to all shares beneficially owned by any one person and notifies Guaranty Financial Services, Inc. in writing of the name and address of each person on whose behalf he or she asserts appraisal rights. The rights of a record stockholder are determined as if the shares as to which he or she requests appraisal rights and his or her other shares were registered in the names of different stockholders. A beneficial stockholder may assert appraisal rights as to shares held on his or her behalf only if:

●
he or she submits to Guaranty Financial Services, Inc. the record stockholder’s written consent to assert appraisal rights not later than within 10 days of the deadline for receiving the response form (as described below); and

●	he or she does so with respect to all shares of which he or she is the beneficial stockholder.

          If you are a Guaranty Financial Services, Inc. stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Article 13 of the West Virginia Business Corporation Act, which requires the following:

          You must make a written demand for payment. You must deliver a written notice for payment for your shares to Guaranty Financial Services, Inc. before the vote on the merger agreement is taken at the Guaranty Financial Services, Inc. special meeting of stockholders. This written demand for payment must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal rights.

          You must refrain from voting for adoption of the merger agreement. You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your appraisal rights.

          Following the adoption of the merger agreement by stockholders, Guaranty Financial Services, Inc. (or their successor) must within ten days deliver a notice in writing to all stockholders who properly exercised their appraisal rights. Guaranty Financial Services, Inc.’s notice will:

●
supply a response form for demanding payment that includes the date of the first announcement to stockholders of the terms of the proposed merger and require that the person asserting appraisal rights certify whether or not he or she acquired beneficial ownership of the shares before or after that date and that the stockholder did not vote for the transaction;

●
state where the response form should be sent and where, if applicable, certificates for certificated shares should be deposited, the deadline for which can be no earlier than the date the response form is due;

●
set a date by which Guaranty Financial Services, Inc. must receive the response form, which date may not be fewer than 40 nor more than 60 days after the date of mailing of the appraisal notice and response form, otherwise the stockholder will be deemed to have waived his or her appraisal rights under the statute;

●	give Guaranty Financial Services, Inc.’s estimate of the fair value of its shares of common stock;

●
state that if requested in writing, Guaranty Financial Services, Inc. will provide to a stockholder within 10 days of the deadline for receiving the response form, the number of stockholders who returned the response form by the deadline and the aggregate amount of shares owned by such stockholders;

●	set a date by which a stockholder may withdraw appraisal rights, which date must be within 20 days after the deadline for the response form; and

●	be accompanied by a copy of Article 13 of the West Virginia Business Corporation Act.

          A stockholder sent an appraisal notice by Guaranty Financial Services, Inc. may demand payment by certifying that he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the merger and, in the case of certificated shares, deposit his or her certificates in accordance with the terms of the notice. A stockholder, including a certificated stockholder, who deposits his or her shares in accordance with the appraisal notice, will lose all rights as a stockholder. A stockholder who does not demand payment and, when applicable, does not deposit his or her share certificates where required, by the date set in the appraisal notice, will not be entitled to payment for his or her shares under Article 13 of the West Virginia Business Corporation Act. A stockholder who does not certify as to whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of merger will be treated as someone who acquired the shares after announcement of the merger.

          Within 30 days after receipt of a payment demand, Guaranty Financial Services, Inc. (or their successor) will pay the stockholder the amount Guaranty Financial Services, Inc. estimates to be the fair value of the stockholder’s shares, plus accrued interest. The payment will be accompanied by:

●
Guaranty Financial Services, Inc.’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders’ equity for that year, and the latest available interim financial statements, if any;

●	a statement of Guaranty Financial Services, Inc.’s estimate of the fair value of its shares, which must equal or exceed the prior estimate; and

●
a statement of the stockholder’s right to demand further payment if such stockholder is dissatisfied with the proposed payment within a specified time period, otherwise the payment made will be considered full satisfaction of Guaranty Financial Services, Inc.’s obligation under the statute.

          For those stockholders who became beneficial owners of shares after the public announcement of the proposed merger and have exercised their appraisal rights, Guaranty Financial Services, Inc. may elect to withhold payment and request that such stockholders may either accept Guaranty Financial Services, Inc.’s estimate of the fair value of the shares, plus accrued interest or demand further appraisal rights within 30 days, otherwise such stockholder will be deemed to have accepted the prior offer. Guaranty Financial Services, Inc. must also provide such stockholders with the same information it provided those stockholders who purchased their shares before the public announcement of the merger.

          A stockholder may notify Guaranty Financial Services, Inc. in writing of his or her own estimate of the fair value of his or her shares, and demand payment of his or her estimate plus interest, less any previous payment by Guaranty Financial Services, Inc. A stockholder waives his or her right to demand payment unless he or she notifies Guaranty Financial Services, Inc. of his or her demand in writing within 30 days after Guaranty Financial Services, Inc. has made or offered payment for his or her shares.

          If a demand for payment remains unsettled, Guaranty Financial Services, Inc. (or its successor) will commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Guaranty Financial Services, Inc. does not commence the proceeding within the 60-day period, it shall pay each stockholder whose demand remains unsettled the amount demanded. Guaranty Financial Services, Inc. will make all stockholders, whether or not residents of West Virginia, whose demands remain unsettled, parties to this proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them. The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against Guaranty Financial Services, Inc. (or a successor), except that the court may assess costs against all or some of the stockholders, in amounts the court finds equitable, to the extent the court finds the stockholders did not act in good faith in demanding payment.

          IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

Interests of Certain Guaranty Financial Services, Inc. Directors and Officers in the Merger

          When considering the recommendations of the Guaranty Financial Services, Inc. Board of Directors regarding the merger, you should be aware that some of the employees of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company and members of the Guaranty Financial Services, Inc. Board of Directors and management have interests that differ from, and may conflict with, your interests as a stockholder of Guaranty Financial Services, Inc. The Guaranty Financial Services, Inc. Board of Directors was aware of these interests when it approved the merger and the merger agreement.

          Employment Agreement with Marc A. Sprouse. Mr. Sprouse is the President and Chief Executive Officer of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company. Mr. Sprouse currently has an employment agreement with Guaranty Bank & Trust Company that provides him with a payment in the case of a change in control of Guaranty Financial Services, Inc. or Guaranty Bank & Trust Company. The merger with First Sentry Bancshares, Inc. will constitute a change in control of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company for purposes of the employment agreement and, as a result, Mr. Sprouse is entitled to receive a cash payment in the amount of approximately $569,662, calculated as of August 5, 2009. Mr. Sprouse will be paid his change in control payment, subject to a downward adjustment in the event Guaranty Financial Services, Inc. stockholders fail to approve Proposal III, the Change in Control Payment Proposal. Under such circumstances, Mr. Sprouse will be paid his safe harbor limit of approximately $442,718 for purposes of determining “golden parachute” payments under Section 280G of the Internal Revenue Code, calculated as of August 5, 2009. Mr. Sprouse has entered into an Acknowledgement Agreement, as amended, with First Sentry Bancshares, Inc., Guaranty Financial Services, Inc., First Sentry Bank and Guaranty Bank & Trust Company whereby, in exchange for the one-time payment, his employment agreement will be terminated, except for the covenant not to compete contained in the employment agreement, which will continue for a period of three years following completion of the merger.

          Employment Agreement with Larry E. Plantz. Mr. Plantz is a Senior Vice President of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company. Mr. Plantz currently has an employment agreement with Guaranty Bank & Trust Company that provides him with a payment in the case of a change in control of Guaranty Financial Services, Inc. or Guaranty Bank & Trust Company. The merger with First Sentry Bancshares, Inc. will constitute a change in control of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company for purposes of the employment agreement and, as a result, Mr. Plantz is entitled to receive a cash payment in the amount of approximately $334,048, calculated as of August 5, 2009. Mr. Plantz will be paid his change in control payment, subject to a downward adjustment in the event Guaranty Financial Services, Inc. stockholders fail to approve Proposal III, the Change in Control Payment Proposal. Under such circumstances, Mr. Plantz will be paid his safe harbor limit of approximately $240,379 for purposes of determining “golden parachute” payments under Section 280G of the Internal Revenue Code, calculated as of August 5, 2009. Mr. Plantz has entered into an Acknowledgement Agreement with First Sentry Bancshares, Inc., Guaranty Financial Services, Inc., First Sentry Bank and Guaranty Bank & Trust Company whereby, in exchange for the one-time payment, his employment agreement will be terminated, except for the covenant not to compete contained in the employment agreement, which will continue for a period of three years following completion of the merger.

          Employment Agreement with Marshall E. Cartwright. Mr. Cartwright is a Senior Vice President of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company. Mr. Cartwright currently has an employment agreement with Guaranty Bank & Trust Company that provides him with a payment in the case of a change in control of Guaranty Financial Services, Inc. or Guaranty Bank & Trust Company. The merger with First Sentry Bancshares, Inc. will constitute a change in control of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company for purposes of the employment agreement and, as a result, Mr. Cartwright is entitled to receive a cash payment in the amount of approximately $304,012, calculated as of August 5, 2009. Mr. Cartwright will be paid his change in control payment, subject to a downward adjustment in the event Guaranty Financial Services, Inc. stockholders fail to approve Proposal III, the Change in Control Payment Proposal. Under such circumstances, Mr. Cartwright will be paid his safe harbor limit of approximately $246,489 for purposes of determining “golden parachute” payments under Section 280G of the Internal Revenue Code, calculated as of August 5, 2009. Mr. Cartwright has entered into an Acknowledgement Agreement with First Sentry Bancshares, Inc., Guaranty Financial Services, Inc., First Sentry Bank and Guaranty Bank & Trust Company whereby, in exchange for the one-time payment, his employment agreement will be terminated, except for the covenant not to compete contained in the employment agreement, which will continue for a period of three years following completion of the merger.

          Employment Agreement with Victoria Ballengee. Ms. Ballengee is the Senior Vice President of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company. Ms. Ballengee currently has an employment agreement with Guaranty Bank & Trust Company that provides her with a payment in the case of a change in control of Guaranty Financial Services, Inc. or Guaranty Bank & Trust Company. The merger with First Sentry Bancshares, Inc. will constitute a change in control of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company for purposes of the employment agreement and, as a result, Ms. Ballengee is entitled to receive a cash payment in the amount of approximately $280,298, calculated as of August 5, 2009. Ms. Ballengee will be paid her change in control payment, subject to a downward adjustment in the event Guaranty Financial Services, Inc. stockholders fail to approve Proposal III, the Change in Control Payment Proposal. Under such circumstances, Ms. Ballengee will be paid her safe harbor limit of approximately $226,904 for purposes of determining “golden parachute” payments under Section 280G of the Internal Revenue Code, calculated as of August 5, 2009. Ms. Ballengee has entered into an Acknowledgement Agreement with First Sentry Bancshares, Inc., Guaranty Financial Services, Inc., First Sentry Bank and Guaranty Bank & Trust Company whereby, in exchange for the one-time payment, her employment agreement will be terminated, except for the covenant not to compete contained in the employment agreement, which will continue for a period of three years following completion of the merger.

          Consulting Agreements with Marc A. Sprouse and Marshall E. Cartwright. Following completion of the merger, Messrs. Sprouse and Cartwright have agreed to provide consulting services to First Sentry Bank in order to assist First Sentry Bank with any personnel and business integration issues that may arise in connection with the merger, and also with other banking-related services, as reasonably requested by First Sentry Bank. The consulting agreements are for a term of 24 months, commencing on the closing date of the merger, and ending on the second anniversary date thereafter. Under the consulting agreements, First Sentry Bank will pay Messrs. Sprouse and Cartwright a quarterly consulting fee of $37,500 and $13,500, respectively. Messrs. Sprouse and Cartwright will forfeit their remaining consulting fees if they voluntarily resign their services with First Sentry Bank or if they are terminated for “cause” (as defined in the consulting agreements) prior to the completion of the term of their agreements. Messrs. Sprouse and Cartwright will be subject to their covenants not to compete, as set forth in their employment agreements which will otherwise be terminated following completion of the merger.

          Retention Agreement with Larry E. Plantz. In consideration of Mr. Plantz’s continued employment with First Sentry Bank following the completion of the merger, First Sentry Bank will pay Mr. Plantz a retention bonus payment of $110,000, which will be payable in two equal semi-annual installments. The two installment payments will be paid to Mr. Plantz on the last business day of the 6th month and 12th month, respectively, following the closing date of the merger. Mr. Plantz will forfeit his retention bonus payment if he voluntarily resigns his employment with First Sentry Bank or if he is terminated for “cause” (as defined in the retention agreement) prior to receiving his payments under the retention agreement.

          Retention Bonuses to Certain Guaranty Bank & Trust Company Employees. First Sentry Bank has established a retention bonus pool of $220,500 to be awarded to certain Guaranty Bank & Trust Company employees, as determined by First Sentry Bank, who remain employed with Guaranty Bank & Trust Company through the closing date of the merger. Marc A. Sprouse will be eligible to receive up to $54,000 of the established retention bonus pool.

          Appointments to the First Sentry Bancshares, Inc. Board of Directors. Upon completion of the merger, First Sentry Bancshares, Inc. will appoint all directors of Guaranty Financial Services, Inc. to the Board of Directors of First Sentry Bancshares, Inc. These directors will be paid the same fees as are paid to First Sentry Bancshares, Inc.’s and First Sentry Bank’s directors.

          Protection of Guaranty Financial Services, Inc. Directors and Officers Against Claims. For a period of six years after the closing of the merger, First Sentry Bancshares, Inc. has agreed to indemnify and hold harmless each present and former director and officer of Guaranty Financial Services, Inc. and its subsidiaries from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger, to the fullest extent allowed under West Virginia law as in effect at the time of the closing of the merger. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. First Sentry Bancshares, Inc. has also agreed to advance any related costs to each of these persons as they are incurred. First Sentry Bancshares, Inc. has also agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Guaranty Financial Services, Inc.’s directors and officers for six years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Pink Sheets Listing

          Transactions in First Sentry Bancshares, Inc. common stock are reported on the Pink Sheets under the symbol FTSB.PK. In order to be quoted and traded on the Pink Sheets, First Sentry Bancshares, Inc. must have at least one market maker indicating an intent to make a market in its common stock. First Sentry Bancshares, Inc. trades infrequently and therefore it is unlikely that a liquid trading market in shares of its common stock will develop. Persons owning shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the per share merger consideration paid even if a liquid trading market develops.

Material Federal Income Tax Consequences of the Merger

          The following discussion addresses the material United States federal income tax consequences of the merger to holders of Guaranty Financial Services, Inc. common stock. This discussion applies only to Guaranty Financial Services, Inc. stockholders that hold their Guaranty Financial Services, Inc. common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; an S corporation or other pass-through entity and an investor in such entity; foreign persons; stockholders who received their Guaranty Financial Services, Inc. common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; and stockholders who hold Guaranty Financial Services, Inc. common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument.

          This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

          It is a condition to the obligations of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. to complete the merger that First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. receive an opinion of Luse Gorman Pomerenk & Schick, P.C. to the effect that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (2) First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (3) except to the extent of any cash received in lieu of a fractional share interest in First Sentry Bancshares, Inc. common stock, no gain or loss will be recognized by stockholders of Guaranty Financial Services, Inc. who exchange their Guaranty Financial Services, Inc. common stock for First Sentry Bancshares, Inc. common stock in the merger.

          In rendering its opinion, counsel may require and rely upon representations contained in letters and certificates to be received from officers of First Sentry Bancshares, Inc., Guaranty Financial Services, Inc. and others. Neither of these tax opinions will be binding on the Internal Revenue Service or the courts, and we do not intend to request any ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

          Exchange for First Sentry Bancshares, Inc. Common Stock. No gain or loss will be recognized by a Guaranty Financial Services, Inc. stockholder who receives shares of First Sentry Bancshares, Inc. common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Guaranty Financial Services, Inc. common stock. The tax basis of the shares of First Sentry Bancshares, Inc. common stock received by a Guaranty Financial Services, Inc. stockholder in such exchange will be equal to the basis of the Guaranty Financial Services, Inc. common stock surrendered in exchange for the First Sentry Bancshares, Inc. common stock (except for the basis attributable to any fractional shares of First Sentry Bancshares, Inc. common stock, as discussed below). The holding period of the First Sentry Bancshares, Inc. common stock received will include the holding period of shares of Guaranty Financial Services, Inc. common stock surrendered in exchange for the First Sentry Bancshares, Inc. common stock, provided that such shares were held as capital assets of the Guaranty Financial Services, Inc. stockholder at the effective time of the merger.

          Cash in Lieu of Fractional Shares. A Guaranty Financial Services, Inc. stockholder who holds Guaranty Financial Services, Inc. common stock as a capital asset who receives in the merger cash in lieu of fractional shares, in exchange for such stock, will be treated as having first received such fractional share of First Sentry Bancshares, Inc. common stock in the merger and then as having received cash in exchange for the fractional share. Thus, a Guaranty Financial Services, Inc. stockholder generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis allocated to such fractional share.

          Dissenting Stockholders. Holders of Guaranty Financial Services, Inc. common stock who request their rights of appraisal with respect to the merger, as discussed in “—Rights of Appraisal,” and who receive cash with respect to their shares of Guaranty Financial Services, Inc. common stock generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and their aggregate tax basis in their share of Guaranty Financial Services, Inc. common stock.

          Backup Withholding. Payments of cash to a holder surrendering shares of Guaranty Financial Services, Inc. common stock will be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Any amounts withheld from payments to a holder under the backup withholding rules may be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. Each holder of Guaranty Financial Services, Inc. common stock should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedures for claiming such exemption.

Tax Consequences to First Sentry Bancshares, Inc. and its Stockholders

          The merger, when consummated in accordance with its terms, will qualify or be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code. Therefore, neither First Sentry Bancshares, Inc. nor its stockholders will recognize gain or loss in connection with the merger, although First Sentry Bancshares, Inc. will succeed to any tax liabilities of Guaranty Financial Services, Inc.

Accounting Treatment of the Merger

          First Sentry Bancshares, Inc. will account for the merger as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Guaranty Financial Services, Inc. will be recorded on First Sentry Bancshares, Inc.’s consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by First Sentry Bancshares, Inc. exceeds the fair value of the net tangible and identifiable intangible assets acquired by First Sentry Bancshares, Inc. through the merger will be recorded as goodwill. Financial statements of First Sentry Bancshares, Inc. issued after the effective date of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of Guaranty Financial Services, Inc.

Resales of First Sentry Bancshares, Inc. Common Stock

          The shares of First Sentry Bancshares, Inc. common stock to be issued to stockholders of Guaranty Financial Services, Inc. in the merger have been registered under the Securities Act of 1933, as amended. Shares of First Sentry Bancshares, Inc. common stock issued in the merger may be traded freely and without restriction by those stockholders who were not deemed to be “affiliates” of First Sentry Bancshares, Inc., as that term is defined in the rules under the Securities Act. Directors and executive officers who are stockholders of Guaranty Financial Services, Inc. and join First Sentry Bancshares, Inc. as a director or executive officer will be deemed to be “affiliates” of Guaranty Financial Services, Inc. and may resell their stock in compliance with Rule 144 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of First Sentry Bancshares, Inc. is an individual or entity that controls, is controlled by or is under common control with, First Sentry Bancshares, Inc., and include the executive officers and directors of First Sentry Bancshares, Inc. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

Regulatory Approvals and Notices Required for the Merger

          Completion of the merger and the bank merger is subject to certain regulatory approvals and consents. The merger and the bank merger are subject to the prior approval or non-objection of the Board of Governors of the Federal Reserve System, the West Virginia Division of Banking and the Federal Deposit Insurance Corporation. In reviewing the applications, the West Virginia Division of Banking and the Federal Deposit Insurance Corporation must consider, among other factors, the financial and managerial resources and future prospects of the existing institutions, and the convenience and needs of the communities to be served. The West Virginia Division of Banking and the Federal Deposit Insurance Corporation will also consider the institutions’ compliance with applicable laws and regulations. Finally, the West Virginia Division of Banking and the Federal Deposit Insurance Corporation may not approve a transaction:

●	that would tend to create or result in a monopoly or be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

●	if its effect in any section of the country may be to lessen competition substantially or which in any other manner would be restraint on trade;

unless the West Virginia Division of Banking and the Federal Deposit Insurance Corporation find that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction on meeting the convenience and needs of the communities to be served. Additionally, the West Virginia Division of Banking and the Federal Deposit Insurance Corporation must determine that First Sentry Bank and Guaranty Bank & Trust Company each maintain effective anti-money laundering programs. After reviewing First Sentry Bancshares, Inc.’s applications, the West Virginia Division of Banking and the Federal Deposit Insurance Corporation approved the applications, and the Board of Governors of the Federal Reserve System granted its non-objection to the transactions.

Requirement for Stockholder Approval

          The merger is subject to the approval of the holders of a majority of the outstanding common stock of each of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. On August 15, 2009, the directors and executive officers of First Sentry Bancshares, Inc. beneficially owned 283,937 shares, or 26.9% of the outstanding common stock of First Sentry Bancshares, Inc., while the directors and executive officers of Guaranty Financial Services, Inc. beneficially owned 125,620 shares, or 31.4% of the outstanding stock of Guaranty Financial Services, Inc. as of August 10, 2009. Each director of Guaranty Financial Services, Inc. executed a voting agreement with First Sentry Bancshares, Inc. that commits such director to vote the shares of Guaranty Financial Services, Inc. common stock he or she owns in favor of the proposal to approve and adopt the merger agreement. Please note that completion of the merger is not contingent upon approval by Guaranty Financial Services, Inc. stockholders of Proposal III, the Change in Control Payment Proposal which, if approved by Guaranty Financial Services, Inc. stockholders, would permit change of control payments in excess of the safe harbor limitations imposed under Section 280G of the Internal Revenue Code to certain of Guaranty Financial Services, Inc.’s executive officers.

THE MERGER AGREEMENT

          The following describes material provisions of the merger agreement, as amended. This description does not purport to be complete. The full text of the merger agreement, as amended, is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. Stockholders are encouraged to read the full text of the merger agreement.

Terms of the Merger

          The merger agreement, as amended, provides for a business combination in which Guaranty Financial Services, Inc. will merge with and into First Sentry Bancshares, Inc. First Sentry Bancshares, Inc. will be the surviving corporation in the merger.

          As a result of the merger, except as noted below, each outstanding share of Guaranty Financial Services, Inc. common stock will be converted into the right to receive one share of First Sentry Bancshares, Inc. common stock. First Sentry Bancshares, Inc. will not issue fractional shares of First Sentry Bancshares, Inc. common stock, but instead will pay each holder of Guaranty Financial Services, Inc. common stock who would otherwise be entitled to a fraction of a share of First Sentry Bancshares, Inc. common stock an amount in cash determined by multiplying that fraction by $30.00. If there is a change in the number or classification of shares of First Sentry Bancshares, Inc. outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction (unless First Sentry Bancshares, Inc. issues additional shares of common stock and receives fair market value for such shares), the exchange ratio will be proportionally adjusted. Shares of Guaranty Financial Services, Inc. common stock held directly or indirectly by First Sentry Bancshares, Inc. will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either Guaranty Financial Services, Inc. or First Sentry Bancshares, Inc. in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which appraisal rights have been validly exercised will be entitled only to the rights granted by West Virginia law.

When Will the Merger be Completed

          First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. expect to complete the merger in the third calendar quarter of 2009. On the closing date, First Sentry Bancshares, Inc. will file articles of merger with the West Virginia Secretary of State merging Guaranty Financial Services, Inc. into First Sentry Bancshares, Inc. The merger will become effective at the time stated in the articles of merger. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See “Joint Proposal I—The Merger—Regulatory Approvals and Notices Required for the Merger.” Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before December 31, 2009, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See “—Terminating the Merger Agreement.”

Conditions to Completing the Merger

          First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s obligations to consummate the merger are conditioned on the following, none of which may be waived:

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. stockholders each must approve the merger agreement and the transactions contemplated thereby by the affirmative vote of a majority of the issued and outstanding shares of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.;

●
there must not be any outstanding orders, decrees, injunctions, or statute, rule or regulation that has been enacted, promulgated or enforced by a court or governmental authority that would enjoin or prohibit the merger;

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. and their respective subsidiaries must have received all necessary approvals, authorizations and consents of governmental authorities for the merger, without the imposition of any condition or requirement that in the good faith reasonable judgment of the Board of Directors of First Sentry Bancshares, Inc. would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties or materially impair the value of Guaranty Financial Services, Inc., and any required waiting periods must have expired;

●
the Securities and Exchange Commission must declare effective the registration statement relating to the shares of First Sentry Bancshares, Inc. common stock to be issued to Guaranty Financial Services, Inc. stockholders in the merger, of which this joint proxy statement/prospectus is a part, and no stop order suspending the effectiveness of the registration statement will have been issued by the Securities and Exchange Commission or any applicable state securities commissioner; and

●	the parties must have received opinions of counsel to the effect that the merger qualifies as a tax-free reorganization under United States federal income tax laws.

First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s obligations to consummate the merger are conditioned on the following, any of which may be waived:

●
all representations and warranties made by both First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. in the merger agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. must have performed their respective obligations and complied with all agreements or covenants under the merger agreement in all material respects;

●	the parties must have received all required permits, authorizations, consents, waivers, clearances or approvals for consummation of the mergers;

●	not be more than 5% of the issued and outstanding shares of Guaranty Financial Services, Inc. common stock shall have properly dissented to the merger under West Virginia law;

●	since March 31, 2008, there has been no event that has caused a material adverse effect on either party;

●	each of Guaranty Financial Services, Inc.’s and Guaranty Bank & Trust Company’s directors shall have tendered their written resignations, effective upon completion of the merger;

●	Guaranty Financial Services, Inc. shall not have taken any action to repay or redeem their outstanding trust preferred and ancillary securities;

●
First Sentry Bancshares, Inc. shall have deposited with the exchange agent sufficient cash to pay the aggregate cash consideration for the cash to be paid in lieu of fractional shares and irrevocably instructed the exchange agent to issue a sufficient number of its shares; and

●	the fairness opinion of Howe Barnes delivered to the Board of Directors of Guaranty Financial Services, Inc. will not have been withdrawn prior to completion of the merger.

Conduct of Business Before the Merger

          Guaranty Financial Services, Inc. has agreed that, until completion of the merger and unless permitted by First Sentry Bancshares, Inc., or otherwise set forth in the merger agreement, neither it nor its subsidiaries will:

General Business

●	operate its business other than in the usual, regular and ordinary course;

●	fail to use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

●
voluntarily take any action that would adversely affect or delay its ability to obtain any regulatory or governmental approval required for the consummation of the merger or materially increase the period of time necessary to obtain such approvals;

●	take any action to adversely affect its ability to perform its covenants and agreements under the merger agreement;

●
issue any broadly distributed communication of a general nature to employees without prior consultation with First Sentry Bancshares, Inc. and, to the extent relating to future employment, benefit or compensation information without the prior consent of First Sentry Bancshares, Inc. or issue any broadly distributed communication of a general nature to customers without the prior approval of First Sentry Bancshares, Inc., except as required by law or for communications in the ordinary course of business, consistent with past practice that do not relate to the merger;

Governing Documents

●	change or waive any provision of its articles of incorporation or bylaws;

Capital Stock

●	change, issue, adjust, split, combine or reclassify its capital stock;

●	pay any cash or stock dividends or make any other distribution on its capital stock;

●	grant any stock options under its stock option benefit plan or redeem or otherwise acquire any shares of capital stock;

●	issue any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

●	sell or redeem any currently outstanding trust preferred securities or securities underlying any outstanding trust preferred securities;

Contracts

●	enter into, amend in any material respect or terminate any contract or agreement, except in the ordinary course of business;

●
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness, other than in the ordinary course of business, consistent with past practice;

●
undertake or enter into any lease, contract or other commitment, other than in the normal course of business, involving a payment of $25,000 annually or containing any financial commitment extending beyond 12 months from the date of the merger agreement;

Branches

●	establish or close or make application for the opening or closing of any branch or automated banking facility;

Employees and Board of Directors

●
grant or agree to pay any bonus, severance, or termination to, or enter into, renew or amend any employment, severance or similar agreement or increase the compensation or fringe benefits of any of its officers, employees or directors, except for existing obligations as of the date of the merger agreement, annual non-officer salary increases consistent with past practice, certain cash bonuses permitted by the merger agreement and for certain annual 401(k) contributions and certain cash bonuses for the prior fiscal year;

●
other than as set forth in the merger agreement, take any action that would give rise to (i) a right of payment to any individual under any employment agreement or (ii) an acceleration of the right to payment to any individual under any employee benefit plan;

●
enter into or, except as required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, bonus, consulting, group insurance or other employee benefit plan or arrangement or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

●	elect or appoint any new senior executive officer (Vice President or higher) or director;

●	hire or promote any employee at an annual rate of compensation in excess of $30,000;

Dispositions

● merge or consolidate with another corporation;

●
sell or lease all or a substantial portion of its material assets or businesses or acquire any business, assets or liabilities of another person or corporate entity, other than in the ordinary course of business;

● enter into a purchase and assumption transaction with respect to deposits and liabilities with another entity;

Indebtedness

● sell or otherwise dispose of the capital stock or any asset other than in the ordinary course of business consistent with past practice;

●
subject any assets to a lien, pledge, security interest or other encumbrance, subject to limited exceptions in the merger agreement, and incur any indebtedness for borrowed money other than in the ordinary course of business;

Accounting and Policies

● change its method, practice or principle of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

●
make any material change in policies such as the extension of credit, loan loss reserves, charge offs, investments, asset/liability management or other policies, unless required to do so by applicable law or regulatory authorities;

Investment Securities

●
make any investment in any equity or debt security other than securities rated “AAA” or higher by either Standard & Poor’s Rating Services or Moody’s Investors Services, having a face amount of not more than $1.0 million, with a weighted average life of not more than five years and otherwise in the ordinary course of business consistent with past practice;

Loans

●
make any new loan or other credit facility commitment in an amount in excess of $1.0 million for a commercial real estate loan or $500,000 for a commercial business loan or residential loan, except for commitments that had not expired prior to the signing of the merger agreement;

●
any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit expense in the aggregate exceeds $1.0 million or in excess of $500,000 to any person or property residing or located outside of West Virginia;

●	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

●	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other hedging transaction;

●	sell any participation interest in any loan or other real estate owned properties;

●
foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates environmental problems;

●	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Capital Expenditures

●
make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement or necessary to maintain existing assets in good repair;

Settling Claims

●
pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

Merger Agreement

●
voluntarily take any action that would result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied except in each case as may be required by applicable law; and

●	agree to any of the foregoing actions.

First Sentry Bancshares, Inc. has agreed that, until the completion of the merger and unless permitted to by Guaranty Financial Services, Inc., it will not:

●	fail to use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

●
voluntarily take any action that would adversely affect or delay its ability to obtain any regulatory or governmental approval required for the consummation of the merger or materially increase the period of time necessary to obtain such approvals;

●	take any action to adversely affect its ability to perform its covenants and agreements under the merger agreement; or

●
voluntarily take any action that would result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied.

Covenants of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. in the Merger Agreement

          Agreement Not to Solicit Other Proposals. Until the merger is completed or the merger agreement is terminated, Guaranty Financial Services, Inc. has agreed that it, and its subsidiaries, its officers, its directors and representatives will not:

●	initiate, solicit, induce or knowingly encourage any inquiries or the making of any proposal to acquire Guaranty Financial Services, Inc.;

●
participate in any discussions or negotiations regarding any proposal to acquire Guaranty Financial Services, Inc, or furnish, or otherwise afford access, to any person any information or data with respect to Guaranty Financial Services, Inc. or otherwise relating to an acquisition proposal;

●	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Guaranty Financial Services, Inc. is a party; or

●
enter into any agreement, agreement in principle, or letter of intent with respect to any proposal to acquire Guaranty Financial Services, Inc., or approve or resolve to approve an acquisition proposal.

          Guaranty Financial Services, Inc. may, however, furnish information regarding Guaranty Financial Services, Inc. to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal if:

●
Guaranty Financial Services, Inc.’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such proposal is or may be superior to the First Sentry Bancshares, Inc. merger from a financial point of view for Guaranty Financial Services, Inc.’s stockholders;

●
Guaranty Financial Services, Inc.’s Board of Directors determines, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that failure to take such actions would be inconsistent with their fiduciary obligations under applicable law;

●	Guaranty Financial Services, Inc. provides First Sentry Bancshares, Inc. at least three business days’ notice prior to such determination; and

●
Guaranty Financial Services, Inc. receives a confidentiality agreement from a third party with terms no less favorable to Guaranty Financial Services, Inc. than the existing confidentiality agreement between Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc.

          Employee Matters. First Sentry Bancshares, Inc. will review all Guaranty Financial Services, Inc. compensation and employee benefit plans that do not otherwise terminate (whether pursuant to the terms of any such plan or the merger agreement) to determine whether to maintain, terminate or continue such plans. Each person who is an employee of Guaranty Bank & Trust Company as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of First Sentry Bank. In the event employee compensation or benefits as currently provided by Guaranty Financial Services, Inc. or Guaranty Bank & Trust Company are changed or terminated by First Sentry Bancshares, Inc., First Sentry Bancshares, Inc. has agreed to provide compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated First Sentry Bank employees.

          All Guaranty Bank & Trust Company employees who become employees of First Sentry Bank at the effective time generally will be given credit for service at Guaranty Financial Services, Inc. or its subsidiaries for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes except for vacation and calculation of severance benefits under any severance compensation plan) under First Sentry Bank’s compensation and benefit plans.

          Employment Agreements. First Sentry Bancshares, Inc. and First Sentry Bank will honor, subject to Proposal III, the Change in Control Payment Proposal, the four employment agreements Guaranty Bank & Trust Company has with Marc A. Sprouse, Larry E. Plantz, Marshall E. Cartwright and Victoria Ballengee. The employment agreements will be terminated and change in control payments will be made to the executive officers at the closing of the merger. The amount of the change in control payments may be reduced in the event Guaranty Financial Services, Inc. stockholders fail to approve Proposal III, the Change in Control Payment Proposal. In the event the proposal is approved Mr. Sprouse, Mr. Plantz, Mr. Cartwright and Ms. Ballengee would receive $569,662, $334,048, $304,012 and $280,298, respectively, calculated as of August 5, 2009. In the event the proposal is not approved, the change in control payments would be reduced to each executive officer’s safe harbor limit under Section 280G of the Internal Revenue Code, which as of August 5, 2009 was $442,718, $240,379, $246,489 and $226,904, respectively.

          Consulting Agreements with Marc A. Sprouse and Marshall E. Cartwright. Following completion of the merger, Messrs. Sprouse and Cartwright have agreed to provide consulting services to First Sentry Bank in order to assist First Sentry Bank with any personnel and business integration issues that may arise in connection with the merger, and also with other banking-related services, as reasonably requested by First Sentry Bank. The consulting agreements are for a term of 24 months, commencing on the closing date of the merger, and ending on the second anniversary date thereafter. Under the consulting agreements, First Sentry Bank will pay Messrs. Sprouse and Cartwright a quarterly consulting fee of $37,500 and $13,500, respectively. Messrs. Sprouse and Cartwright will forfeit their remaining consulting fees if they voluntarily resign their services with First Sentry Bank or if they are terminated for “cause” (as defined in the consulting agreements) prior to the completion of the term of their agreements. Messrs. Sprouse and Cartwright will be subject to their covenants not to compete as set forth in their employment agreements, which will otherwise be terminated following completion of the merger.

          Retention Agreement with Larry E. Plantz. In consideration of Mr. Plantz’s continued employment with First Sentry Bank following the completion of the merger, First Sentry Bank will pay Mr. Plantz a retention bonus payment of $110,000, which will be payable in two equal semi-annual installments. The two installment payments will be paid to Mr. Plantz on the last business day of the 6th month and 12th month, respectively, following the closing date of the merger. Mr. Plantz will forfeit his retention bonus payment if he voluntarily resigns his employment with First Sentry Bank or if he is terminated for “cause” (as defined in the retention agreement) prior to receiving his payments under the retention agreement.

          Retention Bonuses to Certain Guaranty Bank & Trust Company Employees. First Sentry Bank has established a retention bonus pool of $220,500 to be awarded to certain Guaranty Bank & Trust Company employees, as determined by First Sentry Bank, who remain employed with Guaranty Bank & Trust Company through the closing date of the merger. Marc A. Sprouse will be eligible to receive up to $54,000 of the established retention bonus pool.

          Indemnification. Pursuant to the merger agreement, First Sentry Bancshares, Inc. has agreed that from and after the effective date of the merger through the sixth anniversary thereof, it will indemnify, defend and hold harmless each present and former officer, director or employee of Guaranty Financial Services, Inc. and its subsidiary (as defined in the merger agreement) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of First Sentry Bancshares, Inc., which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Guaranty Financial Services, Inc. or its subsidiary if such claim pertains to any matter of fact arising, existing or occurring at or before the closing date to the fullest extent to which directors and officers of Guaranty Financial Services, Inc. are entitled under applicable law, First Sentry Bancshares, Inc.’s Articles of Incorporation and Bylaws, Guaranty Financial Services, Inc. Articles of Incorporation and Bylaws (and First Sentry Bancshares, Inc. will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted to under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

          Directors’ and Officers’ Insurance. First Sentry Bancshares, Inc. has further agreed, for a period of six years after the effective date, to cause the persons serving as officers and directors of Guaranty Financial Services, Inc. immediately prior to the effective date to continue to be covered by Guaranty Financial Services, Inc.’s current directors’ and officers’ liability insurance policy (provided that First Sentry Bancshares, Inc. may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than such prior policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. First Sentry Bancshares, Inc. is not required to spend, in the aggregate, more than 125% of the annual cost currently incurred by Guaranty Financial Services, Inc. for its insurance coverage.

          Certain Other Covenants. The merger agreement also contains other agreements relating to conduct before consummation of the merger, including the following:

●
Guaranty Financial Services, Inc. will confer with First Sentry Bancshares, Inc. and each party will report on the general status of its ongoing operations at such times as each party may reasonably request. Each party will promptly notify the other of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings, or the institution or the threat of material litigation involving each party or its subsidiaries;

●
Guaranty Financial Services, Inc. will meet with First Sentry Bancshares, Inc. on a regular basis to facilitate the integration of the two companies and to discuss and plan for the conversion of Guaranty Financial Services, Inc.’s data processing and related electronic information systems to those of First Sentry Bancshares, Inc;

●
Guaranty Bank & Trust Company will provide First Sentry Bank, within 15 business days of the end of each calendar month, a written list of nonperforming assets. On a monthly basis, Guaranty Bank & Trust Company will provide First Sentry Bank with a schedule of all loan approvals, which schedule will indicate the loan amount, loan type and other material features of the loan;

●
Guaranty Financial Services, Inc. will promptly inform First Sentry Bancshares, Inc. upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations relating to the alleged liability of Guaranty Financial Services, Inc. or any subsidiary under any labor or employment law;

●
Upon reasonable notice, Guaranty Financial Services, Inc. will give First Sentry Bancshares, Inc. reasonable access to its properties during normal business hours and will make available its books, papers, records and furnish information First Sentry Bancshares, Inc. may reasonably request, subject to certain limited exceptions;

●
Each party will promptly provide the other with a copy of all audit and internal control reports, each report filed with its banking regulators and stockholders, a monthly balance sheet and income statement and Guaranty Financial Services, Inc. will provide any other financial information as reasonably requested by First Sentry Bancshares, Inc. First Sentry Bancshares, Inc. will use its best efforts to be compliant with applicable requirements of the Sarbanes-Oxley Act of 2002 by the closing of the merger;

●
Guaranty Financial Services, Inc. and/or its subsidiaries will maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business;

●	Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. each will promptly supplement or amend their disclosure schedules as necessary;

●	First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will use their commercially reasonable efforts to obtain all third party consents necessary to consummate the merger;

●
Each party will use all commercially reasonable efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate the merger. In the event that either party determines that a condition to its obligation to complete the merger cannot be fulfilled and that it will not waive the condition, it will promptly notify the other party;

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will consult with each other with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the merger and Guaranty Financial Services, Inc. will take such charges as First Sentry Bancshares, Inc. shall reasonably request and which are not inconsistent with GAAP, but only after the conditions to closing have been satisfied or, where legally permissible, waived;

●
Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company will permit up to two representatives of First Sentry Bancshares, Inc. to attend any meeting of the Board of Directors or certain committees as observers, except in certain instances where confidential information or third-party proposals are discussed;

●
First Sentry Bancshares, Inc. will be responsive to reasonable requests by Guaranty Financial Services, Inc. for access to such information and personnel regarding First Sentry Bancshares, Inc. and its subsidiaries as may be reasonably necessary for Guaranty Financial Services, Inc. to confirm that the representations and warranties of First Sentry Bancshares, Inc. are true and correct and that the covenants of First Sentry Bancshares, Inc. have been performed in all material respects, except for such actions that would interfere with First Sentry Bancshares, Inc.’s normal conduct of business or privileged communications;

●
First Sentry Bancshares, Inc. will reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under the merger agreement;

●
Guaranty Financial Services, Inc. will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The Guaranty Financial Services, Inc. Board of Directors will recommend at the stockholder meeting that the stockholders vote to approve the merger unless it determines that such actions would not comply with its fiduciary obligations to Guaranty Financial Services, Inc. stockholders;

●
First Sentry Bancshares, Inc. will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. The First Sentry Bancshares, Inc. Board of Directors will recommend at the stockholder meeting that the stockholders vote to approve the merger unless it determines that such actions would not comply with its fiduciary obligations to First Sentry Bancshares, Inc. stockholders;

●
First Sentry Bancshares, Inc. will file a registration statement, of which this joint proxy statement/prospectus forms a part, with the Securities and Exchange Commission in compliance with applicable rules and regulations registering the shares of First Sentry Bancshares, Inc. common stock to be issued in the merger to Guaranty Financial Services, Inc. stockholders, and will use its best efforts to have such registration statement declared effective;

●
First Sentry Bancshares, Inc., with the cooperation of Guaranty Financial Services, Inc., will draft and prepare the merger registration statement. Each of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will use their reasonable best efforts to have the Merger Registration Statement declared effective by the Securities and Exchange Commission as promptly as practicable after such filing. First Sentry Bancshares, Inc. will notify Guaranty Financial Services, Inc. promptly of the receipt of any comments of the Securities and Exchange Commission with respect to the joint proxy statement/prospectus. Each of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. agrees to use all reasonable efforts, after consultation with the other party, to respond promptly to all such comments of and requests by the Securities and Exchange Commission;

●
Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. will promptly notify the other party if, at any time, it becomes aware that the joint proxy statement/prospectus or the merger registration statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

●
First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will use their reasonable efforts to promptly submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions; and

●
Guaranty Financial Services, Inc. shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” of Guaranty Financial Services, Inc. to pledge, transfer or otherwise dispose of any shares of First Sentry Bancshares, Inc. common stock to be received by such “affiliate,” as a result of the merger only in compliance with the applicable provisions of the federal securities laws.

Representations and Warranties made by First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. in the Merger Agreement

          First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. The representations and warranties generally must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See “—Conditions to Completing the Merger.”

The representations and warranties relate to:

●	the organization, existence, and corporate power and authority to execute the merger agreement, and capitalization of each of the companies;

●
the absence of conflicts with and violations of law and regulations with each company’s articles of incorporation and bylaws, any court judgments, various documents, contracts and agreements of each company;

●	no consents, waivers or approvals are required other than what is typically required in a merger transaction of this type;

●	the accuracy of each company’s reports, financial statements and proper accounting and auditing practices;

●	the filing of tax returns, payment of taxes and other tax matters;

●	the absence of any development materially adverse to the companies;

●	the existence, performance and legal effect of certain contracts, leases and employee benefits of Guaranty Financial Services, Inc. and its subsidiaries;

●	proper ownership of property and proper maintenance of insurance;

●	the absence of adverse material litigation;

●	compliance with all applicable laws and regulations;

●	employee benefit matters;

●	brokers and financial advisors;

●	compliance with applicable environmental laws;

●	certain information regarding the lending portfolio of Guaranty Financial Services, Inc. and its subsidiaries;

●	the adequacy of both parties’ allowance for loan losses;

●	required votes of stockholders;

●	certain information regarding related party transactions of Guaranty Financial Services, Inc. and its subsidiaries;

●	the absence of brokered deposits by Guaranty Financial Services, Inc. and its subsidiary;

●	action taken by Guaranty Financial Services, Inc. and its subsidiaries to make antitakeover provisions inapplicable to the merger;

●	the absence of certain registration obligations of Guaranty Financial Services, Inc.;

●	certain information regarding risk management instruments of Guaranty Financial Services, Inc. and its subsidiaries;

●	receipt of a fairness opinion by Guaranty Financial Services, Inc.;

●	no trust accounts of Guaranty Bank & Trust Company;

●	intellectual property of Guaranty Financial Services, Inc. and its subsidiaries;

●	labor matters of Guaranty Financial Services, Inc. and its subsidiaries;

●	certain information regarding First Sentry Bancshares, Inc.’s common stock; and

●	the accuracy of information provided by both parties in preparation of the merger applications and the merger registration statement.

Terminating the Merger Agreement

          The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by Guaranty Financial Services, Inc. stockholders, as follows:

●	by mutual written agreement at any time by First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.;

●
by the non-breaching party if the other party breaches a warranty, representation or fails to perform or comply with a covenant or agreement that would have a material adverse effect on the party seeking to terminate the merger agreement which cannot be cured by December 31, 2009 or within 30 days after written notice of such breach by the terminating party to the other party;

●
by either party if the merger is not completed by December 31, 2009, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

●	by either party if either party cannot obtain the requisite stockholder approval, subject to certain limitations;

●	by either party if a required regulatory approval is denied and has become unappealable or a court or governmental authority prohibits the merger and such action is final and unappealable;

●
by either party, provided that the party is not in material breach of any representation, warranty, covenant or other agreement, if any of the conditions precedent to the obligations of such party to complete the merger cannot be fulfilled by December 31, 2009;

●
First Sentry Bancshares, Inc. may terminate the merger agreement if Guaranty Financial Services, Inc. has received a superior proposal and has terminated the merger agreement in order to enter into another acquisition agreement under certain circumstances or withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to First Sentry Bancshares, Inc.; or

●
Guaranty Financial Services, Inc. may terminate the merger agreement prior to its stockholder meeting under certain circumstances in order to accept a superior proposal if, following notice to First Sentry Bancshares, Inc., First Sentry Bancshares, Inc. does not make an offer that is as favorable as the superior proposal.

Termination Fee

          Guaranty Financial Services, Inc. must pay First Sentry Bancshares, Inc. a termination fee of $750,000 if First Sentry Bancshares, Inc. terminates the merger agreement due to: (i) the Guaranty Financial Services, Inc. Board of Directors’ decision to enter into an acquisition agreement and terminate the merger agreement or fail to recommend approval of the merger agreement, or withdraw, modify or qualify its recommendation in an adverse way, or (ii) if First Sentry Bancshares, Inc. terminates the merger agreement due to Guaranty Financial Services, Inc. having entered into an agreement with a third party.

          Guaranty Financial Services, Inc. also must pay First Sentry Bancshares, Inc. a termination fee of $750,000 if, within 12 months after the merger agreement is terminated, Guaranty Financial Services, Inc. consummates or enters into any agreement with respect to an acquisition proposal whereby the merger agreement was terminated under either of the following circumstances:

●	First Sentry Bancshares, Inc. terminates the merger agreement as a result of a willful breach of the merger agreement by Guaranty Financial Services, Inc.; or

●
the merger agreement is terminated due to the failure of Guaranty Financial Services, Inc.’s stockholders to approve the merger, and an acquisition proposal from a third party occurred prior to the date of the Guaranty Financial Services, Inc. stockholders’ meeting.

          Under no circumstances will Guaranty Financial Services, Inc. be required to pay more than $750,000, in the aggregate, under the termination fee provisions.

Expenses

          Each of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

          Before the completion of the merger, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Guaranty Financial Services, Inc. stockholders, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. can make no amendment or modification that would reduce the amount or value or alter the kind of consideration to be received by Guaranty Financial Services, Inc.’s stockholders under the terms of the merger.

Completion of the Merger

          The merger will become effective when First Sentry Bancshares, Inc. files articles of merger with the West Virginia Secretary of State. The bank merger will become effective at the time and date specified in the articles of merger endorsed by the West Virginia Division of Banking and filed with the West Virginia Secretary of State. It is anticipated that the merger will be completed in the third quarter of 2009.

Bank Merger

          Pursuant to the merger agreement, Guaranty Bank & Trust Company and First Sentry Bank will enter into a bank merger agreement. The bank merger agreement provides for the merger of Guaranty Bank & Trust Company with and into First Sentry Bank. Following the merger, Guaranty Bank & Trust Company’s offices will become branches of First Sentry Bank, except for the main office of Guaranty Bank & Trust Company which we currently intend to consolidate into the main office of First Sentry Bank.

New Members of the Board of Directors

          After completion of the merger, the Board of Directors of First Sentry Bancshares, Inc. will consist of all of the current directors of Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc.

          The Boards of Directors of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. unanimously recommends that stockholders vote “For” the adoption of the Merger Agreement.

JOINT PROPOSAL II- APPROVAL OF THE PROPOSAL
TO ADJOURN THE SPECIAL MEETING

General Description of the Adjournment Proposal

          The adjournment proposal allows the Board of Directors of First Sentry Bancshares, Inc. or Guaranty Financial Services, Inc. to adjourn or postpone their respective special meetings to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of either special meeting to approve the merger. If either company were to commence the special meeting at the scheduled time and place and then adjourn the initial session of the meeting for 120 or less days, both companies would not be required to give notice to stockholders who are not present at the original session of the time and place of the adjourned session unless either Board fixes a new record date for the adjourned session of the meeting.

Consequences if Adjournment Proposal is Not Approved

          Under West Virginia Corporation Law and both company’s bylaws, the Board of Directors of either company and the presiding officer at each special meeting would have the right, in the event that insufficient votes in favor of the merger have been received by the scheduled time of each special meeting, to postpone or adjourn such special meeting until a later date for the purpose of soliciting additional proxies. However, in making any such decision, the Board of Directors of either company and the presiding officer at each special meeting will consider, among other relevant considerations, the extent to which stockholders have submitted, prior to the scheduled time of each meeting, proxies either in favor of or opposed to the adjournment proposal. Accordingly, if the adjournment proposal is not approved by stockholders, the Board of Directors of either company and the presiding officer may not be able to adjourn or postpone either special meeting to a later date in the event there are not sufficient votes at the time of such special meeting to approve the merger.

Vote Required and Recommendation

          Adoption of the adjournment proposal for the special meetings of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. requires the affirmative vote of the holders of a majority of the shares of common stock of either company present in person or by proxy at such special meeting and entitled to vote on the merger proposal.

          The Board of Directors of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. unanimously recommends that stockholders vote “For” the Adjournment Proposal.

(FOR GUARANTY FINANCIAL SERVICES, INC. STOCKHOLDERS ONLY)
PROPOSAL III -APPROVAL OF CERTAIN CHANGE OF CONTROL PAYMENTS TO
GUARANTY FINANCIAL SERVICES, INC. EXECUTIVE OFFICERS

General Description of the Change in Control Payment Proposal.

          Marc A. Sprouse, Larry E. Plantz, Marshall E. Cartwright and Victoria Ballengee each have employment agreements with Guaranty Bank & Trust Company that First Sentry Bancshares, Inc. has agreed would provide them with payments in connection with a change of control. As part of the merger agreement, each executive has agreed to reduce their payment upon completion of the merger to the Internal Revenue Code Section 280G safe harbor limit, unless Guaranty Financial Services, Inc. stockholders approve the contractual payment in accordance with the Internal Revenue Code and related IRS regulations.

          The 280G safe harbor limit is an amount equal to 2.99 times an executive’s “base amount” (the base amount is the prior five-year average of an executive’s Form W-2 compensation). If the total payments made to an executive in connection with a change of control exceeds the 280G safe harbor limit, the total payments in excess of the “base amount” will be non-deductible by Guaranty Financial Services, Inc. and the executive will pay a 20% excise tax on such amount, in addition to income taxes.

Reasons for the Change in Control Payment Proposal.

          The Internal Revenue Code provides an exemption from the restriction on deductibility and excise tax requirements of Section 280G for small business corporations where (i) no stock is readily tradable on an established securities market or otherwise, and (ii) the payment is approved by a vote of more than 75% of the voting power of all outstanding shares of the corporation before the change in control, excluding shares held by the persons receiving the change of control payment. In the case of Guaranty Financial Services, Inc. this would be shares beneficially owned by Messrs. Sprouse, Plantz and Cartwright and Ms. Ballengee.

          The Board of Directors of Guaranty Financial Services, Inc. has recommended to its stockholders to vote in favor of Proposal III because it believes the company should honor its contractual commitments in their entirety. Set forth below are payments that would be made to the named executives’ pursuant to their employment agreements and the amount that would be paid under the 280G safe harbor limits calculated as of August 5, 2009.

Name and Title	Contractual Payment		280G Safe Harbor Limit	Difference

Marc A. Sprouse, President
and Chief Executive Officer	$559,662	(1)	$442,718	$126,944

Larry E. Plantz,
Senior Vice President	$334,048	(2)	$240,379	$93,669

Marshall E. Cartwright,
Senior Vice President	$304,012	(3)	$246,489	$57,523

Victoria Ballengee,
Senior Vice President	$280,298	(4)	$226,904	$53,394

(1)
Total represents three times Mr. Sprouse’s base salary of $164,000 for 2009 plus three times a cash payment of $7,887.33 in lieu of Mr. Sprouse’s continued medical and dental coverage. In addition, Mr. Sprouse is entitled to receive a retention bonus of $54,000 if he remains employed with Guaranty Financial Services, Inc. immediately prior to the merger.

(footnotes continued on following page)

(footnotes continued from prior page)

(2)	Total represents three times Mr. Plantz’s base salary of $97,000 for 2009 plus three times a cash payment of $14,349.33 in lieu of Mr. Plantz’s continued medical and dental coverage.
(3)	Total represents three times Mr. Cartwright’s base salary of $94,000 for 2009 plus three times a cash payment of $7,337.33 in lieu of Mr. Cartwright’s continued medical and dental coverage.
(4)	Total represents three times Ms. Ballengee’s base salary of $91,000 for 2009 plus three times a cash payment of $2,432.66 in lieu of Ms. Ballengee’s continued medical and dental coverage.

          The payment in excess of the 280G safe harbor limit will be $331,530 in the aggregate. There will not be any acceleration of benefits to the named individuals’ salary, bonus or vesting of benefits. Further information regarding the payments under the employment agreements is set forth under “Interests of Certain Guaranty Financial Services, Inc. Directors and Officers in the Merger.”

Consequences if the Change of Control Payment Proposal is not Approved.

          In the event the Change of Control Payment Proposal is not approved by more than 75% of the outstanding shares of Guaranty Financial Services, Inc., exclusive of shares held by Messrs. Sprouse, Plantz and Cartwright and Ms. Ballengee, each of the named executives will have their change of control payments reduced to an amount calculated immediately prior to closing that would be equal to their 280G safe harbor limit. Excluding the 20,421 shares beneficially owned by Messrs. Sprouse, Plantz and Cartwright and Ms. Ballengee at the record date, the change in control payment proposal must be approved by the vote of 270,923 shares, which is greater than 75% of the remaining shares outstanding and eligible to vote at the Guaranty Financial Services, Inc. Special Meeting of Stockholders. The approval of the Merger Agreement and completion of the merger are not contingent upon the approval of the Change of Control Payment Proposal.

Recommendation and Vote Required.

          Approval of the Change of Control Payment Proposal requires the affirmative vote of the holders of more than 75% of the shares of Guaranty Financial Services, Inc. outstanding common stock entitled to vote at the special meeting, excluding shares held by Messrs. Sprouse, Plantz and Cartwright and Ms. Ballengee.

          Guaranty Financial Services, Inc.’s Board of Directors unanimously recommends that its stockholders vote “FOR” the approval of the Change of Control Payment Proposal.

FIRST SENTRY BANCSHARES, INC. DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at March 31, 2009, December 31, 2008 and 2007 and our consolidated results of operations for the three months ended March 31, 2009 and 2008 and for the years ended December 31, 2008 and 2007. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this joint statement proxy statement/prospectus.

Overview

          Our results of operations depend primarily on our net interest income and controlling our non-interest expense. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including U.S. agency securities and other securities) and other interest-earning assets and the interest paid on our interest-bearing liabilities, consisting primarily of certificates of deposit, long- and short-term borrowings, Federal Home Loan Bank advances, securities sold under agreements to repurchase, savings accounts, money market accounts, transaction accounts and trust preferred securities. Our results of operations also are affected by our provisions for loan losses, other income and other expenses. Other income currently consists primarily of service fees, securities gains, gains from trading activities and other charges, commissions and fees. Other expenses currently consist primarily of salaries and employee benefits, equipment and occupancy expenses, data processing, professional fees, taxes, insurance and other expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Critical Accounting Policies

          Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operations depend, and which involve the most complex subjective decisions or assessments, are the following:

          Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable and reasonably estimatable credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and, therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

          The allowance for loan losses has been determined in accordance with GAAP. The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined, based on collateral values or the present value of estimated cash flows. The allowance is determined by establishing a reserve rate based on the type of loan, the collateral securing the loan and the loan’s risk rating. Loans that are classified as substandard or doubtful are individually analyzed. The reserve rate is then calculated and applied to the outstanding balances of loans to determine the allocated portion of the allowance for loan losses. Any unallocated portion of the allowance for loan losses is determined by general changes in the size or composition of our loan portfolio.

          Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. In addition, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to them at the time of their examination.

          The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

          This monthly process is performed by credit administration and approved by the Senior Loan Officer. The Chief Financial Officer performs a final review of the calculation. All supporting documentation with regard to the evaluation process is maintained by credit administration. A summary of the allowance for loan losses is presented by the Senior Loan Officer to the Executive Loan Committee, which consists of five directors, including the Chief Executive Officer and the Senior Loan Officer, Chief Financial Officer and Senior Credit Analyst. The Board of Directors also reviews and approves the allowance for loan losses on a monthly basis.

          We have a concentration of loans secured by real property located in Cabell County, West Virginia. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the collateral. Based on the composition of our loan portfolio, we believe the primary risks are increases in interest rates, a decline in the economy generally, and a decline in real estate market values in West Virginia. Any one or combination of these events may adversely affect our loan portfolio, resulting in increased delinquencies, loan losses and future levels of loan loss provisions.

          Income Taxes. Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Business Strategy

          Our business strategy is to operate as a profitable community-oriented financial institution dedicated to providing personal service to our individual and business customers. Over the past few years, we have emphasized the origination of commercial real estate loans and commercial loans, and we intend to increase our origination of these loans in the future. We cannot assure you that we will successfully implement our business strategy.

          Highlights of our business strategy are as follows:

          Maintaining a community focus. Our management and Board of Directors have strong ties to the Huntington and Barboursville, West Virginia communities. Many members of the management team are Huntington natives and are active in the community through non-profit board membership, local business development organizations, and industry associations. In addition, our Board members are well established professionals and respected business people in the Huntington area and throughout West Virginia. Management and the Board are interested in making a lasting contribution to the Huntington community and have succeeded in attracting deposits and loans through attentive and personalized service. To better serve our customers, we have also expanded our products and services by introducing such products as internet and telephone banking, ATM debit cards and CDARS (a type of brokered certificate of deposit that allows a bank to gather large local certificates of deposit that may exceed Federal Deposit Insurance Corporation insurance limits and trade portions of such certificates of deposit with other network members to lower such balances to below Federal Deposit Insurance Corporation insurance limits).

          Continuing our Focus on Commercial Real Estate Lending and Commercial Lending. We intend to continue to increase our origination of higher-yielding commercial real estate loans and commercial loans. These loans generally are originated with adjustable interest rates and/or shorter terms, which assists us in managing our interest rate risk. To support this initiative, we have built an infrastructure of seasoned lenders, business developers and underwriters. We originated $20.8 million of commercial real estate loans and $20.8 million of commercial loans during the year ended December 31, 2008. At March 31, 2009, our commercial real estate loans totaled $108.4 million, or 47.4% of total loans, compared to $107.5 million, or 47.9% of total loans at December 31, 2008, and $98.6 million, or 47.6% of total loans at December 31, 2007. Our commercial loans totaled $72.5 million, or 31.7% at March 31, 2009, and $68.1 million, or 30.4% and $64.1 million, or 30.9% at December 31, 2008 and 2007, respectively.

          Maintaining High Asset Quality. We have emphasized maintaining strong asset quality by following conservative underwriting guidelines, and originating a substantial amount of our loans secured by real estate. We will continue to emphasize high quality assets as we continue to strive to meet the credit needs of the communities we serve. Our non-performing assets at March 31, 2009 were $2.8 million, or 0.81% of total assets, compared to $2.6 million or 0.77% of total assets at December 31, 2008, and $3.0 million or 1.11% of total assets at December 31, 2007.

          Controlling and Managing Operating Expenses. We intend to continue to manage our operating expenses to maximize our growth in a challenging financial market. Historically, we have maintained a low efficiency ratio as compared to our peers. An efficiency ratio represents non-interest expense divided by the sum of net interest income and non interest income. For the three months ended March 31, 2009, our efficiency ratio was 60.09% and for the year ended December 31, 2008 and 2007, our efficiency ratio was 59.09% and 51.27%, respectively. This means, for example, that we had to spend approximately $0.60 in order to generate $1.00 of income during the three months ended March 31, 2009.

Comparison of Financial Condition at March 31, 2009 and December 31, 2008

          Total assets increased $5.0 million, or 1.5%, to $343.5 million at March 31, 2009 from $338.5 million at December 31, 2008. The increase was primarily the result of an increase in investments classified as available for sale, investments classified as held to maturity and loans, net of allowance, partially offset by a decrease in cash and cash equivalents and interest earning deposits.

          Investments classified as available for sale increased $6.6 million, or 9.3%, to $77.2 million at March 31, 2009 from $70.7 million at December 31, 2008. Investments classified as held to maturity increased $913,000 or 9.8%, to $10.2 million at March 31, 2009, as compared to $9.3 million at December 31, 2008. We used excess liquidity to increase our investments in order to recognize interest income from the favorable interest rate spread. We purchased $27.6 million of securities during the first quarter of 2009. Purchases of investment securities were primarily shorter-term U.S. agency securities with maturities up to five years or longer-term maturity step bonds, and to a lesser extent, medium-term mortgage-backed securities, with average remaining lives of less than five years.

          Loans, net of allowance, increased $4.1 million, or 1.9%, to $225.0 million at March 31, 2009, from $220.9 million at December 31, 2008. During the first quarter of 2009, we continued to focus on loan growth in response to customer demand which was primarily in the commercial portfolios. Commercial loans increased $4.4 million, or 6.5%, to $72.5 million at March 31, 2009, from $68.1 million at December 31, 2008. Commercial real estate loans increased $928,000, or 0.9%, to $108.4 million at March 31, 2009, from $107.5 million at December 31, 2008.

          Interest earning deposits and cash and cash equivalents decreased $6.9 million, or 26.5%, to $19.3 million at March 31, 2009, from $26.2 million at December 31, 2008. The decrease in interest earning deposits and cash and cash equivalents was due to investing such excess liquidity in investment securities with higher yields and loans.

          Deposits increased $7.7 million, or 2.9%, to $272.9 million at March 31, 2009, from $265.2 million at December 31, 2008, due primarily to an increase in our certificates of deposit offset by a decline in our core deposits (consisting of checking accounts, NOW accounts, money market accounts and savings accounts). Certificates of deposit increased $9.9 million, or 6.9%, to $153.9 million at March 31, 2009, from $144.0 million at December 31, 2008. Our core deposits decreased $2.2 million, or 1.8%, to $119.0 million at March 31, 2009, from $121.2 million at December 31, 2008. The growth in our certificates of deposit can be attributed to increased participation in our CDARS program.

          Federal Home Loan Bank borrowings decreased $2.3 million, or 6.6%, to $33.2 million at March 31, 2009, from $35.6 million at December 31, 2008. FHLB borrowings declined due to repayment of a portion of our advances.

          Stockholders’ equity decreased $105,000, or 0.6%, to $18.6 million at March 31, 2009, from $18.7 million at December 31, 2008. The decrease resulted primarily from a decline in accumulated other comprehensive income of $135,000, due to market value fluctuations in available-for-sale investments, offset by a slight increase in retained earnings of $29,000, due to net income of $240,362, offset by the payment of $211,200 in cash dividends to stockholders during the first quarter of 2009.

Comparison of Operating Results for the Three Months Ended March 31, 2009 and 2008

          General. Net income decreased $303,000, or 55.8%, to $240,000 for the three months ended March 31, 2009, from $543,000 for the three months ended March 31, 2008. The decrease reflected a decline in our other income, due primarily to impairment losses on held-to-maturity securities.

          Interest Income. Interest income increased $31,000, or 0.7%, to $4.43 million for the three months ended March 31, 2009, from $4.39 million for the three months ended March 31, 2008. The increase resulted from an increase in the average balance of interest-earning assets of $64.1 million, or 24.2%, to $328.8 million for the three months ended March 31, 2009, from $264.7 million for the three months ended March 31, 2008, offset in part by a decline in the average yield on interest-earning assets of 125 basis points to 5.39% for the three months ended March 31, 2009, from 6.64% for the three months ended March 31, 2008. The increase in the average balance of our interest-earning assets was due to our emphasis on increasing the average balance of our loans and investment securities. The decline in our average yield on interest-earning assets during the three months ended March 31, 2009, as compared to the prior year period was due to the general decline in market interest rates as a result of the Federal Reserve Board’s action to lower the federal funds rate by 500 basis points since September, 2007.

          Interest income on investment securities increased $393,000, or 58.8%, to $1.1 million for the three months ended March 31, 2009, from $670,000 for the three months ended March 31, 2008. The increase resulted primarily from an increase in the average balance of our securities portfolio, which increased $35.8 million, or 75.7%, to $83.2 million for the three months ended March 31, 2009, from $47.4 million for the three months ended March 31, 2008, due to increased investment in mortgage-backed securities and U.S. agency securities. The average yield on our securities portfolio decreased by 47 basis points, to 4.28% for the three months ended March 31, 2009, from 4.75% for the three months ended March 31, 2008.

          Interest income on loans decreased $349,000, or 9.4%, to $3.4 million for the three months ended March 31, 2009, from $3.7 million for the three months ended March 31, 2008. The average yield on our loan portfolio decreased 124 basis points, to 6.00% for the three months ended March 31, 2009, from 7.24% for the three months ended March 31, 2008, primarily as a result of the decline in interest rates on our prime based adjustable-rate loans. The average balance of loans increased $19.2 million, or 9.3%, to $224.3 million for the three months ended March 31, 2009, from $205.1 million for the three months ended March 31, 2008, reflecting our continued efforts to grow our loan portfolio.

          Interest Expense. Interest expense decreased by $319,000 or 13.8%, to $2.0 million for the three months ended March 31, 2009, from $2.3 million for the prior year period. The decrease resulted primarily from a decrease in interest expense on deposits and trust preferred securities of $349,000 between the three months ended March 31, 2009 and 2008. The average rate we paid on deposits decreased 132 basis points to 2.69% for the three months ended March 31, 2009, from 4.01% for the three months ended March 31, 2008. The average balance of interest bearing deposits increased $45.3 million, or 24.2%, to $232.4 million for the three months ended March 31, 2009, from $187.1 million for the three months ended March 31, 2008. The growth in our deposits was primarily due to increased participation in our CDARS program.

          Interest expense on certificates of deposit decreased by $25,000 between the three months ended March 31, 2009 and 2008. The decrease reflected a decline in the average rate paid on certificates of deposit, which decreased 108 basis points to 3.93% for the three months ended March 31, 2009, from 5.01% for the three months ended March 31, 2008, reflecting lower market rates. Nearly offsetting the decline in the average rate paid was an increase in the average balance of certificates of deposit which increased $30.6 million, or 25.4%, to $151.3 million for the three months ended March 31, 2009, from $120.7 million for the three months ended March 31, 2008, primarily as a result of the growth in our CDARS certificates of deposit. Interest expense on our core deposits (consisting of checking accounts, NOW accounts, money market accounts and savings accounts) decreased $288,000 to $78,000 for the three months ended March 31, 2009, from $366,000 for the prior year period.

          Interest expense on FHLB advances increased by $46,000 to $269,000 for the three months ended March 31, 2009, from $223,000 for the prior year period as we used the lower cost borrowings to invest in higher yielding investment securities. Interest expense on trust preferred securities decreased by $35,000 during the three months ended March 31, 2009, as compared to the prior year period.

          Net Interest Income. Net interest income increased by $350,000, or 16.8%, to $2.4 million for the three months ended March 31, 2009, from $2.1 million for the three months ended March 31, 2008. Our net interest rate spread increased 3 basis points to 2.56% for the three months ended March 31, 2009, from 2.53% for the three months ended March 31, 2008, as the cost of our interest bearing liabilities repriced downward faster than the yield on our interest earning assets. Our net interest margin decreased 18 basis points to 2.97% for the three months ended March 31, 2009, from 3.15% for the three months ended March 31, 2008.

          Provision for Loan Losses. We recorded a provision for loan losses of $267,000 for the three months ended March 31, 2009, and a provision for loan losses of $152,000 for the three months ended March 31, 2008. Net charge-offs decreased to $2,000 for the three months ended March 31, 2009, from $94,000 for the three months ended March 31, 2008. The allowance for loans losses was $3.5 million, or 1.53% of total loans receivable at March 31, 2009, compared to $2.9 million, or 1.40% of total loans receivable at March 31, 2008.

          The increase in the provision for loan losses for the three months ended March 31, 2009, as compared to the prior year period, was based on the uncertainty in the broader economy as some of these conditions trickle down into the local economy. The allowance for loan losses, as a percentage of non-performing loans, was 275.18% at March 31, 2009, as compared to 186.66% at March 31, 2008. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at March 31, 2009 and 2008.

          Other Income. Other income decreased $472,000 to $(218,000) for the three months ended March 31, 2009, from $254,000 for the three months ended March 31, 2008. The decrease was primarily attributable to a loss of $500,000 in held-to-maturity investment securities for the three months ended March 31, 2009. The loss related to an other-than-temporary impairment charge on our entire investment in Silverton Bank corporate bonds. Based on regulatory concerns culminating with the failure of Silverton Bank on May 1, 2009, management concluded that the value of the bonds would not recover for the foreseeable future.

          Other Expenses. Other expenses increased $286,000, or 21.2%, to $1.6 million for the three months ended March 31, 2009, from $1.3 million for the three months ended March 31, 2008. The increase was primarily attributable to merger related expenses of $140,000 during the first quarter of 2009, as compared to none in the prior year period. The increase was also attributable to an increase of $57,000 in salaries and employee benefits expense to $698,000 for the three months ended March 31, 2009, from $641,000 for the three months ended March 31, 2008. This increase was attributable to increased benefit costs, primarily health insurance and the addition to our staff of two full time equivalent employees. Insurance increased $65,000 for the three months ended March 31, 2009, compared to the prior year period, due to increased Federal Deposit Insurance Corporation assessments in the first quarter of 2009. During 2009, we anticipate paying significantly higher deposit insurance premiums then in prior years, reflecting the Federal Deposit Insurance Corporation’s efforts to recapitalize the Deposit Insurance Fund through increased assessments and special assessments.

          Income Tax Expense. The provision for income taxes was $78,000 for the three months ended March 31, 2009, compared with $298,000 for the prior year period, reflecting the decrease in income before income tax between the comparative periods. Our effective tax rate was 24.5% for the three months ended March 31, 2009, compared to 35.4% for the three months ended March 31, 2008.

Comparison of Financial Condition at December 31, 2008 and 2007

          Total assets increased $69.5 million, or 25.8%, to $338.5 million at December 31, 2008, from $269.0 million at December 31, 2007. The increase was primarily the result of an increase in interest earning deposits, investments classified as available for sale, investments classified as held to maturity and loans, net of allowance, partially offset by a decrease in trading assets.

          Interest earning deposits increased $16.7 million or 834.0% to $18.7 million at December 31, 2008, from $2.0 million at December 31, 2007. The increase in interest earning deposits was due to an increase in deposits due to increased participation in our CDARS program, an increase in our brokered money market sweep deposit accounts and an increase in local business deposits.

          Investments classified as available for sale increased $29.1 million, or 69.8%, to $70.7 million at December 31, 2008, from $41.6 million at December 31, 2007. Investments classified as held to maturity were $9.3 million at December 31, 2008, as compared to none at December 31, 2007. We used borrowings to increase our investments in order to recognize interest income from the favorable interest rate spread. We purchased $67.9 million of securities during the year ended December 31, 2008. Purchases of investment securities were primarily shorter-term U.S. agency securities, with maturities up to five years or longer-term maturity step bonds, and, to a lesser extent, medium-term mortgage-backed securities, with average remaining lives of less than five years as well as purchases of municipal and corporate bonds.

          During the year ended December 31, 2008, the remaining $4.0 million of our trading assets matured.

          Loans, net of allowance, increased $16.5 million, or 8.1%, to $220.9 million at December 31, 2008, from $204.4 million at December 31, 2007. During the year ended December 31, 2008, we continued to focus on loan growth in response to customer demand. Commercial real estate loans increased $8.9 million, or 9.0%, to $107.5 million at December 31, 2008, from $98.6 million at December 31, 2007. Commercial loans increased $4.0 million, or 6.2%, to $68.1 million at December 31, 2008, from $64.1 million at December 31, 2007. Residential real estate loans increased $4.2 million, or 13.4%, to $35.5 million at December 31, 2008, from $31.3 million at December 31, 2007.

          Deposits increased $50.3 million, or 23.4%, to $265.2 million at December 31, 2008, from $214.9 million at December 31, 2007. Certificates of deposit increased $25.6 million, or 21.6%, to $144.0 million at December 31, 2008, from $118.4 million at December 31, 2007. Our core deposits (consisting of checking accounts, NOW accounts, money market accounts and savings accounts) increased $24.7 million, or 25.6%, to $121.2 million at December 31, 2008, from $96.5 million at December 31, 2007. The general increase in our deposits can be attributed to increased participation in our CDARS program, an increase in our brokered money market sweep deposit accounts and an increase in local business deposits.

          Federal Home Loan Bank borrowings increased $16.3 million, or 84.9%, to $35.6 million at December 31, 2008, from $19.2 million at December 31, 2007. Securities sold under agreements to repurchase increased $1.6 million, or 14.4% to $12.5 million at December 31, 2008, from $10.9 million at December 31, 2007. FHLB borrowings and securities sold under agreements to repurchase were used to purchase investment securities.

          Stockholders’ equity increased $847,000, or 4.7%, to $18.7 million at December 31, 2008, from $17.8 million at December 31, 2007. The increase resulted primarily from net income of $1.85 million during the year ended December 31, 2008, partially offset by the payment of $844,800 in cash dividends to stockholders.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007

          General. Net income decreased $299,000, or 13.9%, to $1.85 million for the year ended December 31, 2008, from $2.15 million for the year ended December 31, 2007. The decrease reflected a decrease in our other income, due primarily to losses on securities, and an increase in other expenses primarily salaries and employee benefits and professional fees partially offset by a decrease in our provision for loan losses.

          Interest Income. Interest income decreased $103,000, or 0.6%, to $17.8 million for the year ended December 31, 2008, from $17.9 million for the year ended December 31, 2007. The decrease resulted from a decline in the average yield on interest-earning assets of 118 basis points to 6.16% for the year ended December 31, 2008, from 7.34% for the year ended December 31, 2007, offset in part by an increase in the average balance of interest-earning assets, which increased $45.3 million, or 18.5%, to $289.7 million for the year ended December 31, 2008, from $244.5 million for the year ended December 31, 2007. The decline in our average yield on interest-earning assets during the year ended December 31, 2008, as compared to the prior year, was due to the general decline in market interest rates as a result of the Federal Reserve Board’s actions to lower the federal funds rate by 500 basis points since September, 2007.

          Interest income on loans decreased $1.2 million, or 7.7%, to $14.4 million for the year ended December 31, 2008, from $15.9 million for the year ended December 31, 2007. The average yield on our loan portfolio decreased 111 basis points, to 6.77%, for the year ended December 31, 2008, from 7.88% for the year ended December 31, 2007, primarily as a result of the decline in interest rates on our prime based adjustable-rate loans. The average balance of loans increased $11.4 million, or 5.6%, to $212.6 million for the year ended December 31, 2008, from $201.2 million for the year ended December 31, 2007, reflecting our continued efforts to grow our loan portfolio.

          Interest income on investment securities increased $1.7 million, or 97.7%, to $3.4 million for the year ended December 31, 2008, from $1.7 million for the year ended December 31, 2007. The increase resulted primarily from an increase in the average balance of our securities portfolio, which increased $30.8 million, or 109.2%, to $59.0 million for the year ended December 31, 2008, from $28.2 million for the year ended December 31, 2007 due to increased investment in mortgage-backed securities, U.S. agency securities, corporate bonds and tax advantaged state and political securities. The average yield on our securities portfolio decreased by 30 basis points, to 4.75% for the year ended December 31, 2008, from 5.05% for the year ended December 31, 2007.

          Interest Expense. Interest expense decreased slightly by $50,000 to $9.0 million for the year ended December 31, 2008. The slight decrease resulted primarily from a decrease in interest expense on deposits and trust preferred securities of $713,000, nearly offset by an increase in interest expense on FHLB advances of $688,000. The average rate we paid on deposits decreased 80 basis points to 3.58% for the year ended December 31, 2008, from 4.38% for the year ended December 31, 2007. The average balance of interest bearing deposits increased $23.6 million, or 11.7%, to $200.8 million for the year ended December 31, 2008, from $177.3 million for the year ended December 31, 2007. The growth in our deposits was primarily due to increased participation in our CDARS program, an increase in our brokered money market sweep deposit accounts and an increase in local business deposits.

          Interest expense on certificates of deposit increased $467,000, or 8.3%, to $6.1 million for the year ended December 31, 2008, from $5.7 million for the year ended December 31, 2007. The increase reflected an increase in the average balance of certificates of deposit, which increased $17.6 million, or 15.7%, to $130.1 million for the year ended December 31, 2008, from $112.4 million for the year ended December 31, 2007, primarily as a result of the growth in our CDARS certificates of deposit. The average rate paid on certificates of deposit decreased 32 basis points to 4.71% for the year ended December 31, 2008, from 5.03% for the year ended December 31, 2007, reflecting lower market rates. Interest expense on our core deposits (consisting of checking accounts, NOW accounts, money market accounts and savings accounts) decreased $1.0 million to $1.1 million for the year ended December 31, 2008, from $2.1 million for the prior year.

          Interest expense on FHLB advances increased by $688,000 to $1.1 million for the year ended December 31, 2008, from $409,000 for the prior year, as we used the lower cost borrowings to invest in higher yielding investment securities. Interest expense on trust preferred securities decreased by $115,000 during the year ended December 31, 2008, as compared to the prior year.

          Net Interest Income. Net interest income decreased slightly by $52,000, or 0.6%, to $8.8 million for the year ended December 31, 2008. Our net interest rate spread decreased 35 basis points to 2.52% for the year ended December 31, 2008, from 2.87% for the year ended December 31, 2007, and our net interest margin decreased 59 basis points to 3.05% for the year ended December 31, 2008, from 3.64% for the year ended December 31, 2007. The decrease in our net interest rate spread and net interest margin were consistent with the general decline in market interest rates as a result of the Federal Reserve Board’s actions to lower the federal funds rate. The prime rate, which we use as a guide to price our adjustable rate loans, has also declined by 500 basis points since September, 2007.

          Provision for Loan Losses. We recorded a provision for loan losses of $1.2 million for the year ended December 31, 2008, and a provision for loan losses of $1.5 million for the year ended December 31, 2007. Net charge-offs decreased to $814,000 for the year ended December 31, 2008, from $1.4 million for the year ended December 31, 2007. The allowance for loans losses was $3.2 million, or 1.44% of total loans receivable at December 31, 2008, compared to $2.9 million, or 1.38% of total loans receivable at December 31, 2007.

          The decrease in the provision for loan losses for the year ended December 31, 2008, as compared to the prior year was based, in part, on reduced levels of net charge-offs as described above and a higher allowance for loan losses as a percentage of non-performing loans. The allowance for loan losses as a percentage of non-performing loans was 290.46% at December 31, 2008, as compared to 219.72% at December 31, 2007. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2008 and 2007.

          Other Income. Other income decreased $386,000 to $735,000 for the year ended December 31, 2008, from $1.1 million for the year ended December 31, 2007. The decrease was primarily attributable to a loss of $463,000 in impairment losses on held-to-maturity securities and the decline in gains from trading activities of $76,000, offset in part by gains on the sale of securities of $103,000 between the years ended December 31, 2008 and 2007. A $463,000 other than temporary impairment charge was taken on our entire investment in Silverton Bank common stock due to the weakening condition of the issuer, as stated previously, while the decline in trading activities was due to the maturation in January, 2008 of the trading securities portfolio.

          Other Expenses. Other expenses increased $524,000, or 10.2%, to $5.7 million for the year ended December 31, 2008, from $5.1 million for the year ended December 31, 2007. The increase was primarily attributable to an increase of $229,000 in salaries and employee benefits expense to $2.6 million for the year ended December 31, 2008, from $2.4 million for the year ended December 31, 2007. This increase was primarily attributable to annual merit and cost of living increases, an addition to our staff of two and one-half full time equivalent employees as well as increased health insurance premiums. Professional fees increased $161,000 for the year ended December 31, 2008, compared to the prior year due primarily to merger related costs and expenses.

          Income Tax Expense. The provision for income taxes was $876,000 for the year ended December 31, 2008, compared with $1.2 million for 2007, reflecting the decrease in income before income tax between the comparative periods, coupled with an increase in tax exempt interest income. Our effective tax rate was 32.1% for the year ended December 31, 2008, compared to 35.5% for the year ended December 31, 2007.

          Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended March 31,
	2009			2008
	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)

Interest-earning assets:
Loans	$224,275	$3,364	6.00%	$205,124	$3,714	7.24%
Investment securities	83,175	891	4.28 (2)	47,351	562	4.75 (2)
Cash and cash equivalents	19,126	170	3.56	10,684	106	3.97
Federal Home Loan Bank stock	2,177	—	—	1,198	11	3.67
Trading assets	—	—	—	307	2	2.61
Total interest-earning assets	328,753	4,425	5.38%	264,664	4,395	6.64%
Non-interest-earning assets	11,274			11,010
Total assets	$340,027			$275,674

Interest-bearing liabilities:
Savings accounts	10,572	5	0.19%	9,680	16	0.66%
Certificates of deposit	151,328	1,486	3.93	120,716	1,511	5.01
Money market	34,932	47	0.54	25,674	170	2.65
NOW	35,592	26	0.29	31,055	180	2.32
Total interest-bearing deposits	232,424	1,564	2.69%	187,125	1,877	4.01%
Federal Home Loan Bank advances	32,730	270	3.30%	21,836	224	4.10%
Securities sold under agreements to repurchase	12,225	111	3.63%	10,742	129	4.80%
Trust preferred securities	5,000	43	3.44	5,000	78	6.24
Total interest-bearing liabilities	282,379	1,988	2.82%	224,703	2,308	4.11%
Non-interest-bearing checking	36,963			31,544
Other non-interest-bearing liabilities	1,139			1,042
Total liabilities	320,481			257,289
Stockholders’ equity	19,546			18,385
Total liabilities and stockholders’ equity	$340,027			$275,674

Net interest income		$2,437			$2,087
Net interest rate spread (3)			2.56%			2.53%
Net interest-earning assets (4)	$46,374			$39,961
Net interest margin (5)			2.97%			3.15%
Average interest-earning assets to interest-bearing liabilities	116.42%			117.78%

(1)	Average yields and rates for the three months ended March 31, 2009 and 2008 are annualized.
(2)	The tax equivalent yield of the investment securities portfolio was 4.63% and 5.11% for the three months ended March 31, 2009 and 2008, respectively.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended December 31,
	2008			2007			2006
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$212,553	$14,387	6.77%	$201,192	$15,859	7.88%	$192,280	$14,905	7.75%
Investment securities	58,966	2,799	4.75 (1)	28,202	1,423	5.05 (1)	25,401	1,029	4.05 (1)
Cash and cash equivalents	16,500	609	3.69	8,238	422	5.12	8,284	402	4.85
Federal Home Loan Bank stock	1,651	47	2.85	665	37	5.56	752	44	5.85
Trading assets	76	2	2.63	6,169	206	3.34	—	—	—
Total interest-earning assets	289,746	17,844	6.16	244,466	17,947	7.34	226,717	16,380	7.22
Non-interest-earning assets	10,934			10,661			10,170
Total assets	$300,680			$255,127			$236,887

Interest-bearing liabilities:
Savings accounts	9,623	40	0.42	10,501	127	1.21	11,536	165	1.43
Certificates of deposit	130,090	6,127	4.71	112,444	5,660	5.03	104,748	4,702	4.49
Money market	30,646	556	1.81	26,761	1,003	3.75	21,045	751	3.57
NOW	30,476	474	1.56	27,546	974	3.54	26,227	869	3.31
Total interest-bearing deposits	200,835	7,197	3.58	177,252	7,764	4.38	163,556	6,487	3.97
Federal Home Loan Bank advances	29,970	1,070	3.57	9,840	409	4.16	12,538	476	3.80
Securities sold under agreements to repurchase	11,604	488	4.21	10,846	517	4.77	8,563	425	4.96
Trust preferred securities	5,000	244	4.88	4,693	359	7.65	4,000	355	8.88
Total interest-bearing liabilities	247,409	8,999	3.64	202,631	9,049	4.47	188,657	7,743	4.10
Non-interest-bearing checking	33,751			34,313			31,407
Other non-interest-bearing liabilities	906			1,158			968
Total liabilities	282,066			238,102			221,032
Stockholders’ equity	18,614			17,025			15,855
Total liabilities and stockholders’ equity	$300,680			$255,127			$236,887

Net interest income		$8,845			$8,898			$8,637
Net interest rate spread (2)			2.52%			2.87%			3.12%
Net interest-earning assets (3)	$42,337			$41,835			$38,060
Net interest margin (4)			3.05%			3.64%			3.81%
Average interest-earning assets to interest-bearing liabilities	117.11%			120.65%			120.17%

(1)	The tax equivalent yield of the investment securities portfolio was 5.05%, 5.34% and 4.65% for the years ended December 31, 2008, 2007 and 2006, respectively.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

          Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2009 vs. 2008			Years Ended December 31, 2008 vs. 2007			Years Ended December 31, 2007 vs. 2006
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$325	$(675)	$(350)	$857	$(2,329)	$(1,472)	$700	$254	$954
Investment securities	391	(62)	329	1,466	(90)	1,376	122	272	394
Cash and cash equivalents	76	(12)	64	331	(144)	187	(2)	22	20
Federal Home Loan Bank stock	5	(16)	(11)	35	(25)	10	(5)	(2)	(7)
Trading assets	(1)	(1)	(2)	(168)	(36)	(204)	206	—	206

Total interest-earning assets	796	(766)	30	2,521	(2,624)	(103)	1,021	546	1,567

Interest-bearing liabilities:
Savings accounts	1	(12)	(11)	(10)	(77)	(87)	(14)	(24)	(38)
Certificates of deposit	339	(364)	(25)	845	(378)	467	363	595	958
Money market	46	(169)	(123)	130	(577)	(447)	213	39	252
NOW	23	(177)	(154)	95	(595)	(500)	45	60	105
Total deposits	409	(722)	(313)	1,060	(1,627)	(567)	607	670	1,277
Federal Home Loan Bank advances	96	(50)	46	727	(66)	661	(109)	42	(67)
Securities sold under agreement to repurchase	16	(34)	(18)	35	(64)	(29)	109	(17)	92
Trust preferred securities	—	(35)	(35)	22	(137)	(115)	57	(53)	4

Total interest-bearing liabilities	521	(841)	(320)	1,844	(1,894)	(50)	664	642	1,306

Change in net interest income	$275	$75	$350	$677	$(730)	$(53)	$357	$(96)	$261

Management of Market Risk

          General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage-related assets, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our President and Chief Executive Officer and Chief Financial Officer are responsible for the daily management of interest rate risk. The Board of Directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, deciding the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the our asset-liability management policy.

          We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

●	originating commercial real estate loans that generally tend to have shorter maturities and higher interest rates that generally reset at five years;

●	investing in U.S. agency securities, mortgage-backed securities and state and political securities; and

●	obtaining general financing through variable rate deposits and longer-term Federal Home Loan Bank advances and repurchase agreements.

          Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.

          Net Portfolio Value Analysis. We compute amounts by which the net present value of our interest-earning assets and interest-bearing liabilities (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Our simulation model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. We estimate the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

          Net Interest Income Analysis. In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. In our model, we estimate what our net interest income would be for a twelve-month period. We then calculate what the net interest income would be for the same period under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 basis points.

          The table below sets forth, as of March 31, 2009, our calculation of the estimated changes in our net portfolio value and net interest income that would result from the designated instantaneous and sustained changes in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

				NPV as a Percentage of Present Value of Assets (3)		Net Interest Income
					Increase (Decrease) (basis points)	Estimated Net Interest Income	Increase (Decrease) in Estimated Net Interest Income
Change in Interest Rates (basis points) (1)		Estimated Increase (Decrease) in NPV
	Estimated NPV (2)
		Amount	Percent	NPV Ratio (4)			Amount	Percent
				(Dollars in thousands)
+300	$6,204	$(20,297)	(76.59)%	1.95%	(570)	$10,273	$(126)	(1.21)%
+200	15,313	(11,188)	(42.22)	4.65	(300)	10,390	(9)	(0.09)
+100	20,746	(5,755)	(21.72)	6.14	(151)	10,402	3	0.03
0	26,501	—	—	7.65	—	10,399	—	—
-100	30,866	4,365	16.47	8.73	108	10,344	(55)	(0.53)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

          The table above indicates that, at March 31, 2009, in the event of an immediate and sustained 200 basis point increase in interest rates, we would experience a 42.2% decrease in net portfolio value and a 0.09% decrease in net interest income. In the event of an immediate and sustained 100 basis point decrease in interest rates, we would experience a 16.5% increase in net portfolio value and a 0.53% decrease in net interest income.

          Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value and net interest income. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value and net interest income information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve, regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

          Liquidity is the ability to fund assets and meet obligations as they come due. Our primary sources of funds consist of deposit inflows, loan repayments, repurchase agreements with and advances from the Federal Home Loan Bank of Pittsburgh, lines of credit with other financial institutions and maturities and sales of securities. In addition, we have the ability to collateralize borrowings in the wholesale markets. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Board of Directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a ratio of liquid assets (not subject to pledge) as a percentage of deposits and borrowings (not subject to pledge) of 20% or greater. At March 31, 2009, this ratio was 29.2%. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2009.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand and repayment;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess cash is invested generally in interest-earning deposits and short- and intermediate-term securities.

          Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing and investing activities during any given period. At March 31, 2009, cash and cash equivalents totaled $19.3 million. At March 31, 2009, we had no loans classified as held for sale. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $77.2 million at March 31, 2009, and we had $45.7 million in outstanding borrowings at March 31, 2009.

          At March 31, 2009, we had $6.2 million in outstanding loan commitments. In addition to outstanding loan commitments, we had $25.8 million in unused lines of credit to borrowers. Certificates of deposit due within one year of March 31, 2009 totaled $99.9 million, or 36.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including replacement certificates of deposit, securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of Pittsburgh and other borrowing sources. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2009. We believe, however, based on past experience, that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

          Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

          Our primary investing activities are purchasing securities and originating loans. During the three months ended March 31, 2009, and the years ended December 31, 2008 and 2007, we purchased securities classified as available for sale totaling $26.2 million, $58.3 million and $25.5 million, respectively. During the three months ended March 31, 2009, and the years ended December 31, 2008 and 2007, we purchased securities classified as held to maturity totaling $1.4 million, $9.6 million and $0, respectively. During the three months ended March 31, 2009, and the years ended December 31, 2008 and 2007, we originated $7.9million, $49.0 million and $32.5 million of loans, respectively.

          Financing activities consist primarily of activity in deposit accounts and borrowings (repurchase agreements and Federal Home Loan Bank of Pittsburgh advances). We experienced a net increase in total deposits of $7.7 million for the three months ended March 31, 2009, a net increase of $50.3 million for the year ended December 31, 2008, and a net increase of $5.2 million for the year ended December 31, 2007. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, seasonality with respect to certain government deposits, and by other factors.

          We experienced a net decrease in borrowings of $2.4 million for the three months ended March 31, 2009, a net increase of $17.9 million for the year ended December 31, 2008, and a net increase of $11.1 million for the year ended December 31, 2007. At March 31, 2009, we had the ability to borrow an additional $81.7 million from the Federal Home Loan Bank of Pittsburgh and up to $16.4 million from lines of credit with other financial institutions.

          First Sentry Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2009, First Sentry Bank exceeded all regulatory capital requirements. First Sentry Bank is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Capital Ratios” and Note 16 of the Notes to the Consolidated Financial Statements.

Off-Balance Sheet Arrangements and Contractual Obligations

          Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we originate. For additional information, see Note 16 of the Notes to the Consolidated Financial Statements.

          Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

Recent Accounting Pronouncements

          In May 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position FIN No. 48-1, “Definition of Settlement in FASB Interpretation No. 48” (“FSP FIN 48-1”), which clarifies that a tax position could be effectively settled upon examination by a taxing authority, although assessing whether a tax position is effectively settled is a matter of judgment because examinations occur in a variety of ways. In determining whether a tax position is effectively settled, an enterprise should make the assessment on a position-by-position basis, but an enterprise could conclude that all positions in a particular tax year are effectively settled. An enterprise should evaluate all of the following conditions when determining effective settlement:

●	The taxing authority has completed its examination procedures including all appeals and administrative reviews that the taxing authority is required and expected to perform for the tax position.

●	The enterprise does not intend to appeal or litigate any aspect of the tax position included in the completed examination.

●
It is remote that the taxing authority would examine or re-examine any aspect of the tax position, considering the taxing authority’s policy on re-opening closed examinations and the specific facts and circumstances of the tax position.

          In the tax years under examination, a tax position does not need to be specifically reviewed or examined by the taxing authority to be considered effectively settled through examination. Effective settlement of a position subject to an examination does not result in effective settlement of similar or identical tax positions in periods that have not been examined. However, an enterprise may obtain information during the examination process that enables that enterprise to change its assessment of the technical merits of a tax position or of similar tax positions taken in other periods. If an enterprise that had previously considered a tax position effectively settled becomes aware that the taxing authority may examine or re-examine the tax position or intends to appeal or litigate any aspect of the tax position, the tax position is no longer considered effectively settled and the enterprise should re-evaluate the tax position in accordance with FIN 48 “Accounting for Uncertainty in Income Taxes.” The guidance in FSP FIN 48-1 shall be applied upon initial adoption of FIN 48. We adopted FIN 48 on January 1, 2007, and we do not believe the additional guidance provided in FSP FIN 48-1 will have any material effect on our consolidated financial position, results of operations or cash flows.

          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This statement defines fair value, establishes a framework for measuring fair value and expands related disclosure requirements.

          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB No. 115,” to permit measurement of recognized financial assets and liabilities at fair value (the “fair value option”). Unrealized gains and losses on items for which the fair value option has been taken are reported in earnings at each subsequent reporting date. Upfront costs and fees related to items reported under the fair value option are recognized in earnings as incurred and not deferred. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

          Management elected early adoption of both standards effective January 1, 2007 and does not believe that SFAS 157 or SFAS 159 will have a material impact on our consolidated financial position, results of operations or cash flows.

          In December 2007, the FASB released SFAS No. 141(R), Business Combinations. This standard revises and enhances the guidance set forth in SFAS No. 141 by establishing a definition for the “acquirer,” providing additional guidance on the recognition of acquired contingencies and non-controlling interests, and broadening the scope of the standard to include all transactions involving a transfer in control, irrespective of the consideration involved in the transfer. SFAS No. 141(R) is effective for business combinations for which the acquisition date occurs in a fiscal year beginning on or after December 15, 2008. Although the standard will not have any impact on our current consolidated financial statements, application of the new guidance could be significant to us in the context of future merger and acquisition activity.

          In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51. This statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect the standard to have a material impact on its consolidated financial statements.

          In September 2006, the FASB ratified a consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The Task Force reached a consensus that for an endorsement split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with Statement 106 (if, in substance, a postretirement benefit plan exists) or Opinion 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. The consensus in this Issue is effective for fiscal years beginning after December 15, 2007, with earlier application permitted. We do not currently have any split-dollar life insurance arrangements with our employees and do not believe that the initial adoption of this Issue will have any effect on our consolidated financial position, results or operations or cash flows.

Impact of Inflation and Changing Prices

          Our consolidated financial statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on our performance than the effects of inflation.

BUSINESS OF FIRST SENTRY BANCSHARES, INC.

          In 2002, we became the bank holding company of First Sentry Bank. We do not have any business activities other than our ownership of First Sentry Bank common stock. As the holding company of First Sentry Bank, we are authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies. Our executive office is located at 823 Eighth Street, Huntington, West Virginia. Our telephone number is (304) 522-6400. At March 31, 2009, we had $343.5 million in consolidated assets, $272.9 million in deposits and $18.6 million in consolidated stockholders’ equity. We are subject to extensive regulation by the Board of Governors of the Federal Reserve System.

          All of our officers and directors are also officers and directors of First Sentry Bank. In addition, we use the support staff of First Sentry Bank from time to time.

BUSINESS OF FIRST SENTRY BANK

General

          We were organized in 1996 to provide residents of Cabell County, West Virginia, and particularly the Huntington, West Virginia market area with a local community bank. Our principal business consists of accepting deposits, originating commercial real estate loans, commercial loans, one- to four-family residential mortgage loans and, to a lesser extent, originating consumer loans. We also invest in investment securities. We operate from our main office in Huntington, West Virginia, and one branch office located in Barboursville, West Virginia.

          We attract retail deposits from the general public in the communities surrounding our main office and our branch office. We also accept brokered deposits as well as deposits via our participation in the CDARS network which are considered brokered deposits. A significant portion of our commercial real estate, residential real estate and commercial loans are generated by referrals from brokers, current customers, professional contacts and through a general marketing campaign. We generally retain in our portfolio all adjustable-rate loans we originate, as well as fixed-rate loans with terms of five years or less. For customers who are interested in longer term loans, such as traditional fixed rate 30 year one- to four-family residential mortgage loans, we function as a conduit by acting as a mortgage broker with other financial institutions and receive a fee from the other financial institutions for this service. We have entered into limited loan participations in recent years.

          Our revenues are derived primarily from interest on loans and investment securities, and to a lesser extent, cash and due from banks. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, borrowings in the form of securities sold under agreements to repurchase and FHLB advances and principal and interest payments on securities and loans.

          Our website address is www.firstsentry.com. Information on our website is not and should not be considered a part of this joint proxy statement/prospectus.

Market Area

          Our primary market area is Cabell County, West Virginia. This market area has experienced and is projected to continue to experience declining demographic trends. According to the 2006 U.S. Census Bureau estimates, Cabell County is the 3rd most populous county in the state of West Virginia. The top three business segments in Cabell County are health care, railroad, and manufacturing.

          2006 U.S. Census Bureau data estimates a total population in Cabell County of 94,406, with little to no growth projected for 2007. The 2006 median household income for Cabell County was $34,943, and $35,059 for the State of West Virginia for the same period.

          Cabell County is home to top corporate sector employers such as CSX, Special Metals Corp., St Mary’s Regional Medical Center, Cabell Huntington Hospital, Steel of West Virginia, Alcon and GC Services. According to 2000 U.S. Census Bureau data, 30.8% of the population in Cabell County is employed in management/professional positions, the same 30.8% in sales/ office, and 17.8% in the service industry.

Competition

          We offer a variety of financial products and services to meet the needs of the communities we serve. Our retail banking offices consist of multiple delivery channels, including full-service banking offices, automated teller machines and telephone and internet banking capabilities. We consider our reputation for superior customer service and financial strength as our major strengths in attracting and retaining customers in our market areas.

          We face intense competition in our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we do not offer, such as trust and retail brokerage services.

          Our deposit sources are primarily concentrated in the communities surrounding our banking offices in Cabell County, West Virginia. As of June 30, 2008 (the latest date for which information is publicly available), we ranked fourth in deposit market share, with a 12.10% market share, in the Cabell County market area.

Lending Activities

          Our principal lending activity has been the origination of commercial real estate, one- to four-family residential mortgage and commercial loans. We also originate to a lesser extent consumer loans.

          Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio and by type of loan at the dates indicated. We do not have any loans held for sale at the dates presented.

			At December 31,
	At March 31, 2009		2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans:
Commercial real estate	$108,385	47.42%	$107,458	47.93%	$98,583	47.55%	$95,568	47.75%	$80,019	44.65%	$69,909	43.14%
Commercial	72,529	31.73	68,116	30.38	64,103	30.92	59,381	29.67	57,912	32.31	56,370	34.78
Residential real estate	35,446	15.51	35,543	15.85	31,341	15.12	31,930	15.95	29,399	16.40	25,575	15.78
Consumer	12,197	5.34	13,091	5.84	13,297	6.41	13,260	6.63	11,899	6.64	10,204	6.30
Total loans	228,557	100.00%	224,208	100.00%	207,324	100.00%	200,139	100.00%	179,229	100.00%	162,058	100.00%

Other items:
Unearned fees and discounts, net	(32)		(36)		(34)		(36)		(51)		(30)
Undisbursed loan funds	—		—		—		—		—		—
Allowance for loan losses	(3,492)		(3,227)		(2,852)		(2,659)		(2,700)		(2,112)

Total loans, net	$225,033		$220,945		$204,438		$197,444		$176,478		$159,916

          Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2008. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	Commercial real estate		Commercial		Residential real estate		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years
Ending December 31,
2009	$28,952	5.64%	$37,777	4.91%	$4,723	6.84%	$3,819	4.84%	$75,271	5.33%
2010 to 2011	25,810	6.40	14,493	5.02	11,634	6.48	3,761	7.55	55,698	6.14
2012 to 2013	42,328	6.68	12,374	6.06	9,779	6.27	4,500	7.54	68,981	6.57
2014 to 2018	4,642	5.60	2,916	4.49	8,259	4.82	879	7.32	16,696	5.11
2019 and beyond	5,726	7.17	556	5.40	1,148	6.80	132	7.00	7,562	6.98

Total	$107,458	6.31%	$68,116	5.09%	$35,543	6.10%	$13,091	7.19%	$224,208	5.95%

          The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2008 that are contractually due after December 31, 2009.

	Due After December 31, 2009
	Fixed	Adjustable	Total
	(In thousands)

Loans:
Commercial real estate	$56,010	$22,496	$78,506
Commercial	10,492	19,847	30,339
Residential real estate	22,191	8,629	30,820
Consumer	8,484	788	9,272

Total loans	$97,177	$51,760	$148,937

          Commercial Real Estate Loans. Commercial real estate loans totaled $108.4 million, or 47.4% of our loan portfolio as of March 31, 2009. Our commercial real estate loans are generally owner occupied secured by such collateral as apartment buildings, office buildings and shopping centers. We occasionally enter into commercial real estate loan participations and Small Business Administration guaranteed loans. At March 31, 2009, our commercial real estate loan portfolio consisted of 556 loans outstanding, with an average loan balance of approximately $194,938. Our largest commercial real estate loan had a principal balance of $2.7 million at March 31, 2009, and was secured by a nursing home. This loan was performing in accordance with its terms at March 31, 2009. Substantially all of our commercial real estate loans are secured by properties located in our primary market area.

          Our commercial real estate loans typically amortize over 15- to 20-year payout schedules, with interest rates that are fixed or adjustable for up to five years and contain a balloon payment feature at the end of the term. Our fixed rate commercial real estate loans are typically based on a margin over the five year treasury securities interest rate while our adjustable rate commercial real estate loans float with the prime rate as reported in The Wall Street Journal. We will also offer one year renewable adjustable rate lines of credit secured by commercial real estate that float with the prime rate. At March 31, 2009, we had $13.0 million in lines of credit secured by commercial real estate. On occasion, we make development loans for the construction of apartment buildings. At March 31, 2009, we had no such loan outstanding.

          In the underwriting of commercial real estate loans, we lend up to the lesser of 80% of the property’s appraised value or purchase price. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 125%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are generally obtained from commercial real estate borrowers. We require title insurance or a title opinion, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Although a portion of our commercial real estate loans are referred by brokers, we underwrite all commercial real estate loans in accordance with our own underwriting guidelines.

          Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks, compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

          Commercial Loans. We make various types of secured and unsecured commercial loans to customers in our market area. The terms of these loans generally range from less than one year to a maximum of five years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates that are subject to change periodically and are indexed to the prime rate as reported in The Wall Street Journal. At March 31, 2009, we had 698 commercial loans outstanding, with an aggregate balance of $72.5 million, or 31.7% of the total loan portfolio. As of March 31, 2009, the average commercial loan balance was approximately $103,900. At March 31, 2009, our largest commercial loan had a principal balance of $3.3 million and was secured by a helicopter purchased for resale. At March 31, 2009, this loan was performing in accordance with its terms.

          Commercial credit decisions are based upon our credit assessment of the loan applicant. We evaluate the applicant’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. Commercial loans are underwritten on the basis of the borrower’s ability to service such debt from income (generally requiring a minimum ratio of 125%). Personal guarantees of the principals are typically obtained. Our underwriting standards include an evaluation of the loan applicant’s financial statements, tax returns, the adequacy of the primary and secondary sources of repayment for the loan and credit agency reports of the applicant’s personal credit history. Collateral supporting a secured transaction is also analyzed to determine its marketability. Collateral that typically secures our commercial loans consist of equipment, accounts receivable and inventory of a business.

          Commercial loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral.

          One- to Four-Family Residential Mortgage Loans. At March 31, 2009, $35.4 million, or 15.5% of our total loan portfolio, consisted of one- to four-family residential mortgage loans, including home equity loans. We currently only originate short term fixed rate one- to four-family residential mortgage loans, although we have offered adjustable rate one- to four-family residential mortgage loans in the past. We offer conforming and non-conforming, fixed-rate residential mortgage loans that amortize up to a 30-year payout schedule, with maturities of up to 5 years that contain a balloon payment feature at the end of the term. For customers who are interested in longer term loans, such as traditional fixed rate 30-year one- to four-family residential mortgage loans, we function as a conduit by acting as a mortgage broker with other financial institutions and receive a fee from the other financial institutions for this service. We also offer home equity loans with a 10-year term that generally float with the prime rate as reported in The Wall Street Journal. At March 31, 2009, we had $8.2 million in home equity loans.

          One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate fixed-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is currently $417,000 for single-family homes. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” We originate fixed-rate jumbo loans that amortize up to a 30-year payout schedule, with maturities of up to 5 years that contain a balloon payment feature at the end of the term. We generally underwrite jumbo loans in a manner similar to conforming loans.

          We will originate one- to four-family residential loans with loan-to-value ratios up to and including a loan-to-value ratio of 89%. As of March 31, 2009, we had $3.3 million of loans in our loan portfolio with loan-to-value ratios in excess of 90%. We do not offer “interest only” mortgage loans on one- to four-family residential properties, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories, typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity, as evidenced by low credit scores or high debt-burden ratios).

          Consumer Loans. To date, our consumer lending has been relatively modest. We will originate a variety of consumer and other loans, including automobiles, loans secured by deposits and other personal unsecured loans. We do not originate indirect automobile loans. As of March 31, 2009, consumer loans totaled $12.2 million, or 5.3% of the total loan portfolio.

          Most of our consumer loans consist of secured and unsecured installment loans, including automobile loans and loans secured by certificate of deposits. Unsecured installment loans generally have shorter terms than secured consumer loans and generally have higher interest rates than rates charged on secured installment loans with comparable terms.

          The procedures for underwriting consumer loans include an assessment of an applicant’s credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

          Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly. In addition, the repayment of consumer loans depend on the borrower’s continued financial stability as their repayment is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy than a single family mortgage loan.

          Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by our loan personnel operating at our main office and our branch office location. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates and local economic conditions. In the event that local economic conditions deteriorate or interest rates begin to rise from their relatively low levels, loan demand may decrease and consequently our loan origination and sales activity may be adversely affected. A significant portion of our commercial real estate, residential real estate and commercial loans are generated by referrals from brokers, current customers, professional contacts and through a general marketing campaign. We also advertise throughout our market area.

          We generally retain in our portfolio all adjustable-rate loans that we originate, as well as short-term, fixed-rate residential mortgage loans (terms of 5 years or less). We generally do not sell any of the loans that we originate. We have entered into a limited number of loan participations in recent years.

          Loan Approval Procedures and Authority. First Sentry Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by First Sentry Bank’s Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

          First Sentry Bank’s policies and loan approval limits are established by the Board of Directors. Aggregate lending relationships in amounts up to $250,000 that are secured by conforming real estate mortgage loans can be approved by designated officers with specific lending approval authority. Relationships in excess of $250,000 can be approved by our President and Chief Executive Officer, up to $500,000 for loans secured by conforming real estate mortgage loans, and up to $1.5 million when combined with the lending authority of the Chairman of the Board. In practice, our Senior Loan Officer is involved in the approval of all loans. Certain of our officers can approve loans in amounts up to $25,000 that are not secured by real estate, and loans in excess of that amount, up to $200,000, can be approved by our President and Chief Executive Officer. Loans in excess of the prescribed lending authorities may be approved by the Executive Loan Committee. All loans are reported to the Executive Loan Committee and the Board of Directors in the month following the closing.

          Applications for loan amounts in excess of the conforming loan limit may only receive a credit approval, subject to an appraisal of the subject property. We require appraisals by independent, licensed, third-party appraisers of all real property securing loans in excess of $250,000. All appraisers are approved by the Board of Directors annually.

Non-performing and Problem Assets

          When a loan is 10 days past due, we send the borrower a late notice. When the loan is 15 to 30 days past due, we attempt personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. After 30 days, we mail the borrower a letter reminding the borrower of the delinquency and the loan officer may make personal contact. If necessary, subsequent late charges and delinquency notices are issued and the account will be monitored on a regular basis thereafter. If a loan remains delinquent at 90 days, we will send the borrower a final demand for payment and if unsuccessful we then will refer the loan to legal counsel to commence foreclosure proceedings. Any of our loan officers can shorten these time frames in consultation with the senior lending officer.

          Loans are generally placed on non-accrual status when payment of principal or interest is more than 90 days delinquent unless the loan is considered well-secured and in the process of collection. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and factors indicating doubtful collection no longer exist. Loans, or portions of such loans, are charged off when we determine that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Our Senior Loan Officer reports monitored loans, including all loans rated Special Mention, Substandard, Doubtful or Loss, to the Executive Loan Committee and the Board of Directors on a monthly basis. At March 31, 2009, we had $1.1 million in non-accruing loans. Our largest exposure of non-performing loans consisted of three loans to one borrower secured by a medical center and business assets which had a principal balance of $887,305. We believe that we have adequate reserves on these loans and that based on our internal evaluation of the value of the collateral securing the loans, we do not anticipate further losses on these loans.

          Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At March 31, 2009	At December 31,
		2008	2007	2006	2005	2004
	(Dollars in thousands)

Non-accrual loans:
Loans:
Commercial real estate	$924	$911	$883	$2,159	$157	$15
Commercial	—	14	—	6	224	—
Residential real estate	155	155	12	—	253	290
Consumer	8	9	15	1	29	24

Total non-accrual loans	1,087	1,089	910	2,166	663	329

Loans delinquent 90 days or greater and still accruing:
Loans:
Commercial real estate	—	—	57	382	—	133
Commercial	180	14	—	35	551	48
Residential real estate	—	—	302	173	—	38
Consumer	2	8	29	74	9	15
Total loans delinquent 90 days or greater and still accruing	182	22	388	664	560	234

Total non-performing loans	1,269	1,111	1,298	2,830	1,223	563

Other real estate owned:
Loans:
Commercial real estate	1,306	1,306	1,249	—	230	356
Commercial	—	—	—	—	—	—
Residential real estate	185	185	450	—	—	272
Consumer	—	—	—	—	—	—
Total real estate owned	1,491	1,491	1,699	—	230	628

Total non-performing assets	$2,760	$2,602	$2,997	$2,830	$1,453	$1,191

Ratios:
Non-performing loans to total loans	0.56%	0.50%	0.63%	1.41%	0.68%	0.35%
Non-performing assets to total assets	0.81%	0.77%	1.11%	1.13%	0.66%	0.59%

          For the three months ended March 31, 2009 and for the year ended December 31, 2008, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $17,270 and $79,801, respectively. Interest income recognized on such loans for the three months ended March 31, 2009 and for the year ended December 31, 2008 was $0 and $1,103, respectively.

          Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At March 31, 2009
Loans:
Commercial real estate	1	$104	5	$924	6	$1,028
Commercial	1	7	3	180	4	187
Residential real estate	2	30	3	155	5	185
Consumer	3	25	3	10	6	35
Total loans	7	$166	14	$1,269	21	$1,435

At December 31, 2008
Loans:
Commercial real estate	—	$—	5	$911	5	$911
Commercial	1	196	2	28	3	224
Residential real estate	2	119	3	155	5	274
Consumer	2	23	3	17	5	40
Total loans	5	$338	13	$1,111	18	$1,449

At December 31, 2007
Loans:
Commercial real estate	1	$1	5	$940	6	$941
Commercial	2	78	—	—	2	78
Residential real estate	1	74	6	314	7	388
Consumer	4	24	6	44	10	68
Total loans	8	$177	17	$1,298	25	$1,475

At December 31, 2006
Loans:
Commercial real estate	2	$646	6	$2,540	8	$3,186
Commercial	2	526	2	41	4	567
Residential real estate	2	45	3	173	5	218
Consumer	6	31	7	76	13	107
Total loans	12	$1,248	18	$2,830	30	$4,078

At December 31, 2005
Loans:
Commercial real estate	2	$420	2	$157	4	$577
Commercial	1	58	8	774	9	832
Residential real estate	—	—	2	253	2	253
Consumer	3	4	5	39	8	43
Total loans	6	$482	17	$1,223	23	$1,705

At December 31, 2004
Loans:
Commercial real estate	—	$—	3	$148	3	$148
Commercial	1	270	1	48	2	318
Residential real estate	4	307	4	329	8	636
Consumer	6	19	7	38	13	57
Total loans	11	$596	15	$563	26	$1,159

          Other Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned. When such property is acquired it is recorded on our financial statements at the lower of cost or estimated fair market value at the date of foreclosure. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. After acquisition, holding costs and declines in estimated fair market value result in charges to operations in the period in which the decline occurs. At March 31, 2009, we had $1.5 million of real estate owned.

          Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of March 31, 2009, we had $2.5 million of assets designated as special mention.

          The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances will be subject to review by our principal regulators, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at March 31, 2009, classified assets consisted of substandard assets of $6.7 million and no doubtful or loss assets. As of March 31, 2009, our largest substandard asset was a $2.2 million commercial loan secured by business assets consisting of equipment, accounts receivable and intellectual property. The classified assets total includes $1.1 million of nonperforming loans at March 31, 2009.

Allowance for Loan Losses

          We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loans losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We review the loan portfolio on a quarterly basis and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP.

          The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is determined by establishing a reserve rate based on the type of loan, the collateral securing the loan and the loan’s risk rating. Loans that are classified as substandard or doubtful are individually analyzed. The reserve rate is then calculated and applied to the outstanding balances of loans to determine the allocated portion of the allowance for loan losses. Any unallocated portion of the allowance for loan losses is determined by general changes in the size or composition of our loan portfolio.

          Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. In addition, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to them at the time of their examination.

          Commercial real estate loans generally have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

          Commercial loans involve a higher risk of default than residential mortgage loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans.

          Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly. In addition, the repayment of consumer loans depend on the borrower’s continued financial stability as their repayment is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy than a single family mortgage loan.

          The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands)

Balance at beginning of period	$3,227	$2,852	$2,852	$2,659	$2,700	$2,112	$1,665

Charge-offs:
Loans:
Commercial real estate	—	—	50	161	221	180	11
Commercial	—	61	692	1,127	1,443	353	120
Residential real estate	—	27	48	24	—	42	74
Consumer	7	9	35	78	91	72	58
Total charge-offs	7	97	825	1,390	1,755	647	263

Recoveries:
Loans:
Commercial real estate	—	—	1	9	7	2	—
Commercial	3	2	5	5	6	1	3
Residential real estate	2	1	5	12	—	—	—
Consumer	—	—	—	14	7	10	4
Total recoveries	5	3	11	40	20	13	7

Net (charge-offs)	(2)	(94)	(814)	(1,350)	(1,735)	(634)	(256)
Provision for loan losses	267	152	1,189	1,543	1,694	1,222	703

Balance at end of period	$3,492	$2,910	$3,227	$2,852	$2,659	$2,700	$2,112

Ratios:
Net charge-offs to average loans outstanding (annualized)	—%	0.18%	0.38%	0.67%	0.90%	0.37%	0.17%
Allowance for loan losses to non-performing loans at end of period	275.18%	186.66%	290.46%	219.72%	93.96%	220.77%	375.13%
Allowance for loan losses to total loans at end of period	1.53%	1.40%	1.44%	1.38%	1.33%	1.51%	1.30%

          Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			At December 31,
	At March 31, 2009		2008		2007
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Loans:
Commercial real estate	$1,202	47.42%	$1,144	47.93%	$939	47.55%
Commercial	1,924	31.73	1,730	30.38	1,567	30.92
Residential real estate	244	15.51	225	15.85	225	15.12
Consumer	108	5.34	114	5.84	119	6.41
Total allocated allowance	3,478	100.00%	3,213	100.00%	2,850	100.00%
Unallocated	14		14		2
Total	$3,492		$3,227		$2,852

	At December 31,
	2006		2005		2004
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Loans:
Commercial real estate	$958	47.75%	$866	44.65%	$539	43.14%
Commercial	1,300	29.67	1,465	32.31	1,080	34.78
Residential real estate	216	15.95	253	16.40	227	15.78
Consumer	143	6.63	89	6.64	62	6.30
Total allocated allowance	2,617	100.00%	2,673	100.00%	1,908	100.00%
Unallocated	42		27		204
Total	$2,659		$2,700		$2,112

Investments

          Our Board of Directors has primary responsibility for establishing and overseeing our investment policy. The investment policy is reviewed at least annually by the Board of Directors. This policy dictates that investment decisions give consideration to the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, consistency with our interest rate risk management strategy and support of the local community through the purchase of local bonds. Our Chief Financial Officer or President and Chief Executive Officer execute First Sentry Bank’s securities portfolio transactions. All purchase and sale transactions are formally reviewed by the Board of Directors monthly.

          Our current investment policy permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. The investment policy also permits, with certain limitations, investments in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises, commercial paper, money market funds, federal funds, investment grade corporate bonds, municipal bonds and certificates of deposit.

          Our current investment policy does not permit investment in most equity securities other than limited exceptions such as our required investment in the common stock of the Federal Home Loan Bank of Pittsburgh and Silverton Bank (the former Banker’s Bank of Georgia) along with stripped mortgage backed securities, mortgaged backed residuals and mutual funds. As of March 31, 2009, we held no asset-backed securities other than mortgage-backed securities.

          Our current investment policy does not permit hedging through the use of such instruments as financial futures, interest rate options and swaps.

          SFAS No. 115 requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale are reported at estimated market value, trading securities are reported at estimated fair value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged against earnings. See “First Sentry Bancshares, Inc. Discussion and Analysis of Financial Condition and Results of Operations—Comparison of Operating Results for the Three Months Ended March 31, 2009 and 2008 and Comparison of Operating Results for the Years Ended December 31, 2008 and 2007” for further information. The fair values of our securities, which, at March 31, 2009, consisted primarily of U.S. agency securities, mortgage-backed-securities and state and political securities, are based on published or securities dealers’ market values. The market for these securities primarily consists of other financial institutions, insurance companies, real estate investment trusts, and mutual funds.

          Our available-for-sale securities portfolio at March 31, 2009, consisted of securities with the following amortized cost: $54.7 million of U.S. agency securities, $13.7 million of pass-through mortgage-backed securities issued by Fannie Mae or Freddie Mac and $8.5 million of state and political securities, consisting of general obligation and revenue municipals.

          Our held-to-maturity securities portfolio at March 31, 2009, consisted of securities with the following amortized cost: $8.9 million of state and political securities, consisting of general obligation and revenue municipals, and $1.3 million of corporate bonds.

          On January 1, 2007, we reclassified our entire portfolio of investments classified as held to maturity ($9.1 million at December 31, 2006) into investments classified as trading securities. We reclassified these securities in connection with our adoption of the fair value option in accordance with SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 155” on January 1, 2007. We made this election because management believed the fair value option enhanced comparability and presentation of our investment securities.

          At March 31, 2009, we had no securities classified as trading.

          U.S. Government and Federal Agency Obligations. While U.S. Government and federal agency securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments.

          Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.

          Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as First Sentry Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a United States Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

          State and Political Securities. State and political securities consist primarily of general obligation bonds, with some revenue bonds, of state and political subdivisions located throughout the United States. All the bonds are bank qualified with either underlying investment grade ratings or investment grade ratings provided through insurance. When available and appropriate for our investment portfolio, West Virginia municipal bonds are purchased, providing support for local government. The bonds generally have longer maturities, including longer call features, and provide a tax equivalent yield greater than our agency and mortgage backed securities. The longer average life and superior yield of these bonds help offset declines in our interest margin during a falling interest rate cycle.

          Corporate Bonds. Our corporate bond portfolio consists of bonds in the banking industry. Although corporate bonds may offer higher yields than U.S. Government Agencies of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the credit-worthiness of the issuer.

          The following table sets forth the amortized cost and estimated fair value of our available-for-sale, trading and held-to-maturity securities portfolios (excluding Federal Home Loan Bank of Pittsburgh common stock) at the dates indicated.

			At December 31,
	At March 31, 2009		2008		2007		2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities available for sale:
Mortgage backed securities	$13,728	$14,288	$11,394	$11,836	$6,653	$6,693	$942	$948
U.S. agency securities	54,734	54,732	50,241	50,969	25,593	25,955	13,123	13,146
State and political	8,494	8,221	8,495	7,854	8,777	8,698	6,866	6,854
Total investment securities available for sale	$76,956	$77,241	$70,130	$70,659	$41,023	$41,346	$20,931	$20,948

Investment securities held-to-maturity:
Mortgage backed securities	$—	$—	$—	$—	$—	$—	$1,085	$1,071
U.S. agency securities	—	—	—	—	—	—	8,000	7,818
State and political	8,874	8,798	7,459	7,459	—	—	—	—
Corporate bonds	1,325	1,170	1,827	1,827	—	—	8,000	7,818
Total investment securities held-to-maturity	$10,199	$9,968	$9,286	$9,286	$—	$—	$9,085	$8,889

Investment securities for trade:
U.S. agency securities	$—	$—	$—	$—	$4,000	$3,996	$—	$—
Total investment securities for trade	$—	$—	$—	$—	$4,000	$3,996	$—	$—

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2009 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have been adjusted to a tax-equivalent basis in the footnote below.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available for sale:
Mortgage backed securities	$—	—%	$1,012	3.45%	$1,802	3.95%	$10,914	5.79%	$13,728	$14,288	5.38%
U.S. agency securities	2,000	2.33	14,105	2.97	9,019	4.23	29,610	4.54	54,734	54,732	4.00
State and political(1)	265	3.23	276	3.25	2,656	3.85	5,297	4.20	8,494	8,221	4.03
Total investment securities available for sale	$2,265	2.43%	$15,393	3.01%	$13,477	4.12%	$45,821	4.80%	$76,956	$77,241	4.25%

Investment securities held-to-maturity:
State and political(2)	$1,062	2.24%	$—	—	$1,615	3.56	$6,195	4.02	$8,872	$8,798	3.72
Corporate bonds	—	—	480	5.50	—	—	847	7.43	1,327	1,170	7.00
Total investment securities held-to-maturity	$1,062	2.24%	$480	5.50%	$1,615	3.56%	$7,042	4.50%	$10,199	$9,968	4.20%

(1)
The tax equivalent yield of the state and political securities portfolio was 5.31% for maturities of one year or less, 5.35% for maturities of more than one year through five years, 5.70% for maturities of more than five years through 10 years, 6.50% for maturities of more than 10 years and 6.17% for the total state and political securities portfolio at March 31, 2009.

(2)
The tax equivalent yield of the state and political securities portfolio was 3.21% for maturities of one year or less, —% for maturities of more than one year through five years, 5.25% for maturities of more than five years through 10 years, 6.02% for maturities of more than 10 years and 5.55% for the total state and political securities portfolio at March 31, 2009.

Sources of Funds

          General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow, primarily from the Federal Home Loan Bank of Pittsburgh and through securities sold under agreements to repurchase, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled loan payments, maturing investments, loan prepayments, retained earnings and income on other earning assets.

          Deposits. We accept deposits from the areas in which our offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, money market accounts, NOW accounts and non-interest bearing checking accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

          We accept brokered deposits. At March 31, 2009, we had $61.7 million of brokered deposits. We participate in the CDARS network which comprised $33.9 million of our brokered deposits at March 31, 2009. When a customer gives us a deposit and requests the full protection of Federal Deposit Insurance Corporation insurance where such deposit exceeds applicable limits, we use the CDARS network to place the funds into certificates of deposit issued by banks in the network. This occurs in increments of less than $100,000 (now $250,000) to ensure that both principal and interest are eligible for full Federal Deposit Insurance Corporation insurance. The CDARS network matching system allows network members to exchange funds. This exchange occurs on a dollar-for-dollar basis, so that the equivalent of the original deposit comes back to us. This program has greatly assisted our deposit gathering activities.

          The Federal Deposit Insurance Corporation is raising assessments in order to recapitalize the Deposit Insurance Fund. Federal Deposit Insurance Corporation assessments will be based upon an institution’s level of unsecured debt, secured liabilities and brokered deposits. As a result of our significant amount of brokered deposits, we expect to incur additional non-interest expense related to increased Federal Deposit Insurance Corporation assessments.

          At March 31, 2009, we had a total of $153.9 million in certificates of deposit, of which $99.9 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

          The following tables set forth the distribution of our total deposit accounts, by account type, for the periods indicated.

	For the Three Months Ended March 31, 2009			For the Year Ended December 31, 2008
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Savings accounts	$11,132	4.08%	0.19%	$9,727	3.67%	0.42%
Certificates of deposit	153,912	56.39	3.93	144,031	54.31	4.71
Money market	33,420	12.25	0.54	40,374	15.22	1.81
NOW	41,242	15.11	0.29	31,343	11.82	1.56
Checking	33,225	12.17	—	39,724	14.98	—

Total deposits	$272,931	100.00%	2.32%	$265,199	100.00%	3.07%

	For the Years Ended December 31,
	2007			2006
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Savings accounts	$9,876	4.60%	1.21%	$11,399	5.44%	1.43%
Certificates of deposit	118,417	55.10	5.03	110,385	52.64	4.49
Money market	23,233	10.81	3.75	27,276	13.01	3.57
NOW	28,274	13.16	3.54	23,025	10.98	3.31
Checking	35,095	16.33	—	37,627	17.94	—

Total deposits	$214,895	100.00%	3.67%	$209,712	100.00%	3.33%

          As of March 31, 2009, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $84.5 million. The following table sets forth the maturity of those certificates as of March 31, 2009.

At March 31, 2009
(In thousands)

Three months or less	$23,461
Over three months through six months	12,938
Over six months through one year	22,046
Over one year to three years	21,658
Over three years	4,427

Total	$84,530

          Borrowings. Our borrowings consist primarily of securities sold under agreements to repurchase (repurchase agreements) as well as advances from the Federal Home Loan Bank of Pittsburgh, borrowings from our other correspondent banking relationships and trust preferred securities. As of March 31, 2009, our repurchase agreements totaled $12.5 million, or 3.9% of total liabilities, and our Federal Home Loan Bank advances totaled $33.2 million, or 10.4% of total liabilities. At March 31, 2009, we had the ability to borrow an additional $81.7 million under our credit facilities with the Federal Home Loan Bank of Pittsburgh. Repurchase agreements are secured by agency and mortgage-backed securities. Advances from the Federal Home Loan Bank of Pittsburgh are secured by our investment in the common stock of the Federal Home Loan Bank of Pittsburgh as well as by a blanket pledge of our mortgage portfolio not otherwise pledged.

          The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank of Pittsburgh borrowings at and for the periods shown:

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands)

Balance at end of period	$33,221	$24,221	$35,560	$19,221	$8,721
Average balance during period	$32,730	$21,836	$29,970	$9,831	$12,493
Maximum outstanding at any month end	$33,221	$24,221	$42,462	$19,221	$15,721
Weighted average interest rate at end of period	3.25%	3.87%	3.07%	4.20%	3.98%
Average interest rate during period	3.30%	4.10%	3.57%	4.16%	3.81%

          The following table sets forth information concerning balances and interest rates on our repurchase agreements at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands)

Balance at end of period	$12,455	$10,915	$12,498	$10,922	$10,285
Average balance during period	$12,225	$10,742	$11,604	$10,854	$8,563
Maximum outstanding at any month end	$12,455	$10,915	$12,952	$11,125	$10,313
Weighted average interest rate at end of period	3.66%	4.72%	3.66%	4.83%	4.77%
Average interest rate during period	3.63%	4.80%	4.21%	4.83%	4.83%

          At March 31, 2009, our borrowings also consisted of a $5.0 million Floating Rate Trust Preferred Security issued on April 23, 2007 to a special purpose subsidiary. The $5.0 million Floating Rate Trust Preferred Security bears interest at a floating rate that adjusts quarterly by 158 basis points above the LIBOR rate. The $5.0 million Floating Rate Trust Preferred Security is callable at the option of First Sentry Bancshares, Inc. on or after June 15, 2012, and will fully mature on June 15, 2037. At March 31, 2009, and December 31, 2008, the interest rate on the $5.0 million Floating Rate Trust Preferred Security was 2.90% and 3.58%, respectively. On April 22, 2007, a $4.0 million Floating Rate Trust Preferred Security was redeemed by First Sentry Bancshares, Inc. that was originally issued on April 10, 2002.

Properties

          We operate from our main office at 823 Eighth Street, Huntington, West Virginia, which we own, and our branch office located at 6501 Mud River Road, Barboursville, West Virginia, which we also own. We have entered into a lease for the land of the Barboursville branch office. The lease is for ten years and began in November of 2002. The lease may be renewed up to 12 times for a period of five years each, with a final 13th renewal for a period of 19 years. The net book value of our premises, land and equipment was $4.8 million at March 31, 2009.

Subsidiary Activities

          First Sentry Bancshares, Inc. has two subsidiaries, First Sentry Bank, a West Virginia chartered commercial bank and First Sentry Bancshares Capital Trust II, a Delaware statutory business trust whose sole asset is the $5.0 million Floating Rate Trust Preferred Security.

Legal Proceedings

          In the normal course of business, we may be party to various outstanding legal proceedings and claims. At March 31, 2009, we were not involved in any legal proceeding, the outcome of which would be material to our financial condition or results of operations.

Personnel

          As of March 31, 2009, we had 52 full-time employees and three part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

          General. First Sentry Bancshares, Inc. and First Sentry Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. First Sentry Bancshares, Inc. files consolidated tax returns with First Sentry Bank, its wholly-owned subsidiary.

          First Sentry Bancshares, Inc.’s consolidated federal tax returns are not currently under audit, and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First Sentry Bancshares, Inc. or First Sentry Bank.

          Method of Accounting. For federal income tax purposes, First Sentry Bancshares, Inc. currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

          Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. First Sentry Bancshares, Inc.’s consolidated group has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

          Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2009, First Sentry Bancshares, Inc.’s consolidated group had no net operating loss carryforwards for federal income tax purposes.

          Corporate Dividends-Received Deduction. First Sentry Bancshares, Inc. may exclude from its federal taxable income 100% of dividends received from First Sentry Bank as a wholly-owned subsidiary. The corporate dividends-received deduction is 80% when the corporation receiving the dividend owns at least 20% of the stock of the distributing corporation.

State Taxation

          General. First Sentry Bancshares, Inc. and First Sentry Bank are subject to state income taxations in the same general manner as other West Virginia corporations, with some exceptions discussed below. First Sentry Bancshares, Inc. files consolidated state income tax returns with First Sentry Bank, its wholly owned subsidiary. Current state income tax rates are 8.50%.

          First Sentry Bancshares, Inc.’s consolidated state income tax returns are not currently under audit, and have not been during the past five years. The following is not a comprehensive description of the state income tax rules applicable to First Sentry Bancshares, Inc. or First Sentry Bank.

          Method of Accounting. For state income tax purposes, the same method of accounting for federal income tax purposes is used. State taxable income calculation begins with the federal taxable income reported, further adjusted for modifications increasing or decreasing federal taxable income.

          Modifications. Items added back to federal taxable income for state income tax purposes include items such as interest and dividends from any state or local government bonds and securities that was excluded from federal taxable income, and income taxes imposed by the State of West Virginia, based upon net income that were expensed for federal income tax purposes. Deductions from federal taxable income for state purposes include items such as interest expense on obligations or securities of any state or local political subdivisions disallowed in determining federal taxable income, and the calculated allowance for U.S. obligations and obligations secured by real estate.

          Net Operating Loss Carryovers. West Virginia law allows certain tax provisions to be in conformity with the application of federal tax laws. Net operating loss carryovers and carrybacks are treated in the same manner as for federal income tax purposes and are adjusted for current year modifications in determining the amount for state carryback or carryover losses. At March 31, 2009, First Sentry Bancshares, Inc. and First Sentry Bank did not have any loss carryovers or carrybacks.

MANAGEMENT OF FIRST SENTRY BANCSHARES, INC.

          First Sentry Bancshares, Inc.’s Board is comprised of 12 members. Our bylaws provide that all of the directors are to be elected annually. Directors of First Sentry Bancshares, Inc. are generally elected to serve for a one year term and until their respective successors shall have been elected and shall qualify.

          The table below sets forth certain information, as of March 31, 2009, regarding current members of the Board of Directors and executive officers who are not directors, including their terms of office of Board members.

Name	Age(1)	Position(s) Held With First Sentry Bancshares, Inc.	Director Since(2)	Current Term Expires

DIRECTORS
Robert H. Beymer	80	Chairman of the Board	1996	2010
Geoffrey S. Sheils	44	President, Chief Executive Officer and Director	1997	2010
Kerry P. Dillard	48	Director	2001	2010
Jeffrey E. Hood	66	Director	2004	2010
Johnnie Jones	72	Director	2001	2010
Nester S. Logan	69	Director	2004	2010
Charles H. McKown, Jr. MD	74	Director	1998	2010
Robert L. Shell, Jr.	65	Director	1996	2010
Paul L. Turman, II	45	Director	2002	2010
Arthur Weisberg	84	Director	1997	2010
Joseph Williams	64	Director	1996	2010
S. Kenneth Wolfe, MD	64	Director	1996	2010

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Richard D. Hardy	52	Senior Vice President and Chief Financial Officer	N/A	N/A
Robert L. Hardwick	70	Executive Vice President	N/A	N/A
Toby Taylor	41	Senior Vice President	N/A	N/A

(1)	As of March 31, 2009
(2)	Includes service with First Sentry Bank.

          The merger agreement between First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. provides that upon completion of the merger, all of the directors of Guaranty Financial Services, Inc., will be appointed to the Board of Directors of First Sentry Bancshares, Inc.

          The business experience for the past five years for each of our current directors and executive officers is as follows:

Directors

Robert H. Beymer is retired. He is the Chairman of the Board of Directors of First Sentry Bancshares, Inc. and First Sentry Bank. He is the past President and Chief Executive Officer of First Sentry Bank and has over 40 years of community banking experience in Huntington, West Virginia. He is also a director of First State Financial Corporation located in Sarasota, Florida.

Geoffrey S. Sheils has been the President and Chief Executive Officer of First Sentry Bancshares, Inc. and First Sentry Bank since 2001 and has been with First Sentry Bank since 1997. Prior to joining First Sentry Bank, he held various positions in commercial lending at the First Huntington National Bank. Mr. Sheils has over 25 years of community banking experience in Huntington, West Virginia.

Kerry P. Dillard has been the President and Chief Executive Officer of Bloss & Dillard, Inc., a Managing General Agent insurance agency located in Huntington, West Virginia since 1997.

Robert L. Shell, Jr. is the Chairman of Guyan International, Inc., a manufacturing company headquartered in Barboursville, West Virginia. He has been Chairman since 1985. He is also a director of First State Financial Corporation located in Sarasota, Florida.

Paul L. Turman, II has been the President of Big Ike, a real estate holding company located in Barboursville, West Virginia, since 1994.

Johnnie Jones has been the President and Chief Executive Officer of Ducky’s, Inc., a salvage company located in Huntington, West Virginia, since 1992.

Arthur Weisberg has been the President of State Electric Company, Inc. located in Huntington, West Virginia since 1952.

Charles H. McKown, Jr., M.D. has been the Vice President for Health Services and Dean of the Marshall University School of Medicine located in Huntington, West Virginia, since 1989.

Joseph L. Williams is the President and Chief Executive Officer of Basic Supply Company, Inc. located in Huntington, West Virginia, which he founded in 1977. He is also President and Chief Executive Officer of Consolidated Bank & Trust Company headquartered in Richmond, Virginia, and a member of the Board of Directors of its bank holding company parent, Abigail Adams National Bancorp, Inc. He is also a director of Energy Services of America Corp. Mr. Williams is a former Mayor and City Councilman of the City of Huntington, West Virginia.

Nester “Buddy” Logan has been the President of S.S. Logan Packing Co. located in Huntington, West Virginia, since 1980.

S. Kenneth Wolfe, M.D. is retired. He was a physician at the V.A. Medical Center in Huntington, West Virginia.

Jeffrey Hood has been the President of Hood Enterprises, a real estate holding company, located in Huntington, West Virginia, since 1977.

Executive Officers who are not Directors

Robert L. Hardwick has been the Executive Vice President of First Sentry Bank responsible for the management of a commercial loan portfolio and the development of the Barboursville market since 2001.

Richard D. Hardy has been the Senior Vice President and Chief Financial Officer of First Sentry Bancshares, Inc. and First Sentry Bank since 2006. He was Assistant Vice President and Senior Credit Analyst of First Sentry Bank from 2001 to 2006.

Toby Taylor is the Senior Vice President of First Sentry Bank responsible for the management of First Sentry Bank’s lending and retail operations since 2000.

Board Independence

          Since First Sentry Bancshares, Inc.’s common stock will be quoted on the Pink Sheets upon completion of the merger, it will not be subject to certain rules regarding the independence of directors applicable to companies traded on the Nasdaq Stock Market or any other national securities exchange. However, the Board of Directors has determined that each of the directors, with the exception of Mr. Sheils, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Sheils is not independent because he serves as President and Chief Executive Officer.

          In determining the independence of the non-executive directors, the Board of Directors reviewed the following transactions: (1) fees of approximately $9,275 to Director Hood for representing First Sentry Bank as a real estate broker in 2008; (2) fees of approximately $45,000 paid to T.T.J., Inc., which leases the Barboursville branch and the surrounding land to First Sentry Bank and which is owned by Director Turman’s father, uncle and aunt; and (3) fees of approximately $6,900 paid to Basic Supply Company, Inc., which provides maintenance supplies to First Sentry Bank and is owned by Director Williams.

Meetings and Committees of the Board of Directors

          The business of First Sentry Bancshares, Inc. is conducted at regular and special meetings of the Board of Directors and its standing committees. The only standing committees consist of the Audit Committee and Executive Loan Committee. The Board of Directors acts as a nominating committee and compensation committee, as necessary. During the year ended December 31, 2008, the Board of Directors met at 12 regular meetings and one special meeting. No member of the Board of Directors or any committee thereof attended less than 75% of said meetings, except for Director Weisberg.

          The Audit Committee consists of Messrs. Robert L. Shell Jr., S. Kenneth Wolfe, MD, and Kerry P. Dillard. The Audit Committee met four times during the year ended December 31, 2008. The Audit Committee is responsible for providing oversight relating to First Sentry Bancshares, Inc.’s financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function and annual independent audit. The Board of Directors has not yet designated a director to serve as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market and SEC Rule 10A-3.

Compensation of Directors

          Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors for the year ended December 31, 2008.

Director Compensation
Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation(1)	Total
Robert H. Beymer	$3,800	—	—	—	—	—	$3,800
Kerry P. Dillard	3,400	—	—	—	—	—	3,400
Jeffrey E. Hood	2,600	—	—	—	—	—	2,600
Johnnie Jones	3,800	—	—	—	—	—	3,800
Nester S. Logan	2,400	—	—	—	—	—	2,400
Charles H. McKown, Jr. MD	2,000	—	—	—	—	—	2,000
Robert L. Shell, Jr.	2,100	—	—	—	—	—	2,100
Paul L. Turman, II	2,400	—	—	—	—	—	2,400
Arthur Weisberg	1,400	—	—	—	—	—	1,400
Joseph Williams	2,600	—	—	—	—	—	2,600
S. Kenneth Wolfe, MD	2,800	—	—	—	—	—	2,800

(1)	No director received perquisites or personal benefits that exceeded $10,000.

          Fees. Directors of First Sentry Bancshares, Inc. do not receive a fee for serving on the Board of Directors. Fees are paid for serving on the Board of Directors of First Sentry Bank. Non-employee directors of First Sentry Bank receive a fee of $200 per Board meeting and $100 per committee meeting attended. The Board of Directors intends to keep the same fee structure following the merger.

Executive Compensation

          The following table sets forth for the year ended December 31, 2008, certain information as to the total compensation paid by First Sentry Bank to Mr. Sheils, who serves as President and Chief Executive Officer, Mr. Hardy, who serves as Senior Vice President and Chief Financial Officer and Mr. Taylor, who serves as Senior Vice President. The individuals listed in the table below are referred to as named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation(1)	Total

Geoffrey S. Sheils, President and CEO	2008	$205,000	$16,308	—	—	—	—	$2,137	$223,445

Richard S. Hardy, Senior Vice President and CFO	2008	$100,000	$3,077	—	—	—	—	$5,000	$108,077

Toby Taylor, Senior Vice President	2008	$100,000	$3,077	—	—	—	—	$5,000	$108,077

(1) Represents First Sentry Bank’s matching contributions to the 401(k) plan. The named executive officers did not receive perquisites or personal benefits that exceeded $10,000.

          The Board of Directors of First Sentry Bancshares, Inc. does not use numerical formulas to determine changes in compensation for the named executive officers. The Board of Directors considers a variety of factors in its deliberations over executive compensation, emphasizing the profitability and scope of First Sentry Bancshares, Inc.’s operations, the experience, expertise and management skills of the named executive officers and their role in First Sentry Bancshares, Inc.’s future success, as well as compensation surveys prepared by professional firms to determine compensation paid to executives performing similar duties for similarly sized institutions. While the quantitative and non-quantitative factors described above were considered by the Board of Directors, such factors were not assigned a specific weight in evaluating the performance of the named executive officers. In determining the Chief Executive Officer’s bonus, the Chairman of the Board also considers the above factors and makes a recommendation to the Board of Directors who authorizes such bonus. For the other named executive officers, the Chief Executive Officer considers the above factors and makes a recommendation to the Board of Directors who authorizes their bonuses.

          Employment Agreement with Geoffrey S. Sheils. First Sentry Bancshares, Inc. and First Sentry Bank have entered into an employment agreement with Geoffrey S. Sheils, President and Chief Executive Officer, on December 1, 2008. The agreement with Mr. Sheils has an initial term of five years. The agreement will automatically extend for successive two-year terms unless First Sentry Bank or Mr. Sheils gives the other party notice of nonrenewal at least sixty days prior to the expiration of the then existing term. Under the agreement, the initial base salary for Mr. Sheils is $205,000. His base salary will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in incentive and bonus programs and other fringe benefit plans. Mr. Sheils will be entitled to use of an automobile and will be reimbursed for any country club fees and certain fees relating to professional and social organizations.

          Mr. Sheils’ employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after his termination (except for an accrued bonus). However, if Mr. Sheils is terminated for cause due to his negligence or malfeasance which can be reasonably expected to have a material adverse impact on the business of First Sentry Bancshares, Inc. or First Sentry Bank, the executive would have the right to receive a lump sum in the amount equal to the five-year average of his base salary plus the five-year average of his bonus pay. If Mr. Sheils is terminated as a result of non-renewal of his agreement, he would have the right to receive a lump sum in the amount equal to the five-year average of his base salary plus the five-year average of his bonus pay. In the case of a breach of the material terms of the agreement by First Sentry Bancshares, Inc. or First Sentry Bank, Mr. Sheils would be entitled to receive 2.99 times the five-year average of his base salary plus 2.99 times the five-year average of his bonus pay.

          In the event of a termination or resignation following the occurrence of a change in control of First Sentry Bancshares, Inc. or First Sentry Bank, Mr. Sheils would be entitled to a severance payment within 30 days in an amount equal to 2.99 times the five-year average of his base salary, determined immediately prior to the date of the change in control, plus 2.99 times the five-year average of his bonus pay. If the total payment owed to Mr. Sheils in connection with a change in control would be considered an “excess parachute payment” under Internal Revenue Code Section 280G and subject to an excise tax, First Sentry Bank agrees to pay Mr. Sheils a gross-up payment equal to 100% of the excise tax and 100% of any federal, state and local taxes imposed on the gross-up payment.

          In the event of Mr. Sheils’ death or disability, First Sentry Bank would pay Mr. Sheils or his estate a lump sum in the amount equal to the five-year average of his base salary plus the five-year average of his bonus pay, and in the event of his death would continue to provide health benefits, to the extent permissible, to Mr. Sheils’ spouse and dependent children for a period of one year.

          As a condition to the payment to Mr. Sheils described above, upon termination of employment other than in connection with termination for cause, the insolvency or bankruptcy of First Sentry Bancshares, Inc. or First Sentry Bank, a material breach of the agreement by First Sentry Bancshares, Inc. or First Sentry Bank or the nonrenewal of the agreement by First Sentry Bank, Mr. Sheils agrees not to compete with First Sentry Bank where it has operating offices or in Wayne and Putnam Counties, West Virginia or Lawrence County, Ohio, or solicit, recruit or cause current employees of First Sentry Bank or First Sentry Bancshares, Inc. to compete against First Sentry Bank, First Sentry Bancshares, Inc. or an affiliate for a period of two years. If Mr. Sheils is terminated for cause, he agrees not to compete with First Sentry Bank where it has operating offices or in Wayne and Putnam Counties, West Virginia or Lawrence County, Ohio, or solicit, recruit or cause current employees of First Sentry Bank or First Sentry Bancshares, Inc. to compete against First Sentry Bank, First Sentry Bancshares, Inc. or an affiliate for a period of one year.

          401(k) Plan. First Sentry Bank provides its employees a qualified, tax-exempt pension plan with a “cash-or-deferred arrangement” qualifying under Section 401(k) of the Internal Revenue Code. Employees are eligible to make salary deferrals and receive matching contributions to the plan on their date of hire. Eligible employees are permitted to contribute up to 15% of their compensation to the 401(k) plan on a pre-tax basis, up to a maximum of $15,500. Matching of the contributions is at the discretion of the Board of Directors annually. Historically, First Sentry Bank has matched 50% of the contribution up to 10% of the employee’s annual salary.

          Discretionary matching contribution vesting is based on a 6-year vesting schedule at a rate of 20% per year, beginning with the participant’s second year of employment with First Sentry Bank. Withdrawals are not permitted before age 59½, except in the event of death, disability, and termination of employment or for a proven hardship. The plan offers participant loan applications based upon financial hardship. Upon termination of employment, the participant’s account will be distributed, unless he or she elects to defer the account in a timely manner.

          The Board of Directors may amend the 401(k) plan at any time. In no event, however, will any amendment authorize or permit any part of the plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries. Additionally, no amendment will cause any reduction in the amount credited to the participant’s account.

          For the fiscal year ended December 31, 2008, First Sentry Bank made $54,927 in contributions to the 401(k) plan.

Transactions With Certain Related Persons

          Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits First Sentry Bank from making loans to its executive officers and directors, but it contains a specific exemption from such prohibition for loans made by First Sentry Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. First Sentry Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. First Sentry Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

          In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate balance of our loans to our officers and directors and their related entities was $4.9 million at March 31, 2009. As of March 31, 2009, these loans were performing according to their original terms.

DESCRIPTION OF FIRST SENTRY BANCSHARES, INC. COMMON STOCK

          Set forth below is a summary of the material features of the First Sentry Bancshares, Inc. common stock. This summary is not a complete discussion of the chartering documents and other instruments of First Sentry Bancshares, Inc. that create the rights of the security holders.

General

          First Sentry Bancshares, Inc. is authorized to issue 5,280,000 shares of common stock having a par value of $1.00 per share and no shares of preferred stock. Each share of First Sentry Bancshares, Inc.’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

          Dividends. First Sentry Bancshares, Inc. can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by First Sentry Bancshares, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of First Sentry Bancshares, Inc. are entitled to receive and share equally in any dividends as may be declared by the Board of Directors of First Sentry Bancshares, Inc. out of funds legally available for the payment of dividends.

          Voting Rights. The holders of common stock of First Sentry Bancshares, Inc. currently possess exclusive voting rights in First Sentry Bancshares, Inc. They elect First Sentry Bancshares, Inc.’s Board of Directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the Board of Directors. Each holder of common stock is entitled to one vote per share and may cumulate votes in the election of directors.

          Liquidation. In the event of liquidation, dissolution or winding up of First Sentry Bancshares, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Sentry Bancshares, Inc. available for distribution.

          Preemptive Rights. Holders of the common stock of First Sentry Bancshares, Inc. are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
THE FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF
GUARANTY FINANCIAL SERVICES, INC.

          The discussion presented below analyzes major factors and trends regarding the consolidated financial condition and results of Guaranty Financial Services, Inc.’s operations for the years ended December 31, 2008, December 31, 2007, and for the three-month periods ended March 31, 2009, and March 31, 2008. For a complete understanding of this discussion, reference should be made to Guaranty Financial Services, Inc.’s financial statements and the related notes included in this joint proxy statement/prospectus.

General

          Guaranty Financial Services, Inc. is a bank holding company whose primary asset and principal activity is its ownership of 100% of the outstanding shares of Guaranty Bank & Trust Company. Guaranty Financial Services, Inc. conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer, and real estate loans (including commercial loans secured by real estate). Guaranty Financial Services, Inc.’s profitability depends upon net interest income, which is the difference between interest income generated from interest-earning assets (such as loans and investments) less the interest expense incurred on interest-bearing liabilities (such as customer deposits and other borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned and paid on these balances. Net interest income is dependent upon Guaranty Financial Services, Inc.’s interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on interest-bearing liabilities. When the interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, Guaranty Financial Services, Inc.’s profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses, and the effective tax rate paid by Guaranty Financial Services, Inc. on its income. Non-interest income consists primarily of fees and income from various deposit account products and services offered to customers. Non-interest expense consists of compensation and benefits, occupancy related expenses, and other operating expenses. Guaranty Financial Services, Inc.’s results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Critical Accounting Policies

          Guaranty Financial Services, Inc.’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United State of America and follow general practices within the financial services industry. Application of these principles requires it to make estimates, assumptions, and judgments that affect the amounts reported in its financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Guaranty Financial Services, Inc. believes that the most critical accounting policies upon which its financial condition and results of operations depend, and which involve the most complex subjective decisions or assessments, are the following:

          Allowance for Loan Losses. The allowance for loan losses represents the estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on Guaranty Financial Services, Inc.’s consolidated balance sheet. To the extent actual outcomes differ from management’s estimates, additional provisions for loan losses may be required that would negatively impact earnings in future periods. Note 1 to the accompanying consolidated financial statements describes the methodology used to determine the allowance for loan losses.

          Other Than Temporary Impairment. Declines in the fair value of available for sale and held to maturity securities that are deemed to be other than temporary are reflected in earnings as realized losses.

In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Guaranty Financial Services, Inc. to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value. In addition, the risk of future other than temporary impairment may be influenced by additional bank failures, prolonged recession in the U.S. economy, changes to real estate values, interest deferrals and whether the Federal government provides assistance to financial institutions.

          Fair Value of Financial Instruments. Guaranty Financial Services, Inc. adopted Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurements, on January 1, 2008. This standard provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Based on the observability of the inputs used in the valuation techniques, management classifies financial assets and liabilities measured and disclosed at fair value in accordance with the three-level hierarchy (e.g., Level 1, Level 2, and Level 3) established under SFAS 157.

          Fair value determination in accordance with SFAS 157 requires that management make a number of significant judgments. In determining the fair value of financial instruments, management uses market prices of the same or similar instruments whenever such prices are available. If observable market prices are unavailable or impracticable to obtain, then valuation is generated from model-based techniques that use at least one significant assumption based on unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. Note 13 to the accompanying consolidated financial statements further explains the methodology used to determine the fair values of Guaranty Financial Services, Inc.’s financial instruments.

          One material estimate with regards to fair value is the calculation of the fair values of Guaranty Financial Services, Inc.’s corporate debt securities. For most of its securities, Guaranty Financial Services, Inc. receives estimated fair values of securities from a valuation service or from brokers. In developing fair values, the valuation service and the brokers use estimates of cash flows, based on historical performance of similar instruments in similar interest rate environments. Based on experience, management is aware that estimated fair values of debt securities tend to vary among brokers and other valuation services. Guaranty Financial Services, Inc. believes that the estimate of the fair value of the trust preferred securities held by Guaranty Financial Services, Inc. and included in corporate debt securities is a critical accounting estimate because (1) it is highly susceptible to change from period to period as a result of the volatile financial markets and because it requires Guaranty Financial Services, Inc. to make significant assumptions about the fair value of a substantial asset; and (2) the impact of a large decline in fair value of this asset can and has resulted in a significant decline in earnings, which may adversely affect Guaranty Financial Services, Inc. going forward. As described in Note 13 to the consolidated financial statements, Guaranty Financial Services, Inc. considers the valuations of their trust preferred securities and the structured note as a Level 3 (as described by SFAS No. 157) methodology.

          For those securities that cannot be priced using quoted market prices or observable inputs, a Level 3 valuation is determined. Given the conditions in the debt markets, the absence of a significant amount of observable transactions in the secondary and new issue markets during the third and fourth quarters of 2008 and the overall inactivity of the market, Guaranty Financial Services, Inc. determined that all of the trust preferred securities should be classified within the Level 3 of the fair value hierarchy. In making that evaluation, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Guaranty Financial Services, Inc. to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value. In addition, the risk of future other than temporary impairment may be influenced by additional bank failures, prolonged recession in the U.S. economy, changes to real estate values, interest deferrals and whether the Federal government provides assistance to financial institutions.

          Income Tax Accounting. Income tax liabilities or assets are established for the amount of taxes payable or refundable for the current year. Deferred tax liabilities and assets are also established for the future tax consequences of events that have been recognized in the financial statements or tax returns. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and deductions that can be carried forward (used) in future years. The valuation of current and deferred tax liabilities and assets is considered critical as it requires management to make estimates based on provisions of the enacted tax laws. The assessment of tax assets and liabilities involves the use of estimates, assumptions, interpretations, and judgments concerning certain accounting pronouncements and Federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of Federal and state taxing authorities, will not differ from management’s current assessment, the impact of which could be significant to the consolidated results of operations and reported earnings. Guaranty Financial Services, Inc. believes its tax assets and liabilities are properly recorded for the respective periods in the consolidated financial statements.

Results of Operations

          Net (Loss) Income. Net loss for Guaranty Financial Services, Inc. was $308,655 for the year ended December 31, 2008, compared with net income of $407,378 for the year ended December 31, 2007, a decrease of $716,033 or 175.8%. The primary factor contributing to the decrease in the net income was a decrease in other income as a result of an $867,082 other than temporary impairment charge, net of a deferred tax benefit of $350,301, on available for sale securities. Guaranty Financial Services, Inc.’s core earnings, excluding this other than temporary impairment charge and the related deferred tax benefit, were $208,126 for the year ended December 31, 2008, compared to $407,378 for the year ended December 31, 2007.

          Net loss was $449,056 for the three months ended March 31, 2009, compared with net income of $84,275 for the three months ended March 31, 2008, a decrease of $533,331. The primary factor contributing to the decrease in the net income for the period was a decrease in other income as a result of an $805,994 other than temporary impairment charge, net of a deferred tax benefit of $325,622, on available for sale securities. Guaranty Financial Services, Inc.’s core earnings, excluding this other than temporary impairment charge and the related deferred tax benefit, were $31,316 for the three months ended March 31, 2009, compared to $84,275 for the three months ended March 31, 2008.

          Net Interest Income. Net interest income was $4,357,929 for the year ended December 31, 2008, a decrease of $347,411, or 7.4%, compared with the net interest income of $4,705,340 for the year ended December 31, 2007, resulting primarily from a decrease in interest and fee income.

          Net interest income was $953,077 for the three months ended March 31, 2009, a decrease of $169,404, or 15.1%, compared with net interest income of $1,122,481 for the three months ended March 31, 2008, resulting principally from a decrease in interest and fee income.

          Provision for Loan Losses. The amount of the provision for loan losses is based on periodic evaluations of the loan portfolio, with particular attention directed toward non-performing and other potential problem loans. During these evaluations, consideration was given to such factors as management’s evaluation of specific loans, the level and composition of non-performing loans, historical loss experience, results of examinations by regulatory agencies, the market value of collateral, the strength and availability of guaranties, concentrations of credits, and other judgmental factors.

          Guaranty Financial Services, Inc. recorded a provision for loan losses of $220,000 during the year ended December 31, 2008, and a provision for loan losses of $210,000 during the year ended December 31, 2007. Guaranty Financial Services, Inc.’s management believed the provision in 2008 and 2007 was adequate to maintain an allowance for loan losses, given the size and risk inherent in the loan portfolio.

          Guaranty Financial Services, Inc.’s provision for loan losses for the three months ended March 31, 2009, was $20,000, compared with $30,000 for the three months ended March 31, 2008. The decrease in the 2009 provision occurred to adjust the allowance to a level considered adequate by management.

          Non-interest Income. Non-interest income is generated primarily from service charges on deposit accounts. Non-interest income (loss) for the year ended December 31, 2008, was ($472,510), a decrease of $767,389, or 260.2%, compared with non-interest income of $294,879 for the year ended December 31, 2007. The decrease in 2008 was primarily attributable to an impairment charge of $867,082 on available for sale securities. Non-interest income is generated primarily from service charges on deposit accounts.

          Non-interest income (loss) of Guaranty Financial Services, Inc. for the three months ended March 31, 2009 was ($722,500), a decrease of $813,707, or 892.2%, compared with non-interest income of $91,207 for the three months ended March 31, 2008. The decrease in 2009 was primarily attributable to an impairment charge of $805,994 on available for sale securities.

          Non-interest Expense. Non-interest expense was $4,322,925 for the year ended December 31, 2008, an increase of $93,871 or 2.2%, compared with non-interest expense in the amount of $4,229,054 for the year ended December 31, 2007. The increase in non-interest expense was due primarily to an increase in legal and accounting expenses related to the pending merger with First Sentry Bancshares, Inc.

          Non-interest expense was $1,018,854 for the three months ended March 31, 2009, a decrease of $23,659, or 2.3%, compared with non-interest expense of $1,042,513 for the three months ended March 31, 2008.

Analysis of Financial Condition

          Assets. Total assets decreased $5.3 million, or 3.7%, to $137.5 million at March 31, 2009, from $142.8 million at December 31, 2008. Total assets increased $3.7 million, or 2.7%, to $142.8 million at December 31, 2008, from $139.1 million at December 31, 2007.

          Deposits. Total deposits increased $200,000, or 0.2%, to $106.8 million at March 31, 2009, from $106.6 million at December 31, 2008. Total deposits decreased $2.7 million, or 2.5%, to $106.6 million at December 31, 2008, from $109.3 million at December 31, 2007.

          Stockholders’ Equity. Total stockholders’ equity decreased approximately $442,000, or 5.1%, to $8.3 million at March 31, 2009, from $8.7 million at December 31, 2008. Total stockholders’ equity decreased $296,000, or 3.3%, to $8.7 million at December 31, 2008, from $9.0 million at December 31, 2007. These decreases were primarily attributable to the impairment charges taken in the three month periods ended March 31, 2009 and December 31, 2008.

          Loans and Asset Quality. Guaranty Financial Services, Inc.’s loans are diversified by borrower and industry group. Loan growth has remained constant over the last few years and reflects the stability of the local economy.

          As of December 31, 2008, Guaranty Financial Services, Inc.’s loan portfolio net of allowance for loan losses was $107,469,393, compared to loans net of allowance for loan losses totaling $104,484,825 as of December 31, 2007. Guaranty Financial Services, Inc.’s ratio of nonperforming loans to total loans was 0.14% at December 31, 2008, as compared to 0.25% at December 31, 2007.

          As of March 31, 2009, Guaranty Financial Services, Inc.’s loan portfolio net of allowance for loan losses consisted of loans totaling $107,176,399, as compared to loans net of allowance for loan losses totaling $101,987,217 as of March 31, 2008. Guaranty Financial Services, Inc.’s ratio of nonperforming loans to total loans was 0.12% at March 31, 2009, as compared to 0.25% at March 31, 2008.

          Non-performing Loans. Guaranty Financial Services, Inc.’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a non-accrual basis. Loans are placed on non-accrual when there are serious doubts regarding the collectability of all principal and interest due under the terms of the loan. Amounts received on non-accrual loans generally are applied first to principal and then to interest after all principal has been collected. The classification of a loan on non-accrual status does not necessarily indicate that the principal is uncollectible, in whole or in part. A determination as to collectability is made by Guaranty Financial Services, Inc. on a case-by-case basis. Guaranty Financial Services, Inc. considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect non-accrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives that are considered are foreclosure, collecting on guaranties, restructuring the loan, or initiating collection lawsuits.

          As of December 31, 2008, Guaranty Financial Services, Inc. had $57,105 in loans accounted for as non-accruing, as compared to $172,019 in loans accounted for as non-accruing on December 31, 2007.

          As of March 31, 2009, Guaranty Financial Services, Inc. had $56,508 in loans accounted for as non-accruing, as compared to $196,995 in loans accounted for as non-accruing on March 31, 2008.

          Allowance for Loan Losses. In originating loans, management of Guaranty Financial Services, Inc. recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the collateral for such loan. The allowance for loan losses represents Guaranty Financial Services, Inc.’s estimate of the allowance necessary to provide for potential loan loss exposure. In making this determination, Guaranty Financial Services, Inc. analyzes the ultimate collectability of its loan portfolio, incorporating feedback provided by internal loan staff, and examinations performed by regulatory agencies. Guaranty Financial Services, Inc. makes an ongoing evaluation as to the adequacy of the allowance for loan losses.

          The determination by Guaranty Financial Services, Inc. of the appropriate level of the allowance amount was $1,324,800 at December 31, 2008, and at March 31, 2009, it was $1,324,637. The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed periodically and adjustments are reported as provision expense if it becomes necessary to increase or decrease the allowance to ensure the balance is adequate, given the risk in the loan portfolio.

          Investment Activities. The investment portfolio of Guaranty Financial Services, Inc. was 20.0% of Guaranty Financial Services, Inc.’s asset base as of December 31, 2008, and at March 31, 2009, it was 17.4%. Management of Guaranty Financial Services, Inc. has structured the investment portfolio to minimize interest rate risk, maintain sufficient liquidity, and maximize return. Guaranty Financial Services, Inc.’s financial planning anticipates income streams based on normal maturity and reinvestment. Guaranty Financial Services, Inc. has adopted SFAS No. 115, and classified investments as held-to-maturity or available-for-sale. At March 31, 2009, 72.1% of Guaranty Financial Services, Inc.’s investments were classified as available-for-sale.

          Guaranty Financial Services, Inc. recorded an other than temporary impairment charge in its corporate debt securities portfolio, which contributed to a net loss for the year ended December 31, 2008. If Guaranty Financial Services, Inc. is required to record additional other than temporary impairment charges on its corporate debt securities portfolio, it could experience additional significant losses.

          At December 31, 2008, Guaranty Financial Services, Inc. held $2,856,687 (par value) in seven corporate debt securities. Included within the corporate debt securities portfolio were five separate investment securities that were trust preferred securities issued by banks or bank holding companies geographically dispersed across the eastern and southern regions of the United States. The remaining portfolio consists of a Ford Motor Credit security rated BBB and a structured note issued by a community bank. At December 31, 2008, the fair value of these securities was $1,833,179. Guaranty Financial Services, Inc. recorded a noncash other than temporary impairment (“OTTI”) charge of $867,082 on the five trust preferred securities and the structured note during the quarter ended December 31, 2008, reducing the carrying amount of these securities from $2,355,000 to $1,487,918. The remaining corporate security held by Guaranty Financial Services, Inc. was determined not to have an OTTI. Guaranty Financial Services, Inc. has reflected the temporary change in the value of the corporate security as an unrealized loss of $156,035 (pre-tax) or $93,002 net of income tax benefit, as a component of stockholders’ equity within the other comprehensive income category.

          During March 2009, Guaranty Financial Services, Inc. learned that two of the trust preferred securities, noted above, had suspended interest payments, with a carrying value and fair value of $443,323. Management has considered such suspension of interest in their overall impairment analysis at December 31, 2008, which resulted in a writedown of $381,678 that was included in the total impairment charge of $867,082, and has concluded that no additional impairment writedowns were required at December 31, 2008.

          At March 31, 2009, Guaranty Financial Services, Inc. held $2,855,000 (par value) in seven corporate debt securities. Included within the corporate debt securities portfolio were five separate investment securities that were trust preferred securities issued by banks or bank holding companies geographically dispersed across the eastern and southern regions of the United States. The remaining portfolio consisted of a Ford Motor Credit security and a structured note issued by a community bank. In May 2009, Guaranty Financial Services, Inc. was notified that Silverton Bank, an issuer of two of Guaranty Bank & Trust Company’s trust preferred securities, had been closed by the Office of the Comptroller of the Currency and that the Federal Deposit Insurance Corporation had been appointed as receiver. Management considered this in their overall impairment analysis at March 31, 2009, which resulted in an OTTI charge of $443,323 and reduced the carrying value of these securities to $0. Guaranty Financial Services, Inc. also owned equity stock in Silverton Bank with a carrying value of $161,497. An impairment charge of $161,497 was recorded to reduce the carrying value of the stock to $0 at March 31, 2009.

          At March 31, 2009, Guaranty Financial Services, Inc. also recognized an OTTI charge of $201,174 on the remaining trust preferred securities and structured note included within the corporate debt securities portfolio. The impairment charge was recognized as a result of the continued deterioration in the credit quality of the underlying issuers of the securities. Therefore, the total pre-tax OTTI charge recognized by Guaranty Financial Services, Inc. during the three months ended March 31, 2009 was $805,994.

          Guaranty Financial Services, Inc.’s remaining corporate security was determined not to have an OTTI at March 31, 2009. Guaranty Financial Services, Inc. has reflected the temporary change in the value of the corporate security as an unrealized loss of $56,012 (pre-tax) or $33,383 net of income tax benefit, as a component of stockholders’ equity within the other comprehensive income category.

          Guaranty Financial Services, Inc. closely monitors these and its other investment securities for changes in credit risk, and intends to hold its trust preferred securities until the market recovers or they mature. The valuation of these securities will also continue to be influenced by external market and other factors, including implementation of Financial Accounting Standards Board guidance on fair value accounting, specific issuer credit deterioration, deferral and default rates of the issuer and the prices at which market transaction prices, if observable, may occur. The current market environment significantly limits Guaranty Financial Services, Inc.’s ability to mitigate exposure to valuation changes in these securities by selling them. Accordingly, if market conditions deteriorate further and management determines additional holdings of these or other investment securities are OTTI, future earnings could be materially adversely affected.

          Deposit Activities. Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “Jumbo” certificates in denominations of $100,000 or more), and retirement savings plans. Guaranty Financial Services, Inc.’s total deposits equaled $106,571,828 as of December 31, 2008, representing a decrease of 2.5% over total deposits in the amount of $109,347,085 as of December 31, 2007. Guaranty Financial Services, Inc.’s total deposits equaled $106,797,789 as of March 31, 2009, representing a decrease of $3,461,994 or 3.1% compared with the balance of total deposits as of March 31, 2008, of $110,259,783.

Liquidity and Capital Resources

          Liquidity. Liquidity measures the ability of Guaranty Financial Services, Inc. to meet maturing obligations and its existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for customers’ credit needs. The liquidity of Guaranty Financial Services, Inc. principally depends on cash flows from operating activities, investment in and maturity of assets, changes in balances of deposits and borrowings, and its ability to borrow funds. Liquidity is provided primarily by funds invested in Federal funds sold, non-pledged securities, cash due from bank deposits and additional borrowing availability with the Federal Home Loan Bank, which totaled approximately $23.3 million or 16.9% of total consolidated assets at March 31, 2009.

          Guaranty Financial Services, Inc. regularly adjusts its investments in liquid assets based upon its assessment of expected loan demand and repayment, expected deposit flows, yields available on interest-bearing deposits and securities, and the objectives of its asset/liability management program. Excess cash is generally invested in available for sale securities.

          Guaranty Financial Services, Inc.’s most liquid assets are cash and cash equivalents. The levels of these assets depend on operating, financing and investing activities during any given period. At March 31, 2009, cash and cash equivalents totaled $2.2 million. Available for sale securities and outstanding borrowings are also a source of liquidity and totaled $17.3 million and $22.3 million, respectively, at March 31, 2009.

          At March 31, 2009, Guaranty Financial Services, Inc. had $21 million in outstanding commitments to extend credit. In addition, it also had $497,000 in standby letters of credit and financial guarantees written. Refer to Note 11 of the accompanying consolidated financial statements for further discussion of off-balance sheet arrangements.

          At March 31, 2009, 29.8% of Guaranty Financial Services, Inc.’s deposit liabilities were in the form of time deposits of $100,000 or more. At December 31, 2008, 28.9% of Guaranty Financial Services, Inc.’s deposit liabilities were in the form of time deposits of $100,000 or more. At December 31, 2007, 27.4% of Guaranty Financial Services, Inc.’s deposit liabilities were in the form of time deposits of $100,000 or more. At March 31, 2009, certificates of deposit and individual retirement accounts (IRAs) due within one year totaled $50.6 million or 47.4% of total deposits. If these deposits were to leave Guaranty Bank & Trust Company upon maturity, it will be required to seek other sources of funds from its primary sources listed above. Also, depending on market conditions, Guaranty Financial Services, Inc. may be required to pay higher rates on such deposits or other borrowings than it currently pays on such instruments. Substantially all of these deposits were obtained from Guaranty Financial Services, Inc.’s market area and, based on past experience, management believes these deposits to be a stable source of funds.

          Guaranty Financial Services, Inc.’s cash flows derived from operating activities, investing activities and financing activities are reported in its Consolidated Statement of Cash Flows included in its Consolidated Financial Statements.

          Guaranty Financial Services, Inc.’s primary investing activities are purchases, calls and maturities of securities available for sale and loan originations. During the three months ended March 31, 2009 and 2008, Guaranty Financial Services, Inc. purchased securities classified as available for sale totaling $3.3 million and $6.5 million, respectively. During the years ended December 31, 2008 and 2007, Guaranty Financial Services, Inc. purchased securities classified as available for sale totaling $17.6 million and $14.0 million, respectively. Calls and maturities on available for sale securities for the three months ended March 31, 2009 and 2008 were $7.8 million and $5.0 million, respectively. Calls and maturities on available for sale securities for the years ended December 31, 2008 and 2007 were $14.8 million and $8.5 million, respectively. Loan repayments, net of originations, for the three months ended March 31, 2009 and 2008 were $218,000 and $2.4 million, respectively. Loan originations, net of repayments, for the years ended December 31, 2008 and 2007 were $3.3 million and $10.3 million, respectively.

          Financing activities consist primarily of activity in deposit accounts and borrowings (Federal funds purchased, repurchase agreements, Federal Home Loan Bank advances, and trust preferred securities). Guaranty Financial Services, Inc. experienced net increases in deposits of $226,000 and $913,000 for the three months ended March 31, 2009 and 2008, respectively. Guaranty Financial Services, Inc. experienced a net decrease in deposits of $2.8 million for the year ended December 31, 2008 and a net increase in deposits of $6.6 million for the year ended December 31, 2007. Guaranty Financial Services, Inc. experienced a net decrease in borrowings of $5.0 million and $829,000 for the three months ended March 31, 2009 and 2008, respectively. Guaranty Financial Services, Inc. also experienced a net increase in borrowings of $6.8 million and $3.3 million for the years ended December 31, 2008 and 2007, respectively.

          Capital Resources. Guaranty Financial Services, Inc.’s equity at December 31, 2008, was $8,696,258, compared with $8,992,465 at December 31, 2007.

          Guaranty Financial Services, Inc.’s equity as of March 31, 2009, was $8,254,582, compared with $9,154,223 at March 31, 2008. As of March 31, 2009, Guaranty Financial Services, Inc.’s Tier 1 leverage ratio was 7.8%, which exceeds the minimum federal regulatory capital maintenance requirements.

          Guaranty Financial Services, Inc. is subject to various regulatory capital requirements, including risk-based capital measures. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2009, Guaranty Financial Services, Inc. exceeded all regulatory capital requirements and is considered “well capitalized” under current regulatory guidelines. See Note 12 of the Notes to the Consolidated Financial Statements for further discussion.

Off-Balance Sheet Arrangements and Contractual Obligations

          Commitments. Guaranty Financial Services, Inc. is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement Guaranty Financial Services, Inc. has in particular classes of financial instruments. Guaranty Financial Services, Inc.’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Guaranty Financial Services, Inc. uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For additional information, see Note 11 of the Notes to the Consolidated Financial Statements.

          Contractual Obligations. In the ordinary course of business, Guaranty Financial Services, Inc. enters into certain contractual obligations. Such obligations include operating leases for bank premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments. See Note 11 of the Notes to the Consolidated Financial Statements.

Recent Accounting Pronouncements

          In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition.

          In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. Guaranty Financial Services, Inc. has elected this deferral and accordingly will be required to adopt FIN 48 in its 2009 annual financial statements. Prior to adoption of FIN 48, Guaranty Financial Services, Inc. will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies. SFAS No. 5 requires Guaranty Financial Services, Inc. to accrue for losses it believes are probable and can be reasonably estimated. Management has assessed the impact of FIN 48 on its consolidated financial position and results of operations and has determined that the adoption of FIN 48 will not have a material effect on its financial statements.

          See Note 2 of the Notes to the Consolidated Financial Statements for additional recently issued accounting pronouncements and their potential impact on Guaranty Financial Services, Inc.

Impact of Inflation and Changing Prices

          Guaranty Financial Services, Inc.’s consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States of America. GAAP requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Guaranty Financial Services, Inc.’s operations. Unlike industrial companies, Guaranty Financial Services, Inc.’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on its performance than the effects of inflation.

          Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Three Months Ended March 31,
	2009			2008
	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)

Interest-earning assets:
Loans	$108,356	$1,549	5.72%	$103,395	$1,897	7.34%
Investment securities	25,828	280	4.34	28,180	348	4.94
Cash and due from banks	22	—	—	72	—	—
Federal funds sold	670	—	—	1,399	11	3.14
Other	—	—	—	—	—	—
Total interest-earning assets	134,876	1,829	5.42	133,046	2,256	6.78
Non-interest-earning assets	5,394			5,159
Total assets	$140,270			$138,205

Interest-bearing liabilities:
NOW and money market accounts	20,008	19	0.38	18,565	41	0.88
Savings accounts	3,223	1	0.12	2,857	3	0.42
Certificates of deposit	58,615	600	4.09	62,024	759	4.89
Individual retirement accounts	7,801	85	4.36	8,295	104	5.02
Total deposits	89,647	705	3.15	91,741	907	3.95
Securities sold with agreement to repurchase	7,620	7	0.37	7,821	50	2.56
Borrowings	13,345	117	3.51	8,099	94	4.64
Trust preferred stock	4,124	47	4.56	4,124	83	8.05
Total interest-bearing liabilities	114,736	876	3.05	111,785	1,134	4.06
Non-interest-bearing liabilities	17,059			17,372
Total liabilities	131,795			129,157
Shareholders’ equity	8,475			9,048
Total liabilities and shareholders’ equity	$140,270			$138,205

Net interest income		$953			$1,122
Net interest rate spread (2)			2.37%			2.72%
Net interest-earning assets (3)	$20,140			$21,261
Net interest margin (4)			2.83%			3.37%
Average interest-earning assets to interest-bearing liabilities	117.55%			119.02%

(footnotes on next page)

	For the Years Ended December 31,
	2008			2007
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans	$105,956	$7,075	6.68%	$100,186	$7,916	7.90%
Investment securities	27,886	1,325	4.75	28,811	1,475	5.12
Cash and due from banks	44	1	2.27	55	3	5.45
Federal funds sold	1,806	37	2.05	3,897	199	5.11
Other	—	—	—	—	—	—
Total interest-earning assets	135,692	8,438	6.22	132,949	9,593	7.22
Non-interest-earning assets	5,256			5,302
Total assets	$140,948			$138,251

Interest-bearing liabilities:
NOW and money market accounts	18,888	123	0.65	19,685	307	1.56
Savings accounts	3,014	8	0.27	2,997	30	1.00
Certificates of deposit	59,873	2,719	4.54	61,043	3,027	4.96
Individual retirement accounts	8,041	384	4.78	7,843	392	5.00
Total deposits	89,816	3,234	3.60	91,568	3,756	4.10
Securities sold with agreement to repurchase	8,543	128	1.50	8,345	358	4.29
Borrowings	10,909	444	4.07	7,939	422	5.32
Trust preferred stock	4,124	274	6.64	4,124	352	8.54
Total interest-bearing liabilities	113,392	4,080	3.60	111,976	4,888	4.37
Non-interest-bearing liabilities	18,447			18,075
Total liabilities	131,839			130,051
Shareholders’ equity	9,109			8,200
Total liabilities and shareholders’ equity	$140,948			$138,251

Net interest income		$4,358			$4,705
Net interest rate spread (2)			2.62%			2.85%
Net interest-earning assets (3)	$22,300			$20,973
Net interest margin (4)			3.21%			3.54%
Average interest-earning assets to interest-bearing liabilities	119.67%			118.73%

(1)	Yields and rates for the three months ended March 31, 2009 and 2008 are annualized.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

          Rate and Volume Analysis. The following table presents the effects of changing rates and volumes on net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2009 vs. 2008			Years Ended December 31, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)

Interest-earning assets:
Loans	$(26)	$(322)	$(348)	$(66)	$(774)	$(840)
Investment securities	(3)	(65)	(68)	(8)	(143)	(151)
Cash and due from banks	—	—	—	—	(2)	(2)
Federal funds sold	—	(11)	(11)	(8)	(154)	(162)
Other	—	—	—	—	—	—

Total interest-earning assets	(29)	(398)	(427)	(82)	(1,073)	(1,155)

Interest-bearing liabilities:
NOW and money market accounts	—	(22)	(22)	(3)	(181)	(184)
Savings accounts	—	(2)	(2)	—	(22)	(22)
Certificates of deposit	(8)	(151)	(159)	(15)	(293)	(308)
Individual retirement accounts	(1)	(18)	(19)	—	(8)	(8)
Total deposits	(9)	(193)	(202)	(19)	(503)	(522)
Securities sold with agreement to repurchase	(2)	(41)	(43)	(10)	(220)	(230)
Borrowings	1	22	23	1	21	22
Trust preferred stock	(3)	(33)	(36)	(7)	(71)	(78)

Total interest-bearing liabilities	(13)	(245)	(258)	(35)	(773)	(808)

Change in net interest income	$(16)	$(153)	$(169)	$(47)	$(300)	$(347)

BUSINESS OF GUARANTY FINANCIAL SERVICES, INC.

          In July of 2002, Guaranty Financial Services, Inc. was formed to be the holding company for Guaranty Bank & Trust Company. Guaranty Financial Services, Inc. is incorporated under the laws of the State of West Virginia and is a bank holding company registered with the Board of Governors of the Federal Reserve System.

          At March 31, 2009, Guaranty Financial Services, Inc. had $137.5 million of consolidated assets and consolidated stockholders’ equity of $8.3 million (or 6.0% of total assets). Guaranty Financial Services, Inc. derives its revenues primarily from the operations of Guaranty Bank & Trust Company in the form of distributions from Guaranty Bank & Trust Company to Guaranty Financial Services, Inc.

          The executive offices of Guaranty Financial Services, Inc. are located at 517 Ninth Street, Huntington, West Virginia 25701, and its telephone number at that address is (304) 529-7900.

          The principal activities of Guaranty Financial Services, Inc. are providing assistance in the management and coordination of the financial resources of Guaranty Bank & Trust Company and providing capital, business development and long-range planning services to Guaranty Bank & Trust Company.

          As a bank holding company, Guaranty Financial Services, Inc. is subject to regulation by the Federal Reserve. The Federal Reserve regulates the types of banking and nonbanking activities in which Guaranty Bank & Trust Company may engage.

          Guaranty Financial Services, Inc. has no full-time employees. Certain of the executive officers and directors of Guaranty Bank & Trust Company also serve as executive officers and directors of Guaranty Financial Services, Inc. The executive officers receive no direct compensation for the duties performed by them for Guaranty Financial Services, Inc., although some may receive compensation from Guaranty Bank & Trust Company by virtue of their positions as executive officers or directors of Guaranty Bank & Trust Company. Guaranty Financial Services, Inc. may determine to compensate its executive officers in the future although Guaranty Financial Services, Inc. has no current plan to do so.

BUSINESS OF GUARANTY BANK & TRUST COMPANY

          Guaranty Bank & Trust Company is a full-service, community-oriented commercial bank that provides financial services to individuals, families and businesses through its main office and one branch office in Huntington, West Virginia, one branch office in Hamlin, West Virginia, and three (3) ATMs throughout Cabell and Lincoln Counties, West Virginia.

          Guaranty Bank & Trust Company is a full-service financial institution and offers a wide range of financial services, including the acceptance of checking, savings and certificate deposits and the making of residential mortgage loans, commercial real estate loans, consumer loans, commercial non-real estate loans, construction loans, and other loans. Guaranty Bank & Trust Company does not offer trust services. Guaranty Bank & Trust Company also invests in mortgage-backed and other securities and funds a portion of its activities through FHLB activities and other third party borrowings.

          For the convenience of its customers, Guaranty Bank & Trust Company offers drive-through banking facilities, night depository, personalized checks, charge cards through a correspondent bank, ATM/Debit Cards and safe deposit boxes. Guaranty Bank & Trust Company’s services include cashier’s checks, travelers’ checks, domestic wire transfers, account research, stop payments and photocopies.

Market Area

          Guaranty Bank & Trust Company is an independent community bank offering a diverse range of financial services to businesses and individuals as an alternative to money center and super-regional banks in its market area. At March 31, 2009, Guaranty Bank & Trust Company provided these services through three full-service branch offices and three (3) ATMs located in Cabell and Lincoln Counties. Guaranty Bank & Trust Company’s primary market for deposits is currently concentrated in Cabell and Lincoln Counties, West Virginia.

Lending Activities

          General. The primary focus of lending for Guaranty Bank & Trust Company is commercial and commercial real estate loans to small and medium size businesses. At March 31, 2009 commercial and commercial real estate loans totaled $77.0 million or 71.1% of total loans outstanding. Guaranty Bank & Trust Company also originates consumer loans through established relationships with recreational vehicle boat and automotive dealers in its market area. To a lesser extent, Guaranty Bank & Trust Company originates one- to four-family residential mortgage loans, home equity, and other consumer loans.

          Commercial Business Loans. Guaranty Bank & Trust Company makes various types of secured and unsecured commercial loans to customers in its market area for the purpose of financing equipment acquisition, expansion, working capital, agri-business and other general business purposes. The terms of these loans generally range from less than one year to five years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to Wall Street Journal Prime. At March 31, 2009, commercial loans consisted of 320 commercial business loans with an aggregate balance of $41.6 million or 38.4% of its total loan portfolio.

          Commercial credit decisions are based upon a credit assessment of the loan applicant. A determination is made as to the applicant’s ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. An evaluation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant’s financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant’s credit history supplement the analysis of the applicant’s creditworthiness. Checks with other banks and trade investigations also may be conducted. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally bear higher interest rates than residential loans of like duration because they involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower’s business and the sufficiency of collateral, if any.

          Commercial Real Estate Lending. Guaranty Bank & Trust Company originates real estate loans secured by first liens on commercial real estate. The commercial real estate properties are predominantly non-residential properties such as office buildings, retail strip centers, industrial and warehouse properties. Guaranty Bank & Trust Company may, from time to time, purchase commercial real estate loan participations. Guaranty Bank & Trust Company targets commercial real estate loans with initial principal balances between $50,000 and $ 1 million. Loans secured by commercial real estate totaled approximately $35.4 million or 32.7% of its total loan portfolio at March 31, 2009. Substantially all of Guaranty Bank & Trust Company’s commercial real estate loans are secured by properties located in its primary market area.

          Most of its commercial real estate loans are written as adjustable-rate or fixed-rate mortgages and have maturities of five (5) to twenty (20) years. Amortization on these loans is typically based on 15- to 20-year payout schedules. Guaranty Bank & Trust Company also originates some 15- to 20-year fixed-rate, fully amortizing loans. These fixed rate loans are matched with FHLB advances. Margins generally range from 250 basis points to 350 basis points above the applicable Federal Home Loan Bank advance rate.

          In the underwriting of commercial real estate loans, Guaranty Bank & Trust Company generally lends up to 85% of the property’s appraised value. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, Guaranty Bank & Trust Company emphasizes primarily the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a ratio of 1.2 times), computed after deduction for a vacancy factor and property expenses it deems appropriate. In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower. Guaranty Bank & Trust Company requires title insurance insuring the priority of its lien, fire and extended coverage casualty insurance, and flood insurance, if appropriate, in order to protect its security interest in the underlying property.

          Commercial real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

          Guaranty Bank & Trust Company makes construction loans for commercial real estate development in its normal course of business. At March 31, 2009, commercial construction loans totaled $3.2 million. All of these loans are performing according to their terms.

          One- To Four-Family Real Estate Lending. Guaranty Bank & Trust Company offers conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $600,000. This portfolio totaled $11.2 million or 10.3% of its total loan portfolio at March 31, 2009. These loans have an average original loan balance of approximately $200,755.

          Guaranty Bank & Trust Company currently offers both fixed- and adjustable-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly payments. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae or Freddie Mac guidelines, and loans that conform to such guidelines are referred to as “conforming loans.” Guaranty Bank & Trust Company generally originates both fixed-rate and ARM loans in amounts up to the maximum conforming loan limits as established by Fannie Mae and Freddie Mac, which is currently $417,000 for single-family homes. Private mortgage insurance is generally required for loans with loan-to-value ratios in excess of 80%. Guaranty Bank & Trust Company also originates loans above conforming limits, referred to as “jumbo loans,” that have been underwritten to the credit standards of Fannie Mae or Freddie Mac. During the period ended March 31, 2009, Guaranty Bank & Trust Company originated none of these jumbo loans. Guaranty Bank & Trust Company also originates and retains loans that do not meet the standards of Fannie Mae or Freddie Mac, but are deemed to be acceptable risks.

          Guaranty Bank & Trust Company actively monitors its interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Guaranty Bank & Trust Company does not retain the servicing rights on the loans it sells. Generally, Guaranty Bank & Trust Company does not retain any fixed-rate loans with a maturity over 20 years.

          Guaranty Bank & Trust Company requires that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements.

          Guaranty Bank & Trust Company makes residential real estate construction loans to individual borrowers in its normal course of business. At March 31, 2009, residential construction loans outstanding totaled $3.4 million. All of these loans are performing according to their terms.

          Consumer Loans. Guaranty Bank & Trust Company originates a variety of consumer and other loans, including real estate loans, home equity lines of credit, automobiles, recreational vehicles and personal unsecured loans. The terms of these loans are fixed-rate installment loans and variable rate lines of credit. As of March 31, 2009, consumer loans totaled $20.1 million, or 18.6% of the total loan portfolio.

          The largest category of Guaranty Bank & Trust Company’s consumer loans is recreational vehicle loans, which are primarily for the purchase of campers and boats. At March 31, 2009, these loans totaled $10.8 million or 10% of its total loan portfolio. These loans are written with fixed rates and are fully amortizing. The rate and term are primarily determined by the credit worthiness of the borrower and the age of the collateral. The amount financed, which usually includes sales taxes and may include additional purchased warranties, will typically not exceed 120% of the vehicle’s MSRP or NADA retail value. Guaranty Bank & Trust Company originates these through relationships with recreational vehicle and boat dealers located within a fifty (50) mile radius of Huntington, West Virginia.

          Guaranty Bank & Trust Company also makes real estate loans to individual borrowers for future residential construction. At March 31, 2009, these loans totaled $1.3 million and are performing according to their terms.

          Other consumer loans also include secured and unsecured installment loans for other purposes. Unsecured installment loans generally have shorter terms than secured consumer loans, and generally have higher interest rates than rates charged on secured installment loans with comparable terms.

          Guaranty Bank & Trust Company’s procedures for underwriting consumer loans include an assessment of the applicant’s credit history and their ability to meet existing obligations and payments on the proposed loan. Although an applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of any collateral security to the proposed loan amount.

          Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly. In addition, the repayment of consumer loans depend on the borrower’s continued financial stability, as their repayment is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy than a single family mortgage loan.

          Land Acquisition and Construction Loans. Guaranty Bank & Trust Company originates land acquisition, development and construction loans to builders and other borrowers in its market area. At March 31, 2009, land acquisition loans totaled $3.6 million and consisted of $2.3 million commercial and $1.3 million consumer loans. Construction loans totaled $6.6 million and consisted of $3.2 million commercial construction and $3.4 million residential mortgage construction loans.

          Acquisition loans help finance the purchase of land intended for future development, including single-family homes, multi-family housing, and commercial income property. In some cases, Guaranty Bank & Trust Company may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a raw land acquisition loan is 50% of the appraised value of the property. It also makes development loans to builders and developers in its market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the infrastructure-type cost of utilities, roads, sewers and other development costs. Builders generally rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum amount loaned is generally limited to the lesser of 75% of the cost of the improvements or 75% of the appraised value. Advances are made in accordance with a schedule reflecting the cost of the improvements incurred.

          Guaranty Bank & Trust Company also grants construction loans to area builders in conjunction with development loans. In the case of residential subdivisions, these loans finance the cost of completing homes (including unsold homes) on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction incurred. Repayment of construction loans on residential properties is normally expected from the sale of units to individual purchasers. In the case of income-producing property or owner-occupied property, repayment is usually expected from permanent financing upon completion of construction.

          Land acquisition, development and construction lending exposes Guaranty Bank & Trust Company to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event Guaranty Bank & Trust Company makes an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose Guaranty Bank & Trust Company to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

          Loan Portfolio Composition. The following table sets forth the composition of Guaranty Bank & Trust Company’s loan portfolio, including loans held for sale, by type of loan at the dates indicated.
			At December 31,
	At March 31, 2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans:
Commercial and financial	$41,555	38.39%	$40,873	37.66%	$41,343	39.23%
Commercial real estate	35,399	32.70	35,302	32.53	28,628	27.17
Residential real estate	11,173	10.32	11,400	10.50	11,776	11.18
Installment	20,125	18.59	20,951	19.31	23,618	22.42
Total loans	$108,252	100.00%	$108,526	100.00%	$105,365	100.00%

Other items:
Unearned fees and discounts, net	$249		$268		$361
Undisbursed loan funds	—		—		—
Allowance for loan losses	(1,325)		(1,325)		(1,241)

Total loans, net	$107,176		$107,469		$104,485

          Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of Guaranty Bank & Trust Company’s loan portfolio at December 31, 2008. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	Commercial and Financial		Commercial real estate		Residential real estate		Installment		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

Due During the Years Ending December 31,
2009	$18,996	4.27%	$6,289	6.03%	$3,065	6.63%	$1,300	6.79%	$29,650	5.00%
2010	813	4.18	2,314	5.17	408	7.08	1,027	6.53	4,562	5.47
2011	2,529	5.46	3,263	6.49	776	7.22	1,394	7.12	7,962	6.34
2012 to 2013	4,147	6.02	9,256	5.92	693	6.81	3,998	6.98	18,094	6.21
2014 to 2018	7,806	5.56	4,872	5.45	767	6.52	10,393	6.96	23,838	6.18
2019 to 2023	5,269	4.60	5,522	5.48	2,277	6.08	3,038	7.55	16,106	5.67
2024 and beyond	1,313	6.25	3,786	5.14	3,414	6.43	69	6.63	8,582	5.83

Total	$40,873	4.87%	$35,302	5.73%	$11,400	6.52%	$21,219	7.03%	$108,794	5.74%

          The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2008 that are contractually due after December 31, 2009.

	Due After December 31, 2009
	Fixed	Adjustable	Total
	(In thousands)
Loans:
Commercial and financial	$8,778	$13,099	$21,877
Commercial real estate	16,186	12,827	29,013
Residential real estate	8,222	113	8,335
Installment	15,089	4,830	19,919
Total loans	$48,275	$30,869	$79,144

          Loan Originations, Purchases, Sales and Servicing. While Guaranty Bank & Trust Company originates both fixed-rate and adjustable-rate loans, its ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in its market area. This includes competing banks, savings banks, credit unions, mortgage banking companies and life insurance companies that may also actively compete for local loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, builders, attorneys, real estate broker referrals and walk-in customers.

          Guaranty Bank & Trust Company’s loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan origination, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. Guaranty Bank & Trust Company has broker mortgage program agreements in place for the purpose of offering customers a fixed rate mortgage product line. One-to-four family residential mortgages to be sold are underwritten by an investor to current Fannie Mae or Freddie Mac seller/service guidelines. Those loans are closed in the name of and table funded by the investor. Loans are sold on a non-recourse basis whereby foreclosure losses are the responsibility of the investor and not Guaranty Bank & Trust Company. Guaranty Bank & Trust Company’s policy has been to release the servicing rights for all loans sold. Guaranty Bank & Trust Company does not service loans for others.

          Loan Approval Authority and Underwriting. The Board of Directors approves all loans where the total relationship exposure (“TRE”) exceeds $500,000. The Board of Directors has granted lending authority to the Director’s Loan Committee, the members of which are Marc A. Sprouse, Jay White, J. Roger Smith, J. Grant McGuire, and Paul Riedel. The Director’s Loan Committee approves all loans where the TRE is in excess of $500,000. Finally, the Board of Directors has granted lending authority to designated officers of Guaranty Bank & Trust Company, based on their duties and their experience to approve loans within specified TRE levels. The maximum individual lending authority granted by the Board of Directors is $750,000 secured and $250,000 unsecured.

          Guaranty Bank & Trust Company has established a risk rating system for its commercial business loans, commercial and multi-family real estate loans, agricultural loans, acquisition and development, and construction loans to builders. The risk rating system assesses a variety of factors to rank the risk of default and risk of loss associated with the loan. These ratings are initially performed by the originating officer and are reviewed periodically through Guaranty Financial Services, Inc.’s internal asset review procedures.

          In connection with its residential and commercial real estate loans, Guaranty Bank & Trust Company generally requires property appraisals to be performed by independent appraisers who are approved by the Board of Directors. Appraisals are then reviewed by the appropriate loan underwriting areas. For loans under $250,000, an appraisal or an evaluation is required, unless the real estate is taken as collateral out of an abundance of caution. It also requires hazard insurance and, if indicated, flood insurance on property securing mortgage loans. Title insurance may be required with the exception of home equity lines of credit and homeowner loans.

          Loans designated as “troubled debt restructurings” involve a situation in which a portion of interest or principal has been forgiven and/or loans modified at interest rates materially less than current market rates.

          Loan Origination Fees and Costs. In addition to interest earned on loans, Guaranty Bank & Trust Company may also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the markets. Pursuant to SFAS 91, Guaranty Bank & Trust Company defers loan origination fees and costs associated with the origination of indirect consumer loans, and amortizes such amounts as an adjustment to yield and fee income over the term of the loan by use of the level-yield method. The balance of the loan fees (net of costs) to defer for future years was $248,736 at March 31, 2009, and $267,667 at December 31, 2008. Certain other loan fees and direct loan costs are recognized as income or expense when incurred. Accounting principles generally accepted in the United States of America require that such fees and costs be deferred and amortized as adjustments of the related loan’s yield over the contractual life of the loan. This method of recognition of certain loan fees and direct loan costs produces results that are not materially different from those that would be recognized under accounting principles generally accepted in the United States of America.

          Loans To One Borrower. At March 31, 2009, Guaranty Bank & Trust Company’s five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $6.5 million, $5.8 million, $3.9 million, $2.9 million and $2.6 million. Loan balances which exceed the bank’s legal lending limit of $2.0 million have been sold to participating banks.

Delinquent Loans, Other Real Estate Owned and Classified Assets

          Collection Procedures. A late notice is sent on the seventh (7th) and fourteenth (14th) day after the payment due date on a loan requesting the payment due plus any late charge that was assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If payment is not received within 60 days of the due date, loans are generally accelerated and payment in full is demanded. Failure to pay within 90 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are charged-off after 120 days. For commercial loans, loans are charged off at the time a loss is recognized by management, but generally not later than 120 days past due. Loans that are well collateralized and in the process of collection may not be charged off in the 120 day time frame.

          The following table sets forth certain information with respect to Guaranty Bank & Trust Company’s loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At March 31, 2009
Loans:
Commercial and financial	2	$509	1	$50	3	$559
Commercial real estate	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Installment	12	137	3	78	15	215
Total loans	14	$646	4	$128	18	$774

At December 31, 2008
Loans:
Commercial and financial	2	$524	1	$50	3	$574
Commercial real estate	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Installment	8	135	4	104	12	239
Total loans	10	$659	5	$154	15	$813

At December 31, 2007
Loans:
Commercial and financial	2	$397	1	$61	3	$458
Commercial real estate	2	153	—	—	2	153
Residential real estate	—	—	2	149	2	149
Installment	15	78	5	51	20	129
Total loans	19	$628	8	$261	27	$889

          Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis, and are placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, loans are placed on non-accrual status when, in the opinion of management, there is sufficient reason to question the borrower’s ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower’s financial condition and payment record. At March 31, 2009 and December 31, 2008, Guaranty Bank & Trust Company had non-accrual loans of $56,508 and $57,105, respectively.

          Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned (“REO”) until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

          Non-Performing Assets. The table below sets forth the amounts and categories of Guaranty Bank & Trust Company’s non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At March 31, 2009	At December 31,
		2008	2007
	(Dollars in thousands)
Non-accrual loans:
Loans:
Commercial and financial	$—	$—	$—
Commercial real estate	—	—	—
Residential real estate	—	—	149
Installment	57	57	23

Total non-accrual loans	57	57	172

Loans delinquent 90 days or greater and still accruing:
Loans:
Commercial and financial	50	50	61
Commercial real estate	—	—	—
Residential real estate	—	—	—
Installment	21	47	28
Total loans delinquent 90 days or greater and still accruing	71	97	89

Total non-performing loans	128	154	261

Real estate owned:
Loans:
Commercial and financial	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Installment	51	41	58
Total real estate owned	51	41	58

Total non-performing assets	$179	$195	$319

Ratios:
Non-performing loans to total loans	0.12%	0.14%	0.25%
Non-performing assets to total assets	0.13	0.14	0.23

          For the three months ended March 31, 2009 and the year ended December 31, 2008, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $661 and $8,000, respectively. There was no interest income recognized on such loans for either period.

          Classification of Assets. Guaranty Bank & Trust Company’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as “other assets especially mentioned” (“OAEM”), “substandard,” “doubtful,” or “loss” assets. A special mention credit is considered to be currently protected from loss but is potentially weak. No loss of principal or interest is foreseen; however, proper supervision and management attention is required to deter further deterioration in the credit. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose Guaranty Bank & Trust Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve management’s close attention, are required to be designated as “watch.” As of March 31, 2009, Guaranty Bank & Trust Company had no assets designated as watch.

          Assets are classified into the above-mentioned categories and allocations are made based on historical loss experience. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When it classifies problem assets as “loss,” Guaranty Bank & Trust Company charges off such amount. Management’s determination as to the classification of assets and the amount of the loss allowances are subject to review by regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews Guaranty Bank & Trust Company’s asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review of Guaranty Bank & Trust Company’s assets at March 31, 2009, classified assets consisted of OAEM assets of approximately $8.3 million, substandard assets of approximately $1.2 million and no doubtful assets.

          Allowance for Loan Losses. Guaranty Bank & Trust Company provides for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management’s judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and other criticized or classified loans (if any) as well as allowances determined for each major loan category. After it establishes a provision for loans that are known to be non-performing, criticized or classified, it calculates a percentage to apply to the remaining loan portfolio to estimate the probable losses inherent in that portion of the portfolio. When the loan portfolio increases, therefore, the percentage calculation results in a higher dollar amount of estimated probable losses than would be the case without the increase, and when the loan portfolio decreases, the percentage calculation results in a lower dollar amount of estimated probable losses than would be the case without the decrease. These percentages are determined by management, based on historical loss experience for the applicable loan category, which may be adjusted to reflect the evaluation of:

1.	Portfolio composition, size, and maturities of the various segmented portions of the portfolio.

2.	Concentrations of borrowers, industries, geographical sectors, loan product, loan classes and collateral types, etc.

3.	Off balance sheet risks, letters of credit (where there is no back-up note), unfunded commitments, and lines of credit.

4.	Volume and trend of loan delinquencies and those on non-accrual.

5.	Criticized and classified assets. Trends in the aggregate and developments in significant individual credits identified as problems or Watch List items.

6.	Non-Performing Loans and Non-Performing Assets. Trends in the aggregate and developments on significant individual items.

7.	Historical trends of actual loan losses or charge-offs (net recoveries) based on volume and types of loans.

8.
Specific issues brought to the attention of Senior Management citing weakness or deficiencies in systems and procedures or any violations of Guaranty Bank & Trust Company policies which may lead to or create any undue risk to Guaranty Bank & Trust Company.

9.	Significant recoveries or additions to the allowance for loan losses.

10.	Changes in national and local economic conditions, including rapid changes in interest rates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. The allowance for losses on loans is based on management’s estimates. In connection with the determination of the value of foreclosed real estate, management obtains independent appraisals for significant properties.

          While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary, based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Guaranty Bank & Trust Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require Guaranty Bank & Trust Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and the valuation of foreclosed real estate may change materially in the near term.

          The following table sets forth activity in Guaranty Bank & Trust Company’s allowance for loan losses for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007
	(Dollars in thousands)

Balance at beginning of period	$1,325	$1,242	$1,242	$1,524

Charge-offs:
Loans:
Commercial and financial	—	(29)	(29)	(399)
Commercial real estate	—	—	—	—
Residential real estate	—	—	—	—
Installment	(21)	(23)	(112)	(101)
Total charge-offs	(21)	(52)	(141)	(500)

Recoveries:
Loans:
Commercial and financial	—	—	1	—
Commercial real estate	—	—	—	—
Residential real estate	—	—	—	—
Installment	1	—	3	8
Total recoveries	1	—	4	8

Net (charge-offs) recoveries	(20)	(52)	(137)	(492)
Provision (recovery to allowance) for loan losses	20	30	220	210

Balance at end of period	$1,325	$1,220	$1,325	$1,242

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.02%	0.05%	0.13%	0.49%
Allowance for loan losses to non-performing loans at end of period	736.11	381.25	679.49	389.34
Allowance for loan losses to total loans at end of period	1.22	1.18	1.22	1.17

          Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			At December 31,
	At March 31, 2009		2008		2007
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Loans:
Commercial and financial	$503	37.96%	$499	37.66%	$487	39.21%
Commercial real estate	437	32.98	431	32.53	338	27.22
Residential real estate	133	10.04	139	10.49	139	11.19
Installment	252	19.02	256	19.32	278	22.38
Total allocated allowance	1,325	100.00%	1,325	100.00%	1,242	100.00%
Unallocated	—		—		—
Total	$1,325		$1,325		$1,242

Securities Activities

          Guaranty Bank & Trust Company’s securities investment policy is established by the Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with the interest rate risk management strategy. The Board oversees the investment program and evaluates on an ongoing basis the investment policy and objectives. The chief executive officer is responsible for making securities portfolio decisions in accordance with established policies. The chief executive has the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by the Board at least monthly.

          Guaranty Bank & Trust Company’s current investment policy generally permits securities investments in debt securities issued by the U.S. Government and U.S. Agencies, and municipal bonds, as well as investments in common stock of the Federal Home Loan Bank of Pittsburgh (federal agency securities). Securities in these categories are classified as “investment securities” for financial reporting purposes. Guaranty Bank & Trust Company’s current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk. Maturities on fixed rate instruments are limited to five years or less. Any exceptions must be approved by the Board of Directors.

          SFAS No. 115 requires that, at the time of purchase, Guaranty Bank & Trust Company designate a security as held to maturity, available for sale, or trading, depending on its ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. It does not have a trading portfolio.

          Government Securities. At March 31, 2009, Guaranty Bank & Trust Company held government securities available for sale with a fair value of 9.0 million, consisting primarily of agency obligations with short- to medium-term maturities (one to five years). While these securities generally provide lower yields than other investments such as mortgage-backed securities, Guaranty Bank & Trust Company’s current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, and as collateral for borrowings.

          Federal Home Loan Bank Stock. At March 31, 2009, Guaranty Bank & Trust Company held $808,800 (at cost) of Federal Home Loan Bank of Pittsburgh common stock, a portion of which must be held as a condition of membership in the Federal Home Loan Bank System, with the remainder held as a condition to borrowing under the Federal Home Loan Bank advance program. Guaranty Bank & Trust Company does not make balance sheet adjustments to reflect the fair market value of this stock.

          Corporate Debt Securities. At March 31, 2009, Guaranty Bank & Trust Company held corporate debt securities available for sale with a cost basis of $1.3 million and a fair market value of $1.3 million. These securities consist of trust preferred stock issued by bank holding companies and carry adjustable rates based on LIBOR and callable five (5) years from the date of issue with final maturities of thirty (30) years. Additionally, Guaranty Bank & Trust Company holds one general obligation corporate bond as available for sale with an amortized cost basis of $500,902 and a fair market value of $444,890.

          Guaranty Financial Services, Inc. recorded an other than temporary impairment charge in its corporate debt securities portfolio which contributed to a net loss for the year ended December 31, 2008. If Guaranty Financial Services, Inc. is required to record additional other than temporary impairment charges on its corporate debt securities portfolio, it could experience additional significant losses.

          At December 31, 2008, Guaranty Financial Services, Inc. held $2,856,687 (par value) in seven corporate debt securities. Included within the corporate debt securities portfolio were five separate investment securities that were trust preferred securities issued by banks or bank holding companies geographically dispersed across the eastern and southern regions of the United States. The remaining portfolio consists of a Ford Motor Credit security rated BBB and a structured note issued by a community bank. At December 31, 2008, the fair value of these securities was $1,833,179. Guaranty Financial Services, Inc. recorded a noncash other than temporary impairment (“OTTI”) charge of $867,082 on the five trust preferred securities and the structured note during the quarter ended December 31, 2008, reducing the carrying amount of these securities from $2,355,000 to $1,487,918. The remaining corporate security held by Guaranty Financial Services, Inc. was determined not to have an OTTI. Guaranty Financial Services, Inc. has reflected the temporary change in the value of the corporate security as an unrealized loss of $156,035 (pre-tax) or $93,002 net of income tax benefit, as a component of stockholders’ equity within the other comprehensive income category.

          During March 2009, Guaranty Financial Services, Inc. learned that two of the trust preferred securities, noted above, had suspended interest payments, with a carrying value and fair value of $443,323. Management has considered such suspension of interest in their overall impairment analysis at December 31, 2008, which resulted in a writedown of $381,678 that was included in the total impairment charge of $867,082, and has concluded that no additional impairment writedowns are required at December 31, 2008.

          At March 31, 2009, Guaranty Financial Services, Inc. held $2,855,000 (par value) in seven corporate debt securities. Included within the corporate debt securities portfolio were five separate investment securities that were trust preferred securities issued by banks or bank holding companies geographically dispersed across the eastern and southern regions of the United States. The remaining portfolio consisted of a Ford Motor Credit security and a structured note issued by a community bank. In May 2009, Guaranty Financial Services, Inc. was notified that Silverton Bank, an issuer of two of Guaranty Bank & Trust Company’s trust preferred securities, had been closed by the Office of the Comptroller of the Currency and that the Federal Deposit Insurance Corporation had been appointed as receiver. Management considered this in their overall impairment analysis at March 31, 2009, which resulted in an OTTI charge of $443,323 and reduced the carrying value of these securities to $0.

          At March 31, 2009, Guaranty Financial Services, Inc. also recognized an OTTI charge of $201,174 on the remaining trust preferred securities and structured note included within the corporate debt securities portfolio. The impairment charge was recognized as a result of the continued deterioration in the credit quality of the underlying issuers of the securities. Therefore, the total pre-tax OTTI charge related to corporate debt securities recognized by Guaranty Financial Services, Inc. during the three months ended March 31, 2009 was $644,497, which was included in the impairment charge of $805,994 for the period ended March 31, 2009.

          Guaranty Financial Services, Inc.’s remaining corporate security was determined not to have an OTTI at March 31, 2009. Guaranty Financial Services, Inc. has reflected the temporary change in the value of the corporate security as an unrealized loss of $56,012 (pre-tax) or $33,383 net of income tax benefit, as a component of stockholders’ equity within the other comprehensive income category.

          Guaranty Financial Services, Inc. closely monitors these and its other investment securities for changes in credit risk, and intends to hold its trust preferred securities until the market recovers or they mature. The valuation of these securities will also continue to be influenced by external market and other factors, including implementation of Financial Accounting Standards Board guidance on fair value accounting, specific issuer credit deterioration, deferral and default rates of the issuer and the prices at which market transaction prices, if observable, may occur. The current market environment significantly limits Guaranty Financial Services, Inc.’s ability to mitigate exposure to valuation changes in these securities by selling them. Accordingly, if market conditions deteriorate further and management determines additional holdings of these or other investment securities are OTTI, future earnings could be materially adversely affected.

          Mortgage-Backed Securities. Guaranty Bank & Trust Company purchases mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and (iii) increase liquidity. It invests primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. At March 31, 2009, the mortgage-backed securities portfolio totaled approximately $3.8 million, consisting of $3.8 million available for sale at fair value and none were held to maturity.

          Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of Guaranty Bank & Trust Company’s mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as Guaranty Bank & Trust Company, and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. Guaranty Bank & Trust Company reviews prepayment estimates for its mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable, considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification that would cause amortization or accretion adjustments.

          Municipal Bonds. At March 31, 2009, Guaranty Bank & Trust Company held approximately $9.1 million in municipal bonds. These bonds are classified as held to maturity at amortized cost of $6.7 million and as available for sale at fair value of $2.4 million.

          Other Equity Securities. At March 31, 2009, Guaranty Bank & Trust Company held other equity securities available for sale at a cost of $161,497, which consisted of 65 shares of Silverton Bank Stock. Silverton Bank is a correspondent bank for Guaranty Bank &Trust Company. In May 2009, Guaranty Financial Services, Inc. was notified that Silverton Bank had been closed by the Office of the Comptroller of the Currency and that the Federal Deposit Insurance Corporation had been appointed as receiver. Management considered this in their overall impairment analysis at March 31, 2009 and recorded an impairment charge of $161,497 to reduce the carrying value of the stock to $0 at March 31, 2009. This amount is included in the total impairment charge of $805,994 for the period ended March 31, 2009.

          Investment Securities Portfolio. The following table sets forth the composition of Guaranty Bank & Trust Company’s investment securities portfolio at the dates indicated.

			At December 31,
	At March 31, 2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
U.S. government agencies and
corporations	$8,999	$9,010	$14,749	$14,860	$15,243	$15,312
Federal Home Loan Bank stock	809	809	649	649	496	496
Corporate debt securities	1,344	1,288	1,989	1,833	2,858	2,843
Mortgage-backed securities	3,758	3,802	2,901	2,961	—	—
Tax-exempt political subdivisions	2,363	2,364	2,363	2,336	2,734	2,738
Other equity securities	—	—	162	162	113	113
Total securities available for sale	$17,273	$17,273	$22,813	$22,801	$21,444	$21,502

Securities held-to-maturity:
Tax-exempt political subdivisions	6,682	6,611	5,799	5,721	5,403	5,416
Total securities held-to-maturity	$6,682	$6,611	$5,799	$5,721	$5,403	$5,416

          At March 31, 2009, the available for sale federal agency securities, at fair value, totaled $9.0 million, or 6.6% of total assets. Of the portfolio, based on amortized cost, approximately $8.0 million had maturities of between one and five years and a weighted average yield of 4.1%, and approximately $1.0 million had maturities of between five and ten years and a weighted average yield of 4.3%. The agency securities portfolio includes both non-callable and callable debentures. The agency callable debentures contain various call terms from continuously callable after 30 days, to quarterly callable with no call for the first six months.

          At March 31, 2009, Guaranty Bank & Trust Company’s available for sale mortgage-backed securities, in an amount of approximately $3.8 million at fair value, consisted of pass-through securities, which totaled 2.8% of total assets.

          At March 31, 2009, Guaranty Bank & Trust Company had no held to maturity mortgage-backed securities.

          Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2009 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have been fully adjusted to a tax-equivalent basis, using a Federal tax rate of 34%.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. government agencies and corporations	$—	—%	$7,999	4.1%	$1,000	4.3%	$—	—%	$8,999	4.2%
Federal Home Loan Bank stock	—	—	—	—	—	—	809	—	809	—
Corporate debt securities	501	7.0	—	—	454	6.3	389	1.4	1,344	5.1
Mortgage-backed securities	—	—	—	—	—	—	3,758	4.6	3,758	4.6
Tax-exempt political subdivisions	—	—	897	7.0	1,269	6.7	197	7.0	2,363	6.8
Other equity securities	—	—	—	—	—	—	—	—	—	—
Total securities available for sale	$501	7.0%	$8,896	4.4%	$2,723	5.7%	$5,153	3.7%	$17,273	4.5%

Securities held-to-maturity:
Tax-exempt political subdivisions	$230	4.7%	$2,893	7.9%	$1,507	7.4%	$2,052	8.2%	$6,682	7.8%
Total securities held-to-maturity	$230	4.7%	$2,893	7.9%	$1,507	7.4%	$2,052	8.2%	$6,682	7.8%

Sources of Funds

          General. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of Guaranty Bank & Trust Company’s funds for use in lending, investing and for other general purposes.

          Deposits. Guaranty Bank & Trust Company offers a variety of deposit accounts with a range of interest rates and terms. Its deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit, IRAs and other qualified plan accounts. It provides various commercial checking accounts for businesses. In addition, it provides low-cost checking account services for low-income customers.

          At March 31, 2009, deposits totaled $106.8 million. Money market interest-bearing deposits totaled $19.5 million, and non-interest-bearing demand deposits and cashiers checks outstanding totaled $16.5 million.

          Guaranty Bank & Trust Company’s deposits are obtained predominantly from the areas in which its branch offices are located. Guaranty Bank & Trust Company relies on its favorable locations, customer service and competitive pricing to attract and retain these deposits. While it accepts certificates of deposit in excess of $100,000, for which it may provide preferential rates, it does not actively solicit such deposits, as they are more difficult to retain than core deposits.

          The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	For the Three Months Ended March 31, 2009			For the Year Ended December 31, 2008
	Balance	Percent	Weighted Average Rate	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Non-interest bearing accounts	$16,495	15.45%	—%	$17,221	16.16%	—%
NOW and money market accounts	19,477	18.24	0.38	19,924	18.70	0.65
Savings accounts	3,414	3.20	0.19	3,334	3.13	0.31
Certificates of deposit	59,156	55.39	4.15	58,585	54.97	4.54
Individual retirement accounts	8,256	7.72	4.15	7,508	7.05	4.80

Total deposits	$106,798	100.00%		$106,572	100.00%

	For the Year Ended December 31, 2007
	Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Non-interest bearing accounts	$17,746	16.23%	—%
NOW and money market accounts	18,427	16.85	1.56
Savings accounts	2,840	2.60	1.02
Certificates of deposit	61,993	56.69	4.96
Individual retirement accounts	8,341	7.63	5.00

Total deposits	$109,347	100.00%

          As of March 31, 2009, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $31.8 million. The following table sets forth the maturity of those certificates as of March 31, 2009.

At March 31, 2009
(In thousands)

Three months or less	$6,323
Over three months through six months	7,505
Over six months through one year	10,240
Over one year to three years	6,903
Over three years	857

Total	$31,828

          Borrowings. Guaranty Bank & Trust Company’s borrowings consist primarily of advances from the Federal Home Loan Bank of Pittsburgh. At March 31, 2009, Guaranty Bank & Trust Company had access to additional Federal Home Loan Bank advances of up to $23.3 million. The following table sets forth information concerning balances and interest rates on Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007
	(Dollars in thousands)

Balance at end of period	$11,000	$8,000	$12,000	$8,000
Average balance during period	$11,789	$8,000	$12,750	$8,097
Maximum outstanding at any month end	$12,000	$8,000	$16,500	$11,000
Weighted average interest rate at end of period	3.69%	4.64%	3.42%	4.26%
Average interest rate during period	3.65%	4.64%	4.83%	5.01%

          The following table sets forth information concerning balances and interest rates on securities sold under agreements to repurchase at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2009	2008	2008	2007
	(Dollars in thousands)

Balance at end of period	$6,199	$7,591	$8,023	$8,170
Average balance during period	$7,619	$7,821	$8,543	$8,095
Maximum outstanding at any month end	$8,346	$8,384	$10,581	$10,886
Weighted average interest rate at end of period	0.39%	1.54%	1.45%	4.20%
Average interest rate during period	0.37%	2.56%	1.50%	3.54%

Competition

          Guaranty Bank & Trust Company faces significant competition in both originating loans and attracting deposits. Most of the communities it operates in have a high concentration of financial institutions, many of which are significantly larger institutions with greater financial resources than Guaranty Bank & Trust Company, and many of which are competitors to varying degrees. Competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Guaranty Bank & Trust Company’s most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. Guaranty Bank & Trust Company faces additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. It has emphasized personalized banking and the advantage of local decision making in its banking business, and this strategy appears to have been well received in its market areas. It does not rely on any individual, group, or entity for a material portion of its deposits.

Employees

          At March 31, 2009, Guaranty Financial Services, Inc. had thirty (30) full-time employees and four (4) part-time employees. The employees are not represented by a collective bargaining unit and Guaranty Financial Services, Inc. considers its relationship with its employees to be good.

Properties

          As of March 31, 2009, Guaranty Bank & Trust Company owned two (2) properties, including a parking lot at its headquarters and one additional site for future expansion in the Huntington market. Guaranty Bank & Trust Company leases its main office location and two (2) branch facilities. One of its branch facilities is leased from a director of the company. At March 31, 2009, the net book value of its property was approximately $2.0 million. The following is a list of Guaranty Bank & Trust Company’s operating locations:

          Corporate Office. The corporate office of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company is located at 517 Ninth Street, Huntington, West Virginia 25701.

          Branch Offices. Guaranty Bank & Trust Company operates two branch offices. The Pea Ridge Branch at 5604 US Route 60 East, Huntington, West Virginia 25705; and the Hamlin Branch at 5 Second Street, Hamlin, West Virginia 25523.

Legal Proceedings

          Guaranty Financial Services, Inc. is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to its financial condition and results of operations.

MANAGEMENT OF GUARANTY FINANCIAL SERVICES, INC.

          Guaranty Financial Services, Inc.’s Board is comprised of eleven (11) members. Its bylaws provide that the directors are to be elected annually, and serve until their respective successors shall have been elected and shall qualify.

          The table below contains certain information, as of March 31, 2009, regarding current members of the Board of Directors and executive officers who are not directors, including their terms of office and occupations of Board members.

Name	Age(1)	Position(s) With Guaranty	Director Since (2)

DIRECTORS

Marc A. Sprouse	60	President/CEO/ Director	1998
Patrick L. Brown	62	Director	1998
David Fox III	60	Director	1998
J. Grant McGuire	53	Director	1998
Richard E. McWhorter	62	Director	1998
Edward W. Morrison, Jr.	58	Director	1998
Sally C.B. Oxley	58	Director	1998
George A. Patterson III	58	Director	1999
Paul B. Riedel	65	Director	1998
J. Roger Smith	71	Director	1998
John Jay White	57	Director	1998

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Larry E. Plantz	64	Senior Vice President and Senior Loan officer	1998

Marshall E. Cartwright	60	Senior Vice President and Bank Secrecy & Security Officer	1998

Victoria Ballengee	52	Senior Vice President	2005

(1)	As of March 31, 2009.
(2)	Includes service with Guaranty Bank & Trust Company.

          The merger agreement between Guaranty Financial Services, Inc. and First Sentry Bancshares, Inc. provides that, upon completion of the merger, all of the Guaranty Financial Services, Inc. directors will be appointed to the Board of Directors of First Sentry Bancshares, Inc.

          The business experience for the past five years for each of Guaranty Financial Services, Inc.’s directors and executive officers is shown below. All directors have been employed as shown for the past five years. The executive officers listed above have held the positions with Guaranty Bank & Trust Company for the past five years except Ms. Ballengee who was Assistant Vice President, Start-Up and Manager of New Banking Centers, for Fifth Third Bank from 2001 to 2005.

Marc A. Sprouse is President and Chief Executive officer of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company. He has served as a director of each since 1998.

Patrick L. Brown has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is a medical doctor specializing in cardiology at the Greenbrier Clinic.

David Fox III has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is Executive Vice President of McJunkin Appalachian Oilfield Supply Company.

J. Grant McGuire has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is an attorney and a member of Campbell, Woods, Bagley, Emerson, McNeel & Herndon, P.L.L.C.

Richard E. McWhorter has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is a medical doctor specializing in radiology as a member of Radiology, Inc.

Edward W. Morrison, Jr. has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is President of C.I. Thornburg Company, Inc.

Sally C.B. Oxley has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. She is a physical therapist and President of Huntington Physical Therapy Services, Inc.

George A. Patterson, III has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1999. He is an attorney and a member of Bowles, Rice, McDavid, Graff & Lowe, P.L.L.C.

Paul B. Riedel has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is President of Riedel-Wilkes Building Structures, Inc.

J. Roger Smith has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is an entrepreneur engaged in real estate development.

John Jay White has served as a director of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company since 1998. He is President of Mahue Construction Company, Inc.

Board Independence

          All of the directors of Guaranty Financial Services, Inc. will become directors of First Sentry Bancshares, Inc. upon consummation of the merger. The Board of Directors of Guaranty Financial Services, Inc. has determined that each of the directors, with the exception of Mr. Sprouse, is independent as defined in the listing standards of the NASDAQ stock market. Mr. Sprouse is not independent because he serves as President and Chief Executive Officer of Guaranty Financial Services, Inc.

          In determining the independence of the non-executive directors, the Board of Directors reviewed fees paid to a director whose firm provided legal services to Guaranty Bank & Trust Company and rent paid by Guaranty Bank & Trust Company to a director who leases a branch facility to Guaranty Bank & Trust Company. Neither of these directors received fees or compensation in excess of $120,000 during any period of 12 consecutive months within the last three calendar years.

Meetings and Committees of the Board of Directors

          The business of Guaranty Bank & Trust Company is conducted at regular and special meetings of the Board of Directors and its standing committees. The standing committees consist of Loan, Funds Management, Audit, Technology, Compensation and Executive. During the fiscal year ended December 31, 2008, the Board of Directors met at twelve (12) regular meetings and held no special meetings. No member of the Board of Directors or any committee thereof attended less than 75% of said meetings.

          The Loan Committee consists of Marc A. Sprouse, Chairman, R. Sterling Hall, J. Roger Smith, Paul B. Riedel, John Jay White and J. Grant McGuire. The Loan Committee met fifteen (15) times during the fiscal year ended December 31, 2008.

          The Funds Management Committee consists of Marc A. Sprouse, Chairman, Edward Morrison, David Fox, III, R. Sterling Hall, Richard McWhorter, John Jay White and Earl Heiner, Jr. The Funds Management Committee met four (4) times during the fiscal year ended December 31, 2008.

          The Audit Committee consists of J. Grant McGuire, Chairman, Sally Oxley, Paul B. Riedel, Patrick L. Brown and George Patterson, III. The Audit Committee met four (4) times during the fiscal year ended December 31, 2008.

          The Technology Committee consists of Marshall E. Cartwright, J. Grant McGuire, Richard McWhorter and Edward Morrison. The Technology Committee met three (3) times during the fiscal year ended December 31, 2008.

          The Compensation Committee consists of David Fox, III, Chairman, R. Sterling Hall, Sally Oxley, Edward Morrison and Marc A. Sprouse. The Compensation Committee met one (1) time during the fiscal year ended December 31, 2008.

          The Executive Committee consists of Marc A. Sprouse, Edward Morrison, J. Grant McGuire, John Jay White, J. Roger Smith, and R. Sterling Hall. The Executive Committee met three (3) times during the fiscal year ended December 31, 2008.

Compensation of Directors

          Fees. Directors of Guaranty Financial Services, Inc. and Guaranty Bank & Trust Company do not receive a fee for serving on the Board of Directors.

Executive Compensation

          Summary Compensation Table. The following table sets forth for the year ended December 31, 2008, certain information as to the total compensation paid by Guaranty Financial Services, Inc. to its Chief Executive Officer (the “Named Executive Officer”). No other executive officer received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation(1)	Total

Mark A. Sprouse, President and Chief Executive Officer	2008	$158,000	—	—	—	—	—	$11,911	$169,911

(1)
Represents Guaranty Bank & Trust Company matching contributions to the 401(k) plan, personal use of the bank’s automobile and premium payments of group term life insurance. Mr. Sprouse did not receive perquisites or personal benefits that exceeded $10,000.

          The Compensation Committee of the Board of Directors reviews compensation for its executive officers, including the Chief Executive Officer, on an annual basis, and submits recommended compensation to the Board of Directors for approval. In making its recommendations, the Compensation Committee reviews competitive salary data compiled by the West Virginia Bankers Association, changes in the cost of living in the bank’s market area and an assessment of the performance of each executive officer in the prior year.

          Employment Agreement with Marc A. Sprouse. Guaranty Bank & Trust Company entered into an employment agreement with Marc A. Sprouse, President and Chief Executive Officer on December 31, 2004. The employment agreement with Mr. Sprouse has an initial term of five years. The employment agreement will automatically extend for successive one year terms unless Guaranty Bank & Trust Company or Mr. Sprouse gives the other party notice of nonrenewal at least sixty days prior to the expiration of the then existing term. Under the employment agreement, the current base salary for Mr. Sprouse is $164,000. Mr. Sprouse’s base salary will be reviewed annually and may be increased, but not decreased, without his consent. In addition to the base salary, the employment agreement provides for, among other things, participation in stock incentive and bonus programs, life insurance and other fringe benefit plans. Mr. Sprouse will be entitled to use of an automobile and will be reimbursed for any country club fees.

          Mr. Sprouse’s employment may be terminated for cause at any time, in which event the executive would receive compensation for the month in which such termination occurred, prorated to the day of termination, including payment of accrued vacation, holiday and other fringe benefits. In the event of Mr. Sprouse’s death, Guaranty Bank & Trust Company would pay Mr. Sprouse’s estate his compensation up to the end of the month in which he died, including payment of accrued vacation, holiday and other fringe benefits. In the event of Mr. Sprouse’s disability, Guaranty Bank & Trust Company’s obligations under Mr. Sprouse’s employment agreement would terminate once he became eligible for disability benefits, but in no event longer than 120 days following his total disability.

          As additional consideration for entering into the employment agreement with Mr. Sprouse, the executive agreed for a period of three years following termination of his employment for any reason other than (i) the failure of Guaranty Bank & Trust Company to renew the term of the employment agreement or (ii) breach of the employment agreement by Guaranty Bank & Trust Company, Mr. Sprouse will not become an employee, officer, director, consultant to, representative of, an independent contractor with, agent of, or a stockholder owning ten percent or more of the common stock of any banking institution, bank holding company or other entity that competes directly with Guaranty Bank & Trust Company within 50 miles of the city limits of Huntington, West Virginia. Ownership of stock in any entity whose stock trades on a nationally recognized stock exchange will not violate the non-competition provision of the employment agreement.

          For a description of the change in control provisions of Mr. Sprouse’s employment agreement, please see page 57 of the joint proxy statement/prospectus.

          Stock Option Plan. During the fiscal year ended December 31, 1999, Guaranty Financial Services, Inc. stockholders approved the Guaranty Financial Services, Inc. Stock Option and Incentive Plan. All of the stock options issued under such plan expired on May 24, 2009. Set forth on the following page is information as of December 31, 2008 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance under Plans
Equity compensation plans approved by stockholders	24,550	$20.00	25,450
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	24,550	$20.00	25,450

          Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2008 for the named executive officer.

Outstanding Equity Awards at Fiscal Year-End

Option Awards							Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options not exercisable (#)	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Mark A. Sprouse, President and Chief Executive Officer	7/20/99	10,000	—	—	$20.00	5/24/09	—	—	—	—

	12/18/01	1,000	—	—	20.00	5/24/09	—	—	—	—

	12/31/02	500	—	—	20.00	5/24/09	—	—	—	—

	12/31/03	300	—	—	20.00	5/24/09	—	—	—	—

          401(K) Plan. Guaranty Bank & Trust Company provides its employees a qualified, tax-exempt pension plan with a “cash-or-deferred arrangement” qualifying under Section 401(k) of the Internal Revenue Code. Generally, employees who have attained age 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the 401(k) plan as of the first day of the month following their eligibility. Eligible employees are permitted to contribute up to 10% of their compensation to the 401(k) plan on a pre-tax basis, up to a maximum of $15,500. Guaranty Bank & Trust Company matches 10% of the participant’s salary reduction contribution to the 401(k) plan.

          Participation contributions to the 401(k) plan are vested at a rate of 100% per year beginning with the participant’s second year of employment with Guaranty Bank & Trust Company. Withdrawals are not permitted before age 59 1/2, except in the event of death, disability, termination of employment or reasons of proven financial hardship. With certain limitations, participants may make withdrawals from their accounts while actively employed. Upon termination of employment, the participant’s account will be distributed, unless he or she elects to defer the payment.

          The 401(k) plan may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the 401(k) plan trust fund or divert any of the assets of the 401(k) plan trust fund to purposes other than the benefit of participants or their beneficiaries.

          For the fiscal year ended December 31, 2008, Guaranty Bank & Trust Company made matching contributions to the 401(k) plan of approximately $5,200.

Transactions with Certain Related Persons

          No directors, executive officers or immediate family members of such individuals were engaged in transactions with Guaranty Financial Services, Inc. or any subsidiary involving more than $120,000 (other than through a loan) during the period ended March 31, 2009. In addition, during the period ended March 31, 2009, no directors, executive officers or immediate family members of such individuals were involved in loans from Guaranty Financial Services, Inc. or Guaranty Bank & Trust Company involving more than $120,000 which had not been made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons not related to the lender, and do not include more than the normal risk of collectability or present other unfavorable features.

          Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits Guaranty Bank & Trust Company from making loans to its executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Guaranty Bank & Trust Company to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. Guaranty Bank & Trust Company is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Guaranty Bank & Trust Company is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

          Loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. As of March 31, 2009, the aggregate amount of extensions of credit to all executive officers and directors totaled $6.9 million. As of March 31, 2009, all of these loans were performing according to their original terms.

DESCRIPTION OF GUARANTY FINANCIAL SERVICES, INC. COMMON STOCK

          Set forth below is a summary of the material features of the Guaranty Financial Services, Inc. common stock. This summary is not a complete discussion of the charter documents and other instruments of Guaranty Financial Services, Inc. that create the rights of the security holders.

General

          Guaranty Financial Services, Inc. is authorized to issue 5,000,000 shares of common stock having a par value of $1.00 per share. Each share of Guaranty Financial Services, Inc.’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

          Dividends. Guaranty Financial Services, Inc. can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by Guaranty Financial Services, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Guaranty Financial Services, Inc. are entitled to receive and share equally in any dividends as may be declared by the Board of Directors of Guaranty Financial Services, Inc. out of funds legally available for the payment of dividends. If Guaranty Financial Services, Inc. issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

          Voting Rights. The holders of common stock of Guaranty Financial Services, Inc. currently possess exclusive voting rights in Guaranty Financial Services, Inc. They elect Guaranty Financial Services, Inc.’s Board of Directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the Board of Directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Guaranty Financial Services, Inc. issues preferred stock, holders of preferred stock may also possess voting rights.

          Liquidation. In the event of liquidation, dissolution or winding up of Guaranty Financial Services, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Guaranty Financial Services, Inc. available for distribution. If Guaranty Financial Services, Inc. issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the common stock of Guaranty Financial Services, Inc. are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

REGULATION AND SUPERVISION

          Set forth below is a brief description of various laws, regulatory authorities and associated regulations affecting First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s operations. The description of laws and regulations contained in this document does not purport to be complete and is qualified in its entirety by reference to such laws and regulations.

          Aspects of First Sentry Bancshares, Inc.’s public disclosure, corporate governance principles and internal control environment will be subject to the Sarbanes-Oxley Act of 2002 and related regulations and rules of the SEC. Any change in applicable laws, regulations or regulatory policies may have a material effect on its business, operations and prospects.

          First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. Both corporations are bank holding companies within the meaning of the Bank Holding Company Act of 1956, as amended. As such, both corporations are subject to regulation, examination, supervision and reporting requirements of the Federal Reserve Board. The Federal Reserve Board also has enforcement authority over any non-bank subsidiaries, and the Federal Deposit Insurance Corporation and the West Virginia Division of Banking have enforcement authority over First Sentry Bank and Guaranty Bank & Trust Company. Among other things, this authority permits the Federal Reserve Board, the Federal Deposit Insurance Corporation or the West Virginia Division of Banking to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of both subsidiary banks. Additionally, the Federal Reserve Board imposes capital requirements on bank holding companies with more than $500 million in consolidated assets, which may apply to First Sentry Bancshares, Inc. in the future. These capital requirements generally parallel the capital requirement for First Sentry Bank. See “Regulation and Supervision – Capital Ratios.”

          As a bank holding company, both corporations may engage, subject to prior notice to or approval of the Federal Reserve Board, in certain activities determined by the Federal Reserve Board to be closely related to banking, or acquire directly or indirectly more than 5% of another bank or non-banking company. Additionally, the Federal Reserve Board permits bank holding companies that meet certain capital, management and regulatory standards to engage in a broader range of non-banking activities by electing to be treated as a “financial holding company.” Generally, financial holding companies may engage in activities such as banking, insurance and securities activities, as well as merchant banking activities under certain circumstances. At this time, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. have not elected to make the financial holding company election because neither corporation engages in any of the expanded activities.

          The Change in Bank Control Act, as amended, provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of First Sentry Bancshares, Inc. or Guaranty Financial Services, Inc. unless the Federal Reserve Board has been given 60 days prior written notice. The Bank Holding Company Act provides that no company may acquire control of a bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve Board. Under the Bank Holding Company Act, control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of 25% or more of any class of voting stock of the company or the ability to control the election of a majority of the directors of the company. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, but less than 25% of any class of stock of a bank holding company, where certain enumerated control factors are also present in the acquisition. The Federal Reserve Board may prohibit an acquisition of control if it would result in a monopoly or substantially lessen competition, the financial condition of the acquiring person might jeopardize the financial stability of the bank or the bank holding company, or the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

          The Federal Reserve Board has issued a policy statement regarding the payment of cash dividends by bank holding companies. This policy statement expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that a company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.” See “Regulation and Supervision – Capital Ratios.”

          Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order, or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any bank holding company that is well-capitalized, well managed and is not subject to any unresolved supervisory issues.

          The USA Patriot Act was signed into law on October 26, 2001. The USA Patriot Act gave the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA Patriot Act also requires the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution. Accordingly, by engaging in a merger or other acquisition, First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.’s controls designed to combat money laundering would be considered as part of the application process. Both corporations have established policies, procedures and systems designed to comply with these regulations.

          The Sarbanes-Oxley Act of 2002 was signed into law on July 30, 2002. The Sarbanes-Oxley Act of 2002 is a law that addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by Section 302(a) of Sarbanes-Oxley Act of 2002, First Sentry Bancshares, Inc.’s Chief Executive Officer and Chief Financial Officer will each be required to certify that First Sentry Bancshares, Inc.’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the evaluation. First Sentry Bancshares, Inc. will be subject to further reporting and audit requirements with the year ending December 31, 2010 under the requirements of Sarbanes-Oxley. First Sentry Bancshares, Inc. has existing policies, procedures and systems designed to comply with these regulations, and is further enhancing and documenting such policies, procedures and systems to ensure continued compliance with these regulations.

           Bank Operations. First Sentry Bank and Guaranty Bank & Trust Company are subject to extensive regulation, examination and supervision by the Federal Deposit Insurance Corporation, as their primary federal regulator, and the West Virginia Division of Banking. Such regulation and supervision:

●	establishes a comprehensive framework of activities in which either bank can engage;

●	limits the types and amounts of investments permissible for either bank;

●	limits the ability of either bank to extend credit to any given borrower;

●	significantly limits the transactions in which either bank may engage with its affiliates;

●	places limitations on capital distributions by either bank;

●	imposes assessments to the West Virginia Division of Banking to fund its operations;

●
establishes a continuing and affirmative obligation, consistent with both bank’s safe and sound operation, to help meet the credit needs of its community, including low- and moderate-income neighborhoods;

●	requires both banks to maintain certain non-interest-bearing reserves against their transaction accounts;

●	establishes various capital categories resulting in various levels of regulatory scrutiny applied to the institutions in a particular category; and
●	establishes standards for safe and sound operations.

          First Sentry Bank and Guaranty Bank & Trust Company must submit annual financial reports audited by independent auditors to the Federal Deposit Insurance Corporation and the West Virginia Division of Banking. Auditors must receive examination reports, supervisory correspondence and reports of enforcement actions. In addition, an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted to the Federal Deposit Insurance Corporation and the West Virginia Division of Banking. The audit committee of First Sentry Bank and Guaranty Bank & Trust Company must include members with experience in banking or financial management, must have access to outside counsel and must not include representatives of large customers. The regulatory structure is designed primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities. Any change in these regulations, whether by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the West Virginia Division of Banking or the U.S. Congress, could have a material impact on First Sentry Bank and its operations.

          Transactions with Affiliates. Sections 23A and 23B of the Federal Reserve Act and its implementing regulations, govern transactions between depository institutions and their affiliates. In a holding company structure, the parent holding company of a bank and any companies that are controlled by the parent holding company are affiliates of the bank. Section 23A limits the extent to which the bank or its subsidiaries may engage in certain transactions with its affiliates. These transactions include, among other things, the making of loans or other extensions of credit to an affiliate and the purchase of assets from an affiliate. Generally, these transactions between the bank and any one affiliate cannot exceed 10% of the bank’s capital stock and surplus, and these transactions between the bank and all of its affiliates cannot, in the aggregate, exceed 20% of the bank’s capital stock and surplus. Section 23A also establishes specific collateral requirements for loans or extensions of credit to an affiliate, and for guarantees or acceptances on letters of credit issued on behalf of an affiliate. Applicable regulations prohibit a bank from lending to any affiliate engaged in activities not permissible for a bank holding company or for the purpose of acquiring the securities of most affiliates. Section 23B requires that transactions covered by Section 23A and a broad list of other specified transactions be on terms and under circumstances substantially the same, or no less favorable to the bank or its subsidiary, as similar transactions with non-affiliates.

          Loans to Insiders. Any loans to executive officers, directors, any owner of 10% or more of stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks. All loans to insiders and insiders’ related interests in the aggregate may not exceed either bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the greater of $25,000 or 2.5% of either bank’s capital and unimpaired surplus, provided that such number is equal to or less than $100,000. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the Board of Directors of the bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either $500,000 or the greater of $25,000 or 5% of the bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

          An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

          Insurance of Deposit Accounts. Deposit accounts in First Sentry Bank and Guaranty Bank & Trust Company are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, the Board of the Federal Deposit Insurance Corporation increased the deposit insurance available on deposit accounts to $250,000 effective until December 31, 2009. First Sentry Bank’s and Guaranty Bank & Trust Company’s deposits are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments.

          The Federal Deposit Insurance Corporation imposes an assessment against institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from 5 to 43 basis points of the institution’s deposits. On December 22, 2008, the Federal Deposit Insurance Corporation published a final rule that raises the current deposit insurance assessment rates uniformly for all institutions by 7 basis points (to a range from 12 to 50 basis points) effective for the first quarter of 2009. On February 27, 2009, the Federal Deposit Insurance Corporation issued a final rule that will alter the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates beginning in the second quarter of 2009 and thereafter.

          Under the rule, the Federal Deposit Insurance Corporation would first establish an institution’s initial base assessment rate. This initial base assessment rate would range, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation would then adjust the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate would be based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate would range from 7 to 77.5 basis points of the institution’s deposits. Additionally, the Federal Deposit Insurance Corporation, on May 22, 2009, issued a final rule that would impose a special 5 basis points assessment on each FDIC-insured depository institution’s assets, minus its Tier 1 capital on June 30, 2009, which would be collected on September 30, 2009. The special assessment will be capped at 10 basis points of an institution’s domestic deposits. Future special assessments could also be assessed. Based upon First Sentry Bank’s review of the Federal Deposit Insurance Corporation’s new rule, its Federal Deposit Insurance Corporation assessment rate for the second quarter of 2009 would increase by approximately $196,000.

          In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended September 30, 2008, the annualized FICO assessment was equal to 1.12 basis points for each $100 in domestic deposits maintained at an institution.

          In October 2008, the Federal Deposit Insurance Corporation announced the Temporary Liquidity Guarantee Program, under which any participating depository institution would be able to provide full deposit insurance coverage for non-interest bearing transaction accounts, regardless of the dollar amount. Under the program, effective November 14, 2008, insured depository institutions that have not opted out of the Federal Deposit Insurance Corporation Temporary Liquidity Guarantee Program will be subject to a 0.10% surcharge applied to non-interest bearing transaction deposit account balances in excess of $250,000, which surcharge will be added to the institution’s existing risk-based deposit insurance assessments. First Sentry Bank and Guaranty Bank & Trust Company choose to participate in the Federal Deposit Insurance Corporation Temporary Liquidity Guaranty Program.

          Capital Ratios. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

          The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be:

●	“well capitalized” if it has a total risk-based capital ratio of 10% or greater and a leverage ratio of 5% or greater;

●	“adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater and generally a leverage ratio of 4% or greater;

●	“undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%;

●	“significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; and

●	“critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

          As of March 31, 2009, First Sentry Bank was a “well capitalized” institution, with a total risk-based capital ratio of 11.64% and a leverage ratio of 6.92%. As of March 31, 2009, Guaranty Bank & Trust Company was a “well capitalized” institution, with a total risk-based capital ratio of 11.46% and a leverage ratio of 8.64%.

           “Undercapitalized” institutions must adhere to growth, capital distribution and dividend and other limitations and are required to submit a capital restoration plan with the Federal Deposit Insurance Corporation within 45 days after the bank receives notice of such undercapitalization. A bank’s compliance with its capital restoration plan is required to be guaranteed by any company that controls the “undercapitalized” institution in an amount equal to the lesser of 5% of total assets when deemed “undercapitalized” or the amount necessary to achieve the status of “adequately capitalized.” If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” institutions must comply with one or more of a number of additional restrictions, including an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restriction on interest rates paid on deposits, compensation of executive officers and capital distributions to the parent holding company. “Critically undercapitalized” institutions must comply with additional sanctions, including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains this status.

          Dividend Limitations. First Sentry Bank or Guaranty Bank & Trust Company may pay dividends as declared from time to time by the Board of Directors out of funds legally available, subject to certain restrictions. Under West Virginia Banking law, First Sentry Bank or Guaranty Bank & Trust Company may not pay a cash dividend until its surplus fund equals its common stock, unless there has been carried to the surplus fund not less than 1/10th of net profits of the preceding half year in the case of quarterly dividends. Prior approval of the Commissioner is required if the total of all dividends in any calendar year exceeds the total of net profits of that year combined with its retained net profits of the preceding two years. In addition, First Sentry Bank or Guaranty Bank & Trust Company cannot pay dividends in amounts that would reduce its capital below regulatory imposed minimums.

          Federal Reserve System. The Federal Reserve Board regulations require all depository institutions to maintain non-interest earning reserves at specified levels against their transaction accounts (primarily NOW and regular checking accounts). At March 31, 2009, First Sentry Bank and Guaranty Bank & Trust Company were in compliance with the Federal Reserve Board’s reserve requirements. Depository institutions, such as First Sentry Bank or Guaranty Bank & Trust Company, are authorized to borrow from the Federal Reserve Bank “discount window.” First Sentry Bank and Guaranty Bank & Trust Company are deemed by the Federal Reserve Board to be generally sound and thus eligible to obtain primary credit from its Federal Reserve Bank. Generally, primary credit is extended on a very short-term basis to meet the liquidity needs of the institution. Loans must be secured by acceptable collateral and carry a rate of interest of 100 basis points above the Federal Open Market Committee’s federal funds target rate.

          Check Clearing for the 21st Century Act. This law, which became effective in October 2003, gives the same legal weight to a digital image of a check as to the actual check. First Sentry Bank and Guaranty Bank & Trust Company process customer checks in compliance with the requirements of this law.

Federal Securities Laws

          First Sentry Bancshares, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the merger. First Sentry Bancshares, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. First Sentry Bancshares, Inc. will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of First Sentry Bancshares, Inc. may be resold without registration. Shares purchased by an affiliate of First Sentry Bancshares, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If First Sentry Bancshares, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of First Sentry Bancshares, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Sentry Bancshares, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, First Sentry Bancshares, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

PRO FORMA FINANCIAL INFORMATION

          The following unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2008 give effect to the pending merger, accounted for as a purchase. First Sentry Bancshares, Inc.’s and Guaranty Financial Services, Inc.’s fiscal year end is December 31. Also included are an unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2009 and the unaudited pro forma condensed combined consolidated statements of income for the three month period ended March 31, 2009.

          The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the merger had been consummated as of March 31, 2009. The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2008, gives effect to the merger as if the merger had been consummated on January 1, 2008. The unaudited pro forma condensed combined consolidated statement of income for the three months ended March 31, 2009, gives effect to the merger as if the merger had been consummated on January 1, 2009. The unaudited pro forma condensed combined consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger.

          The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the consolidated historical financial statements of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc., including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position, or the results of operations in the future, or of the combined financial position, or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. First Sentry Bancshares, Inc. anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. In addition, First Sentry Bancshares, Inc. will incur costs in acquiring Guaranty Financial Services, Inc. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and costs and, accordingly, does not attempt to predict or suggest future results. Pro forma per share amounts for the combined company are based on a one-to-one exchange ratio.

First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
as of March 31, 2009
(In thousands, except share data)

	First Sentry Bancshares, Inc.	Guaranty Financial Services, Inc.	Pro Forma Adjustments				Pro Forma Combined
Cash	$4,637	$2,172	$(286	)(f)	$—		$6,523
Fed Funds	—	—	—		—		—
Total Cash and Cash Equivalents	4,637	2,172	(286)		—		6,523
Interest Earning Deposits	14,618	—	—		—		14,618
Securities Available for Sale	77,241	16,464	—		—		93,705
Securities Held to Maturity	10,199	6,682	(71	)(d)	—		16,810
Total Investments	102,058	23,146	(71)		—		125,133
Total Loans	228,525	108,501	(1,951	)(d)	—		335,075
Allowance for Loan Losses	(3,492)	(1,325)	—		—		(4,817)
Net Loans	225,033	107,176	(1,951)		—		330,258
Goodwill	—	—	4,201	(i)	—		4,201
Core Deposit Intangible	—	—	1,187	(e)	—		1,187
Amortization of Core Deposit Intangible	—	—	—		—		—
Net Intangible Assets	—	—	5,388		—		5,388
Premises and Fixed Assets	4,794	2,250	—		—		7,044
FHLB Stock	2,177	809	—		—		2,986
Accrued Interest Receivable	1,844	649	—		—		2,493
Merger Deferred Tax Asset	—	—	1,510	(h)	—		1,510
Other Assets	2,965	1,331	—		375	(b)	4,671
TOTAL ASSETS	343,508	137,533	4,590		375		486,006

Demand Deposits	33,225	16,495	—		—		49,720
Interest-Bearing Deposits	239,706	90,303	1,668	(d)	—		331,677
Total Deposits	272,931	106,798	1,668		—		381,397
FHLB Advances and Repurchase Agreements	45,676	18,292	552	(d)	—		64,520
Accrued Merger Expenses	—	—	—		1,084	(c)	1,084
Other Liabilities	1,323	188	375	(b)	—		1,886
Trust Preferred Securities/Holding Company
Borrowings	5,000	4,000	—		—		9,000
Total Liabilities	324,930	129,278	2,595		1,084		457,887
Common Stock	1,056	387	(387	)(a)	382	(g)	1,438
Surplus	6,144	7,631	(7,631	)(a)	9,159	(g)	15,303
Treasury Stock	—	(148)	148	(a)	—		—
Retained Earnings	11,480	385	699	(a)	(1,084	)(c)	11,480
Other Comprehensive Income	(102)	—	—		—		(102)
Total Equity	18,578	8,255	(7,171)		8,457		28,119
TOTAL LIABILITIES AND EQUITY	343,508	137,533	(4,576)		9,541		486,006

Shares Outstanding	1,056,000	381,651					1,437,651
Tangible Equity	18,578	8,255					22,731
Tangible Book Value per Share	$17.59	$21.63					$15.81

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(a)          To record the elimination of Guaranty Financial Services, Inc. equity (See Note 5 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(b)          To record the capitalization of First Sentry Bancshares, Inc.’s unpaid costs related to the merger (See Note 4 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(c)          To record the accrual of Guaranty Financial Services, Inc.’s unpaid costs related to the merger (See Note 3 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(d)          To record the adjustment of loans, deposits, securities and FHLB advances at fair value (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(e)          To record estimated identifiable intangible assets acquired in the merger (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(f)          To record the cash payment in connection with the payment of retention bonuses to employees of Guaranty Financial Services, Inc. (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(g)          To record the exchange of Guaranty Financial Services, Inc. outstanding common stock for 381,651 shares of First Sentry Bancshares, Inc. common stock ( See Notes 2 and 5 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(h)          To record the related tax effect of fair value adjustments (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(i)          To record goodwill resulting from the merger (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Three Months Ended March 31, 2009
(In thousands, except per share data)

	First Sentry Bancshares, Inc.	Guaranty Financial Services, Inc.	Pro Forma Adjustments		Pro Forma Combined
Loans	$3,364	$1,549	$61	(a)	$4,974
Securities	1,061	280	3	(d)	1,344
Other	—	—	—		—
Total Interest Income	4,425	1,829	64		6,318
Deposits	1,564	705	(209	)(b)	2,060
FHLB Advances and Repurchase Agreements	381	124	(69	)(e)	436
Trust Preferred Securities	43	47	—		90
Total Interest Expense	1,988	876	(278)		2,586
Net Interest Income	2,437	953	342		3,732
Provision for Loan Losses	267	20	—		287
Net Interest Income After Provision for Loan Losses	2,170	933	342		3,445

Services Charges	13	78	—		91
Gain on Sale of Securities	44	—	—		44
Impairment Charge on Securities	(500)	(806)	—		(1,306)
Other Non-Interest Income	225	5	—		230
Total Non-Interest Income	(218)	(723)	—		(941)

Personnel Expense	698	432	—		1,130
Occupancy and Equipment	151	168	—		319
Data Processing	118	136	—		254
Advertising	60	—	—		60
Professional fees	45	38	—		83
Other Non-Interest Expense	562	244	—		806
Amortization of Intangibles (Non-Deductible)	—	—	37	(c)	37
Total Non-Interest Expense	1,634	1,018	37		2,689
Income Before Taxes	318	(808)	305		(185)
Income Tax (35.6%)	78	(359)	122	(f)	(159)

Net Income	240	(449)	183		(26)

Earnings per Share (g)	$0.23	(1.18)	0.13		(0.02)

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(a)          To record the three month period of amortization of fair value adjustments to loans acquired (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(b)          To record the three month period of amortization of fair value adjustments to deposits acquired (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(c)          To record the three month period of amortization of core deposit intangible recorded at acquisition (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(d)          To record the three month period of amortization of discount recorded on securities (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(e)           To record the three month period of amortization of fair value adjustments to FHLB advances and repurchase agreements acquired (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(f)          To record the tax effect of all other adjustments at 35.6% (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

(g)          Basic earnings per common share of the pro forma adjustments and pro forma combined income statement are based on weighted average shares outstanding of 1,437,651 after the merger. There are no potentially dilutive shares after the merger (See Note 6 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Three Months Ended March 31, 2009).

Notes to the Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements at and for the Three Months Ended March 31, 2009

Note 1. Basis of Presentation

          The unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared, assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of First Sentry Bancshares, Inc. and the historical consolidated financial statements of Guaranty Financial Services, Inc., which have been adjusted to reflect the historical cost of Guaranty Financial Services, Inc.’s assets at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the merger and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statements of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired.

Note 2. Calculation of the Purchase Price and Goodwill

          Pursuant to the merger agreement, as amended, the outstanding shares of Guaranty Financial Services, Inc. will be exchanged for shares of First Sentry Bancshares, Inc. common stock (the “Merger Consideration”) pursuant to a fixed exchange ratio of one share for one share. The Merger Consideration is based upon First Sentry Bancshares, Inc. common stock having a value of $25.00 per share. This valuation was based on trades of First Sentry Bancshares, Inc. common stock prior to the amendment to the Merger Agreement. The value of the Merger Consideration will increase or decrease from the initial valuation based upon the future value of First Sentry Bancshares, Inc.’s common stock.

          The preliminary calculation of the cost to acquire Guaranty Financial Services, Inc. is described in the table below (in thousands):

		March 31, 2009
Cash payments to Guaranty Financial Services, Inc. employees for retention bonuses		$286

Market value of First Sentry Bancshares, Inc. common stock to be issued, assuming that Guaranty Financial Services, Inc.’s, 381,651 shares of common stock outstanding will be exchanged for one share of First Sentry Bancshares, Inc. common stock assumed to be $25 per share for a total of 381,651 shares

Common Stock, par value $1.00	382
Surplus	9,159	9,541

Estimated cost of acquisition incurred by First Sentry Bancshares, Inc.		725
		$10,552

Historical net assets of Guaranty Financial Services, Inc.		$8,255

Accrual of unpaid Guaranty Financial Services, Inc. after-tax merger related charges, data processing termination fees, and other adjustments		(1,084)

Fair market value adjustments (data as of 3/31/09):
Loans		(1,951)
Securities		(71)
Deposits		(1,668)
FHLB Advances and repurchase agreements		(552)
Core deposit intangible, estimated(1)		1,187
Goodwill		4,201
Deferred taxes on purchase accounting adjustments		1,510
		$9,827

(1)
The core deposit intangible was estimated at 3% of the non-time deposits. A detailed study will be performed, using the deposit base as of the closing date. The final core deposit intangible could vary significantly from this estimate.

Note 3. Guaranty Financial Services, Inc. Merger-Related Charges

          In connection with the merger, Guaranty Financial Services, Inc. expects to incur pre-tax merger-related charges of approximately $1,684,000, less income tax benefit of $600,000, or $1,084,000 net of tax. These charges are expected to include $1,434,000 in change-of-control and other employee related payments, and $250,000 in investment banking, legal, accounting, printing and mailing fees and expenses. An accrual for the unpaid merger-related charges and the related tax effect has been reflected in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2009.

Note 4. First Sentry Bancshares, Inc. Merger-Related Charges

          In connection with the merger, First Sentry Bancshares, Inc. expects to incur pre-tax merger-related charges of approximately $725,000, consisting of legal, accounting, printing and mailing fees and expenses. These fees have been reflected as a component of the purchase price of Guaranty Financial Services, Inc. As of March 31, 2009, First Sentry Bancshares, Inc. had unpaid pre-tax merger-related charges of approximately $375,000.

Note 5. Stockholders’ Equity

          Pursuant to the merger agreement, as amended, stockholders of Guaranty Financial Services, Inc. will be entitled to receive, in exchange for each share of common stock held, shares of First Sentry Bancshares, Inc. common stock. As discussed in Note 2 above, the Guaranty Financial Services, Inc. stockholders will receive approximately 381,651 shares of First Sentry Bancshares, Inc. common stock. The 381,651 shares will be issued out of authorized and unissued shares. Approximately 1,437,651 shares of First Sentry Bancshares, Inc. common stock will be outstanding for the combined company after the merger. Adjustments have been made to eliminate the stockholders’ equity of Guaranty Financial Services, Inc. in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2009.

Note 6. Average Shares Outstanding

          The pro forma weighted average shares outstanding is based on First Sentry Bancshares, Inc. weighted average shares outstanding, plus 381,651 shares of First Sentry Bancshares, Inc. common stock to be issued to Guaranty Financial Services, Inc. stockholders.

Note 7. Pro Forma Condensed Combined Statement of Operations Adjustments

          For purposes of determining the pro forma effect of the Guaranty Financial Services, Inc. acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred at January 1, 2009:

Three Months Ended March 31, 2009
(In thousands)
Yield adjustment for interest income on securities	$3
Yield adjustment for interest income on loans	61
Amortization of core deposit intangible	(37)
Yield adjustment for interest expense on deposits	209
Yield adjustment for interest expense on FHLB advances and repurchase agreements	69
Tax expense of pro forma adjustments	(122)
$183

          The following assumptions were utilized for purposes of determining the pro forma effect of the Guaranty Financial Services, Inc. acquisition on the statement of income:

	Weighted Average Remaining Term Useful Life	Method of Amortization/Accretion or Depreciation
Securities	6 years	Straight line
Loans	8 years	Straight line
Core deposit intangible	8 years	Straight line*
Deposits	2 years	Straight line
FHLB Advances and repurchase agreements	2 years	Straight line*

*	Accelerated method not materially different from Straight line method.

          In accordance with Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized, but will be reviewed for impairment at least annually.

First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc.
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Year Ended December 31, 2008
(In thousands, except per share data)

	First Sentry Bancshares, Inc.	Guaranty Financial Services, Inc.	Pro Forma Adjustments		Pro Forma Combined

Loans	$14,387	$7,075	$272	(a)	$21,734
Securities	3,423	1,325	18	(d)	4,766
Other	35	38	—		73
Total Interest Income	17,845	8,438	290		26,573
Deposits	7,167	3,234	(997	)(b)	9,404
FHLB Advances and Repurchase Agreements	1,588	572	(146	)(e)	2,014
Trust Preferred Securities	244	274	—		518
Total Interest Expense	8,999	4,080	(1,143)		11,936
Net Interest Income	8,846	4,358	1,433		14,637
Provision for Loan Losses	1,189	220	—		1,409
Net Interest Income After Provision for Loan Losses	7,657	4,138	1,433		13,228

Services Charges	55	391	—		446
Gain on Sale of Securities	121	—	—		121
Impairment charge on securities	(463)	(867)	—		(1,330)
Other Non-Interest Income	1,022	4	—		1,026
Total Non-Interest Income	735	(472)	—		263

Personnel Expense	2,599	1,763	—		4,362
Occupancy and Equipment	777	776	—		1,553
Data Processing	280	453	—		733
Advertising	240	99	—		339
Professional fees	351	304	—		655
Other Non-Interest Expense	1,414	928	—		2,342
Amortization of Intangibles (Non-Deductible)	—	—	152	(c)	152
Total Non-Interest Expense	5,661	4,323	152		10,136
Income Before Taxes	2,731	(657)	1,281		3,355
Income Tax (35.6%)	876	(349)	510	(f)	1,037

Net Income	1,855	(308)	771		2,318

Earnings per Share (g)	$1.76	$(0.81)	$0.54		$1.61

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

(a)          To record the annual amortization of fair value adjustments to loans acquired (See Note 1 to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the Year Ended December 31, 2008).

(b)          To record the annual amortization of fair value adjustments to deposits acquired (See Note 1 to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the Year Ended December 31, 2008).

(c)          To record the annual amortization of core deposit intangible recorded at acquisition (See Note 1 to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the Year Ended December 31, 2008).

(d)          To record the annual amortization of premium recorded on securities (See Note 1 to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the Year Ended December 31, 2008).

(e)          To record the annual amortization of fair value adjustments to FHLB advances and repurchase agreements acquired (See Note 1 to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the Year Ended December 31, 2008).

(f)          To record the tax effect of all other adjustments at 35.6% (See Note 1 to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Income for the Year Ended December 31, 2008).

(g)          Basic earnings per common share of the pro forma adjustments and pro forma combined income statement are based on First Sentry Bancshares, Inc.’s weighted average common shares outstanding of 1,437,651 after the merger. This includes the 1,056,000 common shares of First Sentry Bancshares, Inc. outstanding at December 31, 2008 and the 381,651 common shares of First Sentry Bancshares, Inc. issued for the 381,651 shares of Guaranty Financial Services, Inc. common stock outstanding at December 31, 2008, at an exchange rate of one share for each Guaranty Financial Services, Inc. common share outstanding. There are no potentially dilutive shares after the merger.

Notes to the Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements for the Year Ended December 31, 2008

Note 1. Pro Forma Condensed Combined Statement of Operations Adjustments

          For purposes of determining the pro forma effect of the Guaranty Financial Services, Inc. acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred at January 1, 2008:

Year Ended December 31, 2008
(In thousands)
Yield adjustment for interest income on securities	$18
Yield adjustment for interest income on loans	272
Amortization of core deposit intangible	(152)
Yield adjustment for interest expense on deposits	997
Yield adjustment for interest expense on FHLB advances and repurchase agreements	146
Tax expense of pro forma adjustments	(510)
$771

          The following assumptions were utilized for purposes of determining the pro forma effect of the Guaranty Financial Services, Inc. acquisition on the statement of income:

	Weighted Average Remaining Term Useful Life	Method of Amortization/Accretion or Depreciation
Securities	5 years	Straight line
Loans	7 years	Straight line
Core deposit intangible	8 years	Straight line*
Deposits	2 years	Straight line
FHLB Advances and repurchase agreements	2 years	Straight line*

* Accelerated method not materially different from Straight line method.

          In accordance with Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized, but will be reviewed for impairment at least annually.

COMPARISON OF RIGHTS OF STOCKHOLDERS

          The rights of stockholders of First Sentry Bancshares, Inc. and Guaranty Financial Services, Inc. are currently governed by their articles of incorporation, bylaws and applicable provisions of the West Virginia General Corporation Law. If we complete the merger, Guaranty Financial Services, Inc. stockholders will receive First Sentry Bancshares, Inc. common stock and become First Sentry Bancshares, Inc. stockholders and their rights will be governed by First Sentry Bancshares, Inc.’s articles of incorporation and bylaws and the West Virginia General Corporation Law.

          The following is a summary of the material differences between the rights of a Guaranty Financial Services, Inc. stockholder and the rights of a First Sentry Bancshares, Inc. stockholder. This summary is not a complete statement of the differences between the rights of Guaranty Financial Services, Inc. stockholders and the rights of First Sentry Bancshares, Inc. stockholders and is qualified in its entirety by reference to the articles of incorporation and bylaws of each corporation. Copies of First Sentry Bancshares, Inc.’s articles of incorporation and bylaws are on file with the Securities and Exchange Commission.

Authorized Stock
First Sentry Bancshares, Inc.		Guaranty Financial Services, Inc.

●	The First Sentry Bancshares, Inc. articles of incorporation authorizes 5,280,000 shares of common stock, $1.00 par value, and no shares of serial preferred stock.	●	The Guaranty Financial Services, Inc. articles of incorporation authorizes 5,000,000 shares of common stock, $1.00 par value, and no shares of serial preferred stock.

●	As of August 15, 2009, there were 1,056,000 shares of First Sentry Bancshares, Inc. common stock issued and outstanding.	●	As of August 10, 2009, there were 381,651 shares of Guaranty Financial Services, Inc. common stock issued and outstanding.

Voting Rights
First Sentry Bancshares, Inc.		Guaranty Financial Services, Inc.

●	The holders of the common stock exclusively possess all voting power.	●	Same.

●	Holders of common stock may cumulate their votes for the election of directors.	●	Same.

●	Each share of common stock is entitled to one vote.	●	Same.

Dividends
First Sentry Bancshares, Inc.		Guaranty Financial Services, Inc.
●	Holders of common stock are entitled to receive dividends, when declared by the Board.	●	Same.

Stockholders’ Meetings
First Sentry Bancshares, Inc.		Guaranty Financial Services, Inc.

●
First Sentry Bancshares, Inc. must deliver written notice of the meeting and, in the case of a special meeting, a description of its purpose, no fewer than ten days and no more than 60 days before the meeting, to each stockholder entitled to vote.
●
Guaranty Financial Services, Inc. must deliver written notice of the meeting and, in the case of a special meeting, a description of its purpose, no fewer than ten days and no more than 50 days before the meeting, to each stockholder entitled to vote.

Stockholders’ Meetings
First Sentry Bancshares, Inc.		Guaranty Financial Services, Inc.

●	The Board of Directors, the Chairman of the Board, the President or stockholders of the company owning at least 10% of its outstanding stock may call a special meeting.	●
The Board of Directors, the Chairman of the Board, any Vice-Chairman of the Board, the President, the Secretary or stockholders of the company owning at least 20% of its outstanding stock may call a special meeting.

●	The holders of at least a majority of the common stock, represented in person or by proxy, constitute a quorum for stockholder meetings.	●	Same.

●	The Board of Directors may fix a record date no more than 30 days prior to the date of a stockholders’ meeting.	●	The Board of Directors may fix a record date no more than 50 days and not less than 10 days prior to the date of a stockholders’ meeting.

●	Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder.	●
Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder. To nominate a director, stockholders must give written notice to the President of Guaranty Financial Services, Inc. not less than 14 days nor more than 50 days prior to the meeting. However, if Guaranty Financial Services, Inc. gives less than 21 days’ notice, written notice of the nomination must be delivered to the President not later than seven days following the date notice of the meeting was mailed to stockholders. Each notice given by a stockholder with respect to a nomination to the Board of Directors must include certain information regarding the nominee and the stockholder making the nomination.

Action by Stockholders Without a Meeting
First Sentry Bancshares, Inc.		Guaranty Financial Services, Inc.

●
Any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the stockholders entitled to vote on the matter.
		●	Same.

Board of Directors
First Sentry Bancshares, Inc.		Guaranty Financial Services, Inc.

●
The bylaws provide that the Board of Directors will consist of not less than five directors nor more than 25 directors, which number may be determined from time to time by a resolution of the Board of Directors or by resolution of stockholders.
		●	The bylaws provide that the Board of Directors will consist of not less than five directors nor more than 25 directors, which number may be determined annually by the Board of Directors.

●	The entire Board of Directors is elected annually.	●	Same.

●	Vacancies on the Board of Directors will be filled by an affirmative vote of the directors then in office.	●	Vacancies on the Board of Directors will be filled by a majority vote of the directors then in office.

●
Under West Virginia law, directors may be removed with or without cause by a plurality vote, provided that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.
		●	Same.

●
The Articles of Incorporation provide indemnification up to the fullest extent permitted under West Virginia law. In addition, the Articles of Incorporation provide that each current or former director, officer or agent of the corporation will be indemnified against costs or expenses in connection with any claim, action, suit or proceeding, whether criminal or civil, relating to service to the corporation, except in cases where the person was adjudged to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation.
●
The Bylaws provide indemnification up to the fullest extent permitted under West Virginia and Federal law. A current or former director or officer of the corporation will be indemnified because of legal action or proceedings relating to service to the corporation against expenses, judgments, fines and penalties in connection with such proceedings. To be eligible for indemnification, a current or former director or officer must have acted in good faith, in a manner believed to be in, or not opposed to, the best interests of the corporation, and in regards to a criminal proceeding, the action of the current or former director or officer must not constitute a reasonable cause to believe that such conduct was unlawful. A court would have to award indemnification in the case where a court adjudged liability against a current or former director or officer for negligence or misconduct in the performance of a duty to the corporation.

Amendment of the Bylaws
First Sentry Bancshares, Inc.	Guaranty Financial Services, Inc.

●
The bylaws may be amended, altered or repealed only with the approval of at least a majority of the whole number of the Board of Directors. Under West Virginia law, stockholders may amend or repeal a corporation’s bylaws.
	●	The bylaws may be amended, altered or repealed by the Board of Directors. Under West Virginia law, stockholders may amend or repeal a corporation’s bylaws.

Amendment of the Articles of Incorporation
First Sentry Bancshares, Inc.	Guaranty Financial Services, Inc.

●
Under West Virginia law, an amendment to the articles of incorporation must be approved by the Board of Directors. Certain amendments also require the approval of at least a majority of the shares outstanding and entitled to vote on the matter in accordance with procedures under West Virginia law.
	●	Same.

RESTRICTIONS ON ACQUISITION OF FIRST SENTRY BANCSHARES, INC.

          First Sentry Bancshares, Inc.’s articles of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of First Sentry Bancshares, Inc. by means of a tender offer, proxy contest or otherwise. Certain provisions will also render the removal of the incumbent Board of Directors or management of First Sentry Bancshares, Inc. more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by First Sentry Bancshares, Inc.’s Board of Directors, but which First Sentry Bancshares, Inc. stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in First Sentry Bancshares, Inc.’s articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

          Restrictions on Calling of Special Meetings. Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board, the President or at the request of the holders of not less than 10% of all outstanding shares of common stock of the corporation.

          No Prohibition of Cumulative Voting. No prohibition of cumulative voting for election of directors is provided for stockholders in the articles of incorporation and bylaws.

          Authorized but Unissued Shares. First Sentry Bancshares, Inc. has authorized but unissued shares of common stock. See “Description of First Sentry Bancshares, Inc. Common Stock.” The articles of incorporation authorize 5,280,000 shares of common stock, par value $1.00 per share. As of August 15, 2009, there were 1,056,000 shares of First Sentry Bancshares, Inc. common stock issued and outstanding.

LEGAL MATTERS

          The validity of the shares of First Sentry Bancshares, Inc. common stock to be issued in connection with the merger and the United States federal income tax consequences of the merger will be passed upon for First Sentry Bancshares, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

          The financial statements of First Sentry Bancshares, Inc. as of December 31, 2008 and 2007 and for the two fiscal years ended December 31, 2008 have been included in this joint proxy statement/prospectus in reliance upon the report of Hess, Stewart & Campbell, PLLC, independent registered public accounting firm, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

          The financial statements of Guaranty Financial Services, Inc. as of December 31, 2008 and 2007 and for the two fiscal years ended December 31, 2008 have been included in this joint proxy statement/prospectus in reliance upon the report of Arnett & Foster, P.L.L.C., independent registered public accounting firm, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          First Sentry Bancshares, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the shares of First Sentry Bancshares, Inc. common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about First Sentry Bancshares, Inc. and First Sentry Bancshares, Inc. common stock. The rules and regulations of the Securities and Exchange Commission allow First Sentry Bancshares, Inc. to omit certain information included in the registration statement from this joint proxy statement/prospectus.

          First Sentry Bancshares, Inc. will file in the future annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that First Sentry Bancshares, Inc. files at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. First Sentry Bancshares, Inc.’s public filings will also be available to the public from at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

          If you would like to request documents from First Sentry Bancshares, Inc. or Guaranty Financial Services, Inc., please do so by September 7, 2009 in order to receive them before the special meetings of stockholders.

          First Sentry Bancshares, Inc. has supplied all information contained in this joint proxy statement/prospectus relating to First Sentry Bancshares, Inc., and Guaranty Financial Services, Inc. has supplied all information relating to Guaranty Financial Services, Inc.

          You should rely only on the information contained in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This joint proxy statement/prospectus is dated August 6, 2009. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of First Sentry Bancshares, Inc.’s securities in the merger shall create any implication to the contrary.

STOCKHOLDER PROPOSALS

          Any proposal which a stockholder wishes to have included in the proxy materials of First Sentry Bancshares, Inc. relating to such annual meeting of stockholders of First Sentry Bancshares, Inc. must be received at its principal executive offices a reasonable time before such meeting. Any such proposal would be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in First Sentry Bancshares, Inc.’s proxy materials), First Sentry Bancshares, Inc.’s articles of incorporation and bylaws and West Virginia law.

          First Sentry Bancshares, Inc. has no written procedures for the submission of stockholder nominations for the Board of Directors or stockholder proposals. Any stockholder entitled to vote for the election of directors may make a nomination for election to the Board of Directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
First Sentry Bancshares, Inc.
Huntington, West Virginia

We have audited the accompanying consolidated balance sheets of First Sentry Bancshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, the accompanying consolidated financial statements for December 31, 2008 have been restated.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Sentry Bancshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ HESS, STEWART & CAMPBELL, PLLC

Beckley, West Virginia
March 31, 2009 and July 24, 2009

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
Three Months Ended March 31, 2009 (unaudited) and Years Ended December 31, 2008 and 2007

	March 31, 2009 (unaudited)	December 31, 2008 (As Restated) (1)	December 31, 2007

ASSETS

Cash and due from banks	$4,637,327	$7,534,183	$7,129,286
Federal funds sold	—	—	—

Cash and cash equivalents	4,637,327	7,534,183	7,129,286

Interest-earning deposits	14,618,000	18,677,000	2,000,000
Trading assets	—	—	3,996,240
Investments available-for-sale	77,240,933	70,658,549	41,345,516
Investments held-to-maturity	10,199,257	9,285,960	—
Federal Home Loan Bank stock, at cost	2,176,900	2,176,900	1,176,000
Loans, net of allowance	225,033,236	220,944,562	204,437,669
Interest receivable	1,843,561	1,651,614	1,465,430
Bank premises and equipment, net	4,793,878	4,857,969	4,847,534
Other assets	2,965,489	2,709,760	2,627,795

	$343,508,581	$338,496,497	$269,025,470

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$33,225,172	$39,723,616	$35,095,359
Interest-bearing	239,706,293	225,476,275	179,799,324

Total deposits	272,931,465	265,199,891	214,894,683

Securities sold under agreements to repurchase	12,455,474	12,497,887	10,922,255
Federal Home Loan Bank advances	33,220,576	35,559,576	19,220,576
Federal funds purchased	—	518,000	158,000
Interest payable	690,710	707,266	705,480
Income taxes payable	266,157	10,762	16,887
Other liabilities	366,048	319,494	270,791

	319,930,430	314,812,876	246,188,672

TRUST PREFERRED SECURITIES	5,000,000	5,000,000	5,000,000

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 5,280,000 shares authorized 1,056,000 issued and outstanding in 2009 (unaudited), 2008 and 2007	1,056,000	1,056,000	1,056,000
Additional paid-in capital	6,144,000	6,144,000	6,144,000
Retained earnings	11,479,701	11,450,539	10,440,476
Accumulated other comprehensive income	(101,550)	33,082	196,322

	18,578,151	18,683,621	17,836,798

	$343,508,581	$338,496,497	$269,025,470

(1) See Note 2 "Restatement of Consolidated Financial Statements" of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2009 and 2008 (unaudited) and Years Ended December 31, 2008 and 2007

	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)	December 31, 2008	December 31, 2007

INTEREST INCOME
Loans, including fees	$3,364,406	$3,713,514	$14,386,605	$15,859,113
Investment securities	1,061,157	669,564	3,423,194	1,731,421
Federal funds sold	97	11,803	34,615	356,662
	4,425,660	4,394,881	17,844,414	17,947,196

INTEREST EXPENSE
Deposits	1,564,361	1,878,021	7,166,719	7,764,261
Securities sold under agreements to repurchase	111,319	128,285	490,862	517,115
Trust preferred securities	43,294	78,390	243,832	358,881
Advances	269,499	223,159	1,097,300	408,918
	1,988,473	2,307,855	8,998,713	9,049,175

NET INTEREST INCOME	2,437,187	2,087,026	8,845,701	8,898,021

PROVISION FOR LOAN LOSSES	266,778	151,517	1,188,923	1,542,913

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,170,409	1,935,509	7,656,778	7,355,108

OTHER INCOME
Service fees	13,400	14,355	54,833	59,150
Securities gains (losses)	43,654	3,763	117,057	14,326
Gains from trading activities	—	3,760	3,760	80,090
Impairment losses on held-to-maturity securities	(500,000)	—	(462,629)	—
Other charges, commissions and fees	224,974	232,392	1,022,109	967,884
	(217,972)	254,270	735,130	1,121,450

OTHER EXPENSES
Salaries and employee benefits	698,386	641,436	2,598,439	2,369,359
Equipment and occupancy expenses	150,878	160,322	777,419	743,087
Data processing	118,462	94,756	280,218	254,994
Professional fees	44,822	48,173	351,155	190,113
Taxes, other than payroll, property and income	47,254	53,879	192,287	236,282
Insurance	116,116	51,025	221,861	215,993
Other expenses	458,151	298,821	1,239,259	1,127,253
	1,634,069	1,348,412	5,660,638	5,137,081

INCOME BEFORE INCOME TAX	318,368	841,367	2,731,270	3,339,477

INCOME TAX EXPENSE	78,006	297,978	876,407	1,185,931

NET INCOME	$240,362	543,389	$1,854,863	$2,153,546

EARNINGS PER SHARE	$0.23	$0.51	$1.76	$2.04

See Note 2 "Restatement of Consolidated Financial Statements" of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Three Months Ended March 31, 2009 (unaudited) and Years Ended December 31, 2008 and 2007

	March 31, 2009 (unaudited)	December 31, 2008 (As Restated) (1)	December 31, 2007

Net income	$240,362	$1,854,863	$2,153,546

Other comprehensive income:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	(199,827)	323,028	319,496
Less: reclassification adjustment for gains included in net income	(43,654)	(117,057)	(14,326)
	(243,481)	205,971	305,170

Cumulative-effect adjustment to apply SFAS
Statement No. 115 for transfer of securities
from available-for-sale to held-to-maturity	6,732	(290,489)

Adjustment for income tax (expense) benefit	102,117	(78,722)	(119,358)

Other comprehensive income (loss), net of tax	(134,632)	(163,240)	185,812

Comprehensive income	$105,730	$1,691,623	$2,339,358

(1) See Note 2 "Restatement of Consolidated Financial Statements" of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Three Months Ended March 31, 2009 (unaudited) and Years Ended December 31, 2008 and 2007

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

BALANCE, December 31, 2006	$1,056,000	$6,144,000	$9,041,639	$10,510	$16,252,149

Cumulative-effect adjustment to initially apply FASB Statement No. 159, net of tax			(121,109)		(121,109)
Net income			2,153,546		2,153,546
Change in unrealized gain on securities				185,812	185,812
Dividends, $.60 per share			(633,600)		(633,600)

BALANCE, December 31, 2007	1,056,000	6,144,000	10,440,476	196,322	17,836,798

Net income			1,854,863		1,854,863
Change in unrealized gain on securities				127,249	127,249
Cumulative-effect adjustment to apply
SFAS Statement No. 115, for
transfer of available-for-sale securities
to held-to-maturity				(290,489)	(290,489)
Dividends, $.80 per share			(844,800)		(844,800)

BALANCE, December 31, 2008 (As Restated) (1)	1,056,000	6,144,000	11,450,539	33,082	18,683,621

Net income			240,362		240,362
Change in unrealized gain on securities				(141,364)	(141,364)
Amortization SFAS Statement No. 115 for
transferred securities				6,732	6,732
Dividends, $.20 per share			(211,200)		(211,200)

BALANCE, March 31, 2009 (unaudited)	$1,056,000	$6,144,000	$11,479,701	$(101,550)	$18,578,151

(1) See Note 2 "Restatement of Consolidated Financial Statements" of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2009 and 2008 (unaudited) and Years Ended December 31, 2008 and 2007

	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)	December 31, 2008	December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$240,362	$543,389	$1,854,863	$2,153,546
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	266,778	151,517	1,188,923	1,542,913
Depreciation and amortization	85,655	93,785	389,534	371,614
Investment securities amortization (accretion), net	111,499	10,592	113,329	(2,392)
Securities and trading asset losses (gains)	(43,654)	(7,523)	(120,817)	(94,416)
Impairment loss on held-to-maturity securities	500,000	—	462,629	—
Loss on sale of assets	—	—	49,219	—
Deferred income taxes	—	—	(401,180)	31,003
Changes in:
Trading assets	—	3,996,240	3,996,240	4,892,146
Interest receivable	(191,947)	(68,843)	(186,184)	(147,947)
Other assets	(153,612)	367,998	(200,546)	437,212
Interest payable	(16,556)	40,797	1,786	6,334
Income taxes payable	255,395	118,826	(6,125)	16,887
Other liabilities	46,554	(43,918)	48,703	177,614
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,100,474	5,202,860	7,190,374	9,384,514

CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in interest-earning deposits	4,059,000	(10,089,000)	(16,677,000)	(2,000,000)
Maturities of investments available-for-sale	—	5,000,000	6,250,000	3,090,000
Redemptions of investments available-for-sale	19,344,817	4,857,296	23,002,825	2,305,920
Purchase of investments for available-for-sale	(26,352,282)	(21,315,642)	(58,546,215)	(25,610,621)
Purchase of investments held-to-maturity	(1,292,810)	—	(9,592,612)	—
Purchase (sale) of Federal Home Loan Bank Stock	—	(217,100)	(1,000,900)	(453,300)
Net increase in loans	(4,355,452)	(175,959)	(17,752,559)	(10,236,129)
Proceeds from sale of foreclosed properties	—	—	245,132	—
Purchases of premises and equipment	(21,564)	(110,089)	(449,188)	(132,191)
NET CASH USED IN INVESTING ACTIVITIES	(8,618,291)	(22,050,494)	(74,520,517)	(33,036,321)

CASH FLOWS FROM FINANCING ACTIVITES
Net increase in deposits	7,731,574	13,740,902	50,305,208	5,182,718
Net change in agreements to repurchase securities	(42,413)	(7,206)	1,575,632	637,405
Net change in FHLB loans	(2,339,000)	5,000,000	16,339,000	10,499,999
Net increase (decrease) in federal funds purchased	(518,000)	(158,000)	360,000	158,000
Increase in trust preferred securities	—	—	—	1,000,000
Cash dividends paid	(211,200)	(211,200)	(844,800)	(633,600)
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,620,961	18,364,496	67,735,040	16,844,522

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,896,856)	1,516,862	404,897	(6,807,285)

CASH AND DUE FROM BANKS, BEGINNING	7,534,183	7,129,286	7,129,286	13,936,571

CASH AND DUE FROM BANKS, ENDING	$4,637,327	$8,646,148	$7,534,183	$7,129,286

See Note 2 "Restatement of Consolidated Financial Statements" of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2009 and 2008 (unaudited) and Years Ended December 31, 2008 and 2007

	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)	December 31, 2008	December 31, 2007

SUPPLEMENTAL DISCLOSURES
Cash paid for interest on deposits and borrowings	$2,005,029	$2,267,058	$8,995,297	$9,042,841

Cash paid for income taxes	$—	$—	$1,187,640	$841,450

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Loans transferred to foreclosed real estate	$—	$—	$56,743	$1,749,075

Net change in unrealized holding gain (loss) on investments available-for-sale	$(243,481)	$313,571	$205,971	$305,169

See Note 2 "Restatement of Consolidated Financial Statements" of Notes to Consolidated Financial Statements.

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations: Effective January 1, 2002, First Sentry Bank, Inc. (the Bank) merged into First Sentry Bancshares, Inc. (the Company) and became a wholly-owned subsidiary. The shareholders of First Sentry Bank, Inc. became the shareholders of First Sentry Bancshares. First Sentry Bancshares, Inc. is a bank holding company whose principal activity is the ownership and management of First Sentry Bank, Inc. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers in Huntington, West Virginia and the surrounding area. The bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the West Virginia State Division of Banking and the Federal Deposit Insurance Corporation (FDIC).

Principles of consolidation: The consolidated statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, future reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and cash equivalents: For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and cash on hand, amounts due from banks, and federal funds sold.

Interest-bearing deposits: Interest-bearing deposits in banks mature within one year and are carried at cost.

Trading activities: The Company holds trading securities for its own account. Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Interest and dividends are included in net interest income.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment securities: Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific identification method.

Declines that are other than temporary in the fair value of individual held-to-maturity and available-for-sale securities below their cost result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Loans: Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees. Interest income on loans is recognized on the accrual basis except for those loans in a nonaccrual income status. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. The accrual of interest on impaired loans is discontinued when management believes, after consideration of economic and business conditions and collection efforts, the borrower’s financial conditions are such that collection of interest is doubtful. When interest accrual is discontinued, interest income is subsequently recognized only to the extent cash payments are received.

Allowance for loan losses: The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Premises and equipment: Land is carried at cost. Other premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Other real estate owned: Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank’s carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive income: The components of other comprehensive income include unrealized gains (losses) on securities available-for-sale, net of deferred tax. The Company reports comprehensive income and its components in the consolidated statements of comprehensive income.

Income taxes: Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Advertising costs: Advertising costs are expensed as incurred.

Earnings per share: Earnings per share are computed on the weighted average number of shares outstanding.

Current accounting developments: In May 2008, the Financial Accounting Standards Board issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. The Board is responsible for identifying the sources of accounting principles and providing entities with a framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy, as set forth in the American Institute of Certified Public Accountants Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, has been criticized because (1) it is directed to the auditor rather than the entity, (2) it is complex, and (3) it ranks FASB Statements of Financial Concepts , which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the Board concluded that the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing this statement to achieve that result.

In March 2008, the Financial Accounting Standards Board issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133, which is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This Statement has the same scope as Statement 133 and, accordingly, applies to all entities. The Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedging items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Company does not expect the Statement to have a material impact on its consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51, which is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company does not expect the Statement to have a material impact on its consolidated financial statements.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2007, the Financial Accounting Standards Board issued Statement No. 141 (R), Business Combinations, which applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 31, 2008. An entity may not apply it before that date. This statement retains the fundamental requirements in Statement No. 141 that the acquisition method of accounting (formerly called purchase method) be used for all business combinations and for an acquirer be identified for each business combination. The Statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date the acquirer achieves control. The Statement retains guidance for identifying and recognizing intangible assets separately from goodwill. Application of the revisions may have an impact on the Company for the manner of recording any future acquisitions.

In February 2007, the Financial Accounting Standards Board issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, which is effective for an entity as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Statement permits entities to choose to measure many financial instruments and certain other assets at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. The Company elected early adoption effective January 1, 2007, and it is not anticipated to have a material effect on the Company’s financial position, results of operations or cash flows.

For those items that the Company chose to apply the fair value option as of January 1, 2007, the effect of the remeasurement to fair value was reported as a ($121,109) cumulative effect adjustment, net of tax, reducing the opening balance of retained earnings for the first quarter of 2007. See further discussion and analysis of the Company’s adoption of this standard in Notes 3 and 5.

In September 2006, the Financial Accounting Standards Board issued Statement No. 157, Fair Value Measurements, which is effective for financial statements issued for fiscal years beginning after November 15, 2007. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. The Company elected early adoption effective January 1, 2007, and it is not anticipated to have a material effect on the Company’s financial position, results of operations or cash flows.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Statement No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to adjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under Statement No. 157 are as described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. U.S. government and agency securities are valued based on quoted market prices in active markets and are generally classified within level 1 or level 2. As required by Statement No.157, the quoted prices for such instruments are not adjusted. Corporate bonds, less liquid listed equities, state and municipal obligations, are types of instruments valued based on quoted prices in markets that are not active and generally are classified within level 2 of the fair value hierarchy. Level 3 is for positions that are not traded in active markets or subject to transfer restrictions and adjustments are made based on market available evidence. See Notes 3 and 5 for further discussion and analysis of the adoption of this standard.

NOTE 2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the issuance of the Company’s 2008 consolidated financial statements, the Company re-evaluated its recent transfer of certain investment securities acquired during 2008 from “available-for-sale” to “held-to-maturity”.  In accordance with accounting principles generally accepted in the United States, the Company has restated the consolidated financial statements as of December 31, 2008 for the correction of the following item.

A correction has been made for an incorrect application of FASB Statement No. 115 not previously identified relating to the transfer of securities between classifications occurring on December 31, 2008.  As further described in Note 6. the Company transferred certain investment securities which had been acquired during 2008 from “available-for-sale” to “held-to-maturity”.   At the time of the transfer, the value of the securities had not been reduced by net unrealized losses in the amount of $290,489 and included as an additional component of other comprehensive income at the effective date of the transfer.  These statements include a restatement adjustment of $290,489 reducing the investment in held-to-maturity securities and accumulated other comprehensive income, and will be amortized against interest income on investment securities over the life of the individual investment securities. There was no effect on previously reported pre-tax income.

The Company’s consolidated financial statements presented in this Annual Report have been restated to reflect the impact resulting from the restatement adjustments described above, as follows:

Summary of Impact of Restatement Adjustments

		Non-		Tax Effect	Total
	Revenue	Revenue	Total	of	Adjustment
	Adjustment	Adjustment	Adjustment	Adjustment	Net of Tax
Cumulative effect on
December 31, 2008
accumulated other
comprehensive income	$-	$(290,489)	$(290,489)	$-	$(290,489)

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents the impact of the restatement on the Company’s previously issued audited consolidated balance sheet as of December 31, 2008:

CONSOLIDATED BALANCE SHEET

	As of December 31, 2008
	As Previously
	Reported	Adjustments	As Restated

ASSETS
Cash and due from banks	$7,534,183	$-	$7,534,183
Federal funds sold	-	-	-

Cash and cash equivalents	7,534,183	-	7,534,183

Interest-earning deposits	18,677,000	-	18,677,000
Trading assets	-	-	-
Investments available-for-sale	70,658,549	-	70,658,549
Investments held-to-maturity	9,576,449	(290,489)	9,285,960
Federal Home Loan Bank stock, at cost	2,176,900	-	2,176,900
Loans, net of allowance	220,944,562	-	220,944,562
Interest receivable	1,651,614	-	1,651,614
Bank premises and equipment, net	4,857,969	-	4,857,969
Other assets	2,709,760	-	2,709,760

	$338,786,986	(290,489)	$338,496,497

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$39,723,616	$-	$39,723,616
Interest-bearing	225,476,275	-	225,476,275

Total deposits	265,199,891	-	265,199,891

Securities sold under agreements to repurchase	12,497,887	-	12,497,887
Federal Home Loan Bank advances	35,559,576	-	35,559,576
Federal funds purchased	518,000	-	518,000
Interest payable	707,266	-	707,266
Income taxes payable	10,762	-	10,762
Other liabilities	319,494	-	319,494

	314,812,876	-	314,812,876

TRUST PREFERRED SECURITIES	5,000,000	-	5,000,000

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 5,280,000 shares
authorized, 1,056,000 issued and outstanding
in 2009 (unaudited), 2008 and 2007	1,056,000	-	1,056,000
Additional paid-in-capital	6,144,000	-	6,144,000
Retained earnings	11,450,539	-	11,450,539
Accumulated other comprehensive income	323,571	(290,489)	33,082

	18,974,110	(290,489)	18,683,621

	$338,786,986	$(290,489)	$338,496,497

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 3. FAIR VALUES OF FINANCIAL INSTRUMENTS

Effective January 1, 2007, the Company elected early adoption of SFAS No. 159 and 157.  SFAS 159 generally permits the measurement of selected eligible financial instruments at fair value at specified election dates.  Management identified and elected to fair value 5 existing investment securities categorized as held-to-maturity.  At January 1, 2007, the total securities had a net carrying value of $9,084,589.  All securities classified as held-to-maturity at December 31, 2006 were selected and no other similar investment securities classified as held-to-maturity were excluded.  The table in Note 5, Trading Assets, presents information about the eligible financial instruments for which the Company elected the fair value measurement option and for which a transition adjustment was recorded to retained earnings as of January 1, 2007.

The following table presents the assets that are measured at fair value on a recurring basis by level within the fair value hierarchy (see Note 1 for further information on the fair value hierarchy) as reported on March 31, 2009 (unaudited) and December 31, 2008 and 2007.  As required by SFAS No. 157, financial assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Fair Value Measurements at Reporting Date Using:
		Quoted Prices	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Balance	(Level 1)	(Level 2)	(Level 3)

March 31, 2009 (unaudited):
Assets:
Investment securities:
Available-for-sale	$77,240,933	$-	$77,240,933	$-

December 31, 2008:
Assets:
Investment securities:
Available-for-sale	$70,658,549	$-	$70,658,549	$-

December 31, 2007:
Assets:
Investment securities:
Available-for-sale	$41,345,516	$-	$41,345,516	$-
Trading securities	3,996,240	-	3,996,240	-

	$45,341,756	$-	$45,341,756	$-

Available-for-sale and trading securities:  Prices for these securities are obtained through third party data service providers or dealer market participants with whom the Company has historically transacted both purchases and sales  of investment securities.  Benchmarks and other comparable securities are also used in estimating the values of these investment securities.

Trading assets:  For trading assets, fair values are based on quoted market prices or quoted market prices of comparable instruments.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 3. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets and liabilities carried at fair value for the three months ended March 31, 2009  and 2008 (unaudited) and the years ended December 31, 2008 and 2007:

Reported in Consolidated Balance
Sheet at / Reported in Consolidated
	March 31, (unaudited)		December 31,
Statements of Income at:	2009	2008	2008	2007

Assets / Non-Interest Income:

Investments available-for-sale /
Securities gains (losses)	$-	$-	$-	$-
Trading assets / Gains from
trading activities	-	-	-	80,090

	$-	$-	$-	$80,090

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  SFAS 107 excluded certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, aggregate fair value estimates do not represent the underlying value of the Bank.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments carried on the consolidated financial statements at cost and are not measured or recorded at fair value on a recurring basis, unless otherwise noted:

Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Federal funds sold:  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Interest-earning deposits:  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Held-to-maturity securities:  Fair values are based on quoted market prices.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposits: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Securities sold under agreements to repurchase: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Advances: Rates currently available to the Bank for advances with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to extend credit and standby letters of credit: Commitments to extend credit and standby letters of credit represent agreements to lend to a customer at the market rate when the loan is extended, thus the commitments and letters of credit are not considered to have a fair value.

The estimated fair values of the Bank’s financial instruments at March 31, 2009 (unaudited) and December 31, 2008 and 2007 do not significantly differ from their carrying amounts as reported in the balance sheet.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 4. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at March 31, 2009 (unaudited) and December 31, 2008 and 2007 was $3,079,000, $3,054,000 and $2,484,000, respectively.

NOTE 5. TRADING ASSETS

The Company’s initial adoption of the fair value option was applied to all held-to-maturity securities recorded on January 1, 2007. The cumulative effect adjustment to retained earnings was as follows:

	Balance Sheet 1/1/07 prior to Adoption	Net Loss upon Adoption	Balance Sheet 1/1/07 after Adoption
Held-to-maturity:
Mortgage-backed securities	$1,084,589	$(13,337)	$1,071,252
U.S. agency securities	8,000,000	(182,500)	7,817,500

Pretax cumulative effect of adoption of the fair value option		(195,837)

Increase in deferred tax asset		74,728

Cumulative effect of adoption of the fair value option (charged to retained earnings)		$(121,109)

Management believes the election of the fair value option enhances comparability and presentation of investment securities currently held by the Company. However, the adoption of the fair value option does not restrict management from classifying future purchases of investment securities as held-to-maturity and their ability and intent to hold such securities to maturity.

Trading assets, at fair value are as follows:

	March 31, (unaudited)	December 31,
	2009	2008	2007

Debt securities:
U.S. agency securities	$—	$—	$3,996,240

Proceeds from the sale of trading assets were $4,000,000 for the year ended December 31, 2008. The net gain on trading activities included in earnings for the year ended December 31, 2008 was $3,760. There were no sales for the three months ended March 31, 2009 and 2008 (unaudited) or the year ended December 31, 2007.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 6. INVESTMENT SECURITIES

The amortized cost of investment securities and their fair values at March 31, 2009 (unaudited) and December 31, 2008 and 2007 are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

March 31, 2009 (unaudited):
Held-to-maturity:
State and political	$8,873,611	$74,148	$149,681	$8,798,078
Corporate securities	1,325,646	—	156,211	1,169,435
	10,199,257	74,148	305,892	9,967,513

Available-for-sale:
Mortgage-backed securities	13,728,340	561,917	2,697	14,287,560
U.S. agency securities	54,734,169	403,476	405,279	54,732,366
State and political	8,493,608	23,408	296,009	8,221,007
	76,956,117	988,801	703,985	77,240,933

	$87,155,374	$1,062,949	$1,009,877	$87,208,446

December 31, 2008: (As Restated)
Held-to-maturity:
State and political	$7,459,350	$—	$—	$7,459,350
Corporate securities	1,826,610	—	—	1,826,610
	9,285,960	—	—	9,285,960

Available-for-sale:
Mortgage-backed securities	11,393,823	442,325	—	11,836,148
U.S. agency securities	50,241,084	734,683	7,396	50,968,371
State and political	8,495,345	14,979	656,294	7,854,030
	70,130,252	1,191,987	663,690	70,658,549

	$79,416,212	$1,191,987	$663,690	$79,944,509

December 31, 2007:
Available-for-sale:
Mortgage-backed securities	$6,653,071	$58,698	$18,693	$6,693,076
U.S. agency securities	25,593,224	361,533	—	25,954,757
State and political	8,776,895	6,857	86,069	8,697,683

	$41,023,190	$427,088	$104,762	$41,345,516

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 6. INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair value of securities at March 31, 2009 (unaudited) and December 31, 2008, by contractual maturity, are as follows:

	Held-to-Maturity		Available-for-Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

March 31, 2009 (unaudited):
One year or less	$1,062,024	$1,066,609	$2,265,414	$2,267,733
After one year through five years	480,030	417,535	15,975,156	16,057,597
After five years through ten years	1,615,234	1,625,319	13,477,168	13,622,578
After ten years	7,041,969	6,858,050	45,238,379	45,293,025

	$10,199,257	$9,967,513	$76,956,117	$77,240,933

December 31, 2008: (As Restated)
One year or less	$—	$—	$4,265,591	$4,284,216
After one year through five years	480,030	480,030	16,329,226	16,539,244
After five years through ten years	1,759,119	1,759,119	15,743,120	15,957,596
After ten years	7,046,811	7,046,811	33,792,315	33,877,493

	$9,285,960	$9,285,960	$70,130,252	$70,658,549

During the Company’s annual evaluation of security investment classification on December 31, 2008, management transferred certain securities from the classification of “available-for-sale” to “held-to-maturity”.  The securities transferred included fifteen municipal securities acquired during 2008 with a book value of $7,545,926 and a fair value of $ 7,459,350 at December 31, 2008.  In addition, two corporate securities were reclassed from “available-for-sale” to “held-to-maturity” and carried a book value of $2,030,523 and market value of $1,826,610 at December 31, 2008.  The securities have been transferred under SFAS No. 115 as of December 31, 2008, and the cumulative- effect adjustment of the reclassification was a decrease to other comprehensive income in the amount of $290,489 and a reduction to the cost basis of the transferred securities by this same amount. The adjustment of $290,489 recorded in other comprehensive income will be amortized over the life of the securities transferred and charged against interest income on investment securities.  Amortization expense charged against investment income on investment securities for the three months ended March 31, 2009 (unaudited) was $6,732 before tax benefits.  There was no amortization expense charged against interest income on investment securities for the year ended December 31, 2008 due to the effective date of the transfer. Management’s decision to reclass the securities was based on the economic and market uncertainties that began in the third quarter of 2008, and the change in the Company’s ability and intent to hold these securities to maturity. At December 31, 2008, the Company determined that it had a positive intent to hold to maturity the available-for-sale securities reclassed.  In addition to the economic and market conditions considered by the Company, other factors  used in assessing the ability to hold these securities to maturity were future liquidity needs and sources of funding.  The Company does not intend to dispose these securities in response to needs for liquidity or use as an additional funding source.

Actual maturities of debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to scheduled maturity.

Proceeds from maturities and redemptions of available-for-sale securities for the three month periods ended March 31, 2009 and 2008 (unaudited) totaled $19,344,817 and $9,857,296, respectively. Proceeds and redemptions of available-for-sale securities for the years ended December 31, 2008 and 2007 totaled $29,252,825 and $5,395,920, respectively. Gains on maturities and redemptions of securities available-for-sale for the three month periods ended March 31, 2009 and 2008 (unaudited) totaled $43,654 and $3,763, respectively. Gains on maturities and redemptions of securities available-for-sale for the years ended December 31, 2008 and 2007 totaled $117,057 and $14,326, respectively. There were no proceeds or gains from maturities or redemptions of held-to-maturity securities for the three months ended March 31, 2009 and 2008 (unaudited) or years ended December 31, 2008 or 2007.

Securities with a carrying value of $36,208,000, $31,845,340 and $23,880,389 were pledged at March 31, 2009 (unaudited) and December 31, 2008 and 2007, respectively, to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 6. INVESTMENT SECURITIES (continued)

Information pertaining to securities held-to-maturity and securities available-for-sale with gross unrealized losses at March 31, 2009 (unaudited) and December 31, 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
March 31, 2009 (unaudited):
Held-to-maturity
State and political	$149,681	$4,984,585	$—	$—
Corporate securities	156,211	1,169,435	—	—
Available-for-sale
Mortgage-backed securities	2,697	1,035,000	—	—
State and political securities	296,009	5,193,744	—	—
U.S. Agencies	405,279	30,765,159	—	—

	$1,009,877	$43,147,923	$—	$—
December 31, 2008: (As Restated)
Available-for-sale
U.S. Agencies	$7,396	$990,131	$—	$—
State and political securities	533,580	5,919,651	122,714	380,575

	$540,976	$6,909,782	$122,714	$380,575
December 31, 2007:
Available-for-sale
Mortgage-backed securities	$18,692	$798,593	$—	$—
State and political securities	12,662	2,358,424	73,408	3,494,726

	$31,354	$3,157,017	$73,408	$3,494,726

At March 31, 2009 (unaudited), the total number of securities in an unrealized position was forty-eight and had depreciated 2.29% from the Company’s amortized cost basis.  At December 31, 2008, fourteen debt securities with unrealized losses had depreciated 8.34% from the Company’s amortized cost basis.  At December 31, 2007, fourteen debt securities with unrealized losses had depreciated 1.55% from the Company’s amortized cost basis.  These securities are guaranteed by either the U.S. Government or other governments.  These unrealized losses relate principally to current interest rates for similar types of securities.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether the downgrades by bond- rating agencies have occurred, and the results of reviews of the issuer’s financial condition.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 6. INVESTMENT SECURITIES (continued)

Management does not believe that any individual unrealized loss as of December 31, 2008 included in the table above represents an other-than-temporary impairment as management mainly attributes the declines in value to changes in interest rates and lack of liquidity in the market place, not credit quality or other factors. Management does not believe it is probable that the Company will not receive all principal and interest payments in accordance with the contractual terms of these securities. The Company has the intent and ability to hold the securities contained in the table above until maturity.

Federal Home Loan Bank stock, which represents a required investment in the common stock of the Federal Home Loan Bank of Pittsburgh (FHLB), is carried at cost as a restricted long-term investment at March 31, 2009 (unaudited) and December 31, 2008 and 2007.

Management evaluates the FHLB stock for impairment in accordance with Statement of Position 01-6, “Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others.”  When determining if any impairment has occurred, management bases its decision on the ultimate recoverability of the cost rather than recognizing temporary declines in value.  Factors that are considered are 1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, 2) commitment by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and 3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management does not believe an impairment charge is required as it relates to FHLB stock as of March 31, 2009.

During the first quarter of 2009, the Company recognized an other-than-temporary impairment charge of $500,000 on Silverton Bank (formerly “The Bankers Bank”) corporate bonds and were previously classified as held-to-maturity securities.  In May, 2009, the Company had received information that Silverton Bank had been closed by the Office of the Comptroller of Currency and that the Federal Deposit Insurance Corporation (FDIC) had been appointed as receiver.  A bridge bank was formed to facilitate liquidation of Silverton Bank.  The other-than-temporary impairment charge was recorded based on this information and management’s belief that the market prices of these bonds are unrecoverable.  At March 31, 2009 (unaudited), the Company did not have any remaining investments in Silverton Bank corporate bonds.

In the fourth quarter of 2008, the Company recognized an other-than-temporary impairment charge of $462,629 on 170 shares of Silverton Bank equity stock, which was previously reported in other assets.  The Company   received information from bank regulators that dividends on the equity securities would cease, and therefore no further earnings would be generated from the securities.  The other-than-temporary impairment charge was recorded based on this information, along with management’s belief that the market prices of these securities would not recover in the foreseeable future due to current market conditions, industry information, regulatory matters and other factors.  At December 31, 2008, the Company did not have any remaining investments in Silverton Bank equity stocks.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 7. LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

	March 31, (unaudited)	December 31,
	2009	2008	2007

Loans
Commercial	$72,528,599	$68,115,720	$64,134,841
Commercial real estate	108,385,581	107,457,578	98,553,966
Residential real estate	35,446,131	35,542,864	31,337,950
Consumer	12,196,669	13,091,280	13,297,403
	228,556,980	224,207,442	207,324,160
Less deferred loan fees	(31,744)	(35,880)	(34,491)
	228,525,236	224,171,562	207,289,669
Allowance for loan losses
Balances, beginning of year	3,227,000	2,852,000	2,659,000
Provision for losses	266,778	1,188,923	1,542,913
Recoveries on loans	5,670	10,761	28,351
Loans charged off	(7,448)	(824,684)	(1,378,264)
	3,492,000	3,227,000	2,852,000

	$225,033,236	$220,944,562	$204,437,669

As disclosed in Note 13, the residential real estate loans secure the Federal Home Loan Bank advances.

Overdraft deposit accounts that have been reclassed as loans as of March 31, 2009 (unaudited) and December 31, 2008 and 2007 totaled $500,914, $754,894 and $175,307, respectively.

The scheduled maturities of loans are as follows:

	March 31, (unaudited)
		December 31,
	2009	2008

Three months or less	$64,748,110	$67,029,950
Over three months through twelve months	35,685,643	32,578,024
Over one year through three years	49,998,667	48,272,357
Over three years through five years	65,979,742	64,771,977
Over five years through fifteen years	9,300,881	10,187,511
Over fifteen years	2,843,937	1,367,623

	$228,556,980	$224,207,442

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 7. LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Loans classified as nonaccrual totaled $1,067,526, $1,088,816 and $910,104 as of March 31, 2009 (unaudited) and December 31, 2008 and 2007, respectively. The difference between gross income that would have been earned on nonaccrual loans, had they been current in accordance with their original terms, and recorded interest that was included in income for three months ended March 31, 2009 (unaudited) totaled $17,270 and for the years ended December 31, 2008 and 2007 totaled $79,801 and $93,869, respectively. At March 31, 2009 (unaudited) there were no commitments to lend additional funds to customers whose loans are classified as nonaccrual.

Total loans past-due ninety days or more and still accruing at March 31, 2009 (unaudited) and December 31, 2008 and 2007 totaled $182,178, $22,070 and $387,339, respectively.

The average recorded investment in impaired loans at March 31, 2009 (unaudited) and December 31, 2008 and 2007 was $624,036, $815,327 and $1,792,117, respectively. The Company considers nonaccrual loans and loans past-due ninety days or more to be impaired. The following is a summary of loans considered impaired:

	March 31, 2009 (unaudited)
		December 31,
		2008	2007

Gross impaired loans	$1,249,704	$1,110,886	$1,297,443
Less valuation allowance for impaired loans	672,301	634,821	418,055

Recorded investment in impaired loans	$577,403	$476,065	$879,388

In the ordinary course of business, the Bank has, and expects to continue to have, transactions, including loans, with its executive officers, directors, principal shareholders and their related interests. In the opinion of management, such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectability or present any other unfavorable features to the Bank. Loans to such related parties are summarized as follows:

	March 31, 2009 (unaudited)
		December 31,
		2008	2007

Beginning balance	$4,987,233	$4,291,045	$5,004,984
New loans	19,978	1,637,813	—
Relationship changes	—	—	—
	5,007,211	5,928,858	5,004,984
Less payments	284,207	941,625	713,939

Ending balance	$4,723,004	$4,987,233	$4,291,045

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 8. PREMISES AND EQUIPMENT

A summary of the cost of premises and equipment and related accumulated depreciation follows:

	March 31, (unaudited)
		December 31,
	2009	2008	2007

Land and improvements	$1,635,052	$1,635,052	$1,614,067
Buildings	3,539,381	3,539,381	3,532,118
Furniture, fixtures, and equipment	1,710,459	1,688,894	1,895,076
Autos	87,307	87,307	87,791
	6,972,199	6,950,634	7,129,052
Less accumulated depreciation	2,178,321	2,092,665	2,281,518

	$4,793,878	$4,857,969	$4,847,534

Depreciation expense for the three months ended March 31, 2009 and 2008 (unaudited) and the years ended December 31, 2008 and 2007 was $85,655, $93,785, $389,534 and $364,748, respectively.

NOTE 9. OTHER REAL ESTATE OWNED

Activity for other real estate owned included in other assets for March 31, 2009 (unaudited) and December 31, 2008 and 2007 is as follows:

	March 31, (unaudited)
		December 31,
	2009	2008	2007

Balance at beginning of year	$1,490,734	$1,699,075	$—
Properties acquired	—	56,743	1,948,019
Subsequent write-downs	—	—	(248,944)
Gross proceeds from sales	—	(245,132)	—
Gains (losses) recorded	—	(19,952)	—

	$1,490,734	$1,490,734	$1,699,075

NOTE 10. OTHER ASSETS

As part of the issuance of Trust Preferred Securities during 2002 and organization of the holding company and trust, the Company incurred costs of $164,615. Of that amount, $27,295 was assigned to other assets and was expensed against earnings in 2002, because, in management’s opinion, such assets have no future value. The expense was included in professional fees. The remaining $137,320 of costs incurred was assigned to other assets and are being amortized over 60 months. Amortization expense for the three months ended March 31, 2009 and 2008 (unaudited) totaled $0 and $6,866, respectively. Amortization expense for the years December 31, 2008 and 2007 was $0 and $6,866, respectively.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 11. DEPOSITS

Deposits consisted of the following:

	March 31, (unaudited) (in thousands)			December 31, (in thousands)
	2009			2008			2007

	Balance	%	Weighted Average Rate	Balance	%	Weighted Average Rate	Balance	%	Weighted Average Rate

Savings	$11,132	4.08	.19	$9,727	3.67	.42	$9,876	4.60	1.21
Certificate of deposits	153,912	56.39	3.93	144,031	54.31	4.71	118,417	55.10	5.03
Money market	33,420	12.25	.54	40,374	15.22	1.81	23,233	10.81	3.75
Now	41,242	15.11	.29	31,343	11.82	1.56	28,274	13.16	3.54
Checking	33,225	12.17	—	39,725	14.98	—	35,095	16.33	—

	$272,931	100.00	2.32	$265,200	100.00	3.07	$214,895	100.00	3.67

Interest expense on deposits consists of the following:

	Three Months Ended March 31, (unaudited) (in thousands)		Years Ended December 31, (in thousands)
	2009	2008	2008	2007

Savings	$5	$17	$40	$127
Certificate of deposits	1,486	1,511	6,098	5,660
Money market	47	170	556	1,003
Now	26	180	473	974

	$1,564	$1,878	$7,167	$7,764

Scheduled maturities of time deposits are as follows:

			March 31, (unaudited)	December 31,
			2009	2008

Three months or less			$36,931,062	$32,270,307
Over three months through twelve months			63,021,701	59,477,400
Over one year through three years			45,947,808	42,664,761
Over three years			8,084,098	9,618,736
			$153,984,669	$144,031,204

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 12. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally are held until canceled by either party. Information concerning securities sold under agreements to repurchase is summarized as follows:

	March 31, (unaudited)	December 31,
	2009	2008	2007

Average balance during the year	$12,225,000	$11,604,221	$10,854,405
Average interest rate during the year	3.63%	4.18%	4.83%
Maximum month-end balance during the year	$12,455,000	$12,951,507	$11,124,629
U.S. agency securities underlying the agreements	$15,087,513	$14,278,000	$12,839,000

NOTE 13. FEDERAL HOME LOAN BANK ADVANCES

The Bank owns stock of the Federal Home Loan Bank of Pittsburgh (FHLB) which allows the Bank to borrow funds from the FHLB. The Bank’s maximum borrowing capacity from FHLB was $128,945,000 at March 31, 2009 (unaudited) and $102,722,200 and $86,382,000 at December 31, 2008 and 2007, respectively.

The Bank has advances of long-term debt from the FHLB totaling $33,220,576 at March 31, 2009 (unaudited) and $35,559,576 and $19,220,576 at December 31, 2008 and 2007, respectively. The advances are secured by residential real estate loans and have various scheduled maturity dates beginning with January 2, 2009 through June 6, 2018. The interest rate is determined at the time the advances are made and currently range from .64% to 4.67%. The FHLB advances are scheduled for repayment as follows:

Year	Amount

2009	$14,999,998
2010	2,000,000
2011	—
2012	5,000,000
2013	—
Thereafter	11,220,578

$33,220,576

NOTE 14. LINES OF CREDIT

On October 2, 2008, the Bank renewed a one-year federal funds accommodation with another financial institution. The agreement allows the bank to borrow up to $3,500,000 for 14 days in a calendar month with interest due daily at a variable rate. As of March 31, 2009, no funds had been advanced under this agreement.

On July 1, 2008, the Bank renewed a one-year federal funds accommodation with another financial institution. This agreement allows the bank to borrow up to $5,400,000 for 14 days with interest due daily at a variable rate. As of March 31, 2009 no funds had been advanced under this agreement.

On April 2, 2008, the Bank renewed a one-year federal funds accommodation with another financial institution. This agreement allows the bank to borrow up to $7,500,000 for 30 days with interest due daily at a variable rate. As of March 31, 2009 no funds had been advanced under this agreement.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 15. TRUST PREFERRED SECURITIES

On April 10, 2002, First Sentry Bancshares Capital Trust I (the “trust”) issued $4 million of Floating Rate Trust Preferred Securities. First Sentry Bancshares Capital Trust I, a Delaware statutory business trust, is a wholly-owned consolidated subsidiary of the Company, with its sole asset being $4 million aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due April 22, 2032, of First Sentry Bancshares, Inc. (the trust debenture).

The trust preferred securities were non-voting, paying semi-annual distributions at a variable rate, and carrying a liquidation value of $1,000 per share. The variable rate is equal to LIBOR plus 3.7% (9.09% at April 22, 2007), and distributions for 2007 were $112,113. The Company executed a guarantee with regard to the trust preferred securities.

The guarantee, when taken together with the Company’s obligations under the trust debenture, the indenture pursuant to which the trust debenture was issued and the applicable trust document, provides a full and unconditional guarantee of the trust’s obligations under the trust preferred securities.

The trust preferred securities were redeemed at the option of the Company, for a redemption price of $1,000 per trust preferred security. The trust preferred securities were subject to mandatory redemption on April 22, 2032, at a redemption price of $1,000 per trust preferred security.

On April 23, 2007, First Sentry Bancshares Capital Trust II (the “trust”) issued $5.0 million of Floating Rate Trust Preferred Securities. First Sentry Bancshares Capital Trust II, a Delaware statutory business trust, is a wholly-owned consolidated subsidiary of the Company, with its sole asset being $5,000,000 aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due June 15, 2037, of First Sentry Bancshares, Inc. (the trust debenture).

The trust-preferred securities are non-voting, pay quarterly distributions at a variable rate, and carry a liquidation value of $1,000 per share. The variable interest rate is equal to a 3-month LIBOR plus 1.58% (2.90% at March 31, 2009, unaudited, and 3.58% at December 31, 2008) and distributions for the three months ended March 31, 2009 (unaudited) were $-0-. Distributions for the years ended December 31, 2008 and 2007 totaled $273,832 and $246,767, respectively. The Company has executed a guarantee with regard to the trust preferred securities. The guarantee, when taken together with the Company’s obligations under the trust debenture, the indenture pursuant to which the trust debenture was issued and the applicable trust document, provides a full and unconditional guarantee of the trust’s obligations under the trust preferred securities.

After June 15, 2012, the trust preferred securities are redeemable in part or whole, at the option of the Company, for a redemption price of $1,000 per trust preferred security. The trust preferred securities are subject to mandatory redemption on June 15, 2037, at a redemption price of $1,000 per trust preferred security. First Sentry Bancshares, Inc. may cause the trust to delay payment of distributions on the trust preferred securities for up to twenty consecutive quarterly periods. During such deferral periods, distributions to which holders of the trust preferred securities are entitled will compound quarterly at the applicable rate for each quarterly period.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk at March 31, 2009 (unaudited) and December 31, 2008 and 2007 are as follows:

	March 31, (unaudited)	December 31,
	2009	2008	2007

Commitments to extend credit	$31,984,280	$29,036,677	$26,355,253
Standby letters of credit	17,837,477	18,619,885	6,351,812

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counter party.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 17. STOCKHOLDERS’ EQUITY

Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net income, as defined, combined with the retained earnings of the preceding two years, subject to the capital requirements as defined below.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 17. STOCKHOLDERS’ EQUITY (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined). Management believes, as of March 31, 2009 (unaudited) and December 31, 2008 and 2007, that the Bank meets all the capital adequacy requirements to which it is subject.

As of December 31, 2007, the date of the most recent notification from the West Virginia Division of Banking, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. As of March 31, 2009 (unaudited) and December 31, 2008 and 2007, the Bank is categorized as well capitalized as disclosed in the following table. The Bank’s actual and required capital amounts and ratios as of March 31, 2009 (unaudited) and December 31, 2008 and December 31, 2007 are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under The Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

March 31, 2009 (unaudited):
Total Risk-Based Capital (to Risk-Weighted Assets)	$26,300,000	11.6%	$18,113,000	8%	$22,641,000	10%

Tier l Capital (to Risk-Weighted Assets)	23,462,000	10.4%	9,056,000	4%	13,585,000	6%

Tier l Capital (to Adjusted Total Assets)	23,462,000	6.9%	13,559,000	4%	16,948,000	5%

December 31, 2008:
Total Risk-Based Capital (to Risk-Weighted Assets)	$26,690,000	12.0%	$17,285,000	8%	$22,184,000	10%

Tier l Capital (to Risk-Weighted Assets)	23,911,000	10.8%	8,643,000	4%	13,310,000	6%

Tier l Capital (to Adjusted Total Assets)	23,911,000	7.3%	12,332,000	4%	16,377,000	5%

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 17. STOCKHOLDERS’ EQUITY (continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under The Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2007:
Total Risk-Based Capital (to Risk-Weighted Assets)	$24,810,000	12.6%	$15,805,000	8%	$19,756,000	10%

Tier l Capital (to Risk-Weighted Assets)	22,336,000	11.3%	7,903,000	4%	11,854,000	6%

Tier l Capital (to Adjusted Total Assets)	22,336,000	8.5%	10,498,000	4%	13,123,000	5%

Earnings per share are computed on the weighted average number of shares outstanding of 1,056,000 at March 31, 2009 and 2008 (unaudited) and December 31, 2008 and 2007.

NOTE 18. INCOME TAXES

The provision for income taxes consists of the following:

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2009	2008	2008	2007

Current tax expense
Federal	$220,314	$246,838	$1,087,973	$956,571
State	45,842	51,140	189,614	198,357
Deferred tax expense (benefit)
Federal	(160,650)	—	(334,079)	26,770
State	(27,500)	—	(67,101)	4,233

	$78,006	$297,978	$876,407	$1,185,931

Deferred income taxes for other than unrealized gains (losses) on available-for-sale securities and other-than-temporarily impaired securities have not been recorded for interim periods, including March 31, 2009 and 2008 (unaudited).

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 18. INCOME TAXES (continued)

A reconciliation of the income tax expense at the Federal statutory rate of 34% is as follows:

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2009	2008	2008	2007

Federal statutory income tax	$108,245	$286,065	$928,632	$1,135,422
State income tax, net of federal tax benefit	11,916	31,219	125,145	133,709
Nondeductible expenses	12,457	14,302	(17,544)	9,944
Tax exempt interest income	(54,612)	(33,608)	(159,826)	(93,144)

	$78,006	$297,978	$876,407	$1,185,931

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

	March 31, (unaudited)
		December 31,
	2009	2008	2007
Deferred tax assets:
Allowance for loan losses	$857,841	$857,841	$597,243
Unrealized loss on securities	—	—	—
OTTI securities	367,428	179,278	—
Trading loss on securities	—	—	3,417
	1,225,269	1,037,119	600,660

Deferred tax liabilities:
Depreciation	281,060	281,060	242,672
Accretion of discounts, net	9,173	9,173	—
Unrealized gain on securities	102,609	204,726	126,005
	392,842	494,959	368,677

Net deferred tax asset	$832,427	$542,160	$231,983

NOTE 19. PROFIT SHARING PLAN

The Bank instituted a 401(k) profit sharing plan in 1999 covering all employees. The plan permits employee contributions up to the maximum allowed by Internal Revenue Service regulations ($15,500 for 2008). Employer contributions are discretionary and totaled $19,500 and $20,100 for the three months ended March 31, 2009 and 2008 (unaudited), respectively, and $54,927 and $51,293 for the years ended December 31, 2008 and 2007, respectively.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 20. OPERATING LEASES

During November 2002, the Bank signed a ten-year lease for land on which a branch is located. Lease payments are $3,750 per month through October 2012. At that time, providing the lease is still in effect, the lease will be automatically renewed for a series of twelve renewals of five years each, plus a final thirteenth renewal for nineteen years. Upon each renewal, the lease provides for an increase in the rental payments of ten percent over the preceding term. Lease payments totaled $11,250 for each three month period ended March 31, 2009 and 2008 (unaudited ) and $45,000 each year for the years ended December 31, 2008 and 2007, respectively. Lease payments made during 2003 were included in other assets as prepaid rents and are being amortized over the remaining life of the lease.

The following is a schedule by year of future minimum rental payments required under the lease agreement:

Year Ending December 31,	Amount

2009	$45,000
2010	45,000
2011	45,000
2012	37,500
Thereafter	—

$172,500

NOTE 21. CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer related loans to customers primarily located in Cabell, Wayne and the adjoining counties of West Virginia, Ohio, and Kentucky. Although the bank has a diverse loan portfolio, a substantial portion of its debtors’ ability to repay is dependent on the economic conditions of the counties in which they operate.

NOTE 22. MERGER

On August 22, 2008, the Company entered into an Agreement and Plan of Merger with Guaranty Financial Services, Inc., a West Virginia corporation headquartered in Huntington, West Virginia. Under the terms of the agreement, each outstanding share of the Company’s common stock will be converted into the right to receive 1.176 shares of First Sentry Bancshares, Inc. common stock, subject to adjustment under certain circumstances which is currently expected to be adjusted to an exchange ratio of 1.0. Consummation of the merger is subject to approval of the shareholders of both corporations and the receipt of all regulatory approvals, as well as other customary conditions. The merger is expected to close during the third quarter of 2009.

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 23. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of First Sentry Bancshares, Inc. (Parent Company) is presented below:

BALANCE SHEETS

		March 31, (unaudited)	December 31,
		2009	2008	2007
ASSETS
Investments in subsidiary		$23,351,450	$23,456,920	$22,530,931
Other assets		237,463	237,463	315,876

		$23,588,913	$23,694,383	$22,846,807

LIABILITIES
Total liabilities		$5,010,762	$5,010,762	$5,010,009
Total stockholders’ equity		18,578,151	18,683,621	17,836,798

		$23,588,913	$23,694,383	$22,846,807

STATEMENTS OF INCOME

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2009	2008	2008	2007
Income:
Dividends from subsidiary	$211,200	$211,200	$1,031,424	$745,055
Loss on securities	—	—	(462,629)	—
Other income	—	—	28,323	32,870
	211,200	211,200	597,118	777,925
Expenses:
Professional fees	—	203	—	6,866

Income before income taxes and equity in undistributed income of subsidiary	211,200	210,997	597,118	771,059

Federal and state income tax	—	—	168,516	10,009

Income before equity in undistributed income of subsidiary	211,200	210,997	765,634	761,050

Equity in undistributed income of subsidiary	29,162	332,392	1,089,229	1,392,496

	$240,362	$543,389	$1,854,863	$2,153,546

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2009 and 2008 (unaudited)
and Years Ended December 31, 2008 and 2007

NOTE 23. PARENT COMPANY FINANCIAL INFORMATION (continued)

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2009	2008	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$240,362	$543,389	$1,854,863	$2,153,546
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in equity in undistributed income of subsidiary	(29,162)	(332,392)	(1,089,229)	(1,392,496)
Decrease in other assets	—	—	284,632	6,348
Increase in other liabilities	—	203	753	9,692

NET CASH PROVIDED BY OPERATING ACTIVITIES	211,200	211,200	1,051,019	777,090

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of subsidiaries	—	—	—	(1,000,000)
Purchase investment securities	—	—	(206,219)	(143,490)

NET CASH USED IN INVESTING ACTIVITIES	—	—	(206,219)	(1,143,490)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of trust Preferred securities	—	—	—	1,000,000
Cash dividends paid	(211,200)	(211,200)	(844,800)	(633,600)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(211,200)	(211,200)	(844,800)	366,400

NET CHANGE IN CASH	—	—	—	—

CASH, BEGINNING	—	—	—	—

CASH, ENDING	$—	$—	$—	$—

CONTENTS

Page

MANAGEMENTS REPORT ON INTERIM FINANCIAL STATEMENTS	G-2

INDEPENDENT AUDITOR’S REPORT	G-3

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	G-4
Consolidated statements of income	G-5
Consolidated statements of comprehensive income	G-6
Consolidated statements of shareholders’ equity	G-7
Consolidated statements of cash flows	G-8 – G-10
Notes to consolidated financial statements	G-11 – G-41

MANAGEMENT’S REPORTS ON INTERIM FINANCIAL STATEMENTS

The consolidated balance sheet as of March 31, 2009 and the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three month periods ended March 31, 2009 and 2008 have been prepared by management.

Based on management’s knowledge, the financial statements and other information included in this report fairly present in all material respects the financial condition, results of operations and cash flows, as of and for the periods presented. Management prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America for interim financial information.

Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual year end financial statements. In Management’s opinion, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

/s/ Marc A. Sprouse
Marc A. Sprouse
President and Chief Executive Officer

/s/ Julie A. Midkiff
Julie A. Midkiff
Assistant Vice President and Controller

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Guaranty Financial Services, Inc. and subsidiary
Huntington, West Virginia

We have audited the accompanying consolidated balance sheets of Guaranty Financial Services, Inc. and subsidiary, as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Financial Services, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
April 8, 2009

Innovation With Results AF Center • 101 Washington Street, East • P.O. Box 2629 • Charleston, West Virginia 25329
304/346-0441 • 800/642-3601
www.afnetwork.com

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
March 31, 2009 (Unaudited) and December 31, 2008 and 2007

	March 31, 2009 (Unaudited)
		December 31,
		2008	2007
ASSETS

Cash and due from banks	$2,172,315	$2,761,971	$3,358,640
Federal funds sold	—	—	347,000
Securities available for sale	17,272,942	22,800,494	21,501,681
Securities held to maturity (estimated fair value of $6,610,576 (unaudited), $5,720,677 and $5,415,913, respectively)	6,681,896	5,798,790	5,403,458
Loans, less allowance for loan losses of $1,324,637 (unaudited), $1,324,800 and $1,241,751, respectively	107,176,399	107,469,393	104,484,825
Bank premises and equipment, net	2,250,395	2,295,538	2,552,888
Accrued interest receivable	648,676	706,692	775,663
Other assets	1,330,220	994,329	666,686

Total assets	$137,532,843	$142,827,207	$139,090,841

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits:
Non interest bearing	$16,495,253	$17,221,433	$17,746,015
Interest bearing	90,302,536	89,350,395	91,601,070

Total deposits	106,797,789	106,571,828	109,347,085

Federal funds purchased	969,000	3,156,000	—
Securities sold with agreement to repurchase	6,199,294	8,023,281	8,420,468
Short-term borrowings	7,000,000	8,000,000	2,500,000
Other liabilities	188,178	255,840	206,823
Long-term borrowings	8,124,000	8,124,000	9,624,000

Total liabilities	129,278,261	134,130,949	130,098,376

Shareholders’ Equity
Common stock, $1 par value, 5,000,000 shares authorized; issued 2009, 387,609 (unaudited), 2008, 387,609 and 2007, 384,959; outstanding 2009, 381,651 (unaudited), 2008, 381,651 and 2007, 379,001, respectively	387,609	387,609	384,959
Capital surplus	7,630,960	7,630,960	7,580,610
Less cost of shares acquired for the treasury, 2009 (unaudited), 2008 and 2007, 5,958 shares	(148,400)	(148,400)	(148,400)
Retained earnings	384,565	833,621	1,142,276
Accumulated other comprehensive income	(152)	(7,532)	33,020

Total shareholders’ equity	8,254,582	8,696,258	8,992,465

Total liabilities and shareholders’ equity	$137,532,843	$142,827,207	$139,090,841

See Notes to Consolidated Financial Statements

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2009 and 2008 (unaudited) and
Years Ended December 31, 2008 and 2007

	Three Months Ended March 31,
			Year Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007
Interest income:
Interest and fees on loans:
Taxable	$1,510,262	$1,843,726	$6,901,600	$7,832,667
Tax-exempt	38,939	53,534	173,084	82,773
Interest and dividends on securities:
Taxable	178,444	255,516	967,728	1,148,553
Tax-exempt	101,490	91,485	357,071	327,226
Interest on Federal funds sold	225	11,372	37,227	198,634
Other	35	796	1,428	3,214
Total interest income	1,829,395	2,256,429	8,438,138	9,593,067

Interest expense:
Interest on deposits	705,322	906,508	3,233,585	3,755,559
Interest on short-term borrowings	115,064	93,000	434,304	422,166
Interest on long-term borrowings	47,078	82,953	273,926	351,982
Other	8,854	51,487	138,394	358,020
Total interest expense	876,310	1,133,948	4,080,209	4,887,727

Net interest income	953,077	1,122,481	4,357,929	4,705,340
Provision for loan losses	20,000	30,000	220,000	210,000
Net interest income after provision for loan losses	933,077	1,092,481	4,137,929	4,495,340

Other income:
Service charges and fees	78,001	83,831	390,664	362,996
Securities gains (losses), net	—	—	—	(131,293)
Impairment charge on available for sale securities	(805,994)	—	(867,082)	—
Other	5,493	7,376	3,908	63,176
	(722,500)	91,207	(472,510)	294,879
Other expenses:
Salaries and employee benefits	431,642	453,805	1,762,676	1,815,775
Net occupancy expense	107,879	112,667	448,587	475,304
Equipment rentals, depreciation and maintenance	59,649	78,998	327,815	337,405
Legal and accounting	38,287	57,893	303,898	101,560
Data processing	136,479	109,592	452,664	452,563
Advertising	—	26,000	99,015	118,944
Other operating expenses	244,918	203,558	928,270	927,503
	1,018,854	1,042,513	4,322,925	4,229,054

Income (loss) before income tax expense (benefit)	(808,277)	141,175	(657,506)	561,165

Income tax expense (benefit)	(359,221)	56,900	(348,851)	153,787
Net income (loss)	$(449,056)	$84,275	$(308,655)	$407,378

Basic earnings (loss) per common share	$(1.16)	$0.22	$(0.80)	$1.06

Average common shares outstanding	387,609	384,959	385,846	384,928

See Notes to Consolidated Financial Statements

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Three Months Ended March 31, 2009 (Unaudited) and
Years Ended December 31, 2008 and 2007

	Three Months Ended March 31, 2009 (Unaudited)

		Year Ended December 31,
		2008	2007

Net income (loss)	$(449,056)	$(308,655)	$407,378

Other comprehensive income, net of tax:
Unrealized gains (losses) on investment securities:
Gross unrealized gains (losses) arising during the period	12,398	(70,197)	111,907
Adjustments for income tax (expense) benefit	(5,018)	29,645	(48,120)
	7,380	(40,552)	63,787

Reclassification adjustment for (gains) losses included in net income	—	—	131,293
Adjustment for income tax (expense) benefit	—	—	(56,457)
	—	—	74,836

Other comprehensive income (loss), net of tax	7,380	(40,552)	138,623

Comprehensive income (loss)	$(441,676)	$349,207	$546,001

See Notes to Consolidated Financial Statements

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Three Months Ended March 31, 2009 (Unaudited) and
 Years Ended December 31, 2008 and 2007

	Common Stock	Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Compre- hensive Income	Total

Balance, December 31, 2006	$384,909	$7,580,160	$(150,900)	$734,898	$(105,603)	$8,443,464

Net income	—	—	—	407,378	—	407,378

Change in unrealized gain (loss) on securities	—	—	—	—	138,623	138,623

Stock options exercised	50	950	—	—	—	1,000

Sale of 100 shares of treasury stock	—	(500)	2,500	—	—	2,000

Balance, December 31, 2007	384,959	7,580,610	(148,400)	1,142,276	33,020	8,992,465

Net income (loss)	—	—	—	(308,655)	—	(308,655)

Change in unrealized gain (loss) on securities	—	—	—	—	(40,552)	(40,552)

Stock options exercised	2,650	50,350	—	—	—	53,000

Balance, December 31, 2008	387,609	7,630,960	(148,400)	833,621	(7,532)	8,696,258

Net income (loss) (unaudited)	—	—	—	(449,056)	—	(449,056)

Change in unrealized gain (loss) on securities (unaudited)	—	—	—	—	7,380	7,380

Balance, March 31, 2009 (unaudited)	$387,609	$7,630,960	$(148,400)	$384,565	$(152)	$8,254,582

See Notes to Consolidated Financial Statements

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	Three Months Ended March 31,		Year Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(449,056)	$84,275	$(308,655)	$407,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	45,143	75,643	303,965	349,610
Provision for loan losses	20,000	30,000	220,000	210,000
Provision for deferred income tax expense (benefit)	(369,324)	—	(516,767)	123,436
Amortization	—	5,500	11,000	31,036
Amortization (accretion) of security premiums, net of accretion (amortization) of security discounts	(829)	(5,920)	(8,996)	(6,738)
Securities losses	—	—	—	131,293
Impairment charge on available for sale securities	805,994	—	867,082	—
Other (gains) losses	(3,499)	(10,800)	27,521	1,911
Decrease in accrued interest receivable	58,016	42,671	68,971	(119,248)
(Increase) decrease in other assets	38,116	231,224	192,016	12,895
Increase (decrease) in other liabilities	(67,662)	(112,270)	49,017	11,864

Net cash provided by operating activities	76,899	340,323	905,154	1,153,437

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of securities available for sale	30,000	41,500	505,900	5,390,009
Proceeds from calls and maturities of securities available for sale	7,780,000	5,000,000	14,750,000	8,500,000
Proceeds from calls and maturities of securities held to maturity	—	10,000	461,021	393,217
Principal payments received on securities available for sale	261,349	—	106,642	159,217
Purchase of securities available for sale	(3,306,564)	(6,500,000)	(17,594,741)	(13,966,837)

(Continued)
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	Three Months Ended March 31,
			Year Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007
Net (increase) decrease in Federal funds sold	—	(966,000)	347,000	1,139,000
Purchase of securities held to maturity	(913,106)	—	(852,497)	(2,163,442)
Principal collected from (loans made to) customers, net	217,994	2,434,108	(3,332,714)	(10,345,457)
Purchases of bank premises and equipment	—	(24,999)	(51,927)	(177,855)
Proceeds from sales of bank premises and equipment	—	—	15,000	—
Proceeds from sale of other real estate and repossessed assets	48,798	37,093	107,937	94,188

Net cash (used in) investing activities	4,118,471	31,702	(5,538,379)	(10,977,960)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, money market and savings accounts	(1,092,949)	1,620,626	1,465,418	(1,765,530)
Net increase (decrease) in time deposits	1,318,910	(707,928)	(4,240,675)	8,354,058
Net increase (decrease) in short-term borrowings	(1,000,000)	—	3,000,000	(3,000,000)
Net increase in Federal funds purchased	(2,187,000)	—	3,156,000	—
Proceeds from long term borrowings	—	—	1,000,000	5,500,000
Net increase (decrease) in securities sold with agreement to repurchase	(1,823,987)	(829,186)	(397,187)	777,460
Exercise of stock options	—	—	53,000	1,000
Proceeds from the sale of treasury stock	—	—	—	2,000

Net cash provided by financing activities	(4,785,026)	83,512	4,036,556	9,868,988

Increase (decrease) in cash and due from banks	(589,656)	455,537	(596,669)	44,465

Cash and due from banks:
Beginning	2,761,971	3,358,640	3,358,640	3,314,175

Ending	$2,172,315	$3,814,177	$2,761,971	$3,358,640

CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	Three Months Ended March 31,
			Year Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest on deposits and other borrowings	$877,293	$1,143,650	$4,089,911	$4,909,513

Income Taxes	$40,000	$20,000	$20,000	$32,920

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Other real estate and asset repossessions acquired in settlement of loans	$55,000	$33,500	$128,146	$94,278

Reclassification of long-term borrowings to short-term borrowings	$—	$—	$2,500,000	$2,500,000

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Note 1.	Significant Accounting Policies

Nature of business: Guaranty Financial Services, Inc., (the Company), which was formed July 2002, is a one bank holding company whose wholly-owned subsidiary, Guaranty Bank & Trust Company (The Bank) is a commercial bank with operations in Cabell and Lincoln Counties, West Virginia. The Bank provides primarily consumer and commercial loans and deposit services principally to individuals and businesses located primarily in West Virginia, Kentucky and Ohio (Tri-State region).

The subsidiary Bank is the sole member of Guaranty Insurance Services, LLC, (GIS). GIS had no significant operations during the two years ended December 31, 2008.

Basis of presentation: The accounting and reporting policies of Guaranty Financial Services, Inc. and subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year. The consolidated financial statements and notes included herein should be read in conjunction with the 2008 audited financial statements.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Guaranty Financial Services, Inc. and its subsidiary, Guaranty Bank & Trust Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from demand deposits, money market accounts, savings accounts, Federal funds sold and Federal funds purchased are reported net since their original maturities are less than three months. Cash flows from loans and certificates of deposit and other time deposits are reported net.

Securities: Securities are classified as “held to maturity”, “available for sale” or “trading” according to management’s intent. The appropriate classification is determined at the time of purchase of each security and re-evaluated at each reporting date.

Securities held to maturity - Certain debt securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost and adjusted for amortization of premiums and accretion of discounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Securities available for sale - Securities not classified as “held to maturity” or as “trading” are classified as “available for sale”. Securities classified as “available for sale” are those securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. “Available for sale” securities are reported at fair value, net of unrealized gains or losses, which are adjusted for applicable income taxes and reported as a separate component of shareholders’ equity.

Trading securities - There are no securities classified as “trading” in the accompanying consolidated financial statements.

Realized gains and losses on sales of securities are recognized on the specific identification method. Amortization of premiums and accretion of discounts is computed using methods which approximate the interest method of accounting.

Other than temporary impairment: Declines in the fair value of available for sale and held to maturity securities that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value. In addition, the risk of future other than temporary impairment may be influenced by additional bank failures, prolonged recession in the U.S. economy, changes to real estate values, interest deferrals and whether the Federal government provides assistance to financial institutions.

Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal and reduced by an allowance for loan losses.

Interest income is accrued daily on the outstanding balances using methods that generally result in a level rate of return.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The subsidiary Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance for loan losses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in conditions.

A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due in accordance with the contractual terms of the specific loan agreement. Impaired loans, other than certain large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, are required to be reported at the present value of expected future cash flows discounted using the loan’s original effective interest rate or, alternatively, at the loan’s observable market price, or at the fair value of the loan’s collateral if the loan is collateral dependent. The method selected to measure impairment is made on a loan-by-loan basis, unless foreclosure is deemed to be probable, in which case the fair value of the collateral method is used.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Generally, after management’s evaluation, loans are placed on non-accrual status when principal or interest is greater than 90 days past due based upon the loan’s contractual terms. Interest is accrued daily on impaired loans unless the loan is placed on non-accrual status. Impaired loans are placed on non-accrual status when the payments of principal and interest are in default for a period of 90 days, unless the loan is both well-secured and in the process of collection. Interest on non-accrual loans is recognized primarily using the cost-recovery method.

Certain loan fees and direct loan costs are recognized as income or expense when incurred. Accounting principals generally accepted in the United States of America require that such fees and costs be deferred and amortized as adjustments of the related loan’s yield over the contractual life of the loan. This method of recognition of certain loan fees and direct loan costs produces results that are not materially different from those that would be recognized under accounting principles generally accepted in the United States of America.

Bank premises and equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily by the straight-line method for bank premises and equipment over the estimated useful lives of the assets. Repairs and maintenance expenditures are charged to operating expenses as incurred. Major improvements and additions to premises and equipment are capitalized.

Other real estate: Other real estate consists primarily of real estate held for resale that was acquired through foreclosure on loans secured by such real estate. At the time of acquisition, these properties are recorded at fair value with any writedown being charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value, less cost to sell. Expenses incurred in connection with operating these properties generally are charged to operating expenses. Gains and losses on the sales of these properties are insignificant and are credited or charged to operating income in the year of the transactions.

Advertising: The Bank expenses advertising costs as incurred. Total advertising costs charged to expense were $0, $26,000, $99,015 and $118,944, respectively, for the three months ended March 31, 2009 and 2008 (unaudited) and two years ended December 31, 2008.

Income taxes: The provision for income taxes includes Federal and state income taxes and is based on pretax income reported in the financial statements, adjusted for transactions that may never enter into the computation of income taxes payable. Deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Valuation allowances are established when deemed necessary to reduce deferred tax assets to the amount expected to be realized within a short term.

401(k) Profit sharing plan: The Bank has a 401(k) profit sharing plan covering substantially all employees. The Bank’s contribution is discretionary and is determined by management on a yearly basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Stock-based compensation: On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment (Revised 2004), which is a revision of SFAS No. 123, Accounting for Stock Issued for Employees, SFAS No. 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Before the adoption of SFAS No. 123R, the Company had elected to follow the intrinsic value method in accounting for its stock options. Accordingly, because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of the grant, no compensation expense was recognized. SFAS No. 123R eliminated the ability to account for stock-based compensation under such method and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant.

The Company transitioned to SFAS No. 123R using the modified prospective application method (“modified prospective application”). As permitted under modified prospective application, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for non-vested awards that were outstanding as of January 1, 2006 would be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS No. 123R, adjusted for estimated forfeitures.

The Company had no non-vested awards as of January 1, 2008 and did not issue any new awards the three months ended March 31, 2009 (unaudited) and during 2008 and 2007. Thus, no compensation costs are reflected in the accompanying financial statements.

Basic and fully dilutive earnings per share: Basic earnings per common share is computed based upon the weighted average shares outstanding. The weighted average shares outstanding were 387,609, 384,959, 385,846 and 384,928, for the three months ended March 31, 2009 and 2008 (unaudited) and the years ended December 31, 2008 and 2007, respectively. During the three months ended March 31, 2009 and 2008 (unaudited) and the years ended December 31, 2008 and 2007, the Bank did not have any potentially dilutive shares.

Consolidation of Variable Interest Entities:

In accordance with FIN 46-R, Consolidation of Variable Interest Entities, business enterprises that represent the primary beneficiary of another entity by retaining a controlling interest in that entity’s assets, liabilities and results of operations must consolidate that entity in its financial statements. Prior to the issuance of FIN 46-R, consolidation generally occurred when an enterprise controlled another entity through voting interests. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. Management has determined that the provisions of FIN 46-R do not require consolidation of the subsidiary trust which issues guaranteed preferred beneficial interests in subordinated debentures (Trust Preferred Securities). The Trust Preferred Securities continue to qualify as Tier 1 capital for regulatory purposes. The banking regulatory agencies have not issued any guidance which would change the regulatory capital treatment for the Trust Preferred Securities based on the adoption of FIN 46-R. The adoption of the provisions of FIN 46-R has had no material impact on the results of operations, financial condition, or liquidity. See Note 8 of the Notes to Consolidated Financial Statements for a discussion of the subordinated debentures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Note 2.	Significant New Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition.

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Bank has elected this deferral and accordingly will be required to adopt FIN 48 in its 2009 annual financial statements. Prior to adoption of FIN 48, the Bank will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies. SFAS No. 5 requires the Bank to accrue for losses it believes are probable and can be reasonably estimated. Management has assessed the impact of FIN 48 on its consolidated financial position and results of operations and has determined the adoption of FIN 48 will not have a material effect on its financial statements.

In May 2008, the FASB issued SFAS No. 162 (“SFAS 162”), The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Adoption of SFAS 162 will not be a change in our current accounting practices; therefore, it will not have a material impact on the consolidated financial condition or results of operations.

On April 2, 2009, the FASB adopted FASB Staff Position (FSP) No. 157-e, Determining Whether a Market is Not Active and a Transaction Is Not Distressed. This FSP provides additional guidance on determining whether a market for a financial asset is not active and a transaction is not distressed for fair value measurements under FASB Statement No. 157, Fair Value Measurements. The FSP would be effective for interim and annual periods ending after June 15, 2009, and shall be applied prospectively with early adoption permitted for periods ending after March 15, 2009. Management has not completed its assessment of the impact of FSP 157-e on the consolidated financial statements and results of operations of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Note 3.	Securities

The carrying values, unrealized gains, unrealized losses and estimated fair values of securities at March 31, 2009 (unaudited), December 31, 2008 and 2007, are summarized as follows:

	March 31, 2009 (unaudited)
				Carrying
				Value
				(Estimated
	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value)
Available for Sale:
U.S. Government agencies and corporations	$8,998,995	$39,975	$29,215	$9,009,755
Federal Home Loan Bank stock	808,800	—	—	808,800
Corporate debt securities	1,344,323	—	56,012	1,288,311
Tax-exempt political subdivisions	2,362,928	38,013	36,937	2,364,004
Mortgage-backed securities	3,758,150	90,032	46,110	3,802,072

Total	$17,273,196	$168,020	$168,274	$17,272,942

March 31, 2009 (unaudited)
Carrying
	Value			Estimated
	(Amortized	Unrealized		Fair
	Cost)	Gains	Losses	Value
Held to Maturity:
Tax-exempt political subdivisions	$6,681,896	$31,831	$103,151	$6,610,576

	December 31, 2008
				Carrying
				Value
				(Estimated
	Amortized Cost	Unrealized		Fair
		Gains	Losses	Value)
Available for Sale:
U.S. Government agencies and corporations	$14,749,217	$110,883	$—	$14,860,100
Federal Home Loan Bank stock	648,800	—	—	648,800
Corporate debt securities	1,989,214	—	156,035	1,833,179
Tax-exempt political subdivisions	2,363,104	17,041	44,447	2,335,698
Other equity securities	161,497	—	—	161,497
Mortgage-backed securities	2,901,316	60,252	348	2,961,220

Total	$22,813,148	$188,176	$200,830	$22,800,494

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

December 31, 2008
Carrying
	Value			Estimated
	(Amortized	Unrealized		Fair
	Cost)	Gains	Losses	Value
Held to Maturity:
Tax-exempt political subdivisions	$5,798,790	$8,563	$86,676	$5,720,677

	December 31, 2007
				Carrying
				Value
	Amortized Cost			(Estimated
		Unrealized		Fair
		Gains	Losses	Value)
Available for Sale:
U.S. Government agencies and corporations	$15,243,151	$70,483	$1,620	$15,312,014
Federal Home Loan Bank stock	496,400	—	—	496,400
Corporate debt securities	2,857,864	13,840	28,924	2,842,780
Tax-exempt political subdivisions	2,733,803	23,168	19,404	2,737,567
Other equity securities	112,920	—	—	112,920

Total	$21,444,138	$107,491	$49,948	$21,501,681

December 31, 2007
Carrying
	Value			Estimated
	(Amortized	Unrealized		Fair
	Cost)	Gains	Losses	Value
Held to Maturity:
Tax-exempt political subdivisions	$5,403,458	$20,896	$8,441	$5,415,913

Other equity securities consists of Silverton Bank stock and Federal Home Loan Bank stock which are equity securities that are included in securities available for sale in the accompanying consolidated financial statements. Such securities are carried at cost, since they may only be sold back to the respective issuer or another member at par value.

Impairment of securities is evaluated considering numerous factors, and their relative significance varies from case to case. Factors considered include the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer; and the intent and ability to retain the security in order to allow for an anticipated recovery in market value. If, based on the analysis, it is determined that the impairment is other-than-temporary, the security is written down to fair value, and a loss is recognized through earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

During 2008, the Bank recognized a pre-tax other-than-temporary non-cash impairment charge of $867,082, which is reflected as a reduction in the amortized amount at December 31, 2008. The impairment charge related to corporate debt securities of unrelated banks and bank holding companies, which the Bank continues to own. The impairment charge was made primarily due to the deterioration in the credit quality of the underlying issuers of the securities. This was based on management’s assessment of the deteriorating financial conditions of the issuers reflected in published financial reports and regulatory call reports filed during the fourth quarter of 2008 and the notification that one issuer was suspending interest payments effective December 2008. Each security was written down to its estimated fair value as of the date that the impairment was deemed to be other than temporary.

During March 2009, the Company was notified that an additional issuer of two securities with a carrying value and fair value of $443,323 had suspended interest payments in March of 2009. Management has considered such suspension of interest in their overall impairment analysis at December 31, 2008, which resulted in a writedown of $381,678 that is included in the total impairment charge of $867,082, and has concluded that no additional impairment writedowns are required as of December 31, 2008.

At March 31, 2009, the Bank recognized a pre-tax other-than-temporary non-cash impairment charge of $805,994, which is reflected as a reduction in the amortized cost of the affected securities. The impairment charge related to corporate debt and equity securities of unrelated banks and bank holding companies. An impairment charge of $201,174 was made due to the continued deterioration in the credit quality of the underlying issuers of the securities. This was based on management’s assessment of the deteriorating financial conditions of the issuers reflected in published reports and regulatory call reports. Each security was written down to its estimated fair value as of the date that the impairment was deemed to be other-than-temporary. This impairment charge is included in the total impairment charge of $805,994 at March 31, 2009.

In May 2009, the Company was notified that an issuer of two of the subsidiary Bank’s securities had been closed by the Office of the Comptroller of the Currency (OCC) and that the Federal Deposit Insurance Corporation (FDIC) had been appointed as receiver. Management has considered this in their overall impairment analysis at March 31, 2009, which resulted in a write-down of $443,323 and reduced the carrying value of these securities to $0. In addition, the Company also owned stock in the issuer with a carrying value of $161,497. An impairment charge of $161,497 was recorded to reduce the carrying value of the stock to $0 at March 31, 2009. These impairment charges are included in the total impairment charge of $805,994 at March 31, 2009.

At March 31, 2009 (unaudited) and December 31, 2008 and 2007, the total number of securities in an unrealized loss position was 17, 18 and 17, respectively. These securities are predominately rated investment grade securities and the unrealized losses are due to changes in market interest rates and not due to any underlying credit concerns of the issuers. The Bank has the intent and ability to hold such investments until maturity or market price recovery. Accordingly, the Bank has concluded that none of the securities in its investment portfolios, other than those previously discussed, were other-than-temporarily impaired at March 31, 2009 (unaudited) and December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Provided below is a summary of securities available for sale and held to maturity which were in an unrealized loss position at March 31, 2009 (unaudited) and December 31, 2008 and 2007.

	March 31, 2009
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale:
U.S. Government agencies and corporations	$2,970,785	$29,215	$—	$—	$2,970,785	$29,215
Tax-exempt political subdivisions	392,452	9,417	286,574	27,520	679,026	36,937
Corporate debt securities	—	—	444,890	56,012	444,890	56,012
Mortgage-backed securities	375,708	46,110	—	—	375,708	46,110

Total	$3,738,945	$84,742	$731,464	$83,532	$4,470,409	$168,274

Held to maturity:
Tax-exempt political subdivisions	$1,996,715	$103,151	$—	$—	$1,996,715	$103,151

	December 31, 2008
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale:
Tax-exempt political subdivisions	$384,795	$5,205	$477,039	$39,242	$861,834	$44,447
Corporate debt securities	—	—	587,780	156,035	587,780	156,035
Mortgage-backed securities	466,154	348	—	—	466,154	348

Total	$850,949	$5,553	$1,064,819	$195,277	$1,915,768	$200,830

Held to maturity:
Tax-exempt political subdivisions	$2,412,492	$86,676	$—	$—	$2,412,492	$86,676

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale:
U.S. government agencies and corporations	$499,625	$375	$998,755	$1,245	$1,498,380	$1,620
Tax-exempt political subdivisions	—	—	798,146	19,404	798,146	19,404

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate debt securities	473,940	28,924	—	—	473,940	28,924

Total	$973,565	$29,299	$1,796,901	$20,649	$2,770,466	$49,948

Held to maturity:
Tax-exempt political subdivisions	$496,117	$5,249	$677,013	$3,192	$1,173,130	$8,441

Mortgage backed obligations of U.S. Government agencies and corporations, taxable state and political subdivisions and other commercial entities are included in securities available for sale at December 31, 2008. These obligations, having contractual maturities ranging from 12 to 14 years, are reflected in the following maturity distribution schedules based on their anticipated average life to maturity, which ranges from less than 2 years to 3 years. Accordingly, discounts are accreted and premiums are amortized over the anticipated average life to maturity of the specific obligation.

The maturities, amortized cost and estimated fair values of securities at December 31, 2008, are summarized as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Carrying Value (Estimated Fair Value)	Carrying Value (Amortized Cost)	Estimated Fair Value
Due within 1 year	$501,295	$345,260	$230,000	$231,464
Due after 1 but within 5 years	18,047,404	18,222,883	2,747,263	2,731,994
Due after 5 but within 10 years	2,259,415	2,247,049	1,300,000	1,281,828
Due after 10 years	1,194,737	1,175,005	1,521,527	1,475,391
Equity securities	810,297	810,297	—	—

	$22,813,148	$22,800,494	$5,798,790	$5,720,677

The proceeds from sales, calls and maturities of securities, and principal payments received on mortgage backed obligations and the related gross gains and losses realized are as follows:

	Proceeds From			Gross
For the Years Ended December 31,	Sales	Calls and Maturities	Principal Payments	Gains Realized	Losses Realized
2008
Securities available for sale	$505,900	$14,750,000	$106,642	$—	$—
Securities held to maturity	$—	$461,021	$—	$—	$—

	Proceeds From			Gross
For the Years Ended December 31,	Sales	Calls and Maturities	Principal Payments	Gains Realized	Losses Realized
2007
Securities available for sale	$5,390,009	$8,500,000	$159,217	$—	$131,405
Securities held to maturity	$—	$393,217	$—	$112	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and Years Ended December 31, 2008 and 2007

At December 31, 2008 and 2007, securities with estimated fair values of approximately $13,108,000 and $12,361,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

At December 31, 2008 the subsidiary Bank had a concentration within its corporate debt securities classification that included obligations of banking and financial services industry companies with domestic operations carried at $1,245,399 and an estimated fair value of $1,245,399. There were no concentrations with any one issuer. In addition, included in obligations of state and political subdivisions at December 31, 2008, are obligations to political subdivisions in West Virginia with carrying value of $8,161,893 and an estimated fair value of $8,056,375. There were no significant concentrations to any one political subdivision or agency.

Note 4.	Loans

Loans are summarized as follows:

	March 31, 2009 (Unaudited)
		December 31,
		2008	2007
Commercial, financial and agricultural	$41,555,156	$40,872,689	$41,343,266
Real estate - commercial	35,398,515	35,302,208	28,627,705
Real estate - mortgage	11,173,406	11,399,821	11,775,677
Installment loans	20,125,223	20,951,808	23,618,616
Total loans	108,252,300	108,526,526	105,365,264
Add: Unamortized dealer fees	248,736	267,667	361,312
Total loans net of unearned income	108,501,036	108,794,193	105,726,576
Less allowance for loan losses	(1,324,637)	(1,324,800)	(1,241,751)

Loans, net	$107,176,399	$107,469,393	$104,484,825

Non-accruing loans totaled $57,105 and $172,019 at December 31, 2008 and 2007, respectively. If interest on non-accrual loans had been accrued, such income would have approximated $8,000 and $36,000 for the years ended December 31, 2008 and 2007, respectively.

The following presents loan maturities as of December 31, 2008:

	Within One Year	After One But Within Five Years	After Five Years
Commercial, financial and agricultural	$18,995,415	$7,489,686	$14,387,588
Real estate - commercial	6,289,336	14,833,848	14,179,024
Real estate - mortgage	3,064,697	1,876,445	6,458,679
Installment loans	1,299,792	6,419,512	13,500,171

Total	$29,649,240	$30,619,491	$48,525,462

Loans due after one year with:

Variable rates	$30,869,754
Fixed rates	48,275,199

	$79,144,953

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and Years Ended December 31, 2008 and 2007

Concentrations of credit risk: The Bank predominantly grants installment, commercial and residential loans to customers in West Virginia, Kentucky and Ohio. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the local economy and employment conditions. Major employment within the Bank’s lending area is diverse and includes government, healthcare, education, and various professional, financial and related service industries.

Loans to related parties: In the past, the subsidiary Bank has made loans, in the normal course of business, to the Company’s directors, executive officers and related interests and will continue to make such loans in the future. At December 31, 2008 and 2007, outstanding loans of this nature totaled $7,997,041 and $8,941,588, respectively.

The following presents the activity with respect to related party loans aggregating $60,000 or more to any one related party during the years ended December 31, 2008 and 2007:

	2008	2007
Balance, beginning	$8,824,159	$7,545,817
Additions	24,468,794	20,056,494
Amounts collected	(25,368,119)	(18,758,078)
Other	—	(20,074)

Balance, ending	$7,924,834	$8,824,159

Note 5.	Allowance for Loan Losses

An analysis of the allowance for loan losses for the three months ended March 31, 2009 (unaudited) and years ended December 31, 2008 and 2007, is as follows:

	Three Months Ended March 31, 2009 (Unaudited)

		Years Ended December 31,
		2008	2007

Balance, beginning of period	$1,324,800	$1,241,751	$1,523,658

Losses:
Commercial, financial and agricultural	—	28,619	399,182
Real estate - mortgage	—	—	—
Installment loans	20,939	112,298	100,577

Total	20,939	140,917	499,759

Recoveries:
Commercial, financial and agricultural	—	860	—
Real estate - mortgage	—	—	—
Installment loans	776	3,106	7,852

Total	776	3,966	7,852

Net losses	(20,163)	(136,951)	(491,907)
Provision for loan losses	20,000	220,000	210,000

Balance, end of period	$1,324,637	$1,324,800	$1,241,751

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

For purposes of evaluating impairment, the Bank considers groups of smaller-balance homogenous loans to include: mortgage loans secured by residential property, other than those which significantly exceed the Bank’s typical residential mortgage loan amount (currently those in excess of $100,000); small balance commercial loans (currently those less than $50,000); and installment loans to individuals, exclusive of those loans in excess of $50,000.

The Bank’s total recorded investment in impaired loans at December 31, 2008 and 2007, was $0 and $172,019, for which the related allowance for credit losses determined in accordance with Financial Accounting Standards Board Statements Nos. 114 and 118 was $0 at December 31, 2008 and 2007. The Bank’s average investment in such loans approximated $52,000 and $322,000 for the years ended December 31, 2008 and 2007, respectively.

For the two years ended December 31, 2008, the Bank recognized no interest income on impaired loans.

Note 6.	Bank Premises and Equipment

The major categories of bank premises and equipment and accumulated depreciation at December 31, 2008 and 2007, are summarized as follows:

	2008	2007
Land	$1,383,984	$1,383,984
Buildings and improvements	885,250	885,250
Furniture and equipment	2,034,907	2,022,816
	4,304,141	4,292,050
Less accumulated depreciation	(2,008,603)	(1,739,162)

Bank premises and equipment, net	$2,295,538	$2,552,888

Depreciation expense for the years ended December 31, 2008 and 2007, was $303,965, and $349,610, respectively.

Note 7.	Deposits

The following is a summary of interest bearing deposits by type at March 31, 2009 (unaudited) and December 31, 2008 and 2007, respectively.

	March 31, 2009 (Unaudited)	2008	2007
NOW and money market accounts	$19,476,920	$19,923,782	$18,427,250
Savings accounts	3,413,851	3,333,759	2,840,291
Certificates of deposit	59,156,248	58,584,478	61,993,188
Individual retirement accounts	8,255,517	7,508,376	8,340,341

Total	$90,302,536	$89,350,395	$91,601,070

Time certificates of deposit and Individual Retirement Accounts (IRAs) in denominations of $100,000 or more totaled $30,803,479 and $29,950,580 at December 31, 2008 and 2007, respectively. Interest paid on such certificates and IRAs totaled $1,143,643 and $1,197,694 for the years ended December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

The following is a summary of the maturity distribution of certificates of deposit and IRAs in amounts of $100,000 or more as of March 31, 2009 (unaudited) and December 31, 2008:

	March 31, 2009 (Unaudited)		December 31, 2008
	Amount	Percent	Amount	Percent
Three months or less	$6,323,191	20%	$4,193,565	14%
Three through six months	7,505,030	24%	5,058,662	16%
Six through twelve months	10,239,914	32%	12,006,739	39%
Over twelve months	7,760,302	24%	9,544,513	31%

Total	$31,828,437	100%	$30,803,479	100%

At December 31, 2008, the scheduled maturities of certificates of deposit and IRAs are as follows:

2009	$46,147,972
2010	14,129,698
2011	4,388,612
2012	824,482
2013	602,090

$66,092,854

Deposits of related parties including directors, executive officers and their related interests of the Company approximated $9,659,000 and $8,046,000 at December 31, 2008 and 2007, respectively.

Note 8.	Other Borrowings

Federal Home Loan Bank borrowings: The Bank is a member of the Federal Home Loan Bank (FHLB). Membership in the FHLB makes available short-term and long-term advances under collateralized borrowing arrangements with the Bank. All FHLB advances are collateralized by similar amounts of mortgage backed securities and securities of U.S. Government agencies and corporations.

At December 31, 2008, the Bank had additional borrowing availability of approximately $18,142,000 from the FHLB. Short-term FHLB advances are granted for terms of 1 to 365 days and bear interest at a fixed or variable rate, set at the time of the funding request.

Short-term borrowings: Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) mature the next business day. At December 31, 2008 and 2007, repurchase agreements totaling $0 and $250,000, respectively, had maturity dates greater than twelve months. The securities underlying the repurchase agreements are under the Bank’s control and secure the total outstanding daily balances. Interest is paid on the repurchase agreements based on either fixed or variable rates as determined at origination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

The following is provided relative to these obligations:

	2009 (Unaudited)
	Federal Funds Purchased	Repurchase Agreements	Short-term FHLB Advances
Balance at March 31	$969,000	$6,199,294	$7,000,000

Average amount outstanding	$634,178	$7,619,608	$7,788,889

Maximum outstanding at any month end	$1,671,000	$8,345,903	$8,000,000

Weighted average interest rate	1.02%	0.39%	3.35%

	2008
	Federal Funds Purchased	Repurchase Agreements	Short-term FHLB Advances
Balance at December 31	$3,156,000	$8,023,281	$8,000,000

Average amount outstanding	$373,683	$8,543,385	$10,535,519

Maximum outstanding at any month end	$3,156,000	$10,581,422	$14,000,000

Weighted average interest rate	2.70%	1.45%	4.12%

	2007
	Federal Funds Purchased	Repurchase Agreements	Short-term FHLB Advances
Balance at December 31	$—	$8,170,468	$2,500,000

Average amount outstanding	$305,745	$8,095,228	$7,632,877

Maximum outstanding at any month end	$1,607,000	$10,886,089	$7,500,000

Weighted average interest rate	5.44%	4.26%	5.31%

Long-term borrowings: The Bank’s long-term borrowings of $8,124,000 and $9,624,000 as of December 31, 2008 and 2007, respectively, consisted of $4,000,000 and $5,500,000 of advances from the FHLB, respectively, and $4,124,000 of trust preferred securities.

A summary of the Company’s FHLB borrowings at December 31, 2008 and 2007, follows:

	2008	2007
Note payable, dated November 16, 2006, to FHLB, at 4.93%. Interest payments due quarterly and the principal balance due November 17, 2008.	$—	$2,500,000

Note payable, dated June 12, 2008, to FHLB, at 2.98%. Interest payments due quarterly and the principal balance due March 12, 2009.	1,000,000	—

Note payable, dated October 16, 2008 to FHLB, at 3.34%. Interest payments due quarterly and the principal balance due October 16, 2009.	2,000,000	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	2008	2007
Note payable, dated November 17, 2008, to FHLB, at 2.65%. Interest payments due quarterly and the principal balance due November 17, 2009.	2,500,000	—

Note payable, dated June 22, 2007, to FHLB, at 5.41%. Interest payments due quarterly and the principal balance due June 22, 2009.	500,000	500,000

Note payable, dated December 28, 2007, to FHLB, at 3.88%. Interest payments due quarterly and the principal balance due December 28, 2009.	2,000,000	2,000,000

Note payable, dated September 24, 2007, to FHLB, at 4.77%. Interest payments due quarterly and the principal balance due September 24, 2010.	3,000,000	3,000,000

Note payable, dated December 12, 2008, to FHLB, at 2.54%. Interest payments due quarterly and the principal balance due December 13, 2010.	1,000,000	—
	12,000,000	8,000,000
Less short-term portion of FHLB borrowings	(8,000,000)	(2,500,000)

	$4,000,000	$5,500,000

A summary of the maturities of the long-term borrowings for the next five years is as follows:

Period Ending December 31,	March 31, 2009 (Unaudited)	December 31, 2008
2009	$—	$—
2010	4,000,000	4,000,000
2011	—	—
2012	—	—
2013	—	—
Thereafter (Trust Preferred Securities)	4,124,000	4,124,000

	$8,124,000	$8,124,000

Trust Preferred Securities: In June 2003, the Company formed Guaranty Financial Statutory Trust I (the Trust). The Company owns 100% of the common equity of the Trust. The Trust was formed for the purpose of issuing corporation obligated mandatorily redeemable securities (the “capital securities”) to third party investors and investing the proceeds from the sale of the capital securities in junior subordinated debentures (the “debentures”). Distributions on the capital securities issued by the Trust are payable quarterly at a variable interest rate equal to 3 month LIBOR plus 310 basis points, which is equal to the interest rate being earned by the Trust on the debentures held by the Trust and are recorded as interest expense by the Company. The Company has the option to defer payment of the distributions for an extended period up to five years, so long as the Company is not in default of the terms of the debentures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

The capital securities term is 30 years; however the capital securities and debentures are first redeemable, in whole or in part, by the Company on June 26, 2008. The capital securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures. The Company has entered into agreements that fully and unconditionally guarantee the capital securities subject to the terms of the guarantee.

The capital securities held by Guaranty Financial Statutory Trust I qualify as Tier 1 capital under Federal Reserve Board guidelines. As a result of the issuance of FIN 46-R, the Federal Reserve Board is currently evaluating whether deconsolidation of the Trust will affect the qualification of the capital securities as Tier 1 capital.

Note 9.	Income Taxes

The components of applicable income tax expense (benefit) for the years ended December 31, 2008 and 2007, are as follows:

	2008	2007
Current:
Federal	$126,688	$(5,427)
State	41,228	35,778
Total	167,916	30,351

Deferred	(516,767)	123,436

Total	$(348,851)	$153,787

A reconciliation between the amount of reported income tax expense (benefit) and the amount computed by multiplying the statutory income tax rate by book pretax income (loss) for the years ended December 31, 2008 and 2007, is as follows:

	2008		2007
	Amount	Percent	Amount	Percent
Computed tax at applicable statutory rate	$(223,552)	(34.0)	$190,796	34.0
Increase (decrease) in taxes resulting from:
State income taxes, net of Federal income tax benefit	27,210	4.1	23,613	4.2
Tax-exempt interest	(160,494)	(24.4)	(120,045)	(21.4)
Other, net	7,985	1.2	59,423	10.6

Applicable income taxes (benefit)	$(348,851)	(53.1)	$153,787	27.4

Deferred income taxes for 2008 and 2007 reflect the impact of “temporary differences” between amounts of assets and liabilities for financial reporting purposes and such amounts as measured for tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the related assets and liabilities are recovered or settled.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

The tax effects of temporary differences which give rise to the Company’s deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Allowance for loan losses	$434,200	$404,319
Net unrealized loss on securities	5,107	—
Alternative minimum tax credit	40,121	—
Other-than-temporary impairment write-down	350,301	—
Other deferred costs and accrued expenses	10,121	3,024
	839,850	407,343

Deferred tax liabilities:
Depreciation	(32,929)	(84,432)
Unamortized loan costs	(108,230)	(146,094)
Net unrealized gain on securities	—	(25,787)
	(141,159)	(256,313)

Net deferred tax asset	$698,691	$151,030

Management believes that the Bank will generate sufficient future taxable income to realize the deferred tax assets.

Note 10.	Employee Benefits

Retirement Plan: The Bank has a profit-sharing thrift plan with 401(k) provisions that is a voluntary employee savings plan. Participation is available to all employees 21 years old or older. Covered employees may contribute up to the greater of $11,000 or 10% of their annual compensation to the 401(k) plan. Employer matching contributions are at the discretion of the Board of Directors. Matching employer contributions vest based on the employee’s years of service. Vesting begins after two years of service in 20% annual increments until the employee is 100% vested after six years.

For the years ended December 31, 2008 and 2007, matching contributions of approximately $5,200 and $8,300, respectively, were made by the Bank.

Stock Option Plan: The Company has a Stock Incentive Plan and an aggregate of 50,000 shares of Company common stock is set aside for issuance to key Company’s officers and employees. During 2005, the Company accelerated the vesting schedule of the options, whereby all of the options are 100% vested. Each option granted under the plan has a term that expires no later than May 24, 2009. Additionally, the option price per share shall not be less than the fair market value of the Company’s common stock on the date of the grant. Accordingly, no compensation expense is recognized for options granted under the plan.

The Company has determined that the pro-forma information as if the Company had accounted for stock options granted since May 25, 1999, under the fair value method described in Statement of Financial Accounting Standards No. 123 would be the same as previously disclosed. The Company’s stock market value approximates that at the time that the options were granted and currently the Company is not distributing dividends. The weighted average remaining contractual life of the options outstanding at December 31, 2008, is approximately 0.4 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

In view of the proposed merger, as discussed in Note 15 to the consolidated financial statements, management has assumed that the above options would not be exercised in the event the proposed merger was approved by the shareholders and accordingly, no consideration was given to the dilutive effect of the options.

A summary of activity in the Company’s Stock Incentive Plan for the two-year period ended March 31, 2009 is as follows:

	Options	Weighted-Average Exercise Price
Outstanding, December 31, 2006	29,600	$20.00
Granted	—	—
Exercised	(150)	20.00
Forfeited	(2,250)	20.00
Outstanding, December 31, 2007	27,200	$20.00
Granted	—	—
Exercised	(2,650)	20.00
Forfeited	—	—
Outstanding, December 31, 2008	24,550	$20.00
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Forfeited (unaudited)	—	—
Outstanding, March 31, 2009 (unaudited)	24,550	$20.00

Exercisable Options:
December 31, 2007	27,200	$20.00
December 31, 2008	24,550	$20.00
March 31, 2009 (unaudited)	24,550	$20.00

Note 11.	Commitments and Contingencies

The subsidiary Bank is involved in various legal actions arising in the ordinary course of business. In the opinion of management and counsel, these matters will not have a material adverse effect on the financial statements.

Lease obligation: The subsidiary Bank leases bank premises under various noncancelable operating lease agreements. The main bank lease is for a period of ten years with an option to renew the lease for two additional five-year periods under various terms. The original ten year lease term expired on February 1, 2009 and the Bank has not exercised its option to renew the lease. However, the Bank continues to lease the property on a month-to-month basis. A branch banking facility is leased from a member of the Company’s Board of Directors. This lease, which commenced in April 2000, is for a term of twenty years with monthly payments of $5,000 for the first five years, $5,500 per month for the second five years, $6,000 per month for the third five years and $6,500 per month for the final five years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2008:

2009	$82,775
2010	72,000
2011	72,000
2012	72,000
2013	72,000
Thereafter	456,000

$826,775

Rent expense under noncancelable operating leases totaled $298,664 and $297,552 for the years ended December 31, 2008 and 2007, respectively.

Financial instruments with off-balance sheet risk: The subsidiary Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

	March 31, 2009 (Unaudited)	Contract Amount December 31,
		2008	2007

Commitments to extend credit	$21,494,208	$22,081,491	$17,422,251
Standby letters of credit and financial guarantees written	496,603	753,162	2,073,761

	$21,990,811	$22,834,653	$19,496,012

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, equipment or real estate.

Standby letters of credit written are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. These letters of credit are generally uncollateralized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Employment Agreements: The Bank has various employment agreements with its chief executive officer and certain other executive officers. These agreements entitle the officers to receive compensation in the event that there is a change in control of the Bank (as defined) and a termination of their employment without cause (as defined).

Note 12.	Restrictions on Dividends and Capital

The primary source of funds for the dividends paid by Guaranty Financial Services, Inc., is dividends received from its subsidiary bank. Dividends paid by the subsidiary Bank are subject to restrictions by banking regulations. The most restrictive provision requires approval by the regulatory agency if dividends declared in any year exceed the year’s net income, as defined, plus the net retained profits of the two preceding years.

The Bank is also subject to various regulatory capital requirements administered by regulatory authorities. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the subsidiary Bank must meet specific capital guidelines that involve quantitative measures of the subsidiary Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The subsidiary Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that the subsidiary Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the subsidiary Bank’s primary regulatory agency categorized the subsidiary Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the subsidiary Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and the subsidiary Bank’s actual capital amounts and ratios are also presented in the following table (in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2009 (unaudited)

Total Risk adjusted capital (to risk- weighted assets):
Guaranty Financial Services, Inc.	$13,704	11.7%	$9,404	8.0%	$11,756	10.0%
Guaranty Bank and Trust Company	$13,445	11.5%	$9,384	8.0%	$11,730	10.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to risk-weighted assets):
Guaranty Financial Services, Inc.	$11,007	9.3%	$4,702	4.0%	$7,053	6.0%
Guaranty Bank and Trust Company	$12,120	10.3%	$4,691	4.0%	$7,038	6.0%

Tier I Capital (to average assets):
Guaranty Financial Services, Inc.	$10,969	7.8%	$5,620	4.0%	$7,025	5.0%
Guaranty Bank and Trust Company	$12,120	8.6%	$5,609	4.0%	$7,012	5.0%

					To Be Well Capitalized Under Prompt Corrective Action Provisions

			For Capital Adequacy Purposes
	Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008

Total Risk adjusted capital (to risk-weighted assets):
Guaranty Financial Services, Inc.	$14,137	11.9%	$9,537	8.0%	$11,921	10.0%
Guaranty Bank and Trust Company	$13,785	11.6%	$9,508	8.0%	$11,886	10.0%

Tier I Capital (to risk-weighted assets):
Guaranty Financial Services, Inc.	$11,584	9.7%	$4,768	4.0%	$7,152	6.0%
Guaranty Bank and Trust Company	$12,460	10.5%	$4,754	4.0%	$7,131	6.0%

Tier I Capital (to average assets):
Guaranty Financial Services, Inc.	$11,584	8.1%	$5,733	4.0%	$7,166	5.0%
Guaranty Bank and Trust Company	$12,460	8.7%	$5,719	4.0%	$7,149	5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007

Total Risk adjusted capital (to risk-weighted assets):
Guaranty Financial Services, Inc.	$14,391	12.4%	$9,300	8.0%	$11,625	10.0%
Guaranty Bank and Trust Company	$13,927	12.0%	$9,266	8.0%	$11,582	10.0%

Tier I Capital (to risk-weighted assets):
Guaranty Financial Services, Inc.	$12,033	10.4%	$4,650	4.0%	$6,975	6.0%
Guaranty Bank and Trust Company	$12,685	11.0%	$4,633	4.0%	$6,949	6.0%

Tier I Capital (to average assets):
Guaranty Financial Services, Inc.	$12,033	8.5%	$5,675	4.0%	$7,094	5.0%
Guaranty Bank and Trust Company	$12,685	9.0%	$5,658	4.0%	$7,073	5.0%

Note 13.	Fair Value of Financial Instruments

The following summarizes the methods and significant assumptions the Company used in estimating our fair value disclosures for financial instruments.

Cash and due from banks: The carrying values of cash and due from banks approximate their estimated fair value.

Federal funds sold and purchased: The carrying values of Federal funds sold and purchased approximate their estimated fair values.

Securities: Estimated fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Loans: The estimated fair values for loans are computed based on scheduled future cash flows of principal and interest, discounted at interest rates currently offered for loans with similar terms to borrowers of similar credit quality. No prepayments of principal are assumed.

Accrued interest receivable and payable: The carrying values of accrued interest receivable and payable approximate their estimated fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Deposits: The estimated fair value of demand deposits (i.e. non interest bearing checking, NOW, money market and savings accounts) and other variable rate deposits approximate their carrying values. Fair values of fixed maturity deposits are estimated using a discounted cash flow methodology at rates currently offered for deposits with similar remaining maturities. Any intangible value of long-term relationships with depositors is not considered in estimating the fair values disclosed.

Short-term borrowings: The carrying values of short-term borrowings approximate their estimated fair values.

Long-term borrowings: The carrying values of long-term borrowings approximate their estimated fair values.

Off-balance sheet instruments: The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and present credit standing of the counter parties. The amounts of fees currently charged on commitments and standby letters of credit are deemed insignificant, and therefore, the estimated fair values of and carrying values are not shown below.

The carrying values and estimated fair values of the Company’s financial instruments are summarized below:

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and due from banks	$2,761,971	$2,761,971	$3,358,640	$3,358,640
Federal funds sold	—	—	347,000	347,000
Securities available for sale	22,800,494	22,800,494	21,501,681	21,501,681
Securities held to maturity	5,798,790	5,720,667	5,403,458	5,415,913
Loans	107,469,393	107,347,992	104,484,825	102,284,181
Accrued interest receivable	706,692	706,692	775,663	775,663

	$139,537,340	$139,337,816	$135,871,267	$133,683,078

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial liabilities:
Deposits	$106,571,828	$107,797,602	$109,347,085	$110,473,482
Federal funds purchased	3,156,000	3,156,000	—	—
Securities sold with agreement to repurchase	8,023,281	8,023,281	8,420,468	8,424,340
Short-term borrowings	8,000,000	8,000,000	2,500,000	2,500,000
Long-term borrowings	8,124,000	8,124,000	9,624,000	9,624,000
Accrued interest payable	24,871	24,871	34,573	34,573

	$133,899,980	$135,125,754	$129,926,126	$131,056,395

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Fair Value Measurements

Statement of Financial Accounting Standard Number 157 – “Fair Value Measurements” – (SFAS 157) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.

Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. Valuation is generated from model-based techniques that use at least one significant assumption base on unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Bank’s assessment of the significance of a particular input to the fair value measurement in it entirety requires judgment, and considers factors specific to the asset or liability.

Accordingly, securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record other assets at fair value on a nonrecurring basis, such as loans held for sale. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Available-for-Sale Securities: Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, mortgage backed securities and municipal bonds. Securities classified as Level 3 include corporate securities, mainly trust preferred securities, in less liquid or inactive markets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

In October 2008, the FASB issued FASB Staff Position 157-3, Determining the Fair Value of a Financial Asset in a Market that is Not Active (FSP 157-3). FSP 157-3 claries the application of SFAS No. 157, Fair Value Measurement, in an inactive market. FSP 157-3 addresses application issues such as how management’s internal assumptions should be considered in measuring fair value, and how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. FSP 157-3 was effective upon issuance. The Company’s adoption of FSP 157-3 impacted how the trust preferred securities shown on the consolidated statement of financial condition were valued at December 31, 2008.

For those securities that cannot be priced using quoted market prices or observable inputs, a Level 3 valuation is determined. Given the conditions in the debt markets, the absence of a significant amount of observable transactions in the secondary and new issue markets during the third and fourth quarters of 2008 and the overall inactivity of the market, the Company determined that all of the trust preferred securities should be classified within the Level 3 of the fair value hierarchy.

These trust preferred securities were acquired at origination and continue to be inactively traded. In valuing such instruments, management, along with the assistance of a third party servicer, has made internal assumptions about future cash flows and certain risk adjusted discount rates, primarily based on unobservable market inputs. This analysis is used to determine principal and interest break points and helps the Company to determine temporary declines in value versus other than temporary impairment. In addition to considering standard asset quality measures like percentage of noncurrent loans and non-performing assets to total loans, consideration was also afforded to an issuing bank’s level of loan concentration, asset quality measures, level of profitability and liquidity in order to estimate the issuing bank’s expected default frequency. The issuing banks were then ranked by a composite credit score comprised of the expected default rate ranking (weighted at 66.7%) and the most recent level of nonperforming assets to total loans plus other real estate owned (33.3%) to determine the composite credit score.

Due to the declining interest rate environment and ongoing economic downturn, the spreads on trust preferred issuances have widened to the 600 basis point level and refinancing of such issuances is not likely until such time as the spreads narrow. The original market in which these trust preferred securities were issued had a market yield based on the period to the first call date – typically 3 to 5 years. However, due to the ongoing credit and liquidity issues within the banking industry, trust preferred securities’ yields are being priced to an expected life of 10 years from the date of valuation. Accordingly, the estimates of fair value were based on these significantly increased spread estimates and an estimated 10 year expected life on the trust preferred securities.

Trust preferred securities are very long-term (usually 30-year maturity with issuer option to redeem in whole or part usually after five year anniversary date) instruments with characteristics of both debt and equity, issued by banks or bank holding companies. Management believes trust preferred valuations have been negatively affected by concerns that the underlying banks may have significant exposure to losses from sub-prime mortgages, defaulted collateralized debt obligations or other concerns. Because of the lack of an active market, the determinations of fair value assume that market participants would utilize the same assumptions in determining a price.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Assets at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis.

	Total at December 31, 2008	Fair Value Measurements Using:

		Level 1	Level 2	Level 3
Assets:
Available for sale securities	$22,800,494	$—	$21,312,576	$1,487,918

	Total at March 31, 2009	Fair Value Measurements Using:

		Level 1	Level 2	Level 3
Assets:
Available for sale securities	$17,272,942	$—	$16,429,521	$843,421

The table below presents a reconciliation of all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008 and for the three months ended March 31, 2009 (unaudited).

Securities
Balance at January 1, 2008	$—
Unrealized gains/(losses) recorded in other comprehensive income	—
Purchases, issuances, and settlements	—
Transfers in and/(out) of Level 3	1,487,918

Balance at December 31, 2008	$1,487,918

Unrealized gains/(losses) recorded in other comprehensive income	—
Impairment charge on available for sale securities	(805,994)
Purchases, issuances, and settlements	—
Transfers in and/(out) of Level 3	161,497

Balance at March 31, 2009 (unaudited)	$843,421

Assets Recorded at Fair Value on a Nonrecurring Basis

The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. At December 31, 2008 and March 31, 2009 (unaudited), the Bank had no assets requiring measurement at fair value on a nonrecurring basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Note 14.	Condensed Financial Statements of Parent Company

The investment of the Company in its wholly-owned subsidiary is presented on the equity method of accounting. Information relative to the Company’s balance sheet at March 31, 2009 (unaudited) December 31, 2008 and 2007 and the related statements of income and cash flows for the years then ended are presented below:

	March 31, 2009 (Unaudited)	December 31, 2008	December 31, 2007
Balance Sheets

Assets

Cash	$23,088	$92,709	$119,648
Securities available for sale	—	161,497	112,920
Investment in bank subsidiary, eliminated in consolidation	12,119,735	12,452,358	12,718,417
Investment in GFS Trust I	124,000	124,000	124,000
Other assets	111,759	—	41,480

Total assets	$12,378,582	$12,830,564	$13,116,465

Liabilities and Shareholders’ Equity

Liabilities

Other liabilities	$—	$10,306	$—
Long-term borrowings	4,124,000	4,124,000	4,124,000

Total liabilities	4,124,000	4,134,306	4,124,000

Shareholders’ equity

Common stock, $1 par value, 5,000,000 authorized shares, issued 2009, 387,609 (unaudited), 2008, 387,609 and 2007, 384,959; outstanding 2009, 381,651 (unaudited), 2008, 381,651 and 2007, 379,001, respectively	387,609	387,609	384,959
Capital surplus	7,630,960	7,630,960	7,580,610
Retained earnings	384,565	833,621	1,142,276
Accumulated other comprehensive income	(152)	(7,532)	33,020
Less cost of shares acquired for the treasury, 2009 (unaudited), 2008 and 2007, 5,958 shares	(148,400)	(148,400)	(148,400)

Total shareholders’ equity	8,254,582	8,696,258	8,992,465

Total liabilities and shareholders’ equity	$12,378,582	$12,830,564	$13,116,465

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	For the Three Months Ended March 31,		For the Period Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007
Statements of Income
Income
Equity in undistributed net income (loss) of bank subsidiary	$(340,003)	$76,622	$(225,507)	$399,232
Dividend income	110,000	83,000	337,000	266,000
Other income	—	268	1,377	1,049
Impairment charge on available for sale securities	(161,497)	—	—	—

Total income	(391,500)	159,890	112,870	666,281
Expenses
Interest expense	47,078	82,953	273,926	351,982
Operating expenses	82,237	42,662	291,387	59,256

Total expenses	129,315	125,615	565,313	411,238
Net income (loss) before income tax (benefit)	(520,815)	34,275	(452,443)	255,043

Income tax expense (benefit)	(71,759)	(50,000)	(143,788)	(152,335)

Net income (loss)	$(449,056)	$84,275	$(308,655)	$407,378

	For the Three Months Ended March 31,		For the Period Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007
Statements of Cash Flows

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(449,056)	$84,275	$(308,655)	$407,378
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	—	5,501	11,000	22,000
Impairment charge on available for sale securities	161,497	—	—	—
Equity in undistributed net (income) loss of subsidiary	340,003	(76,622)	225,507	(399,232)
(Increase) decrease in other assets	111,759	(50,000)	30,480	14,556
Increase (decrease) in other liabilities	(10,306)	—	10,306	—

Net cash provided by (used in) operating activities	(69,621)	(36,846)	(31,362)	44,702

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

	For the Three Months Ended March 31,		For the Period Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007
Statements of Cash Flows

CASH FLOWS FROM INVESTING ACTIVITY
Purchase of securities available for sale	—	—	(48,577)	—
Net cash (used in) investing activities	—	—	(48,577)	—
CASH FLOWS FROM FINANCING ACTIVITY
Stock options exercised - common stock issued	—	—	53,000	1,000
Acquisition of treasury stock	—	—	—	—
Proceeds from sale of treasury stock	—	—	—	2,000
Net cash provided by (used in) financing activities	—	—	53,000	3,000
Increase (decrease) in cash	(69,621)	(36,846)	(26,939)	47,702
Cash:
Beginning	92,709	119,648	119,648	71,946

Ending	$23,088	$82,802	$92,709	$119,648

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$47,078	$82,953	$273,926	$351,982

Guaranty Financial Services, Inc., accounts for its investment in its bank subsidiary by the equity method. During the two years ended December 31, 2008 and the three months ended March 31, 2009 (unaudited), changes in the investment were as follows:

Number of shares owned – Guaranty Bank & Trust Company	350,000
Percent of shares owned – Guaranty Bank & Trust Company	100%

Balance at December 31, 2006	$12,180,562
Add (deduct)
Equity in net income	665,232
Dividends declared	(266,000)
Change in net unrealized gain (loss) on securities	138,623

Balance at December 31, 2007	12,718,417
Add (deduct)
Equity in net income (loss)	111,493
Dividends declared	(337,000)
Change in net unrealized gain (loss) on securities	(40,552)

Balance at December 31, 2008	12,452,358
Add (deduct)
Equity in net income (loss) (unaudited)	(230,003)
Dividends declared (unaudited)	(110,000)
Change in net unrealized gain (loss) on securities (unaudited)	7,380

Balance at March 31, 2009 (unaudited)	$12,119,735

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2009 and 2008 (Unaudited) and
Years Ended December 31, 2008 and 2007

Note 15.	Merger

On August 22, 2008, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with First Sentry Bancshares, Inc. (“First Sentry”), a West Virginia corporation headquartered in Huntington, West Virginia. Under the terms of the agreement, each outstanding share of the Company’s common stock will be converted into the right to receive 1.176 shares of First Sentry common stock, subject to adjustment under certain circumstances. Consummation of the Merger is subject to approval of the shareholders of the Company and First Sentry and the receipt of all regulatory approvals, as well as other customary conditions. The acquisition is expected to close during the third quarter of 2009.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN

FIRST SENTRY BANCSHARES, INC.

AND

GUARANTY FINANCIAL SERVICES, INC.

AUGUST 22, 2008

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		A-2
1.1.	Certain Definitions	A-2
ARTICLE II THE MERGER		A-7
2.1.	Merger	A-7
2.2.	Effective Time	A-7
2.3.	Certificate of Incorporation and Bylaws	A-8
2.4.	Directors and Officers of Surviving Corporation	A-8
2.5.	Effects of the Merger	A-8
2.6.	Tax Consequences	A-8
2.7.	Possible Alternative Structures	A-9
2.8.	Bank Merger	A-9
2.9.	Additional Actions	A-9
ARTICLE III CONVERSION OF SHARES		A-9
3.1.	Conversion of Guaranty Financial Common Stock; Merger Consideration	A-9
3.2.	No Fractional Shares	A-11
3.3.	Procedures for Exchange of Guaranty Financial Common Stock	A-11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GUARANTY FINANCIAL		A-14
4.1.	Standard	A-14
4.2.	Organization	A-14
4.3.	Capitalization	A-15
4.4.	Authority; No Violation	A-16
4.5.	Consents	A-16
4.6.	Financial Statements	A-17
4.7.	Taxes	A-18
4.8.	No Material Adverse Effect	A-19
4.9.	Material Contracts; Leases; Defaults	A-19
4.10.	Ownership of Property; Insurance Coverage	A-21
4.11.	Legal Proceedings	A-22
4.12.	Compliance With Applicable Law	A-22
4.13.	Employee Benefit Plans	A-24
4.14.	Brokers, Finders and Financial Advisors	A-26
4.15.	Environmental Matters	A-26
4.16.	Loan Portfolio	A-28
4.17.	[Intentionally omitted]	A-29
4.18.	Related Party Transactions	A-29
4.19.	Deposits	A-29
4.20.	Antitakeover Provisions Inapplicable; Required Vote	A-30
4.21.	Registration Obligations	A-30
4.22.	Risk Management Instruments	A-30
4.23.	Fairness Opinion	A-30
4.24.	Trust Accounts	A-30
4.25.	Intellectual Property	A-31
4.26.	Labor Matters	A-31
4.27.	Guaranty Financial Information Supplied	A-31

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIRST SENTRY BANCSHARES		A-31
5.1.	Standard	A-32
5.2.	Organization	A-32
5.3.	Capitalization	A-33
5.4.	Authority; No Violation	A-33
5.5.	Consents	A-34
5.6.	Financial Statements	A-34
5.7.	Taxes	A-35
5.8.	No Material Adverse Effect	A-36
5.9.	Ownership of Property; Insurance Coverage	A-36
5.10.	Legal Proceedings	A-37
5.11.	Compliance With Applicable Law	A-37
5.12.	Employee Benefit Plans	A-39
5.13.	Environmental Matters	A-40
5.14.	Loan Losses	A-40
5.15.	Required Vote of Shareholders	A-41
5.16.	Brokers, Finders and Financial Advisors	A-41
5.17.	First Sentry Bancshares Common Stock	A-41
5.18.	First Sentry Bancshares Information Supplied	A-41
ARTICLE VI COVENANTS OF GUARANTY FINANCIAL		A-41
6.1.	Conduct of Business	A-41
6.2.	Current Information	A-45
6.3.	Access to Properties and Records	A-46
6.4.	Financial and Other Statements	A-47
6.5.	Maintenance of Insurance	A-48
6.6.	Disclosure Supplements	A-48
6.7.	Consents and Approvals of Third Parties	A-48
6.8.	All Reasonable Efforts	A-48
6.9.	Failure to Fulfill Conditions	A-48
6.10.	No Solicitation	A-48
6.11.	Reserves and Merger-Related Costs	A-52
6.12.	Board of Directors and Committee Meetings	A-52
ARTICLE VII COVENANTS OF FIRST SENTRY BANCSHARES		A-52
7.1.	Conduct of Business	A-52
7.2.	Current Information	A-52
7.3.	Financial and Other Statements	A-53
7.4.	Disclosure Supplements	A-53
7.5.	Consents and Approvals of Third Parties	A-54
7.6.	All Reasonable Efforts	A-54
7.7.	Failure to Fulfill Conditions	A-54
7.8.	Employee Benefits	A-54
7.9.	Directors and Officers Indemnification and Insurance	A-56
7.10.	Stock and Cash Reserve	A-57
ARTICLE VIII REGULATORY AND OTHER MATTERS		A-57
8.1.	Guaranty Financial and First Sentry Bancshares Shareholder Meetings	A-57

(ii)

8.2.	Proxy Statement-Prospectus	A-58
8.3.	Regulatory Approvals	A-59
8.4.	Affiliates	A-59
ARTICLE IX CLOSING CONDITIONS		A-60
9.1.	Conditions to Each Party’s Obligations under this Agreement	A-60
9.2.	Conditions to the Obligations of First Sentry Bancshares under this Agreement	A-61
9.3.	Conditions to the Obligations of Guaranty Financial under this Agreement	A-62
ARTICLE X THE CLOSING		A-63
10.1.	Time and Place	A-63
10.2.	Deliveries at the Pre-Closing and the Closing	A-63
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		A-63
11.1.	Termination	A-63
11.2.	Effect of Termination	A-65
11.3.	Amendment, Extension and Waiver	A-66
ARTICLE XII MISCELLANEOUS		A-66
12.1.	Confidentiality	A-66
12.2.	Public Announcements	A-66
12.3.	Survival	A-66
12.4.	Notices	A-67
12.5.	Parties in Interest	A-68
12.6.	Complete Agreement	A-68
12.7.	Counterparts	A-68
12.8.	Severability	A-68
12.9.	Governing Law	A-68
12.10.	Interpretation	A-68
12.11.	Specific Performance	A-69

Exhibit A	Form of Guaranty Financial Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 22, 2008, by and between First Sentry Bancshares, Inc., a West Virginia corporation (“First Sentry Bancshares”), and Guaranty Financial Services, Inc., a West Virginia corporation (“Guaranty Financial”).

          WHEREAS, the Board of Directors of each of First Sentry Bancshares and Guaranty Financial (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

          WHEREAS, in accordance with the terms of this Agreement, Guaranty Financial will merge with and into First Sentry Bancshares (the “Merger”), and immediately thereafter Guaranty Bank & Trust Company, a West Virginia chartered bank and wholly owned subsidiary of Guaranty Financial (“GFB”), will be merged with and into First Sentry Bank, a West Virginia chartered bank and wholly owned subsidiary of First Sentry Bancshares (“First Sentry Bank”); and

          WHEREAS, as a condition to the willingness of First Sentry Bancshares to enter into this Agreement, each of the directors of Guaranty Financial has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with First Sentry Bancshares (the “Guaranty Financial Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of Guaranty Financial owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Guaranty Financial Voting Agreements; and

          WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

          1.1.    Certain Definitions.

          As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

          “Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          “Agreement” means this agreement, and any amendment hereto.

          “Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

          “Bank Merger” shall mean the merger of GFB with and into First Sentry Bank, with First Sentry Bank as the surviving institution, which merger shall occur immediately following the Merger.

          “Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FRB, the FDIC and the Department, which regulates First Sentry Bank or GFB, or any of their respective holding companies or subsidiaries, as the case may be.

          “BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

          “Certificate” shall mean certificates evidencing shares of Guaranty Financial Common Stock.

          “Closing” shall have the meaning set forth in Section 2.2.

          “Closing Date” shall have the meaning set forth in Section 2.2.

          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

          “Department” shall mean the West Virginia Division of Banking, State of West Virginia, and where appropriate shall include the Commissioner and the West Virginia Board of Banking and Financial Institutions.

          “Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

          “Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

          “Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

          “Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Exchange Agent” shall mean the bank or trust company or other agent designated by First Sentry Bancshares, and reasonably acceptable to Guaranty Financial, which shall act as agent for First Sentry Bancshares in connection with the exchange procedures for converting Certificates into the Merger Consideration.

          “Exchange Fund” shall have the meaning set forth in Section 3.3.1.

          “Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

          “FDIA” shall mean the Federal Deposit Insurance Act, as amended.

          “FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

          “FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

          “First Sentry Bank” shall mean First Sentry Bank, a West Virginia chartered bank, with its principal offices located at 823 Eighth Street, Huntington, West Virginia, which is a wholly owned subsidiary of First Sentry Bancshares.

          “First Sentry Bancshares” shall mean First Sentry Bancshares, Inc., a West Virginia corporation, with its principal executive offices located at 823 Eighth Street, Huntington, West Virginia 25707.

          “First Sentry Bancshares Common Stock” shall mean the common stock, par value $1.00 per share, of First Sentry Bancshares.

          “FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by First Sentry Bancshares to Guaranty Financial specifically referring to the appropriate section of this Agreement.

          “First Sentry Bancshares Financial Statements” shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of First Sentry Bancshares and subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of First Sentry Bancshares and subsidiaries for each of the three years ended December 31, 2007, 2006 and 2005, and (ii) the unaudited interim consolidated financial statements of First Sentry Bancshares and subsidiaries as of the end of each calendar quarter following December 31, 2007, and for the periods then ended.

          “First Sentry Bancshares Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by First Sentry Bancshares or First Sentry Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Sentry Bank.

          “FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Richmond.

          “GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

          “GFB” shall mean Guaranty Bank & Trust Company, a West Virginia chartered bank, with its principal offices located at 517 Ninth Street, Huntington, West Virginia 25701, which is a wholly owned subsidiary of Guaranty Financial.

          “Guaranty Financial” shall mean Guaranty Financial Service, a West Virginia corporation, with its principal offices located at 517 Ninth Street, Huntington, West Virginia 25701.

          “Guaranty Financial Common Stock” shall mean the common stock, par value $1.00 per share, of Guaranty Financial.

          “GUARANTY FINANCIAL DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Guaranty Financial to First Sentry Bancshares specifically referring to the appropriate section of this Agreement.

          “Guaranty Financial Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Guaranty Financial and subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of Guaranty Financial and subsidiaries for each of the three years ended December 31, 2007, 2006 and 2005, and (ii) the unaudited interim consolidated financial statements of Guaranty Financial and subsidiaries as of the end of each calendar quarter following December 31, 2007 and for the periods then ended.

          “Guaranty Financial Recommendation” shall have the meaning set forth in Section 8.1.

          “Guaranty Financial Regulatory Reports” means the Call Reports of GFB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2007, through the Closing Date, and all Reports filed with the FDIC and FRB by Guaranty Financial from December 31, 2007 through the Closing Date.

          “Guaranty Financial Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

          “Guaranty Financial Subsidiary” means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by Guaranty Financial or GFB, except any corporation the stock of which is held in the ordinary course of the lending activities of GFB.

          “Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

          “IRS” shall mean the United States Internal Revenue Service.

          “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

          “Material Adverse Effect” shall mean, with respect to First Sentry Bancshares or Guaranty Financial, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of First Sentry Bancshares and its Subsidiaries taken as a whole, or Guaranty Financial and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Guaranty Financial, on the one hand, or First Sentry Bancshares, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of First Sentry Bancshares or Guaranty Financial, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) any charge or reserve taken by Guaranty Financial at the request of First Sentry Bancshares pursuant to Section 6.11 of this Agreement.

          “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

          “Merger” shall mean the merger of Guaranty Financial with and into First Sentry Bancshares (or a subsidiary thereof) pursuant to the terms hereof.

          “Merger Consideration” shall mean the First Sentry Bancshares Common Stock to be paid by First Sentry Bancshares for each share of Guaranty Financial Common Stock, as set forth in Section 3.1.

          “Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of First Sentry Bancshares Common Stock to be offered to holders of Guaranty Financial Common Stock in connection with the Merger.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

          “Pension Plan” shall have the meaning set forth in Section 4.13.2.

          “Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

          “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

          “Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

          “Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

          “Securities Act” shall mean the Securities Act of 1933, as amended.

          “Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

          “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

          “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

          “Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

          “Termination Date” shall mean June 30, 2009.

          “Treasury Stock” shall have the meaning set forth in Section 3.1.2.

          “WVBCA” shall mean the West Virginia Business Corporation Act.

          Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

          2.1.    Merger.

          Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Guaranty Financial shall merge with and into First Sentry Bancshares, with First Sentry Bancshares as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Guaranty Financial shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Guaranty Financial shall be vested in and assumed by First Sentry Bancshares. As part of the Merger, each share of Guaranty Financial Common Stock (other than Dissenting Shares and Treasury Stock) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, GFB shall merge with and into First Sentry Bank, with First Sentry Bank as the resulting institution.

          2.2.    Effective Time.

          The Closing shall occur no later than the close of business on the fifth business day following the latest to occur of (i) the receipt of all Regulatory Approvals, (ii) Shareholder approval of the Merger by each of Guaranty Financial and First Sentry Bancshares shareholders, or (iii) the passing of any applicable waiting periods; or at such other date or time upon which First Sentry Bancshares and Guaranty Financial mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate of merger with the West Virginia Office of the

Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the WVBCA. The “Effective Time” means the date and time upon which the certificate of merger is filed with the West Virginia Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the WVBCA.

          2.3.    Certificate of Incorporation and Bylaws.

          The Certificate of Incorporation and Bylaws of First Sentry Bancshares as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

          2.4.    Directors and Officers of Surviving Corporation.

          The current directors of First Sentry Bancshares and the non-employee directors of Guaranty Financial immediately prior to the Effective Time, as well as the Chief Executive Officer of Guaranty Financial shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of First Sentry Bancshares immediately prior to the Effective Time and the Chief Executive Officer of Guaranty Financial shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          2.5.    Effects of the Merger.

          At and after the Effective Time, the Merger shall have the effects as set forth in the WVBCA.

          2.6.    Tax Consequences.

          It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither First Sentry Bancshares, Guaranty Financial nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. First Sentry Bancshares and Guaranty Financial each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.

          Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time First Sentry Bancshares shall be entitled to revise the structure of the Merger or the Bank Merger, including without limitation, by merging Guaranty Financial into a wholly owned subsidiary of First Sentry Bancshares, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement (ii) there are no adverse Federal or state income tax consequences to Guaranty Financial shareholders as a result of the modification; (iii) the consideration to be paid to the holders of Guaranty Financial Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger and the Bank Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

          2.8.    Bank Merger

          First Sentry Bancshares and Guaranty Financial shall use their reasonable best efforts to cause the merger of GFB with and into First Sentry Bank, with First Sentry Bank as the surviving institution, to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, First Sentry Bancshares will cause First Sentry Bank, and Guaranty Financial will cause GFB, to execute and deliver a mutually acceptable Plan of Bank Merger.

          2.9.    Additional Actions

          If, at any time after the Effective Time, First Sentry Bancshares shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in First Sentry Bancshares its right, title or interest in, to or under any of the rights, properties or assets of Guaranty Financial, GFB, or (ii) otherwise carry out the purposes of this Agreement, Guaranty Financial and its officers and directors shall be deemed to have granted to First Sentry Bancshares an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in First Sentry Bancshares its right, title or interest in, to or under any of the rights, properties or assets of Guaranty Financial or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the First Sentry Bancshares are authorized in the name of Guaranty Financial or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

          3.1.    Conversion of Guaranty Financial Common Stock; Merger Consideration.

          At the Effective Time, by virtue of the Merger and without any action on the part of First Sentry Bancshares, Guaranty Financial or the holders of any of the shares of Guaranty Financial Common Stock, the Merger shall be effected in accordance with the following terms:

                    3.1.1. Each share of First Sentry Bancshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

                    3.1.2. All shares of Guaranty Financial Common Stock held in the treasury of Guaranty Financial (“Treasury Stock”) and each share of Guaranty Financial Common Stock owned by First Sentry Bancshares immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

                    3.1.3. Subject to the provisions of this Article III, each share of Guaranty Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 1.176 shares (“the Exchange Ratio”) of First Sentry Bancshares Common Stock (the “Merger Consideration”).

                    3.1.4. Each outstanding share of Guaranty Financial Common Stock the holder of which has perfected his right to dissent under the WVBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the WVBCA. Guaranty Financial shall give First Sentry Bancshares prompt notice upon receipt by Guaranty Financial of any written demand for payment of the fair value of such shares of Guaranty Financial Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and First Sentry Bancshares shall have the right to participate in all negotiations and proceedings with respect to any such demands. Guaranty Financial shall not, except with the prior written consent of First Sentry Bancshares, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the WVBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

                    3.1.5. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of Guaranty Financial Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

                    3.1.6. After the Effective Time, shares of Guaranty Financial Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section represent the right to receive the Merger Consideration (or as to Dissenting Shares, such rights as provided by the WVBCA) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Guaranty Financial on such shares of Guaranty Financial Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

                    3.1.7. In the event First Sentry Bancshares changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of First Sentry Bancshares Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding First Sentry Bancshares Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to First Sentry Bancshares Common Stock if First Sentry Bancshares issues additional shares of Common Stock and receives fair market value consideration for such shares.

          3.2.    No Fractional Shares.

          Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Sentry Bancshares Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Sentry Bancshares Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Sentry Bancshares. In lieu of the issuance of any such fractional share, First Sentry Bancshares shall pay to each former holder of Guaranty Financial Common Stock who otherwise would be entitled to receive a fractional share of First Sentry Bancshares Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $30.00. For purposes of determining any fractional share interest, all shares of Guaranty Financial Common Stock owned by a Guaranty Financial shareholder shall be combined so as to calculate the maximum number of whole shares of First Sentry Bancshares Common Stock issuable to such Guaranty Financial shareholder.

          3.3.    Procedures for Exchange of Guaranty Financial Common Stock.

                    3.3.1. First Sentry Bancshares to Make Merger Consideration Available. No later than the Closing Date, First Sentry Bancshares shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Guaranty Financial Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of First Sentry Bancshares Common Stock and an aggregate amount of cash sufficient to pay any cash that may be payable in lieu of any fractional shares of First Sentry Bancshares Common Stock (such cash and certificates for shares of First Sentry Bancshares Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

                    3.3.2. Exchange of Certificates. First Sentry Bancshares shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the Guaranty Financial Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange

Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of First Sentry Bancshares Common Stock (if any) to which such former holder of Guaranty Financial Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof, and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of First Sentry Bancshares Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

                    3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Guaranty Financial Common Stock shall have no rights, after the Effective Time, with respect to such Guaranty Financial Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement (or as to Dissenting Shares, such rights as provided by the WVBCA). No dividends or other distributions declared after the Effective Time with respect to First Sentry Bancshares Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Sentry Bancshares Common Stock represented by such Certificate.

                    3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                    3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Guaranty Financial of the Guaranty Financial Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

                    3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, First Sentry Bancshares shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the

Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to First Sentry Bancshares (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither First Sentry Bancshares nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

                    3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by First Sentry Bancshares, the posting by such person of a bond in such amount as First Sentry Bancshares may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

                    3.3.8. Withholding. First Sentry Bancshares or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Guaranty Financial Common Stock such amounts as First Sentry Bancshares (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by First Sentry Bancshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Guaranty Financial Common Stock in respect of whom such deduction and withholding were made by First Sentry Bancshares or the Exchange Agent.

                    3.3.9. Treatment of Guaranty Financial Options. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding Guaranty Financial Options as of the date hereof. Prior to and effective as of the Effective Time, Guaranty Financial shall take all actions necessary to terminate the Guaranty Financial Option Plans (and all other option plans listed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.1). Holders of all unexercised Guaranty Financial Options as of the Effective Time will receive, in cancellation of their Guaranty Financial Options, a cash payment from Guaranty Financial immediately prior to the Effective Time, in an amount equal to $30.00 per share for each share underlying an option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Prior to the Effective Time, Guaranty Financial shall use its reasonably best efforts to obtain the written consent of each option holder to the cancellation of the Guaranty Financial Options in exchange for the Cash Option Payment, provided that the failure to obtain each consent shall not be a breach of this agreement.

                    3.3.10. Reservation of Shares. First Sentry Bancshares shall reserve for issuance a sufficient number of shares of the First Sentry Bancshares Common Stock for the purpose of issuing shares of First Sentry Bancshares Common Stock to the Guaranty Financial shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GUARANTY FINANCIAL

          Guaranty Financial represents and warrants to First Sentry Bancshares that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the GUARANTY FINANCIAL DISCLOSURE SCHEDULE delivered by Guaranty Financial to First Sentry Bancshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. Guaranty Financial has made a good faith effort to ensure that the disclosure on each schedule of the GUARANTY FINANCIAL DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the GUARANTY FINANCIAL DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Guaranty Financial shall include the Knowledge of GFB.

          4.1.    Standard.

          No representation or warranty of Guaranty Financial contained in this Article IV shall be deemed untrue or incorrect, and Guaranty Financial shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Sections 4.2.1 and 4.2.2), and Sections 4.2.4, 4.2.5, 4.3, 4.4, 4.13.5, 4.13.8, 4.13.10 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

          4.2.    Organization.

                    4.2.1. Guaranty Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and is duly registered as a bank holding company under the BHCA. Guaranty Financial has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

                    4.2.2. GFB is a bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of West Virginia. The deposits of GFB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by GFB when due. GFB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

                    4.2.3. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.2.3 sets forth GFB’s one Guaranty Financial Subsidiary. The Guaranty Financial Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                    4.2.4. The respective minute books of Guaranty Financial, GFB and each other Guaranty Financial Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                    4.2.5. Prior to the date of this Agreement, Guaranty Financial has made available to First Sentry Bancshares true and correct copies of the certificate of incorporation or charter and bylaws of Guaranty Financial, GFB and each other Guaranty Financial Subsidiary.

          4.3.    Capitalization.

                    4.3.1. The authorized capital stock of Guaranty Financial consists of 5,000,000 shares of common stock, $1.00 par value per share, of which 380,651 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 5,958 shares of Guaranty Financial Common Stock held by Guaranty Financial as treasury stock. Neither Guaranty Financial nor any Guaranty Financial Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Guaranty Financial Common Stock, or any other security of Guaranty Financial or a Guaranty Financial Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of Guaranty Financial Common Stock or any other security of Guaranty Financial or any Guaranty Financial Subsidiary, other than 25,550 shares issuable under the outstanding stock options. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase Guaranty Financial Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

                   4.3.2. Guaranty Financial owns all of the capital stock of GFB, free and clear of any lien or encumbrance. Except for the Guaranty Financial Subsidiaries, Guaranty Financial does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Guaranty Financial Subsidiaries, equity interests held by Guaranty Financial Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Guaranty Financial Subsidiaries, including stock in the FHLB. Either Guaranty Financial or GFB owns all of the outstanding shares of capital stock of each Guaranty Financial Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

                    4.3.3. To Guaranty Financial’s Knowledge, except as set forth in the GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in

Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Guaranty Financial Common Stock.

          4.4.    Authority; No Violation.

                    4.4.1. Guaranty Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Guaranty Financial’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Guaranty Financial and the completion by Guaranty Financial of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Guaranty Financial, and no other corporate proceedings on the part of Guaranty Financial, except for the approval of the Guaranty Financial shareholders, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Guaranty Financial, and subject to approval by the shareholders of Guaranty Financial and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by First Sentry Bancshares, constitutes the valid and binding obligation of Guaranty Financial, enforceable against Guaranty Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

                    4.4.2. Subject to receipt of Regulatory Approvals and Guaranty Financial’s and First Sentry Bancshares’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of Guaranty Financial, (A) the execution and delivery of this Agreement by Guaranty Financial, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Guaranty Financial with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Guaranty Financial or any Guaranty Financial Subsidiary or the charter and bylaws of GFB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Guaranty Financial or any Guaranty Financial Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Guaranty Financial or GFB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Guaranty Financial or GFB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Guaranty Financial and the Guaranty Financial Subsidiaries taken as a whole.

          4.5.    Consents.

          Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of West Virginia, (c) the filing with the SEC of (i) the Merger

Registration Statement and (ii) the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Sentry Bancshares Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of Guaranty Financial and First Sentry Bancshares, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Guaranty Financial’s Knowledge, except as set forth on GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.5, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Guaranty Financial, and (y) the completion of the Merger and the Bank Merger. Guaranty Financial has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

          4.6.    Financial Statements.

                    4.6.1. Guaranty Financial has previously made available to First Sentry Bancshares the Guaranty Financial Regulatory Reports. The Guaranty Financial Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

                    4.6.2. Guaranty Financial has previously made available to First Sentry Bancshares the Guaranty Financial Financial Statements. The Guaranty Financial Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Guaranty Financial and the Guaranty Financial Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements.

                    4.6.3. At the date of each balance sheet included in the Guaranty Financial Financial Statements or the Guaranty Financial Regulatory Reports, neither Guaranty Financial nor GFB, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Guaranty Financial Financial Statements or Guaranty Financial Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

                    4.6.4. The records, systems, controls, data and information of Guaranty Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Guaranty Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. Guaranty Financial (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Guaranty Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Guaranty Financial by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Guaranty Financial’s outside auditors and the audit committee of Guaranty Financial’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Guaranty Financial’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Guaranty Financial’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Guaranty Financial’s auditors and audit committee and a copy has previously been made available to First Sentry Bancshares.

                    4.6.5. Since December 31, 2007, (i) neither Guaranty Financial nor any of its Subsidiaries nor, to the Knowledge of Guaranty Financial, any director, officer, employee, auditor, accountant or representative of Guaranty Financial or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Guaranty Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Guaranty Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Guaranty Financial or any of its Subsidiaries, whether or not employed by Guaranty Financial or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Guaranty Financial or any of its officers, directors, employees or agents to the Board of Directors of Guaranty Financial or any committee thereof or to any director or officer of Guaranty Financial.

          4.7.    Taxes.

                    Guaranty Financial and the Guaranty Financial Subsidiaries that are at least 80 percent owned by Guaranty Financial are members of the same affiliated group within the meaning of Code Section 1504(a). Guaranty Financial has duly filed all federal, state and material local tax returns required to be filed by or with respect to Guaranty Financial and every Guaranty Financial Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to Guaranty Financial’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Guaranty Financial and any Guaranty Financial Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Guaranty Financial has received no written notice of, and to Guaranty Financial’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Guaranty Financial or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Guaranty Financial or any of its Subsidiaries do not file tax returns that Guaranty Financial or any such Subsidiary is subject to taxation in that jurisdiction. Guaranty Financial and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Guaranty Financial and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Guaranty Financial and each of its Subsidiaries, to Guaranty Financial’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

          4.8.    No Material Adverse Effect.

                    Guaranty Financial has not suffered any Material Adverse Effect since December 31, 2007 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Guaranty Financial.

          4.9.    Material Contracts; Leases; Defaults.

                    4.9.1. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.1, neither Guaranty Financial nor any Guaranty Financial Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Guaranty Financial or any Guaranty Financial Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Guaranty Financial or any Guaranty Financial Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Guaranty Financial or any Guaranty Financial Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Guaranty Financial or any Guaranty Financial Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Guaranty Financial or any Guaranty Financial Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Sentry Bancshares or any First Sentry Bancshares Subsidiary; (vi) any other agreement, written or oral, that obligates Guaranty Financial or any

Guaranty Financial Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Guaranty Financial or any Guaranty Financial Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

                    4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Guaranty Financial nor any Guaranty Financial Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                    4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to First Sentry Bancshares on or before the date hereof, and are in full force and effect on the date hereof and neither Guaranty Financial nor any Guaranty Financial Subsidiary (nor, to the Knowledge of Guaranty Financial, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Guaranty Financial or any Guaranty Financial Subsidiary is a party or under which Guaranty Financial or any Guaranty Financial Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Guaranty Financial or any Guaranty Financial Subsidiary or upon the occurrence of a subsequent event; or (y) requires Guaranty Financial or any Guaranty Financial Subsidiary to provide a benefit in the form of Guaranty Financial Common Stock or determined by reference to the value of Guaranty Financial Common Stock.

                    4.9.4. Since December 31, 2007, through and including the date of this Agreement, except as furnished by Guaranty Financial to First Sentry Bancshares prior to the date hereof, neither Guaranty Financial nor any Guaranty Financial Subsidiary has (i) except for

(A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Guaranty Financial Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under Guaranty Financial Option Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Guaranty Financial or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Guaranty Financial or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

          4.10.  Ownership of Property; Insurance Coverage.

                    4.10.1. Guaranty Financial and each Guaranty Financial Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Guaranty Financial or each Guaranty Financial Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Guaranty Financial Regulatory Reports and in the Guaranty Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an Guaranty Financial Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not materially and adversely affect the value or use of such real property, and (iv) those described and reflected in the Guaranty Financial Financial Statements. Guaranty Financial and the Guaranty Financial Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Guaranty Financial and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

                    4.10.2. With respect to all material agreements pursuant to which Guaranty Financial or any Guaranty Financial Subsidiary has purchased securities subject to an agreement to resell, if any, Guaranty Financial or such Guaranty Financial Subsidiary, as the case may be, has a lien or security interest (which to Guaranty Financial’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                    4.10.3. Guaranty Financial and each Guaranty Financial Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Guaranty Financial nor any Guaranty Financial Subsidiary, has received notice from any insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Guaranty Financial or any Guaranty Financial Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last two years Guaranty Financial and each Guaranty Financial Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by Guaranty Financial and each Guaranty Financial Subsidiary as well as the other matters required to be disclosed under this Section.

          4.11.  Legal Proceedings.

                    Neither Guaranty Financial nor any Guaranty Financial Subsidiary is a party to any, and there are no pending or, to Guaranty Financial’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Guaranty Financial or any Guaranty Financial Subsidiary, (ii) to which Guaranty Financial or any Guaranty Financial Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Guaranty Financial or GFB to perform under this Agreement, except, in each of (i) through (iv) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Guaranty Financial.

          4.12.  Compliance With Applicable Law.

                    4.12.1. Guaranty Financial and each Guaranty Financial Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Guaranty Financial nor any Guaranty Financial Subsidiary has received any written notice to the contrary. The Board of Directors of GFB has adopted and GFB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

                    4.12.2. Each of Guaranty Financial and each Guaranty Financial Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Guaranty Financial, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

                    4.12.3. For the period beginning January 1, 2003 as to GFB, and for the period beginning January 1, 2003 for Guaranty Financial and each Guaranty Financial Subsidiary (other than GFB), neither Guaranty Financial nor any Guaranty Financial Subsidiary has received any written notification or, to Guaranty Financial’s Knowledge, any other communication from any Bank Regulator (i) asserting that Guaranty Financial or any Guaranty Financial Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Guaranty Financial or any Guaranty Financial Subsidiary; (iii) requiring, or threatening to require, Guaranty Financial or any Guaranty Financial Subsidiary, or indicating that Guaranty Financial or any Guaranty Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Guaranty Financial or any Guaranty Financial Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Guaranty Financial or any Guaranty Financial Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Guaranty Financial Regulatory Agreement”). Neither Guaranty Financial nor any Guaranty Financial Subsidiary (other than GFB) has consented to or entered into any Guaranty Financial Regulatory Agreement that is currently in effect or that was in effect since January 1, 2003, and GFB has not consented to or entered into any Guaranty Financial Regulatory Agreement that is currently in effect or that was in effect since January 1, 2003. The most recent regulatory rating given to GFB as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

                    4.12.4. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.12.4 sets forth, as of June 30, 2008, a schedule of all executive officers and directors of Guaranty Financial who have outstanding loans from Guaranty Financial or GFB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          4.13.  Employee Benefit Plans.

                    4.13.1. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Guaranty Financial or any Guaranty Financial Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Guaranty Financial or any Guaranty Financial Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Guaranty Financial Compensation and Benefit Plans”). Neither Guaranty Financial nor any of its Subsidiaries has any commitment to create any additional Guaranty Financial Compensation and Benefit Plan or to materially modify, change or renew any existing Guaranty Financial Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Guaranty Financial has made available to First Sentry Bancshares true and correct copies of the Guaranty Financial Compensation and Benefit Plans.

                    4.13.2. To the Knowledge of Guaranty Financial and except as disclosed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.2, each Guaranty Financial Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Guaranty Financial Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, is subject of a “Favorable Letter” within the meaning of Rev. Proc. 2006-27 Section 5.01, and Guaranty Financial is not aware of any circumstances which are reasonably likely to result in revocation of any such Favorable Letter. There is no material pending or, to the Knowledge of Guaranty Financial, threatened action, suit or claim relating to any of the Guaranty Financial Compensation and Benefit Plans (other than routine claims for benefits). Neither Guaranty Financial nor any Guaranty Financial Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Guaranty Financial Compensation and Benefit Plan that would reasonably be expected to subject Guaranty Financial or any Guaranty Financial Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                    4.13.3. Guaranty Financial does not maintain any defined benefit pension plan. To the Knowledge of Guaranty Financial, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any Guaranty Financial Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with Guaranty Financial under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”)(such plan being referred to as an “ERISA Affiliate Plan”). Neither Guaranty Financial, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

                    4.13.4. All material contributions required to be made under the terms of any Guaranty Financial Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Guaranty Financial or any Guaranty Financial Subsidiary is a party or a sponsor have been timely made, and all contributions and funding obligations are accrued on Guaranty Financial’s consolidated financial statements to the extent required by GAAP. Guaranty Financial and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Guaranty Financial Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

                    4.13.5. Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.5, neither Guaranty Financial nor any Guaranty Financial Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Guaranty Financial Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law. There has been no communication to employees by Guaranty Financial or any Guaranty Financial Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

                    4.13.6. Guaranty Financial and its Subsidiaries do not maintain any Guaranty Financial Compensation and Benefit Plans covering employees who are not United States residents.

                    4.13.7. With respect to each Guaranty Financial Compensation and Benefit Plan, if applicable, Guaranty Financial has provided or made available to First Sentry Bancshares copies of: (A) any trust instruments and insurance contracts; (B) the three most recent Forms 5500 filed with the IRS; (C) the three most recent actuarial reports and financial statements; (D) the most recent summary plan description; (E) most recent Favorable Letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                    4.13.8. The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Guaranty Financial Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Guaranty Financial Compensation and Benefit Plan.

                    4.13.9. Neither Guaranty Financial nor any Guaranty Financial Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                    4.13.10. The consummation of the Mergers and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Guaranty Financial or any Guaranty Financial Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code) that would subject such person to an excise tax under Section 4999 of the Code, except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.10.

                    4.13.11. Except as disclosed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Guaranty Financial Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

                    4.13.12. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $30,000 or greater, of GFB or Guaranty Financial, their title and rate of salary, and their date of hire. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.12(b) sets forth any changes to any Guaranty Financial Compensation and Benefit Plan since December 31, 2007.

          4.14.  Brokers, Finders and Financial Advisors.

          Except as described in Section 4.23, neither Guaranty Financial nor any Guaranty Financial Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

          4.15.  Environmental Matters.

                    4.15.1. Except as may be set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to Guaranty Financial and each Guaranty Financial Subsidiary:

                                 (A) Each of Guaranty Financial and the Guaranty Financial Subsidiaries, the Participation Facilities, and, to Guaranty Financial’s Knowledge, the Loan

Properties are in substantial compliance with, and are not liable in any material respect under, any Environmental Laws;

                                (B) Guaranty Financial has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Guaranty Financial’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the Guaranty Financial Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the Guaranty Financial Subsidiaries or any Participation Facility;

                                (C) Neither Guaranty Financial nor GFB has received any written notice, by way of suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding, or otherwise, alleging or indicating that it (or any subsidiary) may be liable under any Environmental Law with respect to any Loan Property;

                                (D) The properties currently owned or operated by Guaranty Financial or any Guaranty Financial Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

                                (E) Neither Guaranty Financial nor any Guaranty Financial Subsidiary during the past two years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                                (F) To Guaranty Financial’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Guaranty Financial or any of the Guaranty Financial Subsidiaries or any Participation Facility, and to Guaranty Financial’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Guaranty Financial or any of the Guaranty Financial Subsidiaries or any Participation Facility; and

                                (G) To Guaranty Financial’s Knowledge, during the period of (s) Guaranty Financial’s or any of the Guaranty Financial Subsidiaries’ ownership or operation of any of their respective current properties or (t) Guaranty Financial’s or any of the Guaranty Financial Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

                    4.15.2. “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          4.16.  Loan Portfolio.

                    4.16.1. The allowance for loan losses reflected in Guaranty Financial’s audited consolidated balance sheet at December 31, 2007 was, and the allowance for loan losses shown on the balance sheets in Guaranty Financial’s Call Reports for periods ending after December 31, 2007 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

                    4.16.2. GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of June 30, 2008, by account, of: (A) all loans (including loan participations) of GFB or any other Guaranty Financial Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of GFB or any other Guaranty Financial Subsidiary which have been terminated by GFB or any other Guaranty Financial Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which GFB or any other Guaranty Financial Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from GFB or any other Guaranty Financial Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein GFB or any other Guaranty Financial Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified GFB or any other Guaranty Financial Subsidiary during the past twelve months of, or has asserted against GFB or any other Guaranty Financial Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of GFB, each borrower, customer or other party which has given GFB or any other Guaranty Financial Subsidiary any oral notification of, or orally asserted to or against GFB or any other Guaranty Financial Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by GFB or any GFB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. GUARANTY FINANCIAL DISCLOSURE

SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

                    4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of Guaranty Financial and the Guaranty Financial Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Guaranty Financial’s or the appropriate Guaranty Financial Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Guaranty Financial, the loans, discounts and the accrued interest reflected on the books of Guaranty Financial and the Guaranty Financial Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Guaranty Financial or the appropriate Guaranty Financial Subsidiary free and clear of any liens.

                    4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

          4.17.  [Intentionally omitted]

          4.18.  Related Party Transactions.

          Except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.18, neither Guaranty Financial nor any Guaranty Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any director or officer of Guaranty Financial or any Guaranty Financial Subsidiary, or any affiliate thereof. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Guaranty Financial or any Guaranty Financial Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Guaranty Financial nor any Guaranty Financial Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Guaranty Financial is inappropriate.

          4.19.  Deposits.

          None of the deposits of Guaranty Financial or any Guaranty Financial Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

          4.20.  Antitakeover Provisions Inapplicable; Required Vote.

          The Board of Directors of Guaranty Financial has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of Guaranty Financial) necessary to exempt First Sentry Bancshares, the Merger, the Merger Agreement and the transactions contemplated hereby from anti-takeover or fair price provisions set forth in the WVBCA. The affirmative vote of a majority of the issued and outstanding shares of Guaranty Financial Common Stock is required to approve this Agreement and the Merger under Guaranty Financial’s certificate of incorporation and the WVBCA.

          4.21.  Registration Obligations.

          Neither Guaranty Financial nor any Guaranty Financial Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

          4.22.  Risk Management Instruments.

          All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Guaranty Financial’s own account, or for the account of one or more of Guaranty Financial’s Subsidiaries or their customers (all of which are set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Guaranty Financial, with counterparties believed to be financially responsible at the time; and to Guaranty Financial’s Knowledge each of them constitutes the valid and legally binding obligation of Guaranty Financial or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Guaranty Financial nor any Guaranty Financial Subsidiary, nor to the Knowledge of Guaranty Financial any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

          4.23.  Fairness Opinion

          Guaranty Financial has received an opinion from Howe Barnes Hofer & Arnett, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Guaranty Financial pursuant to this Agreement is fair to such stockholders from a financial point of view.

          4.24.  Trust Accounts

          GFB and each of its subsidiaries has no trust or other fiduciary accounts.

          4.25.  Intellectual Property

          Guaranty Financial and each Guaranty Financial Subsidiary owns or, to Guaranty Financial’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment and neither Guaranty Financial nor any Guaranty Financial Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Guaranty Financial and each Guaranty Financial Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Guaranty Financial, the conduct of the business of Guaranty Financial and each Guaranty Financial Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

          4.26.  Labor Matters

          There are no labor or collective bargaining agreements to which Guaranty Financial or any Guaranty Financial Subsidiary is a party. To the Knowledge of Guaranty Financial, there is no union organizing effort pending or threatened against Guaranty Financial or any Guaranty Financial Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Guaranty Financial, threatened against Guaranty Financial or any Guaranty Financial Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Guaranty Financial, threatened against Guaranty Financial or any Guaranty Financial Subsidiary (other than routine employee grievances that are not related to union employees). Guaranty Financial and each Guaranty Financial Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

          4.27.  Guaranty Financial Information Supplied

          The information relating to Guaranty Financial and any Guaranty Financial Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FIRST SENTRY BANCSHARES

          First Sentry Bancshares represents and warrants to Guaranty Financial that the statements contained in this Article V are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the FIRST SENTRY BANCSHARES

DISCLOSURE SCHEDULE delivered by First Sentry Bancshares to Guaranty Financial on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. First Sentry Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of First Sentry Bancshares shall include the Knowledge of First Sentry Bank.

          5.1.    Standard.

          No representation or warranty of First Sentry Bancshares contained in this Article V shall be deemed untrue or incorrect, and First Sentry Bancshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentence of Sections 5.2.1 and 5.2.2), 5.2.4, 5.2.5, 5.3, and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

          5.2.    Organization.

                    5.2.1. First Sentry Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and is duly registered as a bank holding company under the BHCA. First Sentry Bancshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

                    5.2.2. First Sentry Bank is a bank duly organized, validly existing and in good standing (to the extent required) under West Virginia law. The deposits of First Sentry Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Sentry Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

                    5.2.3. FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.2.3 sets forth each First Sentry Bancshares Subsidiary. Each First Sentry Bancshares Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

                    5.2.4. The respective minute books of First Sentry Bancshares and each First Sentry Bancshares Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

                    5.2.5. Prior to the date of this Agreement, First Sentry Bancshares has made available to Guaranty Financial true and correct copies of the certificate of incorporation and bylaws of First Sentry Bancshares and First Sentry Bank and the First Sentry Bancshares Subsidiaries.

          5.3.    Capitalization.

                    5.3.1. The authorized capital stock of First Sentry Bancshares consists of 5,280,000 shares of common stock, $1.00 par value, of which 1,056,000 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Sentry Bancshares Common Stock, or any other security of First Sentry Bancshares or any securities representing the right to vote, purchase or otherwise receive any shares of First Sentry Bancshares Common Stock or any other security of First Sentry Bancshares.

                    5.3.2. First Sentry Bancshares owns all of the capital stock of First Sentry Bank free and clear of any lien or encumbrance.

          5.4.    Authority; No Violation.

                    5.4.1. First Sentry Bancshares has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Sentry Bancshares and the completion by First Sentry Bancshares of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First Sentry Bancshares, and no other corporate proceedings on the part of First Sentry Bancshares, except for the approval of the First Sentry Bancshares Shareholders, are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Sentry Bancshares, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Guaranty Financial, constitutes the valid and binding obligations of First Sentry Bancshares, enforceable against First Sentry Bancshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

                    5.4.2. Subject to receipt of Regulatory Approvals and Guaranty Financial’s and First Sentry Bancshares’s compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by First Sentry Bancshares, (B) the consummation of the transactions contemplated hereby, and (C) compliance by First Sentry Bancshares with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Sentry Bancshares or any First Sentry

Bancshares Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Sentry Bancshares or any First Sentry Bancshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Sentry Bancshares or any First Sentry Bancshares Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Sentry Bancshares and the First Sentry Bancshares Subsidiaries taken as a whole.

          5.5.    Consents.

          Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Certificate of Merger with the Secretary of State of the State of West Virginia, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Sentry Bancshares Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of Guaranty Financial and First Sentry Bancshares, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to First Sentry Bancshares’ Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First Sentry Bancshares, and (y) the completion of the Merger and the Bank Merger. First Sentry Bancshares has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

          5.6.    Financial Statements.

                    5.6.1. First Sentry Bancshares has previously made available to Guaranty Financial the First Sentry Bancshares Financial Statements. The First Sentry Bancshares Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements.

                    5.6.2. At the date of each balance sheet included in the First Sentry Bancshares Financial Statements, First Sentry Bancshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Sentry Bancshares Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

                    5.6.3. The records, systems, controls, data and information of First Sentry Bancshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Sentry Bancshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3. First Sentry Bancshares (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to First Sentry Bancshares, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Sentry Bancshares by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to First Sentry Bancshares’s outside auditors and the audit committee of First Sentry Bancshares’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect First Sentry Bancshares’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Sentry Bancshares’s internal control over financial reporting.

                    5.6.4. The allowance for credit losses reflected in First Sentry Bancshares’s audited statement of condition at December 31, 2007 was, and the allowance for credit losses shown on the balance sheets in First Sentry Bancshares’s Call Reports for periods ending after December 31, 2007 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

          5.7.    Taxes.

          First Sentry Bancshares and the First Sentry Bancshares Subsidiaries that are at least 80 percent owned by First Sentry Bancshares are members of the same affiliated group within the meaning of Code Section 1504(a). First Sentry Bancshares has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Sentry Bancshares and each First Sentry Bancshares Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of First Sentry Bancshares, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Sentry Bancshares and any First Sentry Bancshares Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. First Sentry Bancshares has received no written notice of, and to First Sentry Bancshares’ knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Sentry Bancshares or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where First Sentry Bancshares, or any of its Subsidiaries do not file tax returns that First Sentry Bancshares or any such Subsidiary is subject to taxation in that jurisdiction. First Sentry Bancshares and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax that is currently in effect.

          First Sentry Bancshares and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Sentry Bancshares and each of its Subsidiaries, to the Knowledge of First Sentry Bancshares, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

          5.8.    No Material Adverse Effect.

          First Sentry Bancshares has not suffered any Material Adverse Effect since December 31, 2007 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

          5.9.    Ownership of Property; Insurance Coverage.

                    5.9.1. First Sentry Bancshares and each First Sentry Bancshares Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by First Sentry Bancshares or each First Sentry Bancshares Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Sentry Bancshares Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a First Sentry Bancshares Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Sentry Bancshares Financial Statements. First Sentry Bancshares and the First Sentry Bancshares Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Sentry Bancshares and its

Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

                    5.9.2. With respect to all material agreements pursuant to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary has purchased securities subject to an agreement to resell, if any, or such First Sentry Bancshares Subsidiary, as the case may be, has a lien or security interest (which to First Sentry Bancshares’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                    5.9.3. First Sentry Bancshares and each First Sentry Bancshares Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary, has received notice from an insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Sentry Bancshares or any First Sentry Bancshares Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last two years First Sentry Bancshares and each First Sentry Bancshares Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.9.3 identifies all material policies of insurance maintained by First Sentry Bancshares and each First Sentry Bancshares Subsidiary as well as the other matters required to be disclosed under this Section.

          5.10.  Legal Proceedings.

          Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary is a party to any, and there are no pending or, to the Knowledge of First Sentry Bancshares, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Sentry Bancshares or any First Sentry Bancshares Subsidiary, (ii) to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of First Sentry Bancshares to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

          5.11.  Compliance With Applicable Law.

                    5.11.1. First Sentry Bancshares, each of First Sentry Bancshares and each First Sentry Bancshares Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has received any written notice to the contrary. The Board of Directors of First Sentry Bank has adopted and First Sentry Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

                    5.11.2. Each of First Sentry Bancshares and each First Sentry Bancshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Sentry Bancshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

                    5.11.3. For the period beginning January 1, 2003, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has received any written notification or, to the Knowledge of First Sentry Bancshares, any other communication from any Bank Regulator (i) asserting that First Sentry Bancshares or any First Sentry Bancshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Sentry Bancshares or First Sentry Bank; (iii) requiring or threatening to require First Sentry Bancshares or any First Sentry Bancshares Subsidiary, or indicating that First Sentry Bancshares or any First Sentry Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Sentry Bancshares or any First Sentry Bancshares Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Sentry Bancshares or any First Sentry Bancshares Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “First Sentry Bancshares Regulatory Agreement”). Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has consented to or entered into any currently effective First Sentry Bancshares Regulatory Agreement. The most recent regulatory rating given to First Sentry Bank as to compliance with the CRA is satisfactory or better.

          5.12.  Employee Benefit Plans.

                    5.12.1. FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by First Sentry Bancshares or any First Sentry Bancshares Subsidiary and in which employees in general may participate (the “First Sentry Bancshares Compensation and Benefit Plans”).

                    5.12.2. To the Knowledge of First Sentry Bancshares and except as disclosed in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12.2, each First Sentry Bancshares Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and no notice has been issued by any Governmental Entity questioning or challenging such compliance. All material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First Sentry Bancshares Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and First Sentry Bancshares is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Sentry Bancshares, threatened action, suit or claim relating to any of the First Sentry Bancshares Compensation and Benefit Plans (other than routine claims for benefits). Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any First Sentry Bancshares Compensation and Benefit Plan that would reasonably be expected to subject First Sentry Bancshares or any First Sentry Bancshares Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

                    5.12.3. No First Sentry Bancshares Compensation and Benefit Plan is a Defined Benefit Plan. Neither First Sentry Bancshares nor any of its Subsidiaries has provided, or is required to provide, security to any First Sentry Bancshares Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither First Sentry Bancshares, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after January 1, 1998.

                    5.12.4. All material contributions required to be made under the terms of any First Sentry Bancshares Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary

is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on First Sentry Bancshares’s consolidated financial statements to the extent required by GAAP. First Sentry Bancshares and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable First Sentry Bancshares Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

          5.13.  Environmental Matters.

                    5.13.1. To the Knowledge of First Sentry Bancshares, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Sentry Bancshares or any of First Sentry Bancshares Subsidiary. To the Knowledge of First Sentry Bancshares, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Sentry Bancshares or any First Sentry Bancshares Subsidiary by reason of any Environmental Laws. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary during the past five years has received any written notice from any Person that First Sentry Bancshares or any First Sentry Bancshares Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Sentry Bancshares or any First Sentry Bancshares Subsidiary.

                    5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Sentry Bancshares ‘s Knowledge, threatened, before any court, governmental agency or other forum against First Sentry Bancshares or any First Sentry Bancshares Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the First Sentry Bancshares.

          5.14.  Loan Losses.

          The allowance for loan losses reflected in First Sentry Bancshares’s audited consolidated balance sheet at December 31, 2007 was, and the allowance for loan losses shown on the balance sheets in First Sentry Bancshares’s Call Reports for periods ending after December 31, 2007 were adequate, as of the dates thereof, under GAAP.

          5.15.  Required Vote of Shareholders.

          The affirmative vote of a majority of the shares of First Sentry Bancshares eligible to be cast is required to approve the merger.

          5.16.  Brokers, Finders and Financial Advisors.

          Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

          5.17.  First Sentry Bancshares Common Stock.

          The shares of First Sentry Bancshares Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

          5.18.  First Sentry Bancshares Information Supplied.

          The information relating to First Sentry Bancshares and any First Sentry Bancshares Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by First Sentry Bancshares with respect to statements made or incorporated by reference therein based on information supplied by Guaranty Financial specifically for inclusion or incorporation by reference in the Merger Registration Statement.

ARTICLE VI
COVENANTS OF GUARANTY FINANCIAL

          6.1.    Conduct of Business.

                    6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of First Sentry Bancshares, which consent will not be unreasonably withheld, conditioned or delayed, Guaranty Financial will, and it will cause each Guaranty Financial Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

                    6.1.2. Negative Covenants. Guaranty Financial agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2, or consented to by First Sentry Bancshares in writing (which consent will not be unreasonably withheld), it will not, and it will cause each Guaranty Financial Subsidiary not to:

                               (A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law, or appoint a new director to the board directors;

                               (B) change the number of authorized or issued shares of its capital stock, issue any shares of Guaranty Financial Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Guaranty Financial Option Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) Guaranty Financial may issue shares of Guaranty Financial Common Stock upon the valid exercise, in accordance with the information set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1, of presently outstanding Guaranty Financial Options issued under the Guaranty Financial Option Plan, and (ii) any Guaranty Financial Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice.

                               (C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

                               (D) other than as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

                               (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on GUARANTY FINANCIAL DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, (iii) cash bonuses with respect to the year ending December 31, 2007 in the amounts and to the individuals set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2(E), and (iv) a contribution to the GFB 401(k) Plan with respect to the year ending December 31, 2007, consistent with applicable law, up to an amount set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.1.2(E). Neither Guaranty Financial nor any Guaranty Financial Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000, provided that Guaranty Financial or an Guaranty Financial Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

                               (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

                               (G) merge or consolidate Guaranty Financial or any Guaranty Financial Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Guaranty Financial or any Guaranty Financial Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Guaranty Financial, or any Guaranty Financial Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Guaranty Financial Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                               (H) sell or otherwise dispose of the capital stock of Guaranty Financial or sell or otherwise dispose of any asset of Guaranty Financial or of any Guaranty Financial Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Guaranty Financial or of any Guaranty Financial Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                               (I) voluntarily take any action which would result in any of the representations and warranties of Guaranty Financial or GFB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

                               (J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Guaranty Financial or GFB;

                               (K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Guaranty Financial or any Guaranty Financial Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                               (L) purchase any equity securities, or purchase any securities other than securities (i) rated “AAA” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $1,000,000, (iii) with a weighted average life of not more than five years and (iv) otherwise in the ordinary course of business consistent with past practice;

                               (M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $1,000,000 for a commercial real estate loan or $500,000 for a commercial business loan, or in excess of $500,000 for a residential loan. In addition, the prior approval of First Sentry Bancshares is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with GFB, Guaranty Financial or any Guaranty Financial Subsidiary, in the aggregate, exceeds $1,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $500,000 to any person residing, or any property located, outside of the State of West Virginia;

                               (N) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

                               (O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                               (P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

                               (Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

                               (R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Guaranty Financial Employee Plan;

                               (S) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                               (T) except as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

                               (U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that First Sentry Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (except for REO properties, the sale of which would not result in aggregate losses in excess of $20,000);

                               (V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Guaranty Financial or GFB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

                               (W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

                               (X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

                               (Y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

                               (Z) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with First Sentry Bancshares and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of First Sentry Bancshares (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of First Sentry Bancshares (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

                               (AA) sell or redeem any currently outstanding trust preferred securities or securities underlying any outstanding trust preferred securities; or

                               (BB) agree to do any of the foregoing.

          6.2.    Current Information.

                    6.2.1. During the period from the date of this Agreement to the Effective Time, Guaranty Financial will cause one or more of its representatives to confer with representatives of

First Sentry Bancshares and report the general status of its ongoing operations at such times as First Sentry Bancshares may reasonably request. Guaranty Financial will promptly notify First Sentry Bancshares of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Guaranty Financial or any Guaranty Financial Subsidiary. Without limiting the foregoing, senior officers of First Sentry Bancshares and Guaranty Financial shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Guaranty Financial and its Subsidiaries, in accordance with applicable law, and Guaranty Financial shall give due consideration to First Sentry Bancshares’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary shall under any circumstance be permitted to exercise control of Guaranty Financial or any Guaranty Financial Subsidiary prior to the Effective Time.

                    6.2.2. GFB and First Sentry Bank shall meet on a regular basis to discuss and plan for the conversion of GFB’s data processing and related electronic informational systems to those used by First Sentry Bank, which planning shall include, but not be limited to, discussion of the possible termination by GFB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by GFB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that GFB shall not be obligated to take any such action prior to the Effective Time and, unless GFB otherwise agrees, no conversion shall take place prior to the Effective Time.

                    6.2.3. GFB shall provide First Sentry Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, Guaranty Financial shall provide First Sentry Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

                    6.2.4. Guaranty Financial shall promptly inform First Sentry Bancshares upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Guaranty Financial or any Guaranty Financial Subsidiary under any labor or employment law.

          6.3.    Access to Properties and Records.

          Subject to Section 12.1 hereof, Guaranty Financial shall permit First Sentry Bancshares reasonable access upon reasonable notice to its properties and those of the Guaranty Financial Subsidiaries, and shall disclose and make available to First Sentry Bancshares during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which First Sentry Bancshares may have a reasonable interest; provided, however, that Guaranty Financial shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Guaranty Financial shall provide and shall request its auditors to provide First Sentry Bancshares with such historical financial information regarding it (and related audit reports and consents) as First Sentry Bancshares may reasonably request. First Sentry Bancshares shall use commercially reasonable efforts to minimize any interference with Guaranty Financial’s regular business operations during any such access to Guaranty Financial’s property, books and records. Guaranty Financial and each Guaranty Financial Subsidiary shall permit First Sentry Bancshares to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at any physical location owned or occupied by Guaranty Financial or any Guaranty Financial Subsidiary. In the event any subsurface or phase II site assessments are conducted, First Sentry Bancshares shall indemnify Guaranty Financial for all reasonable and customary costs and expenses associated with returning the property to the previous condition.

          6.4.    Financial and Other Statements.

                    6.4.1. Promptly upon receipt thereof, Guaranty Financial will furnish to First Sentry Bancshares copies of each annual, interim or special audit of the books of Guaranty Financial and the Guaranty Financial Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Guaranty Financial by such auditors in connection with each annual, interim or special audit of the books of Guaranty Financial and the Guaranty Financial Subsidiaries made by such auditors.

                    6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, Guaranty Financial will furnish to First Sentry Bancshares copies of all documents, statements and reports as it or any Guaranty Financial Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, Guaranty Financial will deliver to First Sentry Bancshares a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

                    6.4.3. Guaranty Financial will advise First Sentry Bancshares promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Guaranty Financial or any of the Guaranty Financial Subsidiaries.

                    6.4.4. With reasonable promptness, Guaranty Financial will furnish to First Sentry Bancshares such additional financial data that Guaranty Financial possesses and as First

Sentry Bancshares may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

          6.5.    Maintenance of Insurance.

          Guaranty Financial shall maintain, and cause each Guaranty Financial Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

          6.6.    Disclosure Supplements.

          From time to time prior to the Effective Time, Guaranty Financial will promptly supplement or amend the GUARANTY FINANCIAL DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such GUARANTY FINANCIAL DISCLOSURE SCHEDULE or which is necessary to correct any information in such GUARANTY FINANCIAL DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such GUARANTY FINANCIAL DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

          6.7.    Consents and Approvals of Third Parties.

          Guaranty Financial shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          6.8.    All Reasonable Efforts.

          Subject to the terms and conditions herein provided, Guaranty Financial agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          6.9.    Failure to Fulfill Conditions.

          In the event that Guaranty Financial determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Sentry Bancshares.

          6.10.    No Solicitation.

          (a) Guaranty Financial shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any

Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Sentry Bancshares) any information or data with respect to Guaranty Financial or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Guaranty Financial is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Guaranty Financial or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Guaranty Financial or otherwise, shall be deemed to be a breach of this Agreement by Guaranty Financial. Guaranty Financial and its Subsidiaries shall, and shall cause each of Guaranty Financial Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

          For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Sentry Bancshares), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Guaranty Financial or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Guaranty Financial or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of Guaranty Financial and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Guaranty Financial or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Guaranty Financial or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

          (b) Notwithstanding Section 6.10(a), Guaranty Financial may take any of the actions described in clause (ii) of Section 6.10(a) if, but only if, (i) Guaranty Financial has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) Guaranty Financial Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to Guaranty Financial’s shareholders under applicable law; (iii) Guaranty Financial has provided First Sentry Bancshares with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Guaranty Financial or any of its Subsidiaries or otherwise relating to an Acquisition Proposal,

Guaranty Financial receives from such Person a confidentiality agreement with terms no less favorable to Guaranty Financial than those contained in the Confidentiality Agreement. Guaranty Financial shall promptly provide to First Sentry Bancshares any non-public information regarding Guaranty Financial or its Subsidiaries provided to any other Person that was not previously provided to First Sentry Bancshares, such additional information to be provided no later than the date of provision of such information to such other party.

          For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that Guaranty Financial Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Guaranty Financial Common Stock or all, or substantially all, of the assets of Guaranty Financial and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Guaranty Financial Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Guaranty Financial’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Guaranty Financial’s shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

          (c) Guaranty Financial shall promptly (and in any event within twenty-four (24) hours) notify First Sentry Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Guaranty Financial or any Guaranty Financial Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Guaranty Financial agrees that it shall keep First Sentry Bancshares informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

          (d) Neither the Guaranty Financial Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Sentry Bancshares in connection with the transactions contemplated by this Agreement (including the

Merger), the Guaranty Financial Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with Guaranty Financial Shareholders Meeting or otherwise, inconsistent with the Guaranty Financial Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Guaranty Financial Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Guaranty Financial or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring Guaranty Financial to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (e) Notwithstanding Section 6.10(d), prior to the date of Guaranty Financial Shareholders Meeting, the Guaranty Financial Board may approve or recommend to the shareholders of Guaranty Financial a Superior Proposal and withdraw, qualify or modify Guaranty Financial Recommendation in connection therewith (a “Guaranty Financial Subsequent Determination”) after the fifth (5th) Business Day following First Sentry Bancshares’s receipt of a notice (the “Notice of Superior Proposal”) from Guaranty Financial advising First Sentry Bancshares that the Guaranty Financial Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Guaranty Financial shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Guaranty Financial proposes to accept) if, but only if, (i) the Guaranty Financial Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that it is required to take such actions to comply with its fiduciary duties to Guaranty Financial’s shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by First Sentry Bancshares, Guaranty Financial and the Guaranty Financial Board shall have cooperated and negotiated in good faith with First Sentry Bancshares to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Guaranty Financial to proceed with the Guaranty Financial Recommendation without a Guaranty Financial Subsequent Determination; provided, however, that First Sentry Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Sentry Bancshares since its receipt of such Notice of Superior Proposal, Guaranty Financial Board has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Guaranty Financial Recommendation or the making of a Guaranty Financial Subsequent Determination by the Guaranty Financial Board shall not change the approval of the Guaranty Financial Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Guaranty Financial Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

          6.11.  Reserves and Merger-Related Costs.

          Guaranty Financial agrees to consult with First Sentry Bancshares with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). First Sentry Bancshares and Guaranty Financial shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as First Sentry Bancshares shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until First Sentry Bancshares shall have irrevocably certified to Guaranty Financial that all conditions set forth in Article IX to the obligation of First Sentry Bancshares to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

          6.12.  Board of Directors and Committee Meetings.

          Guaranty Financial and GFB shall permit representatives of First Sentry Bancshares (no more than two) to attend any meeting of the Board of Directors of Guaranty Financial and/or GFB or the Executive and Loan Committees thereof as an observer, provided that neither Guaranty Financial nor GFB shall be required to permit the First Sentry Bancshares representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Guaranty Financial or GFB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to First Sentry Bancshares’s participation.

ARTICLE VII
COVENANTS OF FIRST SENTRY BANCSHARES

          7.1.    Conduct of Business.

          During the period from the date of this Agreement to the Effective Time, except with the written consent of Guaranty Financial, which consent will not be unreasonably withheld, First Sentry Bancshares will, and it will cause each First Sentry Bancshares Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

          7.2.    Current Information.

          During the period from the date of this Agreement to the Effective Time, First Sentry Bancshares will cause one or more of its representatives to confer with representatives of Guaranty Financial and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Guaranty Financial may reasonably request. First Sentry Bancshares will promptly notify Guaranty Financial of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving First Sentry Bancshares and any First Sentry Bancshares Subsidiary. First Sentry Bancshares shall be responsive to reasonable requests by Guaranty Financial for access to such information and personnel regarding First Sentry Bancshares and its Subsidiaries as may be reasonably necessary for Guaranty Financial to confirm that the representations and warranties of First Sentry Bancshares contained herein are true and correct and that the covenants of First Sentry Bancshares contained herein have been performed in all material respects; provided, however, that First Sentry Bancshares shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in First Sentry Bancshares’s reasonable judgment, would interfere with the normal conduct of First Sentry Bancshares’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

          7.3.     Financial and Other Statements.

                    7.3.1 Promptly upon receipt thereof, First Sentry Bancshares will furnish to Guaranty Financial copies of each annual, interim or special audit of the books of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Sentry Bancshares by such auditors in connection with each annual, interim or special audit of the books of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries made by such auditors.

                    7.3.2 As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, First Sentry Bancshares will furnish to Guaranty Financial copies of all documents, statements and reports as it or any First Sentry Bancshares Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, First Sentry Bancshares will deliver to Guaranty Financial a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

                    7.3.3 First Sentry Bancshares will advise Guaranty Financial promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Sentry Bancshares or any of the First Sentry Bancshares Subsidiaries.

                    7.3.4 First Sentry Bancshares shall use its best efforts to be compliant with the requirements of the Sarbanes-Oxley Act of 2002 to the extent required no later than the Effective Time.

          7.4.    Disclosure Supplements.

          From time to time prior to the Effective Time, First Sentry Bancshares will promptly supplement or amend the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE or which is necessary to correct any information in such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

          7.5.    Consents and Approvals of Third Parties.

          First Sentry Bancshares shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          7.6.    All Reasonable Efforts.

          Subject to the terms and conditions herein provided, First Sentry Bancshares agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          7.7.    Failure to Fulfill Conditions.

In the event that First Sentry Bancshares determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Guaranty Financial.

          7.8.    Employee Benefits.

                    7.8.1. First Sentry Bancshares will review all Guaranty Financial Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Guaranty Financial or any Guaranty Financial Subsidiary are changed or terminated by First Sentry Bancshares, in whole or in part, First Sentry Bancshares shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of First Sentry Bancshares or applicable First Sentry Bancshares Subsidiary (as of the date any such compensation or benefit is provided). Employees of Guaranty Financial or any Guaranty Financial Subsidiary who become participants in an First Sentry Bancshares Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Guaranty Financial or GFB or any predecessor thereto prior to the Effective Time, provided, however, that credit for benefit accrual purposes will be given only for purposes of First Sentry Bancshares vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of First Sentry Bancshares. This Agreement shall not be construed to limit the ability of First Sentry Bancshares or First Sentry Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

                    7.8.2. First Sentry Bancshares and First Sentry Bank shall honor all existing employment agreements, severance agreements and change in control agreements entered into by and between Guaranty Financial and/or Guaranty Bank & Trust Company and their executives that have been disclosed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.13.1, and if shareholders of Guaranty Financial approve the proposed payments to the Guaranty Financial and/or Guaranty Bank & Trust Company executives specified in the employment agreements, severance agreements and change in control agreements in accordance with Treasury Regulation Section 1.280G-1, Q&A: 7 then such executives will be entitled to payments set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.2. In the event that the shareholder approval requirements of Treasury Regulation Section 1.280G-1, Q&A: 7 are not satisfied, each Guaranty Financial and/or Guaranty Bank & Trust Company executive who is a party to an employment agreement, severance agreement or change in control agreement shall accept a reduction in benefits under said employment agreement, severance agreement and/or change in control agreement sufficient to avoid an excess parachute payment under Code Section 280G and an excise tax under Code Section 4999 and such reduced payments are as set forth in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 7.8.2. Each Guaranty Financial and/or Guaranty Bank & Trust Company executive who is a party to an employment agreement, severance agreement or change in control agreement shall execute and deliver to First Sentry Bancshares, immediately prior to the execution of this Agreement, an acknowledgement agreement regarding the above conditions, in the form attached to FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 7.8.2. By board action taken within 30 days prior to the Effective Time of the Merger, Guaranty Financial and/or Guaranty Bank & Trust Company, as applicable, shall terminate, effective as of the Effective Time, all the employment agreements, severance agreements and/or change in control agreements in a manner consistent with Code Section 409A. Any and all payments owed under said employment agreements, severance agreements and change in control agreements, reduced to the extent if necessary to avoid an excess parachute payment shall be paid, subject to applicable withholding, by First Sentry Bancshares, or at the request of First Sentry Bancshares, by Guaranty Financial, at the Effective Time.

                    7.8.3. In the event of any termination or consolidation of any Guaranty Financial health plan with any First Sentry Bancshares health plan, First Sentry Bancshares shall make available to employees of Guaranty Financial or any Guaranty Financial Subsidiary who continue employment with First Sentry Bancshares or a First Sentry Bancshares Subsidiary (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to First Sentry Bancshares employees. Unless a Continuing Employee affirmatively terminates coverage under a Guaranty Financial health plan prior to the time that such Continuing Employee becomes eligible to participate in the First Sentry Bancshares health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Guaranty Financial health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Sentry Bancshares and their dependents. In the event of a termination or consolidation of any Guaranty Financial health plan, terminated Guaranty Financial employees and qualified beneficiaries will have the right to continued coverage under group health plans of First Sentry Bancshares in accordance with COBRA, consistent with the provisions below. In the event of any termination of any Guaranty Financial health plan, or consolidation of any Guaranty Financial health plan with any First Sentry Bancshares health plan, any coverage limitation under the First Sentry Bancshares health plan due to any pre-existing condition shall be reduced or eliminated in accordance with the Health Insurance Portability and Accountability Act of 1996. All Guaranty Financial Employees who cease participating in an Guaranty Financial health plan and become participants in a comparable First Sentry Bancshares health plan shall receive credit for any co-payment and deductibles paid under Guaranty Financial’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the First Sentry Bancshares health plan, upon substantiation, in a form satisfactory to First Sentry Bancshares that such co-payment and/or deductible has been satisfied.

          7.9.    Directors and Officers Indemnification and Insurance.

                    7.9.1. For a period of six years after the Effective Time, First Sentry Bancshares shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Guaranty Financial or a Guaranty Financial Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of First Sentry Bancshares, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Guaranty Financial or a Guaranty Financial Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under applicable state or Federal law, First Sentry Bancshares’s Certificate of Incorporation and Bylaws, and under Guaranty Financial’s Certificate of Incorporation or Charter and Bylaws. First Sentry Bancshares shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify First Sentry Bancshares (but the failure so to notify First Sentry Bancshares shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices First Sentry Bancshares) and shall deliver to First Sentry Bancshares the undertaking referred to in the previous sentence.

                    7.9.2. In the event that either First Sentry Bancshares or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Sentry Bancshares shall assume the obligations set forth in this Section 7.9.

                    7.9.3. First Sentry Bancshares shall maintain, or shall cause First Sentry Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Guaranty Financial (provided, that First Sentry Bancshares may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall First Sentry Bancshares be required to expend in the aggregate pursuant to this Section 7.9.3 more than 125% of the annual cost currently expended by Guaranty Financial with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Sentry Bancshares shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Guaranty Financial agrees in order for First Sentry Bancshares to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

                    7.9.4. The obligations of First Sentry Bancshares provided under this Section 7.9 are intended to be enforceable against First Sentry Bancshares directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Sentry Bancshares.

          7.10.  Stock and Cash Reserve.

          First Sentry Bancshares agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

          8.1.    Guaranty Financial and First Sentry Bancshares Shareholder Meetings.

                    8.1.1. Guaranty Financial will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Guaranty Financial Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Guaranty Financial’s reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Guaranty Financial shareholders (the “Guaranty Financial Recommendation”).

                    8.1.2. First Sentry Bancshares will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call,

give notice of, convene and hold a meeting of its shareholders (the “First Sentry Bancshares Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in First Sentry Bancshares’ reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of First Sentry Bancshares as advised by counsel, recommend to its shareholders the approval of the Agreement (the “First Sentry Bancshares’ Recommendation”).

          8.2.    Proxy Statement-Prospectus.

                    8.2.1. For the purposes (x) of registering First Sentry Bancshares Common Stock to be offered to holders of Guaranty Financial Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Guaranty Financial Shareholders Meeting, and the First Sentry Bancshares Shareholders Meeting, First Sentry Bancshares shall draft and prepare, and Guaranty Financial shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Guaranty Financial shareholders and the First Sentry Bancshares shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). First Sentry Bancshares shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC and the Merger Registration Statement at the time it becomes effective shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the SEC. Each of First Sentry Bancshares and Guaranty Financial shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Guaranty Financial and First Sentry Bancshares shall thereafter promptly mail the Proxy Statement-Prospectus to their shareholders. First Sentry Bancshares shall also use its reasonably best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Guaranty Financial shall furnish all information concerning Guaranty Financial and the holders of Guaranty Financial Common Stock as may be reasonably requested in connection with any such action.

                    8.2.2. Guaranty Financial shall provide First Sentry Bancshares with any information concerning itself that First Sentry Bancshares may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and First Sentry Bancshares shall notify Guaranty Financial promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Guaranty Financial promptly copies of all correspondence between First Sentry Bancshares or any of their representatives and the SEC. First Sentry Bancshares shall give Guaranty Financial and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Guaranty Financial and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of First Sentry Bancshares and Guaranty Financial agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Guaranty Financial Common Stock entitled to vote at the Guaranty Financial Shareholders Meeting hereof at the earliest practicable time.

                    8.2.3. Guaranty Financial and First Sentry Bancshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Guaranty Financial shall cooperate with First Sentry Bancshares in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and First Sentry Bancshares shall file an amended Merger Registration Statement with the SEC, and each of Guaranty Financial shall mail an amended Proxy Statement-Prospectus to the Guaranty Financial shareholders. If requested by First Sentry Bancshares, Guaranty Financial shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Guaranty Financial, in form and substance that is customary in transactions such as the Merger.

          8.3.    Regulatory Approvals.

          Each of Guaranty Financial and First Sentry Bancshares will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Guaranty Financial and First Sentry Bancshares will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Guaranty Financial, First Sentry Bancshares to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. Guaranty Financial shall have the right to review and approve in advance all characterizations of the information relating to Guaranty Financial and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. First Sentry Bancshares shall give Guaranty Financial and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Guaranty Financial and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

          8.4.    Affiliates.

                    8.4.1. Guaranty Financial shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Guaranty Financial to pledge, transfer or otherwise dispose of any shares of

First Sentry Bancshares Common Stock to be received by such “affiliate,” as a result of the Merger only in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE IX
CLOSING CONDITIONS

          9.1.    Conditions to Each Party’s Obligations under this Agreement.

          The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

                    9.1.1. Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Guaranty Financial and by the shareholders of First Sentry Bancshares.

                    9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

                    9.1.3. Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of First Sentry Bancshares, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Guaranty Financial, GFB and First Sentry Bancshares or materially impair the value of Guaranty Financial or GFB to First Sentry Bancshares.

                    9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of First Sentry Bancshares Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

                    9.1.5. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, First Sentry Bancshares shall have received an opinion of Gerrish McCreary Smith PC, reasonably acceptable in form and substance to First Sentry Bancshares, and Guaranty Financial shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to Guaranty Financial, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.5, the law firms may require and rely upon customary representations contained in certificates of officers of First Sentry Bancshares and Guaranty Financial and their respective Subsidiaries.

          9.2.    Conditions to the Obligations of First Sentry Bancshares under this Agreement.

          The obligations of First Sentry Bancshares under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

                    9.2.1. Representations and Warranties. Each of the representations and warranties of Guaranty Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Guaranty Financial shall have delivered to First Sentry Bancshares a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Guaranty Financial as of the Effective Time.

                    9.2.2. Agreements and Covenants. Guaranty Financial shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and First Sentry Bancshares shall have received a certificate signed on behalf of Guaranty Financial by the Chief Executive Officer and Chief Financial Officer of Guaranty Financial to such effect dated as of the Effective Time.

                    9.2.3. Permits, Authorizations, Etc. Guaranty Financial shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

                    9.2.4. Dissenting Shares. As of immediately prior to the Effective Time, not more than 5% of the issued and outstanding shares of Guaranty Financial Common Stock shall have dissented to the Merger under the WVBCA, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Guaranty Financial Common Stock under the WVBCA.

                    9.2.5. No Material Adverse Effect. Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Guaranty Financial.

                    9.2.6. Resignations. Each of Guaranty Financial’s and GFB’s directors and officers shall have tendered their written resignations, effective upon consummation of the Merger.

                    9.2.7. Conveyance/No Redemption of Trust Preferred Securities. Guaranty Financial shall not take any action to repay/redeem their outstanding trust preferred securities and ancillary securities. The trust preferred securities shall convey and be assumable by First Sentry.

          Guaranty Financial will furnish First Sentry Bancshares with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as First Sentry Bancshares may reasonably request.

          9.3.    Conditions to the Obligations of Guaranty Financial under this Agreement.

          The obligations of Guaranty Financial under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

                    9.3.1. Representations and Warranties. Each of the representations and warranties of First Sentry Bancshares set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and First Sentry Bancshares shall have delivered to Guaranty Financial a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Sentry Bancshares as of the Effective Time.

                    9.3.2. Agreements and Covenants. First Sentry Bancshares shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Guaranty Financial shall have received a certificate signed on behalf of First Sentry Bancshares by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

                    9.3.3. Permits, Authorizations, Etc. First Sentry Bancshares shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

                    9.3.4. Payment of Merger Consideration. First Sentry Bancshares shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Guaranty Financial with a certificate evidencing such delivery.

                    9.3.5. No Material Adverse Effect. Since December 31, 2007, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

                    9.3.6. The fairness opinion referred to in Section 4.2.3 shall not have been withdrawn prior to the Closing Date.

          First Sentry Bancshares will furnish Guaranty Financial with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Guaranty Financial may reasonably request.

ARTICLE X
THE CLOSING

          10.1.  Time and Place.

          Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which First Sentry Bancshares and Guaranty Financial mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

          10.2.  Deliveries at the Pre-Closing and the Closing.

          At the Pre-Closing there shall be delivered to First Sentry Bancshares and Guaranty Financial the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, First Sentry Bancshares shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

          11.1.  Termination.

          This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Guaranty Financial:

                    11.1.1. At any time by the mutual written agreement of First Sentry Bancshares and Guaranty Financial;

                    11.1.2. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Guaranty Financial) or Section 9.3.1 (in the case of a breach of a representation or warranty by First Sentry Bancshares);

                    11.1.3. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Guaranty Financial) or Section 9.3.2 (in the case of a breach of covenant by First Sentry Bancshares);

                    11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Sentry Bancshares and Guaranty Financial; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

                    11.1.5. By the Board of Directors of either party if (i) the shareholders of Guaranty Financial shall have voted at the Guaranty Financial Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (ii) the shareholders of First Sentry Bancshares shall have voted at the First Sentry Bancshares Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

                    11.1.6. By the Board of Directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                    11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

                    11.1.8. By the Board of Directors of First Sentry Bancshares if Guaranty Financial has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of Guaranty Financial has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to First Sentry Bancshares.

                    11.1.9. By the Board of Directors of Guaranty Financial if Guaranty Financial has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of Guaranty Financial has made a determination to accept such Superior Proposal.

          11.2.  Effect of Termination.

                    11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

                    11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                                 (A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                                 (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                                 (C) As a condition of First Sentry Bancshares’s willingness, and in order to induce First Sentry Bancshares, to enter into this Agreement, and to reimburse First Sentry Bancshares for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Guaranty Financial hereby agrees to pay First Sentry Bancshares, and First Sentry Bancshares shall be entitled to payment of a fee of 750,000 (the “First Sentry Bancshares Fee”), within three business days after written demand for payment is made by First Sentry Bancshares, following the occurrence of any of the events set forth below:

(i) Guaranty Financial terminates this Agreement pursuant to Section 11.1.9 or First Sentry Bancshares terminates this Agreement pursuant to Section 11.1.8; or

          (ii)        The entering into a definitive agreement by Guaranty Financial relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Guaranty Financial within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by First Sentry Bancshares pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by Guaranty Financial; or (ii) the failure of the shareholders of Guaranty Financial to approve this Agreement after the occurrence of an Acquisition Proposal.

                                 (D) If demand for payment of the First Sentry Bancshares Fee is made pursuant to Section 11.2.2(C) and payment is timely made, then First Sentry Bancshares will not have any other rights or claims against Guaranty Financial, its Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the First Sentry Bancshares Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of First Sentry Bancshares against Guaranty Financial and its Subsidiaries and their respective officers and directors.

          11.3.  Amendment, Extension and Waiver.

          Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Guaranty Financial), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Guaranty Financial, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Guaranty Financial’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

          12.1.  Confidentiality.

          Except as specifically set forth herein, First Sentry Bancshares and Guaranty Financial mutually agree to be bound by the terms of the mutual confidentiality agreement dated May 16, 2007 (the “Confidentiality Agreement”). The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

          12.2.  Public Announcements.

          Guaranty Financial and First Sentry Bancshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Guaranty Financial nor First Sentry Bancshares shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

          12.3.  Survival.

          All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the

Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

          12.4.  Notices.

          All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Guaranty Financial, to:	Marc A. Sprouse
President and Chief Executive Officer
Guaranty Bank & Trust Company
517 Ninth Street
Huntington, West Virginia 25701

With required copies to:	Jeffrey C. Gerrish, Esquire
Gerrish McCreary Smith, PC
700 Colonial Road, Suite 200
Memphis, Tennessee 38117
Fax: (901) 684-2339

J. Franklin McCreary, Esquire
Gerrish McCreary Smith, PC
5214 Maryland Way, Suite 406
Brentwood, Tennessee 37027
Fax: (615) 251-0975

If to First Sentry Bancshares, to:	Geoff Sheils
President and Chief Executive Officer
First Sentry Bancshares, Inc.
823 – 8th Street
Huntington, West Virginia 25701
Fax: (304) 522-6410

With required copies to:	Alan Schick, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

          12.5.  Parties in Interest.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Sections 7.8.2 and 7.9, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          12.6.  Complete Agreement.

          This Agreement, including the Exhibits and disclosure schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

          12.7.  Counterparts.

          This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

          12.8.  Severability.

          In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

          12.9.  Governing Law.

          This Agreement shall be governed by the laws of West Virginia, without giving effect to its principles of conflicts of laws.

          12.10. Interpretation.

          When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          12.11. Specific Performance.

          The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, First Sentry Bancshares and Guaranty Financial have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

First Sentry Bancshares, Inc.

Dated: August 19, 2008	By:	/s/ Geoff S. Sheils

Name: Geoff S. Sheils
Title: President and Chief Executive Officer

Guaranty Financial Services, Inc.

Dated: August 22, 2008	By:	/s/ Marc A. Sprouse

Name: Marc A. Sprouse
Title: President and Chief Executive Officer

FIRST AMENDMENT TO MERGER AGREEMENT

    THIS FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of June 4, 2009, is by and between First Sentry Bancshares, Inc., a West Virginia corporation (“First Sentry Bancshares”), and Guaranty Financial Services, Inc., a West Virginia corporation (“Guaranty Financial”), and amends the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 22, 2008, by and between First Sentry Bancshares and Guaranty Financial, pursuant to which Guaranty Financial is to merge with and into First Sentry Bancshares (the “Merger”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

    WHEREAS, the Board of Directors of each of First Sentry Bancshares and Guaranty Financial has determined that this Amendment is in the best interests of their respective companies and stockholders and wish to proceed with the Merger in accordance with the terms of the Merger Agreement, as amended hereby.

    NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, First Sentry Bancshares and Guaranty Financial, intending to be legally bound, agree as follows:

    1.    Amendment to Section 1.1 of the Merger Agreement.  Section 1.1 of the Merger Agreement is revised to read as follows:

    “Termination Date” shall mean December 31, 2009.

    “Material Adverse Effect” shall mean, with respect to First Sentry Bancshares or Guaranty Financial, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of First Sentry Bancshares and its Subsidiaries taken as a whole, or Guaranty Financial and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Guaranty Financial, on the one hand, or First Sentry Bancshares, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of First Sentry Bancshares or Guaranty Financial, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) any charge or reserve taken by Guaranty Financial at the request of First Sentry Bancshares pursuant to Section 6.11 of this Agreement. A “Material Adverse Effect” as defined above will apply only to events occurring after the date of this Amendment.

    2.    Amendment to Section 2.4 of the Merger Agreement.  Section 2.4 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         2.4    Directors and Officers of Surviving Corporation.  The current directors of First Sentry Bancshares and the directors of Guaranty Financial immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of First Sentry Bancshares immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    3.    Amendment to Section 3.1 of the Merger Agreement.  Section 3.1.3 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         3.1.3   Subject to the provisions of this Article III, each share of Guaranty Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 1.0 (one) share (“the Exchange Ratio”) of First Sentry Bancshares Common Stock (the “Merger Consideration”).

    4.    Amendment to Section 3.3 of the Merger Agreement.  Section 3.3.9 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         3.3.9   Treatment of Guaranty Financial Options.  GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.3.1 sets forth all of the outstanding Guaranty Financial Options as of the date hereof.  Prior to and effective as of the Effective Time, Guaranty Financial shall take all actions necessary to terminate the Guaranty Financial Option Plans (and all other option plans listed in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 4.9.1).  Holders of all unexercised Guaranty Financial Options as of the Effective Time will receive, in cancellation of their Guaranty Financial Options, a cash payment from Guaranty Financial immediately prior to the Effective Time, in an amount equal to $30.00 per share for each share underlying an option (the “Cash Option Payment”), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax.  Prior to the Effective Time, Guaranty Financial shall use its reasonable best efforts to obtain the written consent of each option holder to the cancellation of the Guaranty Financial Options in exchange for the Cash Option Payment, provided that the failure to obtain each consent shall not be a breach of this agreement.  Notwithstanding the foregoing, holders of all unexercised Guaranty Financial Options that have expired in accordance with the terms of the Guaranty Financial Option Plans prior to the Effective Time shall not be entitled to the Cash Option Payment.

    5.    Amendment to Section 4.8 of the Merger Agreement.  Section 4.8 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         4.8    No Material Adverse Effect. Guaranty Financial has not suffered any Material Adverse Effect since March 31, 2008 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Guaranty Financial.

    6.    Amendment to Section 4.23 of the Merger Agreement.  Section 4.23 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         4.23   Fairness Opinion. Guaranty Financial has received an opinion from Howe Barnes Hofer & Arnett, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this first Amendment, the Merger Consideration to be received by the stockholders of Guaranty Financial pursuant to this Agreement is fair to such stockholders from a financial point of view.

    7.    Amendment to Section 5.8 of the Merger Agreement.  Section 5.8 of the Merger Agreement is revised and replaced in its entirety to read as follows:

         5.8    No Material Adverse Effect. First Sentry Bancshares has not suffered any Material Adverse Effect since March 31, 2008 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

    8.    Amendment to Section 7 of the Merger Agreement.  Section 7 is hereby amended to add Sections 7.8.4, 7.8.5, 7.8.6, and 7.8.7 to the Merger Agreement to read in its entirety as follows:

         7.8.4   Prior to the Effective Time, all parties to Marc A. Sprouse’s Acknowledgment Agreement dated August 21, 2008 (“Acknowledgment Agreement”) shall enter into an amendment to the Acknowledgment Agreement in the form attached to GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.4, provided that such amendment to the Acknowledgment Agreement shall not trigger an “excess parachute payment” as defined in Section 280G of the Code.

         7.8.5   Employees as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.5(a) shall be eligible to receive a retention bonus as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.5(b) if the employees remain employed with Guaranty Financial through the Effective Time.

         7.8.6.   As of the Effective Time, or as soon as practicable thereafter, First Sentry Bancshares and Larry E. Plantz shall enter into a one-year Retention Agreement, in the form set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.6.

         7.8.7   First Sentry Bancshares shall enter into two-year Consulting Agreements with Marc A. Sprouse and Marshall E. Cartwright, effective at the Effective Time, as set forth in GUARANTY FINANCIAL DISCLOSURE SCHEDULE 7.8.7, provided that First Sentry Bancshares shall not be in violation of this Section 7.8.7 if any of the executives referenced in this Section 7.8.7 have not entered into their Consulting Agreements.

    9.    Remainder Unaffected.  The other terms and provisions of the Merger Agreement shall not be affected by this Amendment, and the Merger Agreement shall continue in full force and effect as amended hereby.

    10.   Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11.   Governing Law.  Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the internal laws and judicial decisions of the State of West Virginia.

[signatures appear on next page]

    IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer as of the day and year first above written.

First Sentry Bancshares, Inc.

By:	/s/ Geoffrey S. Sheils
	Name:	Geoffrey S. Sheils
	Title:	President and Chief Executive Officer

Guaranty Financial Services, Inc.

By:	/s/ Marc A. Sprouse
	Name:	Marc A. Sprouse
	Title:	President and Chief Executive Officer

APPENDIX B

June 3, 2009

Board of Directors
Guaranty Financial Services, Inc.
517 Ninth Street
Huntington, West Virginia 25701

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Guaranty Financial Services, Inc., Huntington, West Virginia (“Guaranty Financial”) of the consideration to be received by Guaranty Financial in the merger (the “Merger”) of Guaranty Financial with and into First Sentry Bancshares, Inc., Huntington, West Virginia (“First Sentry Bancshares”), pursuant to the Agreement and Plan of Merger dated as of August 22, 2008, as amended by the First Amendment to Merger Agreement dated June 4, 2009, by and between First Sentry Bancshares and Guaranty Financial (collectively, the “Agreement”).

Pursuant to the terms of the Agreement, each share of Guaranty Financial common stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.0 shares (the “Exchange Ratio”) of First Sentry Bancshares common stock

Based on 381,651 common shares outstanding at Guaranty Financial, an exchange ratio of 1.0 and a market value of $25.00 per share for First Sentry Bancshares, Guaranty Financial will receive total consideration of $9,541,275.

In arriving at our opinion, we have reviewed certain publicly available business, financial and stockholder information relating to First Sentry Bancshares and its subsidiary and to Guaranty Financial and its subsidiary. In addition, we have reviewed certain financial information provided to us by both Guaranty Financial and First Sentry Bancshares pertaining to their respective business plans and projections.

Board of Directors
Guaranty Financial Services, Inc.
June 4, 2009

In connection with the foregoing, we have:

1.	Reviewed the terms of the Agreement;

2.
Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Guaranty Financial and First Sentry Bancshares, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;

3.
Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by Guaranty Financial and First Sentry Bancshares;

4.
Held discussions with members of executive and senior management of Guaranty Financial and First Sentry Bancshares, including without limitation, their respective legal advisors and others concerning the past and current results of operations of Guaranty Financial and First Sentry Bancshares, their respective current financial condition and managements’ opinion of their respective future prospects;

5.	Reviewed reported market prices and historical trading activity of First Sentry Bancshares common stock;

6.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

7.	Reviewed the potential pro forma impact of the Merger; and

8.	Performed such other financial studies, analyses and investigations, as we considered appropriate under the circumstances.

Board of Directors
Guaranty Financial Services, Inc.
June 4, 2009

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by Guaranty Financial and First Sentry Bancshares and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including forecasts we received from Guaranty Financial and First Sentry Bancshares, we assumed that they had been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of Guaranty Financial and First Sentry Bancshares. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Guaranty Financial and First Sentry Bancshares at March 31, 2009 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Guaranty Financial or First Sentry Bancshares, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Guaranty Financial or First Sentry Bancshares, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. We have further relied on the assurances of management of Guaranty Financial and First Sentry Bancshares that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement and that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Guaranty Financial or First Sentry Bancshares or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. This opinion was approved by the Fairness Committee of Howe Barnes.

We have acted as financial advisor to Guaranty Financial in connection with the Merger and will received a fee for such services. In addition, Guaranty Financial has agreed to indemnify us for certain liabilities arising out of our engagement by Guaranty Financial in connection with the Merger.

Board of Directors
Guaranty Financial Services, Inc.
June 4, 2009

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, although this opinion may be (i) furnished to First Sentry Bancshares for inspection purposes only, provided however, that such consent to provide First Sentry Bancshares with a copy of this opinion is based on the condition that each of Guaranty Financial and First Sentry Bancshares have acknowledged and agreed that First Sentry Bancshares is not authorized to and shall not rely on this opinion, and (ii) included in its entirety in the proxy statement/prospectus of Guaranty Financial used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to revise or reaffirm this opinion. The opinion does not in any matter address the prices at which the capital stock of First Sentry Bancshares or any of its respective affiliates may trade after the announcement of the Merger. This letter is addressed and directed to the Board of Directors of Guaranty Financial in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. In rendering this opinion, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of Guaranty Financial, or any class of such persons relative to the shareholder consideration to be received by the holders of the common stock of Guaranty Financial in the transaction or with respect to the fairness of any such compensation.

During the two years preceding the date of the opinion, other than this engagement, Howe Barnes has not received compensation from Guaranty Financial. Furthermore, Howe Barnes has not received compensation from First Sentry Bancshares in the last two years.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof that the consideration is fair, from a financial point of view, to the holders of Guaranty Financial common stock.

Sincerely,

/s/ Howe Barnes Hoefer & Arnett, Inc.
Howe Barnes Hoefer & Arnett, Inc.

DISCUSSION

INTRODUCTION

Guaranty Financial Services, Inc., Huntington, West Virginia (“Guaranty Financial”) has engaged Howe Barnes Hoefer & Arnett, Inc. to determine whether the terms of the proposed merger of Guaranty Financial with and into First Sentry Bancshares, Inc., Huntington, West Virginia (“First Sentry Bancshares”) are fair and equitable to the shareholders of Guaranty Financial, from a financial point of view. The following presents our general observations and conclusions as a result of our analysis.

DISCUSSION

Structure of Transaction. Pursuant to the Agreement and Plan of Merger, as amended, (the “Merger Agreement”) and subject to the terms and conditions therein, each share of Guaranty Financial common stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive one share (“the Exchange Ratio”) of First Sentry Bancshares common stock.

Based on 381,651 common shares outstanding at Guaranty Financial and a market value of $25.00 per share for First Sentry Bancshares, Guaranty Financial will receive Aggregate Consideration of $9,541,275. All capitalized items used in this paragraph shall have the meanings ascribed to them in the Agreement. Aggregate Consideration of $9,541,275 represents a price to common equity at March 31, 2009 of 1.16x, a price to common tangible equity at March 31, 2009 of 1.16x, a price to March 31, 2009 assets of 6.94% and a tangible premium on March 31, 2009 core deposits of 1.72%. The price to earnings multiple is not meaningful due to Guaranty Financial’s net loss in 2008.

Financial Projections. In Sections 2 and 3 of this report, we have provided financial projections for Guaranty Financial and First Sentry Bancshares based upon input from management of Guaranty Financial and First Sentry Bancshares and based on a review of each organization’s historical performance, current financial condition, and market area analysis along with our understanding of the future prospects of the banking industry and various other factors pertinent in projecting future performance. In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the

GUARANTY FINANCIAL SERVICES, INC.

management of Guaranty Financial and First Sentry Bancshares as to the reasonableness of the financial and operating forecasts and projections and estimates of cost savings/revenue enhancements (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgment of the management of Guaranty Financial and First Sentry Bancshares. We did not make or obtain any evaluations or appraisals of the assets or liabilities of First Sentry Bancshares or Guaranty Financial. We are not an expert in the valuation of allowances for loan losses and we did not make an independent evaluation of the adequacy of the allowance for loan losses of either First Sentry Bancshares or Guaranty Financial, nor did we review any individual loan credit files. We assumed that the aggregate allowance for loan losses set forth in the financial statements of First Sentry Bancshares and Guaranty Financial is adequate to cover such losses.

Analysis of Selected Public Companies. We used publicly available information to compare selected financial information for Guaranty Financial and First Sentry Bancshares with those of a group of West Virginia banking organizations with total assets between $100 million and $500 million that did not have a Subchapter S tax election in effect at March 31, 2009 (see table below).

Company	Total Assets $(000)
Bank of Charles Town	309,527
Bank of Gassaway	166,298
Bank of Mingo	111,455
Bank of Mount Hope, Inc.	120,234
Bank of Romney	232,959
BCBank, Inc.	128,377
Boone County Bank, Inc.	172,164
Capon Valley Bank	150,177
Citizens Bank of Weston	166,550
Citizens National Bank of Elkins	261,813
Clear Mountain Bank	352,556
CNB Bank, Inc.	277,481
Davis Trust Company	132,340
First Bank of Charleston, Inc.	147,111
First Central Bank, Inc.	114,899

GUARANTY FINANCIAL SERVICES, INC.

Company	Total Assets $(000)
First Century Bank, National Association	427,254
First National Bank	240,039
First Neighborhood Bank	122,305
First Peoples Bank	117,088
FNB Bank, Inc.	134,018
Freedom Bank	147,444
Grant County Bank	242,952
Jefferson Security Bank	235,631
Logan Bank & Trust Company	235,021
Main Street Bank Corp.	196,388
MCNB Bank and Trust Co.	272,433
Mountain Valley Bank, NA	110,954
MVB Bank, Inc.	286,346
Pendleton Community Bank	206,048
Pioneer Community Bank, Inc.	112,072
Poca Valley Bank, Inc.	297,291
Progressive Bank, National Association	267,368
Traders Bank, Inc.	170,829
West Union Bank	103,471
Williamstown Bank, Inc.	104,802

GUARANTY FINANCIAL SERVICES, INC.

To perform this analysis, we used financial data as of March 31, 2009 obtained from SNL Financial LC. The following table sets forth the comparative financial data:

	Guaranty	First Sentry	Peer Group Median
Total Assets (in millions)	$137.5	$343.8	$170.8
Equity/Assets	6.00%	5.49%	10.07%
Loans/Deposits	101.59%	83.73%	82.52%
Loan Loss Reserve/Loans	1.22%	1.53%	1.20%
Return on Assets	(1.31)%	0.28%	0.80%
Return on Equity	(21.76)%	5.18%	7.51%
Nonperforming Assets/Assets	0.37%	0.75%	1.22%

Stock Trading History. We reviewed the closing per share market prices and volumes for First Sentry Bancshares common stock, which is thinly traded on the Pink Sheets, on a monthly basis from May 28, 2008 to May 28, 2009. A price and volume chart for First Sentry Bancshares for the period between May 28, 2008 and May 28, 2009 is contained in Section 6. For the period between May 28, 2008 and May 28, 2009, the price of First Sentry Bancshares common stock has ranged from a low of $25.00 to a high of $30.00. The average closing price for the period was $27.59, the closing price on May 28, 2009 was $25.00 per share and the average daily trading volume for First Sentry Bancshares was 16 shares.

We compared the stock price performance for First Sentry Bancshares to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index and the SNL Bank Index. During the period between May 28, 2008 and May 28, 2009 First Sentry Bancshares’ common stock outperformed each of the Indices reviewed (Source: SNL Financial LC).

	Beginning Index Value May 28, 2008	Ending Index Value May 28, 2009
First Sentry	100.00%	83.33%
SNL Bank Index	100.00%	54.04%
Nasdaq Bank Index	100.00%	63.71%
S&P 500 Index	100.00%	65.20%

GUARANTY FINANCIAL SERVICES, INC.

Analysis of Selected Bank Transactions. We reviewed certain publicly available information regarding 17 selected merger and acquisition transactions (the “Comparable Transactions”) announced from September 1, 2008 to May 28, 2009 involving U.S. banking organizations with total assets between $100 and $200 million. The transactions included in the group are shown below (survivor/acquired entity) and in Section 7. This data was obtained from SNL Financial LC.

●	First National Banker’s Bankshares / Arkansas Bankers’ Bancorporation
●	Midland States Bancorp, Inc. / Waterloo Bancshares, Inc.
●	Intercontinental Bankshares, LLC / Intercontinental Bank
●	MidCap Financial Holdings, LLC / ISN Bank
●	1st Financial Services Corporation / AB&T Financial Corp.
●	River Group Investors / OakStar Bancshares, Inc.
●	Community Exchange Bancshares / Hindman Bancshares, Inc.
●	CommerceWest Bank, N.A. / Discovery Bancorp
●	Piedmont Bancorp, Inc. / Republic Bank of Georgia
●	Merchants Bancorp, Inc. / CB Bancorp, Inc.
●	Southern Bancorp, Inc. / Timberland Bank
●	Connecticut Mutual Holding Co. / Collinsville Savings Mutual Holding
●	First Community Bancshares, Inc. / TriStone Community Bank
●	Capital Funding Bancorp, Inc. / AmericasBank Corp.
●	Community Trust Financial Corp. / First Louisiana Bancshares, Inc.
●	JJR Bank Holding Company, Inc. / First Americano Finanical Corp.
●	Xenith Corporation / First Bankshares, Inc.

We reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to last twelve months earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Comparable Transactions. The median multiples were then applied to Guaranty Financial’s balance sheet information as of March 31, 2009, 2008 earnings and estimated 2009 earnings to derive an imputed range of values of Guaranty Financial’s common stock. The following table sets forth the median multiples as well as the imputed values based upon those median multiples.

GUARANTY FINANCIAL SERVICES, INC.

	Comparable Transaction Median Multiple		Implied Value ($000)
Transaction Value/Book Value	0.58	x	$4,787.7
Transaction Value/Tangible Book Value	0.58	x	$4,787.7
Transaction Value/2008 Earnings	20.40	x	N/M
Transaction Value/2009 Estimated Earnings	20.40	x	N/M
Transaction Value/Assets	6.08%		$8,362.0
Tangible Premium/ 3/31/09 Core Deposits	(7.05)%		$2,969.2

The transaction value of $9.5 million is above the range of values computed in using the Comparable Transactions, which supports the fairness of the transaction.

Present Value Analysis. We calculated the present value of theoretical future earnings of Guaranty Financial and compared the transaction value to the calculated present value of Guaranty Financial’s common stock on a stand-alone basis. Based on projected earnings for Guaranty Financial for 2009 through 2013, discount rates ranging from 10% to 18%, and including a residual value, the stand-alone present value of Guaranty Financial ranged from $5.8 million to $13.9 million. The transaction value of $9.5 million falls within this range of values, which supports the fairness of the transaction.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, we estimated the net present value of the future streams of after-tax cash flow that Guaranty Financial could produce to benefit a potential acquirer, referred to as dividendable net income, and added a terminal value. Based on projected earnings for Guaranty Financial for 2009 through 2013, we assumed after-tax distributions to a potential acquirer such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for Guaranty Financial were calculated based on Guaranty Financial’s projected 2013 equity and earnings, the median price to book and price to earnings multiples paid in the Comparable Transactions and utilized a discount rate of 14%. This discounted cash flow analysis indicated implied values of $7.9 million and $17.1 million. The transaction value of $9.5 million falls within this range of values, which supports the fairness of the transaction.

GUARANTY FINANCIAL SERVICES, INC.

Pro Forma Merger Analysis. We compared the changes in the amount of earnings and book value attributable to one share of Guaranty Financial stock before the merger with the amounts attributable to one share of Guaranty Financial common stock after the transaction.

In addition to the purchase price level and form of consideration, as discussed above, the pro forma analysis provided in Section 4 was based on the following assumptions:

●	Consummation date assumed to be June 30, 2009.

●	Marginal tax rate assumed to equal 35%.

●	1,056,000 common shares outstanding at First Sentry Bancshares.

●	381,651 common shares outstanding at Guaranty Financial.

●	We have utilized a market price of $25.00 per share for First Sentry Bancshares common stock, which was the closing price on May 28, 2009.

●	We have assumed that First Sentry Bancshares will pay common dividends ranging from $0.80 to $0.88 per share in the years 2009 through 2013 on a stand-alone basis and on a pro forma basis.

●
Assumes after-tax merger savings and revenue enhancement opportunities of $276,000 in 2009, $832,000 in 2010 and $1,113,000 annually in the years 2011 through 2013. Such merger savings/revenue enhancements approximate 15%, 25% and 35% of Guaranty Financial’s overhead expenses. These merger savings/revenue enhancements appear realistic and attainable based on our experience as an advisor in numerous mergers and acquisitions.

Pro Forma Financial Impact on Guaranty Financial. Based on an exchange ratio of one share of First Sentry Bancshares common stock for each share of Guaranty Financial, Guaranty Financial shareholders will receive 381,651 shares of First Sentry Bancshares common stock. As illustrated in Section 4, Guaranty Financial common shareholders are projected to experience earnings per share appreciation ranging from

GUARANTY FINANCIAL SERVICES, INC.

49.26% to 18.36% in the years 2010 through 2013. Guaranty Financial common shareholders are projected to experience equity per share dilution ranging from 9.68% in 2009 to to 2.49% in 2011 and appreciation ranging from 0.49% to 3.38% in the years 2012 and 2013. Guaranty Financial common shareholders are projected to experience tangible equity per share dilution ranging from 16.35% in 2009 to 0.70% in 2013. The following chart summarizes the equity and earnings per share impact of the proposed transaction on Guaranty Financial common shareholders.

Pro Forma Appreciation (Dilution) Per Share for Guaranty Financial Common Shareholders

Year	Earnings	Equity	Tangible Equity
2009	NM %	-9.68%	-16.35%
2010	49.26%	-6.20%	-12.22%
2011	36.14%	-2.49%	-7.84%
2012	18.86%	0.49%	-4.19%
2013	18.36%	3.38%	-0.70%

CONCLUSION

In reaching our opinion, we took into consideration the financial benefits of the proposed transaction to the shareholders of Guaranty Financial. Based on the comparative analysis with selected bank transactions, the net present value analysis, the discounted cash flow analysis, the analysis of First Sentry Bancshares common stock and the significant earnings and equity per share appreciation and assuming the accuracy and completeness of the information and data provided to us by Guaranty Financial, it is our opinion that, as of June 3, 2009, the terms of the proposed transaction are fair and equitable to the shareholders of Guaranty Financial, from a financial point of view.

Respectfully Submitted,

/s/	Howe Barnes Hoefer & Arnett, Inc.
Howe Barnes Hoefer & Arnett, Inc.

Financial Projections for
Guaranty Financial Services, Inc.
Huntington, West Virginia

	Total Assets $(000)	Asset Growth Rate	Net Income $(000)	Net Income Growth Rate	Return on Avg. Assets	Return on Avg. Equity	Total Dividends $(000)	Dividend Payout Ratio	Total Equity $(000)	Loan Loss Reserve $(000)	Intang- ible Assets $(000)	Tier 1 Leverage Ratio	Total Risk- Based Capital Ratio	Long Term Debt $(000)

Historical
2004	$113,076	3.64%	$463	39.46%	0.42%	6.54%	$0	0.00%	$7,298	$1,233	$0	8.80%	13.14%	$4,124
2005	$120,761	6.80%	$781	68.63%	0.67%	10.20%	$0	0.00%	$8,007	$1,425	$0	9.32%	14.07%	$4,124
2006	$128,653	6.54%	$425	-45.60%	0.34%	5.16%	$0	0.00%	$8,443	$1,524	$0	9.11%	13.74%	$4,124
2007	$139,091	8.11%	$407	-4.09%	0.30%	4.67%	$0	0.00%	$8,992	$1,242	$0	8.93%	12.36%	$4,124
2008	$142,827	2.69%	($309)	-175.77%	-0.22%	-3.49%	$0	0.00%	$8,696	$1,325	$0	8.23%	11.81%	$4,124

Projected
2009	$147,112	3.00%	$0	100.00%	0.00%	0.00%	$0	0.00%	$8,704	$1,365	$0	8.01%	11.50%	$4,124
2010	$155,939	6.00%	$697	NM	0.46%	7.80%	$244	35.00%	$9,157	$1,447	$0	8.06%	11.26%	$4,124
2011	$168,414	8.00%	$908	30.30%	0.56%	9.61%	$318	35.00%	$9,748	$1,562	$0	8.02%	10.93%	$4,124
2012	$181,887	8.00%	$1,156	27.29%	0.66%	11.42%	$405	35.00%	$10,499	$1,687	$0	8.00%	10.69%	$4,124
2013	$196,438	8.00%	$1,248	8.00%	0.66%	11.45%	$437	35.00%	$11,311	$1,822	$0	7.98%	10.47%	$4,124

	Per Share				Common Shares Outstanding
	Stated Common Equity	Tangible Common Equity	Fully Diluted Earnings	Common Divi- dends	Year-end Primary Shares	Average Fully Diluted Shares	Average Primary Shares

Historical
2008	$22.79	$22.79	($0.80)	$0.00	381,651	385,846	385,846

Projected
2009	$22.81	$22.81	$0.00	$0.00	381,651	381,651	381,651
2010	$23.99	$23.99	$1.83	$0.64	381,651	381,651	381,651
2011	$25.54	$25.54	$2.38	$0.83	381,651	381,651	381,651
2012	$27.51	$27.51	$3.03	$1.06	381,651	381,651	381,651
2013	$29.64	$29.64	$3.27	$1.14	381,651	381,651	381,651

Net Present Value Analysis [1]
Guaranty Financial Services, Inc.
Huntington, West Virginia

	Twenty-five Percent Lower Earnings	Company’s Earnings	Twenty-five Percent Higher Earnings
Assuming an 18% Rate of Return
Net Present Value $(000)	$4,375	$5,833	$7,292
Net Present Value Per Share	$11.46	$15.28	$19.11
Net Present Value to 2008 Book Value	0.50	0.67	0.84
Net Present Value to 2008 Net Income	*****	*****	*****

Assuming an 16% Rate of Return
Net Present Value $(000)	$5,179	$6,579	$8,631
Net Present Value Per Share	$13.57	$17.24	$22.62
Net Present Value to 2008 Book Value	0.60	0.76	0.99
Net Present Value to 2008 Net Income	*****	*****	*****

Assuming an 14% Rate of Return
Net Present Value $(000)	$6,283	$8,377	$10,471
Net Present Value Per Share	$16.46	$21.95	$27.44
Net Present Value to 2008 Book Value	0.72	0.96	1.20
Net Present Value to 2008 Net Income	*****	*****	*****

Assuming an 12% Rate of Return
Net Present Value $(000)	$7,887	$10,516	$13,146
Net Present Value Per Share	$20.67	$27.56	$34.44
Net Present Value to 2008 Book Value	0.91	1.21	1.51
Net Present Value to 2008 Net Income	*****	*****	*****

Assuming an 10% Rate of Return
Net Present Value $(000)	$10,423	$13,897	$17,372
Net Present Value Per Share	$27.31	$36.41	$45.52
Net Present Value to 2008 Book Value	1.20	1.60	2.00
Net Present Value to 2008 Net Income	*****	*****	*****

1 The net present value of the bank’s projected earnings is based on five years of future earnings, as shown on the Financial Projections page, plus the residual value.

Discounted Cash Flow Analysis
Guaranty Financial Services, Inc.
Huntington, West Virginia

	Total Assets $(000)	Asset Growth Rate	Return on Avg. Assets	Net Income $(000)	Cost of Borrowing Prime + 1%	After-tax Interest Expense $(000)	Adjusted Net Income $(000)	Intang- ible Assets $(000)	Minimum Tier 1 Leverage Ratio	Required Equity $(000)	Free Cashflow $(000)
Historical
2008	$142,827	2.69%	-0.22%	($309)				$0	7.50%	$7,567	$4,028

Projected
2009	$147,112	3.00%	0.00%	$0	4.25%	$111	($111)	$0	7.00%	$7,246	$209
2010	$155,939	6.00%	0.46%	$697	4.25%	$111	$586	$0	7.00%	$7,554	$278
2011	$168,414	8.00%	0.56%	$908	4.25%	$111	$797	$0	7.00%	$8,103	$248
2012	$181,887	8.00%	0.66%	$1,156	4.25%	$111	$1,045	$0	7.00%	$8,761	$387
2013	$196,438	8.00%	0.66%	$1,248	4.25%	$111	$1,137	$0	7.00%	$9,471	$427

	Free Cashflow $(000)	Residual Value Based on a Multiple of:		NPV Factor Based on Discount Rate of 14%	Net Present Value of Cashflow $(000)	Total NPV And Including Residual of:
Year		Equity 0.58	Earnings 20.4			Equity $(000)	Earnings $(000)

2008	$4,028				$4,028
2009	$209			0.8772	$183
2010	$278			0.7695	$214
2011	$248			0.6750	$167
2012	$387			0.5921	$229
2013	$427	$5,493	$23,199	0.5194	$222
					$5,044	$7,897	$17,092

Transaction Value
of 100% of the Outstanding Common Stock of
Guaranty Financial Services, Inc.
Huntington, West Virginia

					Value
Recent Trading Price: (trades of the Company’s common stock were not available)					N/A

Adjusted Book Value: (adjusted for the median price to equity multiple of selected U.S. banking organizations sold in 2008 and 2009)
3/31/09 stated book value		$8,254,582	x	0.58	$4,787,658

Adjusted Tangible Book Value: (adjusted for the median price to equity multiple of selected U.S. banking organizations sold in 2008 and 2009)
3/31/09 tangible book value		$8,254,582	x	0.58	$4,787,658

Adjusted Earnings Value: (adjusted for the median price to earnings multiple of selected U.S. banking organizations sold in 2008 and 2009)
2008 earnings per share		($308,655)	x	20.40	N/M
2009 estimated earnings per share		$0	x	20.40	N/M

Adjusted Asset Value: (adjusted for the median price to assets ratio of selected U.S. banking organizations sold in 2008 and 2009)
3/31/09 assets		$137,532,843	x	6.08%	$8,361,997

Adjusted Premium on Core Deposits: (adjusted for the median premium on core deposits ratio of selected U.S. banking organizations sold in 2008 and 2009)
3/31/09 core deposits		$74,969,352	x	-7.05%	$2,969,243

Net Present Value: (assumes a 14% required rate of return)					$8,376,892

Discounted Cash Flow: (assumes a 14% discount rate)
DCF with a residual value equal to 0.58x book value at 12/31/13					$7,896,738
DCF with a residual value equal to 20.40x LTM earnings ending 12/31/13					$17,092,421

Transaction Value					$9,541,275

Transaction Value to Book Value: (3/31/09 equity to assets ratio =				6.00%)	1.16
Transaction Value to Tangible Book Value:					1.16
Transaction Value to Earnings:
2008 earnings	(ROA =	-0.22%)			N/M
2009 estimated earnings	(ROA =	0.00%)			N/M
Transaction Value to Assets:					6.94%
Tangible Premium on Core Deposits:					1.72%

Return on Investment: (assuming sale at 1.16x book value at 12/31/13)					13.30%
Return on Investment: (assuming sale at 14.18x LTM earnings ending 12/31/13)					19.02%

Financial Projections for
First Sentry Bancshares, Inc.
Huntington, West Virginia

	Total Assets $(000)	Asset Growth Rate	Net Income $(000)	Net Income Growth Rate	Return on Avg. Assets	Return on Avg. Equity	Total Dividends $(000)	Dividend Payout Ratio	Total Equity $(000)	Loan Loss Reserve $(000)	Intang- ible Assets $(000)	Tier 1 Leverage Ratio	Total Risk- Based Capital Ratio	Long Term Debt $(000)

Historical
2004	$202,779	11.61%	$1,510	17.88%	0.79%	11.79%	$264	17.48%	$13,407	$2,112	$0	9.07%	12.27%	$4,000
2005	$221,356	9.16%	$1,906	26.23%	0.90%	13.51%	$475	24.92%	$14,809	$2,700	$0	8.90%	12.46%	$4,000
2006	$249,762	12.83%	$2,016	5.76%	0.86%	12.98%	$634	31.43%	$16,252	$2,659	$0	8.59%	12.01%	$4,000
2007	$269,025	7.71%	$2,154	6.83%	0.83%	12.63%	$634	29.42%	$17,837	$2,852	$0	8.34%	12.20%	$4,000
2008	$338,787	25.93%	$1,855	-13.87%	0.61%	10.08%	$845	45.55%	$18,974	$3,227	$0	7.78%	11.92%	$5,000

Projected
2009	$355,000	4.79%	$2,000	7.82%	0.58%	10.27%	$845	42.24%	$19,987	$3,492	$0	7.11%	11.87%	$5,000
2010	$390,500	10.00%	$2,462	23.12%	0.66%	11.85%	$866	35.16%	$21,584	$3,841	$0	7.05%	11.53%	$5,000
2011	$429,550	10.00%	$2,709	10.00%	0.66%	12.04%	$887	32.75%	$23,405	$4,225	$0	6.85%	11.24%	$5,000
2012	$472,505	10.00%	$2,980	10.00%	0.66%	12.19%	$908	30.48%	$25,477	$4,648	$0	6.69%	11.00%	$5,000
2013	$519,755	10.00%	$3,278	10.00%	0.66%	12.30%	$929	28.35%	$27,825	$5,113	$0	6.55%	10.81%	$5,000

	Per Share				Common Shares Outstanding
	Stated Common Equity	Tangible Common Equity	Fully Diluted Earnings	Common Divi- dends	Year-end Primary Shares	Average Fully Diluted Shares	Average Primary Shares

Historical
2008	$17.97	$17.97	$1.76	$0.80	1,056,000	1,056,000	1,056,000

Projected
2009	$18.93	$18.93	$1.89	$0.80	1,056,000	1,056,000	1,056,000
2010	$20.44	$20.44	$2.33	$0.82	1,056,000	1,056,000	1,056,000
2011	$22.16	$22.16	$2.57	$0.84	1,056,000	1,056,000	1,056,000
2012	$24.13	$24.13	$2.82	$0.86	1,056,000	1,056,000	1,056,000
2013	$26.35	$26.35	$3.10	$0.88	1,056,000	1,056,000	1,056,000

Pro Forma Financial Projections for
First Sentry Bancshares, Inc., Huntington, West Virginia
After Acquisition of
Guaranty Financial Services, Inc., Huntington, West Virginia
(Assumes Purchase Accounting)

															Per Share
																		Year-end Primary Common Divi- dends
				Net Income Growth Rate			Common & Preferred			Loan Loss Reserve ($000)	Intang- ible Assets ($000)		Total Risk- Based Capital Ratio	Long Term Debt ($000)
	Total Assets ($000)	Asset Growth Rate	Net Income ($000)		Return on Avg. Assets	Return on Avg. Equity		Dividend Payout Ratio	Total Equity ($000)			Tier 1 Leverage Ratio			Stated Common Equity	Tangible Common Equity	Fully Diluted Earnings		Common Shares Outstanding
							Dividends ($000)

Projected
2009	$504,301	4.71%	$2,239	20.71%	0.45%	9.22%	$997	44.55%	$29,615	$4,857	$2,189	7.41%	11.47%	$9,124	$20.60	$19.08	$1.80	$0.80	1,437,651
2010	$548,515	8.77%	$3,919	75.03%	0.74%	12.65%	$1,179	30.08%	$32,355	$5,288	$2,076	7.48%	11.40%	$9,124	$22.51	$21.06	$2.73	$0.82	1,437,651
2011	$599,928	9.37%	$4,657	18.84%	0.81%	13.67%	$1,208	25.93%	$35,805	$5,788	$1,964	7.48%	11.38%	$9,124	$24.90	$23.54	$3.24	$0.84	1,437,651
2012	$656,243	9.39%	$5,176	11.14%	0.82%	13.70%	$1,236	23.89%	$39,744	$6,335	$1,851	7.48%	11.39%	$9,124	$27.65	$26.36	$3.60	$0.86	1,437,651
2013	$717,932	9.40%	$5,566	7.54%	0.81%	13.29%	$1,265	22.73%	$44,045	$6,935	$1,739	7.48%	11.40%	$9,124	$30.64	$29.43	$3.87	$0.88	1,437,651

Pricing:			The Target Shareholder Will Receive:					Pro Forma Appreciation (Dilution) Per Share:

Total Purchase Price	$9,541				% of	Amount			First Sentry Bancshares, Inc.
Acquiror Market Price Per Share	$25.00				Total	$ (000)	Cost		Stated	Tangible
Existing Common Shares O/S	1,056,000		Cash		0.00%	$0	0.00%		Equity	Equity	Earnings	Dividends
New Common Shares Issued	381,651		Debt		0.00%	$0	0.00%	Projected
Pro Forma Common Shares O/S	1,437,651		Common Stock		100.00%	$9,541	0.00%	2009	8.83%	0.79%	-5.18%	0.00%
Exchange Ratio	1.0000	:1	Convertible Debt		0.00%	$0	0.00%	2010	10.11%	3.04%	16.90%	0.00%
Closing Date of Transaction	6/30/2009		Perpetual Preferred Stock		0.00%	$0	0.00%	2011	12.37%	6.20%	26.29%	0.00%
			Convertible Preferred Stock		0.00%	$0	0.00%	2012	14.59%	9.25%	27.60%	0.00%
Price to:			Trust Preferred Stock		0.00%	$0	0.00%	2013	16.27%	11.68%	24.75%	0.00%
2008 Equity	1.10
2008 Earnings	NM		Merger Savings (pre-tax) $(000):						Guaranty Financial Services, Inc.
2008 Assets	6.68%								Stated	Tangible
			2009	$424					Equity	Equity	Earnings	Dividends
Price to Estimated:			2010	$1,281				Projected
2009 Equity	1.10		2011	$1,713				2009	-9.68%	-16.35%	NM	NM
2009 Earnings	NM		2012	$1,713				2010	-6.20%	-12.22%	49.26%	28.28%
2009 Assets	6.49%		2013	$1,713				2011	-2.49%	-7.84%	36.14%	0.86%
								2012	0.49%	-4.19%	18.86%	-18.88%
			Goodwill Recognized:					2013	3.38%	-0.70%	18.36%	-23.14%
			Total Goodwill $(000)		$2,245
			Core Deposit Intangibles		$1,125
			Number of Years Amortized		10

Pro Forma Income Statement Reconciliation for
First Sentry Bancshares, Inc., Huntington, West Virginia
After Acquisition of
Guaranty Financial Services, Inc., Huntington, West Virginia
(Assumes Purchase Accounting)

	2009	2010	2011	2012	2013

Net Income Buyer	$2,000	$2,462	$2,709	$2,980	$3,278
Net Income Target	0	697	908	1,156	1,248
Unadjusted Income	2,000	3,159	3,617	4,136	4,526

After Tax Adjustments for:
Merger Savings/Earnings Enhancements	276	832	1,113	1,113	1,113
Reversal of Target’s Intangible Amortization	0	0	0	0	0
New Core Deposit Intangible Amortization	(37)	(73)	(73)	(73)	(73)
Cost of Funds	0	0	0	0	0
Total Adjustments	239	759	1,040	1,040	1,040

Pro Forma Net Income	$2,239	$3,919	$4,657	$5,176	$5,566

Pro Forma Diluted Shares	1,246,826	1,437,651	1,437,651	1,437,651	1,437,651

Pro Forma EPS	$1.80	$2.73	$3.24	$3.60	$3.87

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
March 31, 2009 (Unaudited) and December 31, 2008 and 2007

	March 31, 2009 (Unaudited)	December 31,
		2008	2007
ASSETS
Cash and due from banks	$2,172,315	$2,761,971	$3,358,640
Federal funds sold	—	—	347,000
Securities available for sale	17,272,942	22,800,494	21,501,681
Securities held to maturity (estimated fair value of $6,610,576 (unaudited), $5,720,677 and $5,415,913, respectively)	6,681,896	5,798,790	5,403,458
Loans, less allowance for loan losses of $1,324,637 (unaudited), $1,324,800 and $1,241,751, respectively	107,176,399	107,469,393	104,484,825
Bank premises and equipment, net	2,250,395	2,295,538	2,552,888
Accrued interest receivable	648,676	706,692	775,663
Other assets	1,330,220	994,329	666,686

Total assets	$137,532,843	$142,827,207	$139,090,841

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits:
Non interest bearing	$16,495,253	$17,221,433	$17,746,015
Interest bearing	90,302,536	89,350,395	91,601,070

Total deposits	106,797,789	106,571,828	109,347,085

Federal funds purchased	969,000	3,156,000	—
Securities sold with agreement to repurchase	6,199,294	8,023,281	8,420,468
Short-term borrowings	7,000,000	8,000,000	2,500,000
Other liabilities	188,178	255,840	206,823
Long-term borrowings	8,124,000	8,124,000	9,624,000

Total liabilities	129,278,261	134,130,949	130,098,376

Shareholders’ Equity
Common stock, $1 par value, 5,000,000 shares authorized; issued and outstanding; 2009, 387,609 (unaudited), 2008, 387,609 and 2007, 384,959, respectively	387,609	387,609	384,959
Capital surplus	7,630,960	7,630,960	7,580,610
Less cost of shares acquired for the treasury, 2009 (unaudited), 2008 and 2007, 5,958 shares	(148,400)	(148,400)	(148,400)
Retained earnings	384,565	833,621	1,142,276
Accumulated other comprehensive income	(152)	(7,532)	33,020

Total shareholders’ equity	8,254,582	8,696,258	8,992,465

Total liabilities and shareholders’ equity	$137,532,843	$142,827,207	$139,090,841

See Notes to Consolidated Financial Statements

GUARANTY FINANCIAL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2009 and 2008 (unaudited) and
Years Ended December 31, 2008 and 2007

	Three Months Ended March 31,		Year Ended December 31,
	2009 (Unaudited)	2008 (Unaudited)
			2008	2007

Interest income:
Interest and fees on loans:
Taxable	$1,510,262	$1,843,726	$6,901,600	$7,832,667
Tax-exempt	38,939	53,534	173,084	82,773
Interest and dividends on securities:
Taxable	178,444	255,516	967,728	1,148,553
Tax-exempt	101,490	91,485	357,071	327,226
Interest on Federal funds sold	225	11,372	37,227	198,634
Other	35	796	1,428	3,214
Total interest income	1,829,395	2,256,429	8,438,138	9,593,067
Interest expense:
Interest on deposits	705,322	906,508	3,233,585	3,755,559
Interest on short-term borrowings	115,064	93,000	434,304	422,166
Interest on long-term borrowings	47,078	82,953	273,926	351,982
Other	8,854	51,487	138,394	358,020
Total interest expense	876,310	1,133,948	4,080,209	4,887,727
Net interest income	953,077	1,122,481	4,357,929	4,705,340
Provision for loan losses	20,000	30,000	220,000	210,000
Net interest income after provision for loan losses	933,077	1,092,481	4,137,929	4,495,340
Other income:
Service charges and fees	78,001	83,831	390,664	362,996
Securities gains (losses), net	—	—	—	(131,293)
Impairment charge on available for sale securities	(805,994)	—	(867,082)	—
Other	5,493	7,376	3,908	63,176
	(722,500)	91,207	(472,510)	294,879
Other expenses:
Salaries and employee benefits	431,642	453,805	1,762,676	1,815,775
Net occupancy expense	107,879	112,667	448,587	475,304
Equipment rentals, depreciation and maintenance	59,649	78,998	327,815	337,405
Legal and accounting	38,287	57,893	303,898	101,560
Data processing	136,479	109,592	452,664	452,563
Advertising	—	26,000	99,015	118,944
Other operating expenses	244,918	203,558	928,270	927,503
	1,018,854	1,042,513	4,322,925	4,229,054

Income (loss) before income tax expense (benefit)	(808,277)	141,175	(657,506)	561,165
Income tax expense (benefit)	(359,221)	56,900	(348,851)	153,787
Net income (loss)	$(449,056)	$84,275	$(308,655)	$407,378

Basic earnings (loss) per common share	$(1.16)	$0.22	$(0.80)	$1.06
Average common shares outstanding	387,609	384,959	385,846	384,928

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
Three Months Ended March 31, 2009 (unaudited) and Years Ended December 31, 2008 and 2007

	March 31, 2009 (unaudited)	December 31, 2008	December 31, 2007
ASSETS

Cash and due from banks	$4,637,327	$7,534,183	$7,129,286
Federal funds sold	—	—	—

Cash and cash equivalents	4,637,327	7,534,183	7,129,286

Interest-earning deposits	14,618,000	18,677,000	2,000,000
Trading assets	—	—	3,996,240
Investments available-for-sale	77,240,933	70,658,549	41,345,516
Investments held-to-maturity	10,489,746	9,576,449	—
Federal Home Loan Bank stock, at cost	2,176,900	2,176,900	1,176,000
Loans, net of allowance	225,033,236	220,944,562	204,437,669
Interest receivable	1,843,561	1,651,614	1,465,430
Bank premises and equipment, net	4,793,878	4,857,969	4,847,534
Other assets	2,965,489	2,709,760	2,627,795

	$343,799,070	$338,786,986	$269,025,470
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$33,225,172	$39,723,616	$35,095,359
Interest-bearing	239,706,293	225,476,275	179,799,324

Total deposits	272,931,465	265,199,891	214,894,683

Securities sold under agreements to repurchase	12,455,474	12,497,887	10,922,255
Federal Home Loan Bank advances	33,220,576	35,559,576	19,220,576
Federal funds purchased	—	518,000	158,000
Interest payable	690,710	707,266	705,480
Income taxes payable	268,766	10,762	16,887
Other liabilities	366,048	319,494	270,791

	319,933,039	314,812,876	246,188,672

TRUST PREFERRED SECURITIES	5,000,000	5,000,000	5,000,000

STOCKHOLDERS’ EQUITY
Common stock, $1 par value, 5,280,000 shares authorized 1,056,000 issued and outstanding in 2009 (unaudited), 2008 and 2007	1,056,000	1,056,000	1,056,000
Additional paid-in capital	6,144,000	6,144,000	6,144,000
Retained earnings	11,483,824	11,450,539	10,440,476
Accumulated other comprehensive income	182,207	323,571	196,322

	18,866,031	18,974,110	17,836,798

	$343,799,070	$338,786,986	$269,025,470

See Notes to Consolidated Financial Statements

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2009 and 2008 (unaudited) and Years Ended December 31, 2008 and 2007

	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)	December 31, 2008	December 31, 2007

INTEREST INCOME
Loans, including fees	$3,364,406	$3,713,514	$14,386,605	$15,859,113
Investment securities	1,067,889	669,564	3,423,194	1,731,421
Federal funds sold	97	11,803	34,615	356,662
	4,432,392	4,394,881	17,844,414	17,947,196
INTEREST EXPENSE
Deposits	1,564,361	1,878,021	7,166,719	7,764,261
Securities sold under agreements to repurchase	111,319	128,285	490,862	517,115
Trust preferred securities	43,294	78,390	243,832	358,881
Advances	269,499	223,159	1,097,300	408,918
	1,988,473	2,307,855	8,998,713	9,049,175

NET INTEREST INCOME	2,443,919	2,087,026	8,845,701	8,898,021

PROVISION FOR LOAN LOSSES	266,778	151,517	1,188,923	1,542,913

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,177,141	1,935,509	7,656,778	7,355,108

OTHER INCOME
Service fees	13,400	14,355	54,833	59,150
Securities gains (losses)	43,654	3,763	117,057	14,326
Gains from trading activities	—	3,760	3,760	80,090
Impairment losses on held-to-maturity securities	(500,000)	—	(462,629)	—
Other charges, commissions and fees	224,974	232,392	1,022,109	967,884
	(217,972)	254,270	735,130	1,121,450
OTHER EXPENSES
Salaries and employee benefits	698,386	641,436	2,598,439	2,369,359
Equipment and occupancy expenses	150,878	160,322	777,419	743,087
Data processing	118,462	94,756	280,218	254,994
Professional fees	44,822	48,173	351,155	190,113
Taxes, other than payroll, property and income	47,254	53,879	192,287	236,282
Insurance	116,116	51,025	221,861	215,993
Other expenses	458,151	298,821	1,239,259	1,127,253
	1,634,069	1,348,412	5,660,638	5,137,081

INCOME BEFORE INCOME TAX	325,100	841,367	2,731,270	3,339,477

INCOME TAX EXPENSE	80,615	297,978	876,407	1,185,931

NET INCOME	$244,485	543,389	$1,854,863	$2,153,546

EARNINGS PER SHARE	$0.23	$0.51	$1.76	$2.04

See Notes to Consolidated Financial Statements

Guaranty Bank & Trust Company
Regulatory Financial Highlights

	2005 Y	2006 Y	2007 Y	2008 Y	YTD
Period End, Adjusted to December Cycle	12/31/2005	12/31/2006	12/31/2007	12/31/2008	03/31/2009

(Dollars in Thousands)

Balance Sheet Highlights
Total Assets	120,430	128,281	138,843	142,541	137,555
Asset Growth Rate (%)	6.70	6.52	8.23	2.66	(13.99)
Total Loans & Leases (Incl HFS)	86,942	95,999	105,727	108,794	108,501
Loan Growth Rate (%)	(1.20)	10.42	10.13	2.90	(1.08)
Total Loans & Leases/ Assets (%)	72.19	74.83	76.15	76.32	78.88
Total Deposits (Incl Dom & For)	93,381	102,873	109,568	106,731	106,889
Deposit Growth Rate (%)	9.54	10.16	6.51	(2.59)	0.59
Loans/ Deposits (%)	93.10	93.32	96.49	101.93	101.51
Memo:Full-time Employees	31	37	34	30	30

Performance Measures
Net Income	966	653	665	112	154
ROAA (%)	0.84	0.53	0.48	0.08	0.44
ROAE (%)	8.44	5.49	5.40	0.88	4.99
Interest Income/ Avg Assets (%)	6.12	6.87	6.94	5.95	5.22
Interest Expense/ Avg Assets (%)	2.14	2.87	3.28	2.68	2.36
Net Interest Income/ Avg Assets (%)	3.99	4.00	3.66	3.27	2.85
Noninterest Income/ Avg Assets (%)	0.43	0.39	0.31	0.28	0.24
Noninterest Expense/ Avg Assets (%)	2.93	3.41	3.02	2.84	2.67
Net Interest Margin (%)	4.15	4.22	3.73	3.38	2.93
Yield/ Cost Spread (%)	3.67	3.57	2.86	2.66	2.35
Efficiency Ratio (FTE) (%)	65.55	76.12	73.78	77.37	82.41

Capitalization
Equity Capital	11,658	12,181	12,718	12,452	12,250
Tier 1 Capital	11,884	12,286	12,685	12,460	12,504
Tier 1 Common Capital	11,884	12,286	12,685	12,460	12,504
Equity/ Assets (%)	9.68	9.50	9.16	8.74	8.91
Tang Equity/ Tang Assets (%)	9.68	9.50	9.16	8.74	8.91
Tang Common Equity/ Tang Assets (%)	9.68	9.50	9.16	8.74	8.91
Risk Based Capital Ratio (%)	13.58	13.36	12.02	11.57	11.73
Tier 1 Risk-based Ratio (%)	12.33	12.11	10.95	10.46	10.60
Tier 1 Common Risk-Based Ratio (%)	12.33	12.11	10.95	10.46	10.60
Leverage Ratio (%)	10.20	9.73	8.97	8.71	8.92
Common Dividnds Declrd/ Net Inc (%)	33.54	38.44	40.00	300.89	71.43

Loan Composition (%)
DOM: Const. & Land Dev. Loans/ Loans	3.26	6.84	6.56	9.24	9.42
DOM: Tot 1-4 Fam Loans/ Loans	20.57	21.05	20.42	18.52	18.52
DOM: Multifamily Loans/ Loans	3.55	5.57	6.48	5.65	6.34
DOM: Farm Loans/ Loans	0.00	0.00	0.00	0.00	0.00
DOM: CommRE(Nfarm/NRes)/ Loans	35.32	33.61	31.67	31.78	34.70
Foreign RE Lns/ Loans	0.00	0.00	0.00	0.00	0.00
CON: Real Estate Loans/ Loans	62.70	67.07	65.13	65.19	68.99

Copyright 2009, SNL Financial LC

Guaranty Bank & Trust Company
Regulatory Financial Highlights

	2005 Y	2006 Y	2007 Y	2008 Y	YTD
Period End, Adjusted to December Cycle	12/31/2005	12/31/2006	12/31/2007	12/31/2008	03/31/2009

(Dollars in Thousands)

CON: Total C&I Loans/ Loans	22.05	16.36	18.73	21.71	18.71
CON: Total Cons Lns/ Loans	15.24	16.43	15.73	12.66	12.03
CON: Agricultural Prod/ Loans	0.00	0.00	0.00	0.00	0.00
CON:Other Loans/ Loans	0.01	0.14	0.40	0.44	0.27
CON: Total Leases/ Loans	0.00	0.00	0.00	0.00	0.00
CON: LESS: Unearn Inc/ Loans	0.00	0.00	0.00	0.00	0.00

Deposit Composition (%)
Nonint-Bear Dep/ Deposits	15.60	16.98	16.40	16.28	15.52
Transaction Accounts/ Deposits	23.93	25.91	25.41	26.22	26.64
MMDAs+Savings/ Deposits	15.81	13.84	10.40	11.85	10.37
Retail Time Dep/ Deposits	32.18	34.23	36.86	33.06	33.22
Jumbo Time Deposits/ Deposits	28.08	26.02	27.33	28.86	29.78
Foreign Deposits/ Deposits	NA	NA	NA	NA	NA

Asset Quality (%)
Total Noncurrent Lns/ Loans	0.33	0.43	0.25	0.14	0.12
NPLs/ Loans	0.33	0.39	0.16	0.05	0.05
NPAs/ Assets	0.24	0.30	0.12	0.12	0.37
NPAs/ (Loans+OREO)	0.34	0.40	0.16	0.15	0.47
NPAs + 90 Days PD/ Assets	0.24	0.33	0.19	0.18	0.42
Loan Loss Reserves/ Gross Loans	1.64	1.59	1.17	1.22	1.22
Reserves/ NPAs	484.69	397.91	722.09	807.93	261.34
Net LCOs/ Avg Loans	0.14	0.06	0.50	0.13	0.07
Loan Loss Prov/ NCOs	256.10	283.33	42.68	160.58	100.00

Liquidity (%)
Liquidity Ratio	22.25	14.24	14.03	13.40	10.48
Earning Assets/ IBL	121.58	124.07	122.59	121.41	121.58
Secs (FV)/ Secs (Amt Cost)	98.09	99.16	100.27	99.67	97.91
Pledged Secs/ Securities	28.65	52.53	47.01	47.19	53.09
Brokered Deposits/ Deposits	2.67	2.43	0.00	0.00	0.00
Jumbo Time Deposits/ Domestic Deposits	28.08	26.02	27.33	28.86	29.78

Yields/Cost (%)
Yield on Loans	6.98	7.86	8.00	6.66	5.70
Yield on Debt and Equity Securities	4.02	4.77	4.94	4.45	4.09
Yield on Earning Assets	6.37	7.24	7.07	6.15	5.35
Cost of Int Bearing Dep	2.68	3.53	4.13	3.59	3.14
Cost of Borrowings (Non Deps)	2.78	4.44	4.65	3.02	2.40
Cost of Interest Bearing Liab	2.70	3.67	4.21	3.49	3.00
Cost of Funds	2.36	3.17	3.62	2.98	2.60
Yield/ Cost Spread	3.67	3.57	2.86	2.66	2.35

Copyright 2009, SNL Financial LC

Guaranty Bank & Trust Company
Summary Balance Sheet

	2005 Y	2006 Y	2007 Y	2008 Y	YTD
Period End, Adjusted to December Cycle	12/31/2005	12/31/2006	12/31/2007	12/31/2008	03/31/2009

(Dollars in Thousands)

Total Cash & Bals Due Dep Inst	3,659	3,354	3,417	2,762	2,173
Total Securities	22,304	24,622	26,295	27,789	23,364
Tot Fed Funds & Reverse Repos	4,625	1,486	347	0	0
Loans & Leases Held for Sale	0	0	0	0	0
Tot Loans & Leases (Excl HFS)	86,942	95,999	105,727	108,794	108,501
Total Reserves	1,425	1,524	1,242	1,325	1,325
Net Loans & Leases (Excl HFS)	85,517	94,475	104,485	107,469	107,176
Trading Assets	0	0	0	0	0
Premises & Fixed Assets	2,610	2,588	2,436	2,251	2,214
OREO	8	8	0	0	0
Invest in Unconsolidated Subsid	0	0	0	0	0
Customer Liab-Accept Outst	0	NA	NA	NA	NA
Total Intangible Assets	0	0	0	0	0
Other Assets	1,707	1,748	1,863	2,270	2,628
Total Assets	120,430	128,281	138,843	142,541	137,555
Dep:Total Dom Deposits	93,381	102,873	109,568	106,731	106,889
Dep:Total Foreign Deposits	NA	NA	NA	NA	NA
Total Deposits (Incl Dom & For)	93,381	102,873	109,568	106,731	106,889
Tot Fed Funds & Repos	5,361	7,643	8,421	11,179	7,168
Trading Liabilities	0	0	0	0	0
Demand Notes Issd to Treasury	NA	NA	NA	NA	NA
Total Other Borrowed Money	9,500	5,500	8,000	12,000	11,000
Mortgage Indebt & Cap Ls Oblig	NA	NA	NA	NA	NA
Subordinated Notes&Debentures	0	0	0	0	0
Liability on Acceptances Outstnd	0	NA	NA	NA	NA
Oth Liabilities (Excl Min Int)	530	84	136	179	248
Tot Liabilities (Excl Min Int)	108,772	116,100	126,125	130,089	125,305

Minority Interest in Cons Subs	0	0	0	0	0
Limited-life Preferred Stock	NA	NA	NA	NA	NA

Preferred Stock & Surplus	0	0	0	0	0
Common Stock	400	400	400	400	400
Common Stock Surplus	10,614	10,614	10,614	10,614	10,614
Retained Earnings	870	1,272	1,671	1,446	1,490
Accumulated Oth Comp Inc	(226)	(105)	33	(8)	(254)
Oth Equity Capital Components	0	0	0	0	0
Equity Capital	11,658	12,181	12,718	12,452	12,250

Total Liab, Min Int & Equity	120,430	128,281	138,843	142,541	137,555

Copyright 2009, SNL Financial LC

Guaranty Bank & Trust Company
Summary Income Statement

	2005 Y	2006 Y	2007 Y	2008 Y	YTD
Period End, Adjusted to December Cycle	12/31/2005	12/31/2006	12/31/2007	12/31/2008	03/31/2009

(Dollars in Thousands)

Summary Income Statement
Total Interest Income	7,077	8,444	9,591	8,437	1,829
Total Interest Expense	2,468	3,524	4,536	3,806	829
Net Interest Income	4,609	4,920	5,055	4,631	1,000
Tot Provision Expense	315	153	210	220	20
Total Noninterest Income	493	476	427	394	84
Total Realzd Gains -Secs	(59)	(78)	(131)	(867)	0
Total Noninterest Expense	3,392	4,189	4,170	4,031	937
Inc bef Inc Tax & Extra Items	1,336	976	971	(93)	127
Income Taxes	370	323	306	(205)	(27)
Income before Extraord Items	966	653	665	112	154
Extraord Items, Net Tax	0	0	0	0	0
Net Income	966	653	665	112	154

Supplemental Data Items
II:Real Estate Loans	3,855	4,553	5,191	4,704	1,050
II:Comm & Ind Loans	1,316	1,509	1,475	1,223	252
II:Total Consumer Loans	943	1,114	1,224	1,124	243
II:Loans in Foreign Off	NA	NA	NA	NA	NA
II:Agricultural Loans	NA	NA	NA	NA	NA
II:Tot Oth Domestic Loans	0	15	25	24	4
II:Total Interest Income on Lns	6,114	7,191	7,915	7,075	1,549
II:Total Income from Leases	0	0	0	0	0

IE: Tot Int Expense-Deposits	2,012	2,872	3,755	3,234	705

Components of Provision Expense:
PrvExp:Prov for Loan Losses	315	153	210	220	20
PrvExp:Prov for Transfer Risk	NA	NA	NA	NA	NA

Security Gains (Losses):
Gain:Realized Gns HTM Secs	0	0	0	0	0
Gain:Realized Gns AFS Secs	(59)	(78)	(131)	(867)	0

Copyright 2009, SNL Financial LC

First Sentry Bank, Inc.
Regulatory Financial Highlights

Period End, Adjusted to December Cycle	2005 Y 12/31/2005	2006 Y 12/31/2006	2007 Y 12/31/2007	2008 Y 12/31/2008	YTD 03/31/2009

(Dollars in Thousands)

Balance Sheet Highlights
Total Assets	221,324	249,583	268,718	338,555	343,878
Asset Growth Rate (%)	9.16	12.77	7.67	25.99	6.29
Total Loans & Leases (Incl HFS)	179,178	200,103	207,290	224,172	228,525
Loan Growth Rate (%)	10.58	11.68	3.59	8.14	7.77
Total Loans & Leases/ Assets (%)	80.96	80.17	77.14	66.21	66.46
Total Deposits (Incl Dom & For)	181,425	209,712	214,895	265,200	272,931
Deposit Growth Rate (%)	12.04	15.59	2.47	23.41	11.66
Loans/ Deposits (%)	98.76	95.42	96.46	84.53	83.73
Memo:Full-time Employees	47	47	51	54	54

Performance Measures
Net Income	2,180	2,370	2,497	2,369	599
ROAA (%)	1.03	1.00	0.98	0.79	0.71
ROAE (%)	12.17	12.18	11.71	10.33	10.04
Interest Income/ Avg Assets (%)	6.19	6.87	7.00	5.92	5.22
Interest Expense/ Avg Assets (%)	2.36	3.12	3.41	2.92	2.30
Net Interest Income/ Avg Assets (%)	3.83	3.75	3.59	3.01	2.92
Noninterest Income/ Avg Assets (%)	0.42	0.48	0.46	0.37	0.29
Noninterest Expense/ Avg Assets (%)	2.10	2.02	2.01	1.89	1.93
Net Interest Margin (%)	4.04	3.93	3.75	3.16	3.05
Yield/ Cost Spread (%)	3.53	3.18	2.94	2.63	2.66
Efficiency Ratio (FTE) (%)	49.33	47.42	48.90	54.47	58.07

Capitalization
Equity Capital	18,583	20,074	22,531	23,753	23,956
Tier 1 Capital	18,656	20,063	22,335	23,429	23,774
Equity/ Assets (%)	8.40	8.04	8.38	7.02	6.97
Tang Equity/ Tang Assets (%)	8.40	8.04	8.38	7.02	6.97
Risk Based Capital Ratio (%)	12.34	11.92	12.56	11.82	11.75
Tier 1 Risk-based Ratio (%)	11.09	10.67	11.31	10.57	10.50
Leverage Ratio (%)	8.63	8.15	8.51	7.16	7.01
Common Dividnds Declrd/ Net Inc (%)	38.35	40.63	44.21	53.82	42.40

Loan Composition (%)
DOM: Construction & Land Development Loans/ Loans	8.52	7.88	8.75	9.14	8.82
DOM: Tot 1-4 Fam Loans/ Loans	24.46	24.48	24.05	24.21	23.91
DOM: Multifamily Loans/ Loans	3.89	5.57	5.56	8.06	8.08
DOM: Farm Loans/ Loans	0.00	0.00	0.00	0.00	0.00
DOM: CommRE(Nfarm/NRes)/ Loans	29.07	30.06	27.97	25.94	25.66
Foreign RE Lns/ Loans	0.00	0.00	0.00	0.00	0.00
CON: Real Estate Loans/ Loans	65.95	67.98	66.33	67.35	66.47
CON: Total C&I Loans/ Loans	29.33	26.92	28.86	28.18	29.47
CON: Total Cons Lns/ Loans	4.16	4.48	4.58	4.02	3.73
CON: Agricultural Prod/ Loans	0.00	0.00	0.00	0.00	0.00

Copyright 2009, SNL Financial LC

First Sentry Bank, Inc.
Regulatory Financial Highlights

Period End, Adjusted to December Cycle	2005 Y 12/31/2005	2006 Y 12/31/2006	2007 Y 12/31/2007	2008 Y 12/31/2008	YTD 03/31/2009

(Dollars in Thousands)

CON:Other Loans/ Loans	0.59	0.63	0.24	0.46	0.34
CON: Total Leases/ Loans	0.00	0.00	0.00	0.00	0.00
CON: LESS: Unearn Inc/ Loans	0.03	0.02	0.02	0.02	0.01

Deposit Composition (%)
Nonint-Bear Dep/ Deposits	17.62	17.94	16.33	14.98	12.17
Transaction Accounts/ Deposits	31.87	28.92	29.49	26.80	27.28
MMDAs+Savings/ Deposits	15.71	18.43	15.39	18.88	16.30
Retail Time Dep/ Deposits	19.33	21.04	20.45	27.61	25.45
Jumbo Time Deposits/ Deposits	33.09	31.61	34.67	26.71	30.97
Foreign Deposits/ Deposits	NA	NA	NA	NA	NA

Asset Quality (%)
Total Noncurrent Lns/ Loans	0.68	1.41	0.63	0.50	0.56
NPLs/ Loans	0.37	1.08	0.44	0.49	0.48
NPAs/ Assets	0.40	0.87	0.97	0.76	0.75
NPAs/ (Loans+OREO)	0.50	1.08	1.25	1.14	1.12
NPAs + 90 Days PD/ Assets	0.66	1.13	1.12	0.77	0.80
Loan Loss Reserves/ Gross Loans	1.51	1.33	1.38	1.44	1.53
Reserves/ NPAs	302.35	122.76	109.31	125.08	135.45
Net LCOs/ Avg Loans	0.37	0.90	0.67	0.38	0.00
Loan Loss Prov/ NCOs	192.74	97.64	114.30	146.07	13,350.00

Liquidity (%)
Liquidity Ratio	12.52	10.77	12.43	23.70	22.28
Earning Assets/ IBL	122.90	124.95	121.24	117.91	116.13
Secs (FV)/ Secs (Amt Cost)	98.09	99.40	100.79	100.30	99.66
Pledged Secs/ Securities	54.38	64.07	57.76	39.69	41.04
Brokered Deposits/ Deposits	9.27	17.71	14.87	19.45	22.60
Jumbo Time Deposits/ Domestic Deposits	33.09	31.61	34.67	26.71	30.97

Yields/Cost (%)
Yield on Loans	7.12	7.71	7.85	6.75	5.98
Yield on Debt and Equity Securities	3.14	3.96	4.95	4.84	4.37
Yield on Earning Assets	6.53	7.20	7.32	6.22	5.44
Cost of Int Bearing Dep	2.92	3.97	4.40	3.56	2.69
Cost of Borrowings (Non Deps)	3.57	4.42	4.18	3.73	3.23
Cost of Interest Bearing Liab	3.00	4.02	4.38	3.59	2.78
Cost of Funds	2.58	3.42	3.72	3.15	2.46
Yield/ Cost Spread	3.53	3.18	2.94	2.63	2.66

Copyright 2009, SNL Financial LC

First Sentry Bank, Inc.
Summary Balance Sheet

Period End, Adjusted to December Cycle	2005 Y 12/31/2005	2006 Y 12/31/2006	2007 Y 12/31/2007	2008 Y 12/31/2008	YTD 03/31/2009

(Dollars in Thousands)

Total Cash & Bals Due Dep Inst	11,095	5,443	9,129	26,211	19,255
Total Securities	20,601	30,032	41,346	80,235	88,231
Tot Fed Funds & Reverse Repos	4,896	8,493	0	0	0
Loans & Leases Held for Sale	0	0	0	0	0
Tot Loans & Leases (Excl HFS)	179,178	200,103	207,290	224,172	228,525
Total Reserves	2,700	2,659	2,852	3,227	3,492
Net Loans & Leases (Excl HFS)	176,478	197,444	204,438	220,945	225,033
Trading Assets	0	0	3,996	0	0
Premises & Fixed Assets	5,351	5,080	4,848	4,858	4,794
OREO	230	0	1,699	1,491	1,491
Invest in Unconsolidated Subsid	0	0	0	0	0
Customer Liab-Accept Outst	0	NA	NA	NA	NA
Total Intangible Assets	0	0	0	0	0
Other Assets	2,673	3,091	3,262	4,815	5,074
Total Assets	221,324	249,583	268,718	338,555	343,878
Dep:Total Dom Deposits	181,425	209,712	214,895	265,200	272,931
Dep:Total Foreign Deposits	NA	NA	NA	NA	NA
Total Deposits (Incl Dom & For)	181,425	209,712	214,895	265,200	272,931
Tot Fed Funds & Repos	4,915	10,285	11,080	13,016	12,455
Trading Liabilities	0	0	0	0	0
Demand Notes Issd to Treasury	NA	NA	NA	NA	NA
Total Other Borrowed Money	15,721	8,721	19,221	35,560	33,221
Mortgage Indebt & Cap Ls Oblig	NA	NA	NA	NA	NA
Subordinated Notes&Debentures	0	0	0	0	0
Liability on Acceptances Outstnd	0	NA	NA	NA	NA
Oth Liabilities (Excl Min Int)	680	791	991	1,026	1,315
Tot Liabilities (Excl Min Int)	202,741	229,509	246,187	314,802	319,922

Minority Interest in Cons Subs	0	0	0	0	0
Limited-life Preferred Stock	NA	NA	NA	NA	NA

Preferred Stock & Surplus	0	0	0	0	0
Common Stock	60	60	60	60	60
Common Stock Surplus	11,070	11,070	12,070	12,070	12,070
Retained Earnings	7,526	8,933	10,205	11,299	11,644
Accumulated Oth Comp Inc	(73)	11	196	324	182
Oth Equity Capital Components	0	0	0	0	0
Equity Capital	18,583	20,074	22,531	23,753	23,956

Total Liab, Min Int & Equity	221,324	249,583	268,718	338,555	343,878

Copyright 2009, SNL Financial LC

First Sentry Bank, Inc.
Summary Income Statement

Period End, Adjusted to December Cycle	2005 Y 12/31/2005	2006 Y 12/31/2006	2007 Y 12/31/2007	2008 Y 12/31/2008	YTD 03/31/2009

(Dollars in Thousands)

Summary Income Statement
Total Interest Income	13,158	16,259	17,839	17,783	4,423
Total Interest Expense	5,018	7,388	8,690	8,755	1,945
Net Interest Income	8,140	8,871	9,149	9,028	2,478
Tot Provision Expense	1,222	1,694	1,543	1,189	267
Total Noninterest Income	894	1,148	1,179	1,116	247
Total Realzd Gains -Secs	0	15	19	117	44
Total Noninterest Expense	4,465	4,774	5,131	5,663	1,634
Inc bef Inc Tax & Extra Items	3,347	3,566	3,673	3,409	868
Income Taxes	1,167	1,196	1,176	1,040	269
Income before Extraord Items	2,180	2,370	2,497	2,369	599
Extraord Items, Net Tax	0	0	0	0	0
Net Income	2,180	2,370	2,497	2,369	599

Supplemental Data Items
II:Real Estate Loans	7,206	8,702	9,670	9,229	2,217
II:Comm & Ind Loans	4,160	5,079	5,090	4,135	916
II:Total Consumer Loans	785	1,005	1,014	974	219
II:Loans in Foreign Off	NA	NA	NA	NA	NA
II:Agricultural Loans	NA	NA	NA	NA	NA
II:Tot Oth Domestic Loans	32	28	9	15	3
II:Total Interest Income on Lns	12,183	14,814	15,783	14,353	3,355
II:Total Income from Leases	0	0	0	0	0

IE: Tot Int Expense-Deposits	4,217	6,487	7,764	7,197	1,564

Components of Provision Expense:
PrvExp:Prov for Loan Losses	1,222	1,694	1,543	1,189	267
PrvExp:Prov for Transfer Risk	NA	NA	NA	NA	NA

Security Gains (Losses):
Gain:Realized Gns HTM Secs	0	(1)	0	0	0
Gain:Realized Gns AFS Secs	0	16	19	117	44

Copyright 2009, SNL Financial LC

FTSB Price and Volume Activity
Daily: May 28, 2008 - May 28, 2009

Mergers and Acquisitions of U.S. Banking Organizations
With Total Assets Between $100 and $200 Million
Announced From September 1, 2008 through May 29, 2009

Announced	Buyer	City	State	Seller	City	State	Total Assets $(000)	Return on Assets	Return on Equity	Equity to Assets	NPAs/ Assets	Price to Equity	Price to Tang. Equity	Price to Earnings	Price to Assets	Premium on Core Deposits	Type of Consideration

09/24/08	First National Banker’s Bankshares, Inc.	Baton Rouge	LA	Arkansas Bankers’ Bancorporation,, Inc.	Little Rock	AR	166,863	1.37	11.64	11.54	0.45	NA	NA	NA	NA	NA	Common Stock
11/13/08	Midland States Bancorp, Inc.	Effingham	IL	Waterloo Bancshares, Inc.	Waterloo	IL	122,835	-1.87	-28.30	6.23	3.44	95.65	95.65	NM	6.96	-0.42	Cash
01/20/09	Intercontinental Bankshares, LLC	Coral Gables	FL	Intercontinental Bank	West Miami	FL	128,661	0.84	7.58	11.02	0.00	NA	NA	NA	NA	NA	Mixed
02/06/09	MidCap Financial Holdings, LLC	Bethesda	MD	ISN Bank	Cherry Hill	NJ	128,789	-3.71	-65.21	4.10	9.10	23.70	23.70	NM	0.97	-4.48	Cash
02/16/09	1st Financial Services Corporation	Hendersonville	NC	AB&T Financial Corp.	Gastonia	NC	170,310	-0.32	-2.07	14.21	2.93	71.54	71.54	NM	10.16	-15.51	Common Stock
02/18/09	River Group Investors			OakStar Bancshares, Inc.	Springfield	MO	110,391	-1.28	-12.37	10.17	1.75	NM	NM	NM	NA	NA	Cash
02/24/09	Community Exchange Bancshares	Hindman	KY	Hindman Bancshares, Incorporated	Hindman	KY	158,849	1.20	9.63	12.38	0.25	132.19	132.19	18.15	20.41	8.37	Cash
03/05/09	CommerceWest Bank, N.A.	Irvine	CA	Discovery Bancorp	San Marcos	CA	172,746	-2.86	-22.67	11.62	NA	52.31	52.31	NM	6.08	-7.05	Common Stock
03/18/09	Piedmont Bancorp, Inc.	Norcross	GA	Republic Bank of Georgia	Lawrenceville	GA	156,851	-6.93	-44.03	9.23	6.74	NA	NA	NA	NA	NA	Mixed
03/25/09	Merchants Bancorp, Incorporated	Hillsboro	OH	CB Bancorp, Incorporated	Higginsport	OH	110,988	0.43	4.59	9.70	4.64	100.21	100.21	22.64	9.73	0.03	Cash
03/26/09	Southern Bancorp, Inc	Arkadelphia	AR	Timberland Bank	El Dorado	AR	139,402	-1.84	-22.52	8.90	4.68	48.37	48.37	NM	4.30	-9.96	Cash
03/27/09	Connecticut Mutual Holding Company	Winsted	CT	Collinsville Savings Mutual Holding Company	Collinsville	CT	156,265	-0.81	-9.56	8.36	0.54	NA	NA	NA	NA	NA	0
04/02/09	First Community Bancshares, Inc.	Bluefield	VA	TriStone Community Bank	Winston-Salem	NC	152,486	-0.19	-1.76	9.36	0.69	58.20	58.20	NM	5.45	-8.63	Common Stock
04/03/09	Capital Funding Bancorp, Inc	Baltimore	MD	AmericasBank Corp.	Towson	MD	145,935	-3.94	-54.40	5.25	9.43	3.54	3.54	NM	0.19	-9.06	Cash
04/16/09	Community Trust Financial Corporation	Ruston	LA	First Louisiana Bancshares, Inc.	Shreveport	LA	140,226	0.70	7.01	10.08	2.42	NA	NA	NA	NA	NA	0
05/11/09	JJR Bank Holding Company, Inc.	Brick	NJ	First Americano Financial Corporation	Elizabeth	NJ	180,305	-3.07	-37.59	6.92	6.81	NA	NA	NA	NA	NA	Cash
05/12/09	Xenith Corporation	Richmond	VA	First Bankshares, Inc.	Suffolk	VA	174,130	0.61	6.61	9.45	0.98	NA	NA	NA	NA	NA	Cash

					Summary Statistics:
					High		180,305	1.37	11.64	14.21	9.43	132.19	132.19	22.64	20.41	8.37
					Median		152,486	(0.81)	(9.56)	9.45	2.68	58.20	58.20	20.40	6.08	(7.05)
					Mean		148,002	(1.27)	(14.91)	9.32	3.43	65.08	65.08	20.40	7.14	(5.19)
					Low		110,391	(6.93)	(65.21)	4.10	0.00	3.54	3.54	18.15	0.19	(15.51)

APPENDIX C

CHAPTER 31D. WEST VIRGINIA BUSINESS CORPORATION ACT.

ARTICLE 13. APPRAISAL RIGHTS.

PART 1. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES.

§31D-13-1301. Definitions.

In this article:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(A) Immediately before the effectuation of the corporate action to which the shareholder objects;

(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§31D-13-1302. Right to appraisal.

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), section (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§31D-13-1303. Assertion of rights by nominees and beneficial owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

PART 2. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS.

§31D-13-1320. Notice of appraisal rights.

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§31D-13-1321. Notice of intent to demand payment.

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§31D-13-1322. Appraisal notice and form.

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§31D-13-1323. Perfection of rights; right to withdraw.

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§31D-13-1324. Payment.

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§31D-13-1325. After-acquired shares.

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection

(b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§31D-13-1326. Procedure if shareholder dissatisfied with payment or offer.

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

PART 3. JUDICIAL APPRAISAL OF SHARES.

§31D-13-1330. Court action.

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§31D-13-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d) To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.